As filed with the Securities and Exchange Commission on October 27, 1998.


                                            Registration Statement No. 333-52835

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                             ----------------------
                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-4*
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                          MISSION WEST PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

      MARYLAND                   95-2635431                    6798
   (State or other            (I.R.S. Employee            (Primary Standard
jurisdiction incorporation   Identification No.)       Industrial Classification
   or organization)                                         Code Number)


             10050 Bandley Drive, Cupertino, California  95014
                              (408) 725-0700
            (Address, including ZIP Code and telephone number of
                 registrant's principal executive offices)

                              MR. CARL E. BERG
                            10050 Bandley Drive
                          Cupertino, California  95014

                           ----------------------

                      (Name, address and telephone number
                           of agent for service)

                           ----------------------

                                 Copies to:

                                ALAN B. KALIN
                              KATHI A. RAWNSLEY
                             Graham & James LLP
                                600 Hansen Way
                         Palo Alto, California  94304
                            Tel:  (650) 856-6500
                            Fax:  (650) 856-3619

          Approximate    date of commencement of proposed sale of the securities
                         to the public:

            AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVE DATE
                        OF THIS REGISTRATION STATEMENT.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

     If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________1

                           ----------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


--------------
* Filing fee previously paid under registrant name Mission West Properties.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   Subject to Completion, October 27, 1998



                           PROXY STATEMENT/PROSPECTUS


                             MISSION WEST PROPERTIES
                          MISSION WEST PROPERTIES, INC.


                       102,197,299 Shares of Common Stock


     This proxy statement/prospectus (the "Proxy Statement/Prospectus") is the proxy statement of Mission West Properties, a California corporation (the "Company"). This proxy statement is being furnished to holders of common stock, no par value (the "Common Stock"), of the Company in connection with the solicitation of proxies by the board of directors of the Company for use at a special meeting of shareholders to be held at ____ a.m., on _____________, 1998, at _______________, ________________, _________________, California, including any adjournments ("Special Meeting").

     In December 1996, shareholders approved the sale of substantially all of the Company's assets and the distribution of the net proceeds on a pro rata basis. Subsequent to the sale of the assets, a group of investors led by Carl E. Berg approached the Company with a proposal to recapitalize the Company and, rather than dissolve the Company, continue the business of the Company under the control of Mr. Berg with a portfolio of new investment properties. Following the initial investment in the Company by the Berg-led investment group and the final distribution of the proceeds of the asset sales to shareholders, the American Stock Exchange ("AMEX") halted trading of the Company's Common Stock.

     Thereafter, Mr. Berg proposed that the Company undertake several transactions intended to provide the Company with additional capital and control of substantial real estate holdings of Mr. Berg, members of his immediate family and certain entities which they control (the "Berg Group"). In July 1998, the Company acquired the sole general partner interest in each of four limited partnerships holding properties previously controlled by the Berg Group and certain other persons. The board of directors believes that the proposals and related transactions are in the best interests of the Company, and has approved the transactions described below. At the Special Meeting, shareholders will be asked to consider and vote on the following proposals:

     1. Pursuant to rules of the AMEX, the shareholders of the Company will be asked to approve the sale and issuance by the Company at $4.50 per share of 6,495,058 shares of Common Stock to accredited investors pursuant to binding subscription agreements, which are subject to such shareholder approval (the "Private Placement").


     2. The Company will apply the proceeds from the Private Placement, existing cash and other working capital sources to fund the payment of $33.9 million under 7.25% interest demand notes ("Demand Notes") issued by the Company for the acquisition of the sole general partner interests representing approximately 12.11% of the total partnership interests in each of four existing limited partnerships (collectively the "Operating Partnerships") owning approximately
4.34 million square feet of leased buildings used for offices, research and development, light manufacturing, and assembly ("R&D Property") under the terms of an agreement among the Company, the Berg Group and certain other persons (the "Acquisition Agreement"). The Acquisition Agreement also provides for the Company to acquire, through the Operating Partnerships, approximately 1.02 million rentable square feet of R&D Property to be constructed and leased prior to acquisition by the Operating Partnerships (the "Pending Development Projects") from certain members of the Berg Group, and an option to acquire future building developments on land currently held by certain members of the Berg Group. Collectively, these transactions (the "Berg Acquisition") allow the Company to acquire control of approximately 5.4 million rentable square feet of R&D Property previously controlled principally by the Berg Group. To enable the Company to begin reporting financial data for the Operating Partnerships with the Company's consolidated financial statements as of July 1, 1998, the Company, the Berg Group and the other parties to the Acquisition Agreement executed an amendment providing for the Company's acquisition of its general partner interest in each of the Operating Partnerships, and the contribution of certain properties to one of the Operating Partnerships, effective as of that date (the "Partnership Closing"). At the Special Meeting, the Company's shareholders will be asked to ratify the Partnership Closing and to approve the other transactions comprising the Berg Acquisition and related matters.

     3. Pursuant to AMEX rules, the Company also seeks shareholder approval of the issuance of up to 93,398,705 shares of Common Stock upon the future redemption or exchange of 100,825,478 units of limited partnership interest in the Operating Partnerships ("L.P. Units"), including 33,919,072 L.P. Units issuable upon the Operating Partnerships' acquisition of the Pending Development Projects from members of the Berg Group pursuant to the terms of an Exchange Rights Agreement among the company, the Operating Partnerships and the Limited Partners (the "Exchange Rights Agreement").

     4. Shareholders are asked also to approve a proposal to reincorporate the Company under the laws of the State of Maryland through a merger (the "Reincorporation Merger") with and into Mission West Properties, Inc., a Maryland corporation ("Mission West-Maryland"), a newly formed wholly owned subsidiary of the Company. Mission West-Maryland will be the surviving corporation with articles of incorporation (the "Charter") and bylaws which differ materially from those of the Company. Mission West-Maryland was formed for the purpose of redomiciling the Company as a Maryland corporation and acquiring, recapitalizing and continuing the business and operations of the Company. In the Reincorporation Merger, shares of the Company's Common Stock outstanding at the effective time of the merger will be converted into shares of common stock, $0.001 par value per share of Mission West-Maryland ("New Common Stock") on a one-for-one basis (the "Exchange Ratio"). Unexercised employee and consultant stock options to purchase 605,000 shares of Common Stock will be exchanged for new stock options to purchase the same number of shares of New Common Stock at the Exchange Ratio. Following the Reincorporation Merger, Mission West-Maryland expects to qualify as a Real Estate Investment Trust ("REIT") for federal income tax purposes and conduct its business on a self-administered, self-managed, and fully integrated basis going forward. The Charter and bylaws will include provisions related to the preservation of Mission West-Maryland's status as a REIT. As used in this Proxy Statement/Prospectus the term "Company" may refer to both the Company and Mission West-Maryland unless the discussion concerns the Reincorporation Merger, the Charter, or the Mission West-Maryland bylaws.

     If the shareholders approve the Private Placement, the acquisition of the Pending Development Projects and other future Berg Developments, the Exchange Rights Agreement, and authorize all shares of Common Stock to be issued pursuant to any of these transactions, an additional closing will occur on the last business day of the month in which the Special Meeting is held (referred to in this Proxy Statement/Prospectus as "the final closing date for the Berg Acquisition").

     This Proxy Statement/Prospectus is also the prospectus of the Company's successor, Mission West-Maryland, to be delivered to the shareholders of the Company in connection with the Reincorporation Merger and the exchange with existing equity holders of (i) 1,698,536 shares of Common Stock for New Common Stock, (ii) the exchange of outstanding employee stock options issued by the Company for identical employee stock options of Mission West-Maryland, and (iii) the reservation of 93,398,705 shares of New Common Stock for issuance upon any future exchange of L.P. Units as a result of the Reincorporation Merger. This Proxy Statement/Prospectus is also the prospectus of Mission West-Maryland for the reoffer and resale of up to 6,495,058 shares of New Common Stock to be delivered in exchange for shares of Common Stock acquired in the Private Placement by the purchasers of such shares.

     The Company has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended with respect securities to be issued in connection with the Reincorporation Merger.



     The Common Stock is traded on the AMEX and the Pacific Exchange, Inc. ("PCX") under the symbol "MSW." On ______ __, 199_, the last reported sale price of the Common Stock on the AMEX was $_____________. See "INFORMATION WITH
RESPECT TO THE COMPANY--Price Range of the Shares and Distribution History." Based on that price and assuming approval of all proposals and the consummation of the contemplated transactions, the total market value of the Company and the Operating Partnerships would be approximately $__________.


      SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF MATERIAL
          RISKS THAT SHOULD BE CONSIDERED IN EVALUATING THE PROPOSALS.

   THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY
          OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE

               The date of this Prospectus is _____________, 1998

                               TABLE OF CONTENTS

                                                                                                                       PAGE
                                                                                                                       ----
FORWARD-LOOKING INFORMATION...............................................................................................1

AVAILABLE INFORMATION.....................................................................................................1

INFORMATION INCORPORATED BY REFERENCE.....................................................................................2

SUMMARY OF THE UPREIT TRANSACTIONS AND PURPOSE OF THE  SPECIAL MEETING....................................................3

         Background.......................................................................................................3
         Parties to and Terms of the Berg Acquisition.....................................................................3
         Private Placement/Recapitalization...............................................................................3
         Reincorporation Merger...........................................................................................4
         Structure of the UPREIT Transactions.............................................................................4
         Reasons for the Berg Acquisition.................................................................................4
         Description of the Properties....................................................................................4
         Business Objectives and Strategy.................................................................................5
         Operations of the Company after the Berg Acquisition, Reincorporation Merger and the REIT Election...............5
         Distributions....................................................................................................5
         Reasons for the Reincorporation Merger...........................................................................5
         Conditions to Consummation.......................................................................................5
         Board of Directors; Management...................................................................................5
         Conflicts of Interest............................................................................................5
         Required Approval................................................................................................6
         Dissenters' Rights...............................................................................................6
         Accounting Treatment.............................................................................................6
         Tax Consequences of the UPREIT Transactions......................................................................6
         New Common Stock.................................................................................................6

SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA................................................................................7

SUMMARY SELECTED FINANCIAL DATA...........................................................................................8

RISK FACTORS..............................................................................................................9

         No Independent Appraisal; No Arm's Length Negotiations with Affiliates...........................................9
         Dependence on Mr. Berg...........................................................................................9
         Control of the Company and the Operating Partnerships by the Berg Group..........................................9
         Potential Conflicts of Interest with the Berg Group.............................................................10
         Changes in Policies Without Shareholder Approval................................................................12
         Anti-Takeover Provisions........................................................................................12
         Real Estate Investment Considerations...........................................................................12
         Federal Income Tax Risks........................................................................................15
         Uncertainties Regarding Distributions to Shareholders...........................................................16
         Potential Property Tax Reassessments............................................................................17
         Market for Common Stock.........................................................................................17
         The Company's Obligation to Purchase Tendered L.P. Units........................................................17
         Shares Eligible for Future Sale.................................................................................17

THE SPECIAL MEETING......................................................................................................19

         Parties to the Berg Acquisition.................................................................................19
         Parties to the Reincorporation Merger...........................................................................19
         General Information Concerning Solicitation and Voting..........................................................19
         Record Date, Voting Rights and Outstanding Shares...............................................................20
         Revocability of Proxies.........................................................................................20


                               TABLE OF CONTENTS
                                  (Continued)

                                                                                                                       PAGE
                                                                                                                       ----
         Solicitation....................................................................................................20
         Votes Required..................................................................................................20
         Consequences if the Proposals Are Not Approved..................................................................20
         Dissenters' Rights..............................................................................................21
         Recommendation of the Board of Directors........................................................................21

BACKGROUND OF THE UPREIT TRANSACTIONS....................................................................................22

         Introduction....................................................................................................22
         Background......................................................................................................22
         Reasons for the Private Placement and the Berg Acquisition......................................................24
         Summary of the Transactions.....................................................................................24
         Consequences of the Berg Acquisition and the Private Placement..................................................25
         Benefits to the Berg Group......................................................................................26
         Valuation of Interests..........................................................................................26
         Pro Forma Capitalization........................................................................................27
         Included Information............................................................................................28
         Price Range of the Common Stock and Distribution History........................................................28

THE COMPANY'S PRO FORMA DATA.............................................................................................29

THE BUSINESS OF BERG & BERG..............................................................................................30

         History Of Berg & Berg..........................................................................................30
         Regional Economic Profile.......................................................................................31
         The Silicon Valley R&D Property Market..........................................................................32
         The Silicon Valley..............................................................................................32
         Unemployment Rate...............................................................................................33
         Silicon Valley R&D Property Market..............................................................................33
         Berg & Berg Business Strategy...................................................................................34

BERG PROPERTIES SUMMARY SELECTED FINANCIAL DATA..........................................................................36

SELECTED COMBINED HISTORICAL FINANCIAL DATA FOR THE ACQUIRED PROPERTIES..................................................37

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION FOR THE PROPERTIES..................38

         Overview........................................................................................................38
         Results of Operations...........................................................................................39
         Pro Forma Liquidity and Capital Resources.......................................................................42
         Historical Cash Flows...........................................................................................43
         Inflation.......................................................................................................44

DESCRIPTION OF THE PROPERTIES............................................................................................45

         General.........................................................................................................45
         Overview of the Berg Properties.................................................................................45
         Average Occupancy and Rental Rates..............................................................................45
         Leasing Activity................................................................................................46
         Lease Expirations...............................................................................................46
         Significant Properties and Tenants..............................................................................47
         Other Major Tenants.............................................................................................49
         The Berg Properties.............................................................................................50
         Standard Berg & Berg Lease Terms................................................................................53
         Overview of the Acquired Properties.............................................................................53
         Average Occupancy and Rental Rates..............................................................................53
         Lease Expirations...............................................................................................54
         Acquired Properties.............................................................................................55


                               TABLE OF CONTENTS
                                  (Continued)

                                                                                                                       PAGE
                                                                                                                       ----
         The Pending Development Projects................................................................................55
         Land Holding and Development Arrangements.......................................................................57
         Mortgage Debt and Credit Lines..................................................................................59
         Property Tax Information........................................................................................60
         Environmental Matters...........................................................................................60
         Legal Proceedings...............................................................................................61
         Employees.......................................................................................................61

FUTURE OPERATIONS OF THE COMPANY.........................................................................................61

         Overview........................................................................................................61
         Operating and Growth Strategy...................................................................................61
         Operations and Management.......................................................................................62
         Acquisitions....................................................................................................62
         Line of Credit..................................................................................................63
         Mortgage Indebtedness Outstanding after Berg Acquisition........................................................63
         Overview........................................................................................................64
         Distribution Table..............................................................................................64

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES..............................................................................67

         Investment Policies.............................................................................................67
         Financing Policies..............................................................................................67
         Disposition Policy..............................................................................................69
         Conflict of Interest Policies...................................................................................69
         Policies with Respect to Other Activities.......................................................................69

THE ACQUISITION AGREEMENT................................................................................................71

         General.........................................................................................................71
         The Closing.....................................................................................................71
         Representations and Warranties..................................................................................71
         Conditions to Consummation of the Contemplated Transactions.....................................................71
         Covenants.......................................................................................................72
         Conflicts of Interest Provisions................................................................................72
         Termination.....................................................................................................73
         Survival and Indemnification Matters............................................................................73

OPERATING PARTNERSHIP AGREEMENT..........................................................................................74

         Management......................................................................................................74
         Transferability of L.P. Units...................................................................................74
         Additional Capital Contributions and Loans......................................................................75
         Exchange Rights, Put Rights and Registration Rights.............................................................75
         Other Matters...................................................................................................76
         Term 76

MANAGEMENT OF THE COMPANY................................................................................................77

         Directors and Executive Officers................................................................................77
         Number, Terms and Election of Directors.........................................................................78
         Contractual Arrangements........................................................................................78
         Committees of the Board of Directors............................................................................78
         Compensation of Directors.......................................................................................78
         Executive Compensation..........................................................................................79
         Summary Compensation Table......................................................................................79
         Benefit Plans...................................................................................................80
         1997 Stock Option Plan..........................................................................................80
         Compensation Committee Interlocks and Insider Participation.....................................................80
         Limitation of Liability and Indemnification.....................................................................80


                               TABLE OF CONTENTS
                                  (Continued)

                                                                                                                       PAGE
                                                                                                                       ----
CERTAIN TRANSACTIONS.....................................................................................................82

         Private Placement Transactions--1997............................................................................82
         Private Placement Transactions--1998............................................................................82
         UPREIT Transactions.............................................................................................83
         Purchase by Michael Anderson....................................................................................83

PRINCIPAL SHAREHOLDERS...................................................................................................84

THE REINCORPORATION MERGER...............................................................................................86

         Introduction....................................................................................................86
         Exchange of Securities..........................................................................................86
         Approval and Effectiveness of Merger............................................................................86
         Possible Disadvantages..........................................................................................87
         No Change in the Name, Business, Management, Location of Principal Office or Employee Plans of the
              Company....................................................................................................87
         Comparison Of Rights of Shareholders of the Company and Stockholders of Mission West-Maryland...................87

DESCRIPTION OF MISSION WEST - MARYLAND STOCK............................................................................100

         General........................................................................................................100
         New Common Stock...............................................................................................100
         New Classes or Series of Stock.................................................................................100
         Power to Issue Additional Shares of New Common Stock and New Preferred Stock...................................101
         Restrictions on Transfer.......................................................................................101
         Reinvestment and Share Purchase Plan...........................................................................103

CERTAIN PROVISIONS OF MARYLAND LAW AND  OF MISSION WEST-MARYLAND'S CHARTER AND BYLAWS...................................104

         The Board of Directors.........................................................................................104
         Removal of Directors...........................................................................................104
         Business Combinations..........................................................................................104
         Control Share Acquisitions.....................................................................................104
         Board Quorum and Special Voting Requirements...................................................................105
         Amendment to the Charter.......................................................................................105
         Dissolution of the Company.....................................................................................105
         Advance Notice of Director Nominations and New Business........................................................106
         Conflict of Interest...........................................................................................106
         Anti-takeover Effect of Certain Provisions of Maryland Law and of the Charter and bylaws.......................106

ACCOUNTING TREATMENT OF THE BERG ACQUISITION AND THE REINCORPORATION MERGER.............................................107

FEDERAL INCOME TAX CONSIDERATIONS.......................................................................................107

         Taxation of the Company........................................................................................107
         Taxation of United States Shareholders.........................................................................112
         Taxation of Tax-Exempt Shareholders............................................................................113
         Taxation of Foreign Shareholders...............................................................................114
         Information Reporting Requirements and Backup Withholding Tax..................................................115
         Tax Aspects of the Operating Partnerships......................................................................116
         Federal Income Tax Consequences of the Reincorporation Merger..................................................118
         Other Tax Consequences.........................................................................................118

ERISA CONSIDERATIONS....................................................................................................119

         General........................................................................................................119
         Plan Assets Regulations........................................................................................119


                               TABLE OF CONTENTS
                                  (Continued)

                                                                                                                       PAGE
                                                                                                                       ----
         General ERISA Requirements.....................................................................................119
         Prohibited Transactions........................................................................................120
         Reporting and Disclosure.......................................................................................120

THE SELLING SHAREHOLDERS................................................................................................121

PLAN OF DISTRIBUTION....................................................................................................123

LEGAL MATTERS...........................................................................................................124

EXPERTS.................................................................................................................124

OTHER MATTERS...........................................................................................................124

SHAREHOLDER PROPOSALS...................................................................................................124


                          FORWARD-LOOKING INFORMATION

     Statements contained in or delivered in connection with this Proxy Statement/Prospectus may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. Set forth under "RISK FACTORS," below, and elsewhere in this Proxy Statement/Prospectus are cautionary statements that accompany those forward-looking statements. Those cautionary statements identify important factors that could cause actual results to differ materially from those in the forward-looking statements and from historical trends. Such factors include general economic conditions, stock market fluctuations, changes in yields of fixed income securities, risks associated with the ownership of industrial and office buildings and with real estate, generally, conditions in the local real estate market where the properties are located, and the substantial control rights of the Berg Group with respect to the Company.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and files all required reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission on EDGAR. The Commission's web site address is http:\\www.sec.gov. These documents may also be inspected at the office of the American Stock Exchange, 86 Trinity Place, New York, New York, and the Pacific Exchange, Inc., 115 Sansome Street, 8th Floor, San Francisco, California.


     This Proxy Statement/Prospectus is part of a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") filed by Mission West-Maryland with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information, reference is made to the Registration Statement.



     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference in this Proxy Statement/Prospectus:

     1. The Company's Annual Report on Form 10-K for the fiscal year and one-month transition period ended December 31, 1997.


     2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1997, including all such reports filed after the date of the initial Registration Statement and prior to the effectiveness of the Registration Statement.

     3. The description of the Company's Common Stock contained in the Company's registration statement on Form S-8 filed with the Commission on May 17, 1991 (Registration #33-40664).



     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     Documents (except for certain exhibits to such documents, unless exhibits are specifically incorporated by reference herein) incorporated by reference in this Proxy Statement/Prospectus are available on oral or written request from the Secretary of the Company at: Mission West Properties, 10050 Bandley Drive, Cupertino, California 95014; telephone: (408) 725-0700.


     This Proxy Statement/Prospectus is accompanied by a form of proxy for use at the Special Meeting, a copy of the Company's latest Annual Report on Form 10-K, and a copy of Part I of the Company's latest Quarterly Report on Form-10Q.

              SUMMARY OF THE UPREIT TRANSACTIONS AND PURPOSE OF THE
                                 SPECIAL MEETING

THE FOLLOWING BRIEFLY SUMMARIZES THE PROPOSALS TO BE VOTED UPON.

BACKGROUND

     Shareholders previously approved the sale of substantially all of the assets of the Company and the distribution of the net proceeds of sale on a pro rata basis. Subsequent to the distribution, Carl E. Berg approached the Company with a proposal to recapitalize the Company, and, rather than dissolve the Company, continue the business of the Company under the control of the Berg Group with a portfolio of new investment properties. After the purchase of shares representing a controlling interest in the Company by certain members of the Berg Group and other accredited investors and the final distribution to all previous shareholders in October 1997, the AMEX halted trading of the Company's Common Stock because the Company no longer met AMEX minimum listing requirements.

PARTIES TO AND TERMS OF THE BERG ACQUISITION


     In May 1998, the Company, the Berg Group and certain other persons entered into an agreement (the "Acquisition Agreement") providing, among other things, for the Company's acquisition of interests as the sole general partner in the four existing limited partnerships (referred to collectively as the "Operating Partnerships"), which hold approximately 4.34 million rentable square feet of office/research and development/manufacturing space ("R&D Property") located in the portion of the San Francisco Bay Area known as "Silicon Valley," as well as rights to acquire additional R&D Properties, and related transactions, as described below. In July 1998, the Company and all parties to the Acquisition Agreement signed an Amendment to Acquisition Agreement under which they agreed to consummate the Company's acquisition of the general partner interests in the Operating Partnerships (the "Partnership Closing") effective for financial and income accounting and reporting purposes as of July 1, 1998 to enable the Company to include results of operations, assets and other financial data for the Operating Partnerships with the Company's consolidated financial statements for the second half of 1998. The Company effected the Partnership Closing by issuing to the Operating Partnerships separate Demand Notes bearing interest at 7.25% per annum equal to the purchase price of the Company's general partner interest in each such partnership. Each Demand Note is payable no later than July 1, 2000. The total principal amount of the Demand Notes issued in connection with the Partnership Closing was $35.2 million, of which $33.9 million is presently outstanding.

     As a consequence of the Partnership Closing, the Company now controls the Operating Partnerships, which are governed by the Delaware Revised Uniform
Limited Partnership Act ("DRULPA"). The individual Operating Partnerships are named Mission West Properties, L.P. ("MWP"), Mission West Properties, L.P. I ("MWP I"), Mission West Properties, L.P. II ("MWP II") and Mission West Properties, L.P. III ("MWP III"). MWP was organized under the DRULPA in 1995; MWP I and MWP II were general partnerships formed more than 15 years ago which converted to limited partnerships under the DRULPA in December 1997; and MWP III was formed in 1983 as a California limited partnership and converted to a Delaware limited partnership under the DRULPA at the Partnership Closing. No new entity has been created in connection with the Partnership Closing, and the Company does not intend to create a new entity to conclude any aspect of the Berg Acquisition. All limited partnership interests in the Operating Partnerships were converted into 59,479,633 units of limited partnership interest ("L.P. Units") in connection with the Partnership Closing. In the aggregate those L.P. Units represent ownership of approximately 87.89% of the Operating Partnerships. Under the Acquisition Agreement, all L.P. Units in the Operating Partnerships may be exchanged for shares of Common Stock of the Company pursuant to the terms of an Exchange Rights Agreement (the "Exchange Rights Agreement"), which is subject to approval by the Company's shareholders.

     Prior to the Partnership Closing, MWP, MWP I and MWP II were controlled by Carl E. Berg and his brother Clyde J. Berg, who have been engaged in developing, owning, operating, acquiring and selling Silicon Valley R&D Properties under the name "Berg & Berg Developers" ("Berg & Berg") for nearly 30 years. Another Silicon Valley developer, John T. Kontrabecki ("Kontrabecki") controlled MWP III as its sole general partner prior to the Partnership Closing, and Carl and Clyde Berg owned 50% of that partnership as limited partners. Prior to the Partnership Closing, certain members of the Berg Group held R&D Properties outside of MWP, MWP I and MWP II, and Mr. Kontrabecki was a general partner in two other partnerships (in which members of the Berg Group held substantial limited partner interests). To consolidate title to those R&D Properties in a single entity, the parties agreed pursuant to the Acquisition Agreement to contribute their respective R&D Properties to MWP in exchange for L.P. Units. Under the Amendment to Acquisition Agreement, all the proposed transfers to MWP occurred at the Partnership Closing, except for the conveyance of certain R&D Properties representing approximately 0.144 million rentable square feet (the "Fremont Properties"), which was consummated on September 17, 1998. All of the individuals and entities transferring R&D Properties to MWP pursuant to their obligations under the Acquisition Agreement are accredited investors within the meaning of the federal securities laws, and all such entities are privately owned.

     Of the total R&D Property rentable square footage owned and operated by the Operating Partnerships following the Partnership Closing, properties representing approximately 3.78 million rentable square feet were owned or controlled by members of the Berg Group and constitute the historical properties managed by Berg & Berg (the "Berg Properties"). Other R&D Properties, consisting of approximately 0.56 million rentable square feet, (the "Acquired Properties") represent the Fremont Properties, and certain R&D Properties (the "Kontrabecki Properties") held by the three limited partnerships (the "Kontrabecki Partnerships") previously controlled by John Kontrabecki.

     Under the terms of the Acquisition Agreement, the Operating Partnerships and the Company also agreed, subject to shareholder approval, to enter into a Pending Projects Acquisition Agreement (the "Pending Projects Acquisition Agreement"), which permits the acquisition by the Operating Partnerships of approximately one million additional rentable square feet upon the completion and leasing of a number of the Pending Development Projects owned by certain members of the Berg Group and under current development by Berg & Berg Enterprises, Inc. ("BBE"). The owners of the Pending Development Projects may obtain cash, or at their option, L.P. Units. A total of 33,919,072 L.P. Units may be issued in exchange for the Pending Development Projects. Subject to shareholder approval of the Pending Projects Acquisition Agreement, those units may be exchanged for 33,919,072 shares of Common Stock pursuant to the Exchange Rights Agreement. On August 6, 1998, Berg & Berg and Microsoft Corporation ("Microsoft") signed a lease with respect to an approximate 515,000 square foot property to be constructed by Microsoft on L'Avenida in Mountain View, California, one of the sites comprising the Pending Development Projects. Microsoft controls the construction of this facility, which is scheduled to be completed in phases between March and May 1999. The Company will acquire the R&D Properties to be built on the L'Avenida site when and if construction has been completed and the buildings have been fully leased. Upon any acquisition by the Company of the Pending Development Projects, their owners may elect to receive cash or L.P. Units from the Operating Partnerships. The Acquisition Agreement also gives the Company an option to acquire, through the Operating Partnerships, any future R&D Property developments on approximately 162 net acres of Silicon
Valley land owned by certain members of the Berg Group (the "Berg Land Holdings") under the terms of the Berg Land Holdings Option Agreement (the "Option Agreement"). The owners of the Berg Land Holdings may elect to receive cash or L.P. Units. The Company will not acquire any properties directly. The Company will enter into the Pending Projections Acquisition Agreement and the Option Agreement only following shareholder approval at the Special Meeting. See "Background of the UPREIT transactions," and "THE ACQUISITION AGREEMENT."



PRIVATE PLACEMENT

     The Company also has entered into binding agreements, subject to certain conditions, to sell 6,495,058 shares of Common Stock at $4.50 per share to accredited investors in the Private Placement, following shareholder approval required by the AMEX. Of the total number of shares to be sold in the Private Placement, 5,800,000 shares were offered in a placement managed by Ingalls & Snyder LLC ("Ingalls & Snyder"). The purchasers of such shares have agreed to pay a placement fee of $0.05 per share to Ingalls & Snyder, for which the company has no liability.

CAPITALIZATION


     Taking into account the shares issued in the Private Placement and L.P. Units to be outstanding immediately after the closing of the Berg Acquisition, the total number of L.P. Units and shares of Common Stock entitled to receive distributions of cash flow from the Operating Partnerships directly, or indirectly through dividends paid by the Company, (collectively the "Outstanding Shares") will be 67,673,227. See "BACKGROUND OF THE UPREIT TRANSACTIONS -- Summary of the Transactions" and "-- Pro Forma Capitalization."


REINCORPORATION MERGER

     Pursuant to a merger agreement ("Merger Agreement") between the Company and its wholly owned subsidiary, Mission West-Maryland, the Company will merge into Mission West-Maryland following shareholder approval and the consummation of the Berg Acquisition and the Private Placement. Following these transactions, Mission West-Maryland intends to elect to become a REIT. In approving the Reincorporation Merger, the shareholders also will approve the Charter and the bylaws of Mission West-Maryland. See "THE REINCORPORATION MERGER."

STRUCTURE OF THE UPREIT TRANSACTIONS


The Limited Partners' ownership of interest prior to the UPREIT Transactions and their respective L.P. Unit allocations are as follows:



                                   [GRAPHIC]





The UPREIT Transactions are illustrated as follows:



                                    [GRAPHIC]




REASONS FOR THE BERG ACQUISITION

     The board of directors of the Company believes that the Berg Acquisition and the Private Placement will provide the Company with substantial working capital, a strong real property portfolio and an effective real estate operation. The board of directors further believes that these transactions provide an opportunity for the Company to significantly enhance shareholder value. See "BACKGROUND OF THE UPREIT TRANSACTIONS--Reasons for the Berg Acquisition and Private Placement."

DESCRIPTION OF THE PROPERTIES


     All of the Berg Properties are located in Silicon Valley. All together the Operating Partnerships will own 69 R&D Properties located on 61 separate sites. As of September 30, 1998, the Berg Properties were 100% occupied, with a total of 73 tenants principally engaged in the technology business, and the Acquired Properties were 100% occupied by a total of 10 tenants. On September 23, 1998, the Company obtained $130 million of new secured debt financing from The Prudential Insurance Company of America ("Prudential") (the "Prudential Secured Loan") at a rate of 6.56% per annum, which is secured by 18 Properties consisting of 24 buildings and six of the Acquired Properties. The proceeds of the Prudential Secured Loan were used to repay existing debt secured by the Berg Properties and the Acquired Properties, incurred prior to the Partnership Closing, including debt incurred to fund substantially all of a distribution of approximately $138.7 million to members of the Berg Group. Effective September 30, 1998, the Company and Operating Partnerships assumed a $100 million line of credit with Wells Fargo Bank N.A. (the "Wells Fargo Line") provided to the Berg Group members and secured by certain of the Berg Properties. Approximately $39 million of debt was outstanding as of September 30, 1998 under the Wells Fargo Line, which is secured by 14 properties. See "BACKGROUND OF THE UPREIT TRANSACTIONS--Consequences of the Berg Acquisition and the Private Placement" and "DESCRIPTION OF THE PROPERTIES--Mortgage Debt and Credit Lines."

BUSINESS OBJECTIVES AND STRATEGY

     After completing the UPREIT Transactions, the Company will operate as a self-managed, self-administered and fully integrated REIT. The Company will operate the Berg Properties and may acquire additional R&D Properties from the Berg Group under the terms of the Pending Projects Acquisition Agreement and the "Option Agreement." The Company may also seek to acquire other R&D properties and other real estate assets in Silicon Valley and parts of the West Coast. See "FUTURE OPERATIONS."

OPERATIONS OF THE COMPANY AFTER THE BERG ACQUISITION, REINCORPORATION MERGER AND THE REIT ELECTION

     Following the completion of the UPREIT Transactions, the Company will occupy the same offices as BBE in a building owned by Berg & Berg. BBE is a member of the Berg Group and currently provides real estate development services for the Berg Group and their affiliates, as well as the Berg Properties. Several current employees of BBE, including Carl E. Berg, will be employees of the Company. The Company will lease space from Berg & Berg and will reimburse BBE for a portion of the office overhead. See "FUTURE OPERATIONS--Operations and Management."

DISTRIBUTIONS


     As a REIT, the Company will pay distributions based upon an estimate of cash available for distribution to shareholders ("Cash Available for Distribution") with total annual dividends expected to equal at least 95% of the Company's annual taxable income in accordance with applicable REIT requirements. The Company expects to pay quarterly distributions of approximately $0.085 per share of Common Stock of record prior to the ex-dividend date with respect to the third and fourth quarters of 1998. See "DISTRIBUTION POLICY."


REASONS FOR THE REINCORPORATION MERGER

     The board of directors believes that the Maryland General Corporation Law ("MGCL") contains provisions conducive to the operation of a REIT. Many REITs have incorporated in the State of Maryland, and the board of directors believes that this has provided state regulatory authorities and courts in Maryland with substantial experience in the administration and governance of REITs. See "REINCORPORATION MERGER."

CONDITIONS TO CONSUMMATION

     The Berg Acquisition (other than the Partnership Closing) and the Private Placement are subject to shareholder approval and such customary closing conditions as the accuracy of representations and warranties, the absence of material adverse changes, and the absence of litigation to enjoin the consummation of any of the UPREIT Transactions. The Reincorporation Merger is subject to similar closing conditions and the effectiveness of the Registration Statement. See "THE ACQUISITION AGREEMENT," and "THE REINCORPORATION MERGER."

BOARD OF DIRECTORS; MANAGEMENT


     In general, the board of directors and management of the Company will remain the same after the Reincorporation Merger. The Company expects to add one or two additional directors before the end of 1998. See "MANAGEMENT OF THE COMPANY UPON CONSUMMATION OF THE BERG ACQUISITION".


CONFLICTS OF INTEREST


     The UPREIT Transactions entail a number of conflicts of interest. The Operating Partnerships and the Company currently are controlled by Carl E. Berg and other Berg Group members. After the UPREIT Transactions, the Berg Group members will have two representatives on the board of directors (the "Berg Group Board Representatives"), at least one of whom will be required to approve certain material transactions involving the Company (the "Required Directors Approval"). In addition, Berg Group members, in the aggregate, will own, or have the right under certain circumstances to acquire, shares of Common Stock representing 82.73% of the total number of the Outstanding Shares (assuming the exchange of all outstanding L.P. Units for Common Stock), subject to an aggregate ownership limit of 20% (the "Berg Group Ownership Limit"), as provided in the Aquisition Agreement. Consent of the Limited Partners holding a majority of outstanding L.P. Units (the "L.P. Unit Majority"), principally the Berg Group members, will be required for certain major transactions involving the Operating

Partnerships. Furthermore, the Company and the Operating Partnerships will, or may, acquire certain additional R&D Properties from members of the Berg Group under the terms of the Pending Projects Acquisition Agreement and the Option Agreement. Although Mr. Berg will be the Company's President and Chief Executive Officer, he will remain involved in many other real estate and venture capital activities. Transactions between the Company or the Operating Partnerships and members of the Berg Group, or their affiliates, will be subject to approval by a committee of directors who are independent of the Berg Group (the "Independent Directors Committee"). Additionally, Mr. Berg and certain other members of the Berg Group could cause the Operating Partnerships to call the notes issued by the Company at the Partnership Closing if they have not been repaid prior to the second anniversary of their issuance. See "RISK FACTORS--Control of the Company and the Operating Partnerships by the Berg Group and Mr. Berg--Potential Conflicts of Interest with the Berg Group" and "DELAY IN CLOSING PRIVATE PLACEMENT."


REQUIRED APPROVAL

     Only holders of Common Stock of record on _________ __, 1998 will be entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of record is needed to ratify or approve each of the UPREIT Transactions. Broker non-votes and abstentions will be counted as votes against the UPREIT Transactions.

DISSENTERS' RIGHTS

     Statutory dissenters' rights under the California General Corporation Law (the "CGCL") are not available with respect to any of the Proposals to be voted upon at the Special Meeting.

ACCOUNTING TREATMENT

     The UPREIT Transactions have been accounted for as a purchase. Accordingly, the costs of the acquisition were allocated to the assets and liabilities purchased based upon their respective fair values at the effective date of the acquisition. See "ACCOUNTING TREATMENT OF THE BERG ACQUISITION AND THE REINCORPORATION MERGER."

TAX CONSEQUENCES OF THE UPREIT TRANSACTIONS

     The Berg Acquisition and the Private Placement will not result in the recognition of gain or loss by the Company or its shareholders for federal income tax purposes.

     The Reincorporation Merger is expected to be a tax-free reincorporation transaction within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, it will not result in taxable income or result in the recognition of gain or loss by the Company, its shareholders, or the holders of options to purchase Common Stock.

     Once the Company elects REIT status following the Reincorporation Merger, the Company generally may avoid income tax with respect to its income, and the shareholders will be subject to income taxation with respect to certain distributions from the Company. Graham & James LLP will provide a federal income tax opinion to the Company in connection with the Reincorporation Merger to the effect, that for the Company's taxable year ending December 31, 1998, it will be organized and able to operate in conformity with the REIT qualification requirements under the Code. See "FEDERAL INCOME TAX CONSIDERATIONS--Taxation of the Company."

NEW COMMON STOCK


     In connection with the Reincorporation Merger, the Company is exchanging previously issued and outstanding securities of the Company for new securities of Mission West-Maryland. The New Common Stock exchanged for Old Common Stock in connection with the Reincorporation Merger will continue to be listed on the AMEX. Shares of New Common Stock acquired by affiliates of the Company will be subject to manner of sale, volume restrictions, and other requirements (aside from holding period) imposed by Rule 144 and Rule 145(d) promulgated by the Commission. See "DESCRIPTION OF MISSION WEST-MARYLAND STOCK--Restrictions on Transfer." Shares of New Common Stock acquired by the purchasers in exchange for their shares of Common Stock acquired in the Private Placement may be sold pursuant to Rule 144 after one year or pursuant to the Registration Statement, as amended, at the option of the Company, to permit continued resales by the holders thereof, subject to certain limitations. See "RISK FACTORS--Shares Eligible for Future Sale" and "THE SELLING SHAREHOLDERS." The Company intends to file with the Commission a registration statement on Form S-8 to register shares of Common Stock which have been reserved for issuance for future option grants under the Company's employee benefit plans and resales of any Common Stock issued under such employee benefit plans.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA


     Set forth below are summary unaudited pro forma combined financial information and other data for the Company as of and for the periods indicated, prepared on the assumption that the Private Placement and the Berg Acquisition had occurred at September 30, 1998 for balance sheet data and property and other data. The pro forma operating data further assumes that such transactions had occurred as of January 1, 1997. This data should be read in conjunction with the Selected Financial Data and the historical and pro forma financial statements included elsewhere in this Proxy Statement/Prospectus.




                                                                     Pro Forma           Pro Forma
                                                                  Nine Months Ended      Year Ended
                                                                 September 30, 1998   December 31, 1997
                                                                 ------------------  -------------------
                                                                             (in thousands)

OPERATING DATA:
Revenue:
   Rent                                                                 $39,558         $48,992
   Tenant reimbursements                                                  6,357           6,769
   Other income                                                             178             359
                                                                 ==================  ===================
      Total revenue                                                      46,093          56,120
                                                                 ------------------  -------------------
Expenses:
   Operating expenses                                                     3,403           4,036
   Real estate taxes                                                      3,696           4,475
   General and administrative                                             2,100           2,750
   Interest (related parties)                                             1,022           1,362
   Interest                                                              10,660          14,639
   Depreciation and amortization                                          7,936          10,842
                                                                 ------------------  -------------------
      Total Expenses                                                     28,817          38,104
                                                                 ------------------  -------------------
Income before minority interest                                          17,276          18,016
Minority Interest                                                        15,325          16,021
                                                                 ------------------  -------------------
Income before gain on sale of real estate                                 1,951           1,995
Gain on sale of real estate                                                   -           4,736
                                                                 ------------------  -------------------
   Net income                                                             1,951           6,731
                                                                 ==================  ===================

   Basic and Diluted Earnings Per Share (1)                               $0.24           $0.82
                                                                 ==================  ===================
   Weighted average number of common shares outstanding               8,193,594       8,193,594

                                                                 ==================  ===================

PROPERTY AND OTHER DATA:
Total properties, end of period                                              69              69
Total square feet, end of period                                      4,340,569       4,340,569
Average monthly rental revenue per square foot(2)                         $1.01           $0.87
Average occupancy - stabilized                                              100%             97%

FUNDS FROM OPERATIONS: (3)                                              $25,212         $28,858

BALANCE SHEET DATA:
   Real estate assets, net of accumulated depreciation                 $506,120
   Total assets                                                         543,477
   Debt                                                                 204,207
   Debt (related parties)                                                18,780
   Total liabilities                                                    234,465
   Minority Interest                                                    273,740
   Shareholders' equity                                                  35,272

-------------------

(1) Per share calculations do not consider the dilutive effect of (i) 59,479,633 L.P. Units that may become exchangeable for shares of Common Stock; and (ii) 605,000 shares of Common Stock issuable in connection with options outstanding under the 1997 Stock Option Plan. For purposes of the pro forma per share calculation, these securities if converted or exercised, would have no effect on per share calculations.


(2) Average monthly rental revenue per square foot has been determined by taking the base rent for the period, divided by the number of months in the period, and then divided by the total square feet of occupied space.


(3) As defined by the National Association of Real Estate Investment Trusts ("NAREIT"), FFO represents net income (loss) before minority interest of unitholders (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustments for unconsolidated partnerships and joint ventures. Management considers FFO an appropriate measure of performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the Company's ability to incur and service debt and make capital expenditures. FFO should not be considered as an alternative for net income as a measure of profitability nor is it comparable to cash flows provided by operating activities determined in accordance with GAAP. FFO is not comparable to similarly entitled items reported by other REITs that do not define them exactly as the Company defines FFO. See "Distribution Policy."

                   SUMMARY SELECTED FINANCIAL DATA

     Set forth below are Summary Combined Financial Data for the Berg Properties as of and for the periods indicated on an historical basis. This data should be read in conjunction with the Selected Financial Data and the historical financial statements included elsewhere in this Proxy Statement/Prospectus.



                                         Six Months Ended
                                             June 30,                              Year Ended December 31,
                                     --------------------------  -------------------------------------------------------------
                                        1998          1997          1997        1996        1995        1994         1993
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------
                                                                         ($ in thousands)
                                     (Unaudited)   (Unaudited)
OPERATING DATA:
Revenue:
   Rent                              $21,962        $18,848         $40,163      $28,934     $23,064     $25,186      $25,620
   Tenant reimbursements               4,038          3,094           6,519        3,902       4,193       3,190        3,486
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------
     Total revenue                    26,000         21,942         46,682       32,836      27,257      28,376       29,106
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------

Expenses:
   Operating expenses                  2,088          2,150        $ 3,741      $ 1,906     $ 2,032     $ 1,355        1,129
   Real estate taxes                   2,126          2,006          4,229        3,750       3,595       2,716        3,116
   Management fee (related parties)      645            498          1,050          827         654         739          994
   Interest (related parties)             61            135            248          293         357         329           45
   Interest                            3,044          3,338          5,919        6,090       6,190       8,222        9,054
   Depreciation and amortization       3,862          3,351          7,717        6,739       6,323       6,851        7,156
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------
                                      11,826         11,478          22,904       19,605      19,151      20,212       21,494
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------
   Income before gain on sale of
     real estate and extraordinary
     item                             14,174         10,464         23,778       13,231      8,106        8,164        7,612
   Gain on sale                            -              -              -            -     20,779            -            -
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------
   Income before extraordinary item   14,174         10,464         23,778       13,231     28,885        8,164        7,612
   Extraordinary item                      -              -        -                610      3,206           -         1,766
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------
     Net income                      $14,174        $10,464        $23,778      $13,841    $32,091      $ 8,164      $ 9,378
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------

   PROPERTY AND OTHER DATA:
   Total properties, end of period        58             56             58           53         50           41           40
   Total square feet, end of period    3,779          3,593          3,779        3,392      3,195        2,856        2,796
   Average monthly rental revenue
     per square foot(1)              $  0.95         $ 0.85         $ 0.86        $0.78      $0.71       $ 0.96        $0.84
   Occupancy at end of period            100%          96.9%          97.7%        91.9%      87.4%        80.3%        89.6%

   FUNDS FROM OPERATIONS(2)(3)       $18,036        $13,815        $31,495      $19,970    $14,429      $15,015      $14,768

   Cash flow from operations         $17,356        $13,709        $29,909      $20,248    $16,392      $16,518      $18,480
   Cash flow from investing              690         (9,831)       (17,251)     (29,275)    (6,353)      (5,003)      (3,248)
   Cash flow from financing          (23,765)             5         (8,432)       9,433    (10,013)     (12,093)     (13,599)

                                             June 30,                                    December 31,
                                     --------------------------  -------------------------------------------------------------
                                        1998          1997          1997        1996        1995        1994         1993
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------
   BALANCE SHEET DATA:                                                   ($ in thousands)
                                     (Unaudited)   (Unaudited)
   Real estate assets, net of
     accumulated depreciation         $95,600       $97,190        $100,15      $90,710     $72,319       $62,450      $61,610
   Total assets                       104,280       109,525        113,950       97,651      73,730        59,957       64,516
   Debt                                37,868        78,353         76,507       73,416      69,543        79,594      100,126
   Debt - related parties             156,632         2,252          1,975        2,546       3,051         2,889        1,433
   Total liabilities                  200,238        86,874         84,299       80,826      76,199        83,720      104,117
   Partners' (deficit)/ equity        (95,958)       22,651         29,651       16,825      (2,469)      (23,763)     (39,601)


-------------------
(1) Average monthly rental revenue per square foot has been determined by taking the base rent for the period, divided by the number of months in the period, and then divided by the total square feet of occupied space.


(2) As defined by the National Association of Real Estate Investment Trusts ("NAREIT"), FFO represents net income (loss) before minority interest of unitholders (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustments for unconsolidated partnerships and joint ventures. Management considers FFO an appropriate measure of performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the Company's ability to incur and service debt and make capital expenditures. FFO should not be considered as an alternative for net income as a measure of profitability nor is it comparable to cash flows provided by operating activities determined in accordance with GAAP. FFO is not comparable to similarly entitled items reported by other REITs that do not define them exactly as the Company defines FFO. See "Distribution Policy."


(3) Non-cash adjustments to FFO were as follows: in all periods, depreciation and amortization; in 1996, 1995 and 1993, gains on extinguishment of debt; and in 1995, gain on sale of property.

                                  RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS IN EVALUATING THE PROPOSALS. THIS PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN
FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS, BELIEFS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROXY STATEMENT/PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROXY STATEMENT/PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROXY STATEMENT/PROSPECTUS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW AND IN OTHER PLACES INCLUDING THE "THE BUSINESS OF BERG & BERG," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION FOR THE PROPERTIES," AND "DISTRIBUTION POLICY."

NO INDEPENDENT APPRAISAL; NO ARM'S LENGTH NEGOTIATIONS WITH AFFILIATES


     There has been no independent valuation of the Company, nor have there been any discussions or negotiations between the Berg Group and independent representatives of the Company concerning obtaining an independent valuation. In October 1997, the board of directors of the Company determined that future transactions involving equity securities of the Company would be priced at $4.50 per share, or the equivalent thereof, until the Company had acquired assets and generated revenues and FFO. That price was not determined by independent valuation and no third party appraisals of the Properties were obtained for purposes of the Private Placement, or the Berg Acquisition, nor has a fairness opinion been obtained. The valuation of the Company implied by the Company's purchase of the 12.11% general partner interests in the Operating Partnerships for $35.2 million ( approximately $4.30 per share), and the value of the L.P. Units to be held by the Limited Partners, may not accurately reflect the value of the Properties in the Operating Partnerships prior to the consummation of the Berg Acquisition. See "BACKGROUND OF THE UPREIT TRANSACTIONS--Valuation of Interests."

SUBSTANTIAL BENEFITS TO MR. BERG AND OTHER BERG GROUP MEMBERS

     As a result of the Berg Acquisition, the Company has acquired control of the Berg Properties, which had a total fair value of $439 million and book value of $178 million at the date of the acquisition, and all but approximately $57.8 million of debt owed to or guaranteed by Mr. Berg and other members of the Berg Group has been repaid with the proceeds of the Prudential Secured Loan, including debt incurred by the Operating Partnerships to fund substantially all of a $138.7 million distribution to members of the Berg Group prior to the Partnership Closing. Carl E. Berg, Clyde J. Berg and the other Berg Group members own, in the aggregate, 55,845,938 L.P. Units, valued at approximately $251.3 million (at $4.50 per L.P. Unit).


DEPENDENCE ON MR. BERG


     The Company is substantially dependent upon the leadership of Mr. Berg, its Chairman and Chief Executive Officer. See "THE BUSINESS OF BERG & BERG--History of Berg & Berg." Mr. Berg will be managing the day-to-day operations of the Company as Chairman and Chief Executive Officer and will devote a significant portion of his time to the affairs of the Company, including the formulation and execution of the Company's growth and business development strategies. Mr. Berg has a number of other business interests to which he devotes a portion of his time, however. See "POTENTIAL CONFLICTS OF INTEREST." In particular, Mr. Berg is an investor in a number of technology companies in the Silicon Valley, including tenants of a few of the Berg Properties, and serves on the board of directors of six such technology companies. The Company believes that his active involvement in the technology industry provides the Company with valuable information regarding the business and operations of its tenants and their present and future space requirements, as well as valuable industry contacts and tenant referral sources. The Company believes that the loss of these benefits, through the loss of Mr. Berg's knowledge and abilities and their benefits, could have a material adverse effect on the Company.


CONTROL OF THE COMPANY AND THE OPERATING PARTNERSHIPS BY THE BERG GROUP

     Following the completion of the UPREIT Transactions, the Berg Group, and Mr. Berg who controls the Berg Group, will exercise significant control over the operations and affairs of the Company, and therefore, indirectly, the Operating Partnerships.


     OWNERSHIP INTEREST. Following the completion of the UPREIT Transactions, members of the Berg Group will hold L.P. Units representing an aggregate 82.52% limited partnership interest in the Operating Partnerships, and an aggregate of 82.73% of the Outstanding Shares, (without regard to the Berg Group Ownership Limit) taking into account their existing share ownership and their right to exchange L.P. Units for Common Stock under certain circumstances. Notwithstanding the Berg Group Ownership Limit, these exchange rights will give the members of the Berg Group substantial influence over the management and direction of the Company. Moreover, the Berg Group members also will possess the following material rights with respect to the governance of the Company and the Operating Partnerships. See "PRINCIPAL SHAREHOLDERS" and " -- Shares Eligible for Future Sale."

     BOARD OF DIRECTORS REPRESENTATION. Pursuant to the UPREIT Transactions the Berg Group will acquire the right to nominate two directors for election to the board of directors (the "Berg Group Board Representatives") so long as the members of the Berg Group together with their Affiliates (other than the Company and the Operating Partnerships) own at least 15% of the total number of shares of voting stock of the Company taking into account the conversion, exchange or exercise of all outstanding warrants, options, convertible securities and other rights to acquire voting stock of the Company and all L.P. Units exchangeable or redeemable for Common Stock or other voting stock of the Company (without regard to any Ownership Limit) (the "Fully-Diluted" number of shares). In the event such ownership falls below 15% but is at least 10%, the Berg Group will have the right to nominate one person for election to the board of directors. Mr. Berg and Michael Anderson, Vice President and Chief Operating Officer of the Company, will constitute the initial Berg Group Board Representatives. The other two directors on the current four-person board of directors will be unaffiliated with the Berg Group (the "Independent Directors") and, together, will constitute the Independent Directors Committee of the board of directors. See "MANAGEMENT OF THE COMPANY UPON CONSUMMATION OF THE BERG ACQUISITION--Directors and Executive Officers," "OPERATING PARTNERSHIP AGREEMENT--Management," and "CERTAIN PROVISIONS OF MARYLAND LAW AND OF MISSION WEST-MARYLAND'S CHARTER AND BYLAWS--The Board of Directors."

     SPECIAL BOARD VOTING PROVISIONS. The Charter will provide that, until such time as the Berg Group and their Affiliates (other than the Company and the Operating Partnerships) own less than 15% of the Fully-Diluted number of shares of Common Stock (the "Protective Provisions Expiration Date"), the vote of a majority of the directors including Mr. Berg or someone he has designated to replace him as a director (the "Required Directors") shall be required to approve certain fundamental corporate actions, including amendments to the Charter or bylaws, and any merger, consolidation or sale of all or substantially all of the assets of the Company or the Operating Partnerships. In addition, the Mission West-Maryland bylaws will provide that a quorum must include the Required Directors for any action at a meeting. Also, the approval of more than 75% of the entire board of directors will be required to approve other significant transactions such as certain borrowings in excess of 50% of the sum of (i) the total number of Outstanding Shares multiplied by the market price (the "Market Price") of the Common Stock plus (ii) the Company's total debt ("Total Market Capitalization"); and the conduct of business by the Company other than through the Operating Partnerships. Accordingly, under certain circumstances the Berg Group or Mr. Berg could prevent the Company or the Operating Partnerships from taking any of such actions. See "CERTAIN PROVISIONS OF MARYLAND LAW AND OF MISSION WEST-MARYLAND'S CHARTER AND BYLAWS--Board Quorum and Special Voting Requirements."

     LIMITED PARTNER APPROVAL RIGHTS. Under the Operating Partnership Agreement, the consent of holders of the L.P. Unit Majority also is required with respect to a number of significant actions, including amendments to the Operating Partnership Agreement and the issuance of limited partnership interests having senior rights with respect to the L.P. Units. In addition, until the Protective Provisions Expiration Date, the consent of the L.P. Unit Majority will be required with respect to other matters, including actions and transactions similar to those requiring the approval of the Required Directors. See "OPERATING PARTNERSHIP AGREEMENT--Management." Taxable sales of certain Properties are subject to the consent, under certain circumstances, of Mr. Berg and Clyde J. Berg, or Kontrabecki, as well. See "--Tax Consequences of Sale of Properties."

POTENTIAL CONFLICTS OF INTEREST WITH THE BERG GROUP

     Mr. Berg and other members of the Berg Group, who will possess significant rights in the Company and the Operating Partnerships, have a variety of interests which may not be consistent with the interests of the other shareholders of the Company. One such conflict arises because the Company has agreed to pay overhead reimbursements and rent to BBE and Berg & Berg totaling approximately $15,000 per month. The Acquisition Agreement specifies that any increase in rent and overhead allocations and all other transactions between the Company and Mr. Berg or other members of the Berg Group, or between the Company and any entity in which Berg Group members own directly or indirectly 5% or more of the equity interests including the Operating Partnerships, must be approved by the Independent Directors Committee, and provides additional restrictions summarized below relating to specific matters where conflicts may arise. Mr. Berg also has agreed to refer all his prospective R&D Property development and acquisition activities in Washington, Oregon and California to the Company for initial consideration. There can be no assurance that these restrictions will be successful in eliminating the influence of such conflicts. If these restrictions are not successful, decisions could be made that might fail to protect fully the interests of all shareholders of the Company. Aside from these restrictions, Mr. Berg and the other members of the Berg Group are entitled to freedom of action under the terms of the Acquisition Agreement.

     EXCLUDED PROPERTIES. Although the Company is succeeding to most of the R&D Properties in which the Berg Group holds interests, certain properties that are not managed by any member of the Berg Group or are not material to the Company (the "Excluded Properties") are not being contributed to the Operating
Partnerships. Members of the Berg Group will continue to hold ownership interests in the Excluded Properties that are not contributed to the Operating Partnerships. One such Excluded Property is the Company's headquarters at 10050 Bandley Drive, Cupertino, California, which is owned by Berg & Berg, and used by Mr. Berg as his principal office and the principal office of other Affiliates besides the Company. The other Excluded Properties (representing an aggregate of approximately 270,000 rentable square feet) are located in the Silicon Valley and cannot be made available to the Company by any of the Berg Group members as part of the Berg Acquisition because no Berg Group member has the power to include such property in the Berg Acquisition, or because the property is subject to obligations that render transfer to the Operating Partnerships impractical. The Company does not expect that these Excluded Properties will compete with any of the Properties, and none of them involve any common tenants or common financing arrangements with the Properties.

     PENDING DEVELOPMENT PROJECTS. There are four Pending Development Projects which represent a potential total of 12 R&D Properties agregating approximately one million rentable square feet. Under the Acquisition Agreement, the Company and the owners of these Projects have agreed that the Company or the Operating Partnerships will acquire each developed R&D Property as it is completed and leased. Under the terms of the Pending Projects Acquisition Agreement the sellers of these Properties may elect to receive cash or L.P. Units at a value of $4.50 per unit. The purchase price for each Property will be adjusted at the time of transfer based upon the ratio of the actual monthly rental rate per square foot to the projected rental rate per square foot set forth in the Pending Projects Acquisition Agreement. The Berg Group members who own the Pending Development Projects, including Carl E. Berg, will determine the terms of the leases for each Property prior to its transfer to the Company. Berg & Berg has signed a lease with Microsoft for an approximately 515,000 square feet facility to be constructed by Microsoft at L'Avenida with a triple net rental rate of $2.95 per square foot if and when the lease takes effect. In each case the sellers' determination of acceptable terms may differ materially from those sought by an independent party. See "DESCRIPTION OF THE PROPERTIES -- The Pending Development Projects.


     BERG LAND HOLDINGS. The Berg Land Holdings will not be contributed to the Operating Partnerships. The Company and the Operating Partnerships have an option to purchase properties developed on the Berg Land Holdings, as well a right of first offer relating thereto, pursuant to the terms of the Option Agreement. See "DESCRIPTION OF PROPERTIES--Land Holding and Development Arrangements." If the Independent Directors Committee does not elect to exercise its rights with respect to some or all of the Berg Land Holdings and the Berg Group subsequently determines to develop such Holdings, Carl E. Berg and other members of the Berg Group may devote a substantial amount of their time to such development activities, and the developed Berg Land Holdings may compete for available tenants with certain of the Properties.

     TAX CONSEQUENCES OF SALE OF PROPERTIES. Since most of the Properties have unrealized gain attributable to the difference between fair market value and adjusted tax basis in such Properties prior to the Company's purchase of its general partner's interest, the sale of any of such Properties may cause adverse tax consequences to the Limited Partners. As a result, the Limited Partners might not favor a sale of a Property even though such a sale could be beneficial to other shareholders of the Company. Furthermore, until the Protective Provisions Expiration Date, the Operating Partnership Agreement provides that for a period of ten years following the closing of the Berg Acquisition, the Operating Partnerships may not sell or otherwise transfer any Property designated by Mr. Berg or Clyde J. Berg in a taxable transaction. In addition, Mr. Kontrabecki may designate that the Kontrabecki Properties may not be sold or transferred in a taxable transaction. See "FEDERAL INCOME TAX CONSIDERATIONS-- Tax Aspects of the Operating Partnerships," "CERTAIN PROVISIONS OF MARYLAND LAW AND MISSION WEST-MARYLAND'S CHARTER AND BYLAWS" and "OPERATING PARTNERSHIP AGREEMENT--Management."


     TERMS OF TRANSFERS; ENFORCEMENT OF PARTNERSHIP AGREEMENT. Neither the terms of transfers of the Berg Properties to the Operating Partnerships by the Limited Partners nor the terms of the Operating Partnership Agreement were determined through arm's-length negotiation. Some Berg Group members in their capacity as beneficial owners of the Acquired Properties also had a substantial interest in determining the terms and conditions of the transfers of the Acquired Properties and the Pending Development Projects to the Operating Partnerships. The Berg Group Board Representatives also may be subject to a conflict of interest with respect to their obligations as directors of the Company to enforce the terms of the Operating Partnership Agreement.

     RELATED PARTY DEBT. The Company is liable under loans payable to Berg Group members or that may be otherwise declared in default by Carl E. Berg or other Berg Group members in the event the loans are not paid when due. These loans include the Demand Notes and a loan of approximately $19 million payable to BBE, which is secured by three properties and matures in March 1999. See "DESCRIPTIONS OF THE PROPERTIES -- Mortgage Debt and Credit Lines." The Company believes that it will be able to repay all such loans with proceeds from the Wells Fargo Line, the Private Placement or other sources of working capital. There can be no assurance that such proceeds will be available when the related party debt is due, however, and Mr. Berg or other Berg Group members could take action to enforce the Company's repayment obligations.

DELAY IN CLOSING PRIVATE PLACEMENT

     The purchasers in the Private Placement agreed to purchase shares of Common Stock in early May 1998. The Company cannot close the purchase transactions until it has received shareholder authorization for the issuance of the shares at the Special Meeting in ___________, 1998, however. Due to the substantial delay in closing the transactions, the Company believes that some purchasers may be unwilling to pay for their shares at the scheduled closing date because they may no longer have adequate available funds, may not consider the purchase of the shares to be a desirable investment at that time, or for some other reason. In September 1998, the trustees of a trust which had agreed to purchase 1,000,000 shares of Common Stock sent a letter to the Company stating that because the trust had not received a copy of the signed stock purchase agreement was withdrawing its offer to purchase the 1,000,000 shares. The Company has a signed stock purchase agreement with the trust that the Company considers to be a binding agreement. Nevertheless, the Company's management views that letter as an indication that recent broad-based declines in stock values, including most publicly-traded REIT shares, may have caused investors to re-evaluate previous investment decisions. Although the Company believes it can enforce all of the stock purchase agreements executed by the purchasers in the Private Placement, the Company's management may decide not to pursue claims against defaulting purchasers.

     In that event, the Company would need to find additional sources of capital to pay the Demand Notes. Currently, the Company's management intends to use proceeds of the Wells Fargo Line, if available, to pay the balance of the Demand Notes remaining after the final closing date for the Berg Acquisition. Mr. Berg and members of the Berg Group who control an L.P. Unit Majority in three of the Operating Partnerships may call the Demand Notes to the extent not retired at the date. However, if funds from the Wells Fargo Line are not available for this purpose, Carl E. Berg and other Berg Group members who are Limited Partners have agreed not to demand payment in excess of the Company's available funds at the closing of the Private Placement, notwithstanding provisions of the Demand Note to the contrary.


CHANGES IN POLICIES WITHOUT SHAREHOLDER APPROVAL

     The Company's board of directors will determine the investment and financing policies of the Operating Partnerships and its policies with respect to certain other activities, including its growth, debt capitalization, distribution and operating policies. See "POLICIES WITH RESPECT TO CERTAIN INVESTMENT ACTIVITIES." The board of directors has no present intention to amend or revise these policies. However, the board of directors may do so at any time without a vote of the Company's shareholders. A change in these policies could adversely affect the Company's financial condition or results of operations.

ANTI-TAKEOVER PROVISIONS

     Provisions of the Charter and bylaws of Mission West-Maryland could delay, defer or prevent a transaction or a change in control of Mission West-Maryland (or other transaction) that might involve a premium price for holders of Common Stock or otherwise be in their best interest. See "CERTAIN PROVISIONS OF MARYLAND LAW AND OF MISSION WEST-MARYLAND'S CHARTER AND BYLAWS."

REAL ESTATE INVESTMENT CONSIDERATIONS

     GENERAL. Real property investments are subject to varying degrees of risk. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the Properties as well as the related expenses incurred. If the Properties do not generate revenue sufficient to meet operating expenses, debt service and capital expenditures, the Company's income and ability to make distributions to its shareholders will be adversely affected. Income from the Properties may also be adversely affected by general economic conditions, local economic conditions such as oversupply of commercial real estate, the attractiveness of the Properties to tenants, competition from other available rental property, the ability of the Company to provide adequate maintenance and insurance, the costs of tenant improvements, leasing commissions and tenant inducements and the potential of increased operating costs (including real estate taxes). Various significant expenditures associated with an investment in real estate (such as mortgage payments, real estate taxes and maintenance expenses) generally are not reduced when circumstances cause a reduction in revenue from the investment. Income from properties and real estate values also are affected by a variety of other factors, such as governmental regulations and applicable laws (including real estate, zoning and tax laws), interest rate levels and the availability of financing.

     ILLIQUIDITY OF REAL ESTATE INVESTMENTS. Real estate investments are relatively illiquid, which limits the ability of the Operating Partnerships (and, therefore, the Company) to restructure its portfolio in response to changes in economic or other conditions. See "OPERATING PARTNERSHIP AGREEMENT-- Management." In addition, the Properties are subject to fixed expenditures, such as debt service, real estate taxes, and expenses for repairs, maintenance, and operations that do not decline with reductions in income. Such illiquidity and fixed expenditures, together with other factors might impede the Company's ability to respond to adverse conditions. The Company's ability to make expected distributions to shareholders also could be adversely effected as a result.

     GEOGRAPHIC AND INDUSTRY CONCENTRATION; DEPENDENCE UPON SILICON VALLEY ECONOMY AND THE ELECTRONICS INDUSTRY. All of the Properties are located in the southern portion of the San Francisco Bay Area commonly referred to as "Silicon Valley." Following a recessionary period which ended in 1993, the Silicon Valley economy has grown robustly and the reported unemployment rate for Santa Clara County was 3.1% as of December 31, 1997. See "THE BUSINESS OF BERG & BERG-- Regional Economic Profile." As a result of the strong Silicon Valley economy, values for the Properties and rents payable under new leases have increased substantially since 1995. Future increases in values and rents for the Properties depend to a significant extent on the health of the Silicon Valley economy. All of the Properties are subject to existing leases with fixed rental rates, and a material downturn in the Silicon Valley economy, or in the commercial real estate market in Silicon Valley, will not immediately reduce revenues but could have a material adverse impact on the value of the Company's Common Stock and on the Company's financial condition. Following the completion of UPREIT Transactions, the Company will consider expansion into other regions of the West Coast with concentrations of technology companies if R&D Properties of good quality can be obtained on reasonable terms. See "FUTURE OPERATIONS OF THE COMPANY--Acquisitions."

     RISK OF LOSS OF KEY TENANTS. Most of the Properties are occupied by single tenants, many of whom are large, publicly-traded electronics companies. The Company's three largest tenants, Apple Computer Inc. ("Apple"), Amdahl
Corporation ("Amdahl"), and Cisco Systems, Inc. ("Cisco") accounted for approximately 16.25%, 8.67%, and 7.17%, respectively, of the aggregate Annual Base Rent from the Berg Properties for the year ended December 31, 1997. The Operating Partnerships' 12 largest tenants for the Berg Properties represent at least 56.8% of such Annual Base Rent. Eight of these tenants have occupied their respective Properties for periods ranging from five to 22 years and have renewed one or more leases. The Company believes that Berg & Berg's practice of emphasizing the development of single-tenant, rather than multi-tenant, Properties has contributed to its relatively high occupancy rates. Apple has announced operating losses, internal reorganizations, and layoffs in each of its last two fiscal years. To date, Apple has not defaulted in the payment of rent under any of its three leases with the Operating Partnerships, nor has Apple, Amdahl or Cisco notified the Operating Partnerships of an intention to vacate, reduce its occupancy at, or relocate from any of their respective properties. However, there can be no assurance that Apple, Amdahl, Cisco or other key tenants will renew their leases. The Company believes that it would be able to relet Properties of its other key tenants should they be vacated and that some of such Properties are currently leased at below market rental rates. However, if the Company is unable to relet properties as leases terminate or if Apple, Amdahl, Cisco or another key tenant were to terminate their tenancy, and the Company were unable to relet such Properties within a reasonable period of time and at comparable rental rates, the Company's operating results and its ability to make distributions could be adversely affected. See "DESCRIPTION OF THE PROPERTIES--the Berg Properties."

     RISK OF BANKRUPTCY OF KEY TENANTS. At any time, a tenant of the Properties may seek the protection of the bankruptcy laws which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in the Company's income. Although the Operating Partnerships' predecessors have experienced losses from tenant bankruptcies of less than $25,000 since 1987, no assurance can be given that tenants will not file for bankruptcy protection in the future or, if a tenant makes such a filing, that it will affirm its lease and continue to make rental payments in a timely manner. In addition, from time to time a tenant may experience a downturn in its business which may weaken its financial condition and result in its failure to make rental payments when due. If a tenant's lease is not affirmed following a bankruptcy filing, or if a tenant's financial condition weakens, the Company's income may be adversely affected. The bankruptcy of one or more of the Company's key tenants could have a material adverse effect on the Company's operating results and its ability to make distributions.

     ADDITIONAL RISKS OF REAL ESTATE ACQUISITION AND DEVELOPMENT. A focus of the Company will be the acquisition of additional properties in selected geographical areas and the renovation and reletting of such properties. The Company may also undertake the development of new buildings on sites acquired from the Berg Group or from third parties. See "DESCRIPTION OF THE PROPERTIES -Land Holding and Development Arrangements." Real estate acquisition and development involves significant risks in addition to those relating to the ownership and operation of existing, fully-leased properties, including the risks that required approvals may not be obtained or may take more time and resources to obtain than expected, that construction may not be completed on schedule or on budget and that the properties may not achieve anticipated rent or occupancy levels. In addition, if permanent debt or equity financing is not available on acceptable terms to refinance new development activities or acquisitions undertaken without permanent financing, further development activities or acquisitions could be curtailed and the Company's operating results and its ability to make distribution could be adversely affected.


     DEBT FINANCING; RISK OF INABILITY TO SERVICE DEBT. On a pro forma basis as of September 30, 1998, after giving effect to the Berg Acquisition, 45 of the Properties are mortgaged to secure payment of debt, and the Company expects to have outstanding approximately $223 million of debt secured by such Properties. If the Operating Partnerships were unable to meet their mortgage payments, a loss could be sustained as a result of foreclosure on its Property by the mortgagee. Such a loss could reduce the value of the Company's investment in the Operating Partnerships. See "DESCRIPTION OF THE PROPERTIES -- Mortgage Debt and Wells Fargo Line" for information regarding the terms of the mortgages encumbering the Properties.

     As part of its current business strategy, the Company has adopted a policy of maintaining a consolidated ratio of Debt to Total Market Capitalization of less than 50%, which may not be exceeded without the approval of more than 75% of the entire board of directors. The Company's pro forma ratio of Debt to Total Market Capitalization would have been approximately 42% at September 30, 1998, assuming the occurrence of the UPREIT Transactions, a Market Price of $4.50 price per share, and 67,673,227 Outstanding Shares issued and outstanding on that date. Within the prescribed limit, the board of directors of the Company may, from time to time, modify its debt policy and may increase or decrease its ratio of Debt to Total Market Capitalization. If the Company were to change its debt policy, the Company could become more highly leveraged, resulting in an increased risk of default on its obligations and an increase in debt service requirements that could adversely affect the Company's financial condition, its operating results and its ability to make distributions.

     POTENTIAL ENVIRONMENTAL LIABILITY. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in the property. Such laws often impose liability and expose the owner to governmental proceedings without regard to whether the owner knew of, or was responsible for, the presence of the hazardous or toxic substances. The cost of any required remediation or removal of such substances may be substantial. In addition, the owner's liability as to any specific property is generally not limited and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remove or remediate such substances, may also adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for treatment or the disposal of hazardous or toxic substances may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at a disposal facility, regardless of whether the facility is owned or operated by such owner or entity. In connection with the ownership of the Properties or the treatment or disposal of hazardous or toxic substances, the Company may be liable for such costs.

     Other federal, state and local laws impose liability for the release of asbestos-containing materials ("ACMs") into the air and require the removal of damaged ACMs in the event of remodeling or renovation. The Company is aware that there are ACMs present at several of the Properties, primarily in floor coverings. The Company believes that the ACMs present at these Properties are generally in good condition and that no ACMs are present at the remaining Properties. The Company believes it is in compliance in all material respects with all present federal, state and local laws relating to ACMs and that if it were given limited time to remove all ACMs present at the Properties, the cost of such removal would not have a material adverse effect on its financial condition, operating results or ability to make distributions.

     The Company is not aware of any environmental liability relating to the Properties that it believes would have a material adverse effect on its financial condition, its operating results or its ability to make distributions and has not been notified by any governmental authority or any other person of any material noncompliance, liability or other claim in connection with any of the Properties. Groundwater contaminated by chemicals used in various manufacturing processes, including semiconductor fabrication, underlies a significant portion of northeastern Santa Clara County, where many of the Properties are located, however. Environmental assessments have not been conducted for most of the Properties and none since 1995. Phase I environmental assessments and some soil and water sampling as recommended by the environmental consultant have been obtained on each of the Pending Development Projects. No assurance can be given that future uses and conditions (including changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Properties, such as leaking underground storage tanks and the current and future activities of tenants) will not result in the imposition of environmental liability and the costs attendant thereto.


     GENERAL   UNINSURED   LOSSES.   The  Operating   Partnerships   will  carry
comprehensive liability, fire, extended coverage and rental loss insurance covering all of the Properties, with policy specifications and insured limits which the Company believes are adequate and appropriate under the circumstances. There are, however, certain types of extraordinary losses that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Operating Partnerships could lose their capital invested in a Property, as well as the anticipated future revenues from the Property, and, in the case of debt which is recourse to the Operating Partnerships, would remain obligated for any mortgage debt or other financial obligations related to the Property. The Company does not intend to obtain owner's title insurance policies for any of the Properties, but pursuant to the Acquisition Agreement certain members of the Berg Group and other Limited Partners have agreed to indemnify the Company for any losses attributable to defects in title existing prior to the closing of the Berg Acquisition. If a loss occurs resulting from a title defect with respect to a Property in excess of insured limits, or the Company cannot obtain full recovery though the Berg Group's indemnification where applicable, the Company could lose all or part of its investment in, and anticipated profits and cash flows from, such Property.

     POTENTIAL UNINSURED LOSSES FROM SEISMIC ACTIVITY. All the Properties are located in areas that are subject to earthquake activity. In light of such earthquake risk, since the early 1970's, California building codes have established construction standards for all newly built and renovated buildings, the current and most strict construction standards having been adopted in 1994. Most of the Properties were completed prior to the adoption of more stringent building codes in 1994. The Company believes that all Properties were constructed in full compliance with applicable laws and construction standards existing at the time of construction. The Operating Partnerships' insurance policies for the Berg Properties do not cover damage caused by seismic activity, although they do cover losses from fires after an earthquake. The Operating Partnership have not obtained earthquake insurance for the Properties, and the Company believes that such insurance coverage is generally not economical. Following the October 17, 1989 Loma Prieta earthquake in the San Francisco Bay Area, which had a magnitude of approximately 7.1 on the Richter scale, Berg & Berg observed, and its tenants reported, only minimal damage to the Properties. Should an earthquake occur that results in substantial damage to the existing Properties, or properties subsequently acquired by the Company, the Company could lose its investment in such properties and its financial condition, operating results and ability to make distributions could be adversely affected.


FEDERAL INCOME TAX RISKS

     FAILURE TO QUALIFY AS A REIT. The Company intends to elect to be taxed as a REIT under the Code for its taxable year ending December 31, 1998, and to operate in a manner designed to achieve and maintain qualification as a REIT. Although the Company expects that it will be organized and will operate in conformity with the requirements for qualification as a REIT, no assurance can be given that the Company will so qualify or that it will continue to qualify in the future. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The Company's ability to qualify and maintain its status as a REIT will depend on the Company's ability to meet various requirements. For example, at least 95% of the Company's gross income in any year must be derived from dividends, interest, rents from real property, certain capital gains and other qualified sources, and the Company must make annual distributions to shareholders totaling at least 95% of its REIT taxable income (excluding net capital gains). See "FEDERAL INCOME TAX CONSIDERATIONS." These and various other factual matters and circumstances not entirely within the Company's control may affect its ability to qualify or maintain its status as a REIT. In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. See "FEDERAL INCOME TAX CONSIDERATIONS--Requirements for Qualification."

     If the Company were to fail to qualify as a REIT in any taxable year, it would not be allowed a deduction for distributions to its shareholders in computing its taxable income, and it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification was lost. As a result of the loss of REIT status, funds available for distribution to the Company's shareholders would be reduced for each of the years involved and, in addition, the Company would no longer be required to make distributions to its shareholders. Although the Company currently intends to operate in a manner designed to enable it to qualify and maintain its status as a REIT, it is possible that economic, market, legal, tax or other considerations may cause the Company to fail to qualify as a REIT or may cause the Company's board of directors either to refrain from making the REIT election or to revoke the REIT election once made.

     REIT DISTRIBUTION REQUIREMENTS. To obtain and maintain favorable tax treatment as a REIT, the Company generally will be required each year to distribute as a dividend to its shareholders at least 95% of its otherwise taxable income (after certain adjustments). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income for the calendar year, 95% of its capital gain income for the calendar year and any undistributed taxable income from prior periods. Failure to comply with these requirements would result in the Company's income being subject to tax at regular corporate rates.

     OWNERSHIP LIMIT NECESSARY TO MAINTAIN REIT QUALIFICATION. In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code (the "Five or Fewer Test"). For the purposes of preserving the Company's qualification as a REIT, the Charter generally prohibits ownership (the "Ownership Limit") of more than 9% of the Common Stock by any shareholder (other than limits set by agreements with the Berg Group, for which the aggregate Ownership Limit is 20% (the "Berg Group Ownership Limit")). The Charter mandates the aggregation of stock owned by affiliated owners for purposes of the Ownership Limit. Individuals owning a percentage of the Common Stock outstanding that exceeds the Ownership Limit at the time of the Reincorporation Merger will not be required to reduce their stock holdings but will be subject to the Ownership Limit with respect to the acquisition of additional shares of Common Stock (other than shares acquired pursuant to board-approved stock option and other compensation plans). Following consummation of the UPREIT Transactions, the Berg Group initially will own less than two percent of the issued and outstanding Common Stock. One current legislative proposal of the Clinton administration would amend the "closely held" requirement for REIT qualification. See "FEDERAL INCOME TAX CONSIDERATIONS--Requirements for Qualification."

     The constructive ownership rules of the Code are complex and may cause Common Stock owned, directly or indirectly, by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9% of the Common Stock (or the acquisition of an interest in an entity which owns Common Stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9% of the Common Stock, and thus subject such stock to the Ownership Limit.

     The Charter provides that any transfer of shares by members of the Berg Group or other shareholders that would result in direct or constructive ownership in excess of the applicable Ownership Limit would be void, and the intended transferee of such shares, including any pledgee, will be deemed never to have had an interest in such shares. Further, if, in the opinion of the board of directors (i) a transfer or repurchase of shares would result in any shareholder or group of shareholders acting together owning in excess of the Ownership Limit, or (ii) a proposed transfer or repurchase of shares may jeopardize the qualification of the Company as a REIT under the Code, under the Charter the board of directors may, in its sole discretion, refuse to allow the shares to be transferred to the proposed transferee. If any transfer or repurchase of shares of Common Stock occurs which, if effective, would result in any person beneficially or constructively owning shares of Stock of the Company in excess or in violation of the above transfer or ownership limitations (a "Prohibited Owner"), then that number of shares shall be automatically transferred to a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner shall not acquire any rights in such shares. The Prohibited Owner shall not benefit economically from ownership of any shares of stock held in the Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust (the "Trustee") shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. The shares or L.P. Units held by the Berg Group members are not subject to automatic transfer to the Trust, however, as their shares will be subject to the prohibitions associated with the applicable Berg Group Ownership Limit, as well as restrictions on any exchanges of L.P. Units and share purchases, repurchases and transfers of any kind that would result in a violation of the Five or Fewer Test. See "FEDERAL INCOME TAX CONSIDERATIONS--Requirements for Qualification."

UNCERTAINTIES REGARDING DISTRIBUTIONS TO SHAREHOLDERS

     The Company's income will consist primarily of the Company's share of the income of the Operating Partnerships, and the Company's cash flow will consist primarily of its share of distributions from the Operating Partnerships. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income (of the Company or the Operating Partnerships) and the effect of required debt amortization payments could require the Company directly, or through the Operating Partnerships, to borrow funds on a short-term basis to meet its intended distribution policy. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE
PROPERTIES--Liquidity and Capital Resources" and "DISTRIBUTION POLICY" for information concerning the Company's expected cash flow.

     The amount and timing of distributions by the Operating Partnerships will be determined by the board of directors of the Company as the sole general partner of the Operating Partnerships and will be dependent on a number of factors, including the amount of cash available for distribution, the Operating Partnerships' financial condition, any decision by the Board of Directors to reinvest funds rather than to distribute such funds, the Operating Partnerships' capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Company's Board of Directors deems relevant. See "FEDERAL INCOME TAX CONSIDERATIONS--Taxation of the Company--Requirements for Qualification" and "--Annual Distribution Requirements." Accordingly, there is no assurance that the Company will be able to meet or maintain its intended distribution policy.

POTENTIAL PROPERTY TAX REASSESSMENTS

     The Company does not believe that its acquisition of interests in the Operating Partnerships will result in a statutory change in ownership giving rise to a reassessment of any of the Properties for California property tax purposes. There can be no assurance, however, that county assessors or other tax administrative agencies in California will not attempt to assert that such a change occurred as a result of the transactions related to the Berg Acquisition. Although the Company believes that such a challenge would not be successful ultimately, there can be no assurance regarding the outcome of any such dispute or proceeding. Such a reassessment could result in increased real estate taxes on the Properties. Substantially all of the leases for the Properties contain provisions requiring the tenants to pay their proportionate share of any property tax increases. As a practical matter, the Company may be unable to pass through to its tenants the full amount of the increased taxes resulting from a reassessment, however, the Company believes that any amount not passed through to tenants will not have a material effect on the Company's operating results. See "THE COMPANY'S PRO FORMA DATA."

MARKET FOR COMMON STOCK

     The AMEX halted trading of the Common Stock at the opening of trading on October 20,1997. The last day of trading prior to the halt was October 17, 1997. The closing price of the Common Stock on October 17, 1997 was $3.38. On _____________, 1998, the last trading day immediately preceding the date of this Proxy Statement/Prospectus, the closing price of the Common Stock on the AMEX was $________.

THE COMPANY'S OBLIGATION TO PURCHASE TENDERED L.P. UNITS

     Each of the Limited Partners (other than Carl E. Berg and Clyde J. Berg) will have the annual right to exercise their Put Rights and cause the Operating Partnerships to purchase a portion of their L.P. Units at a purchase price based on the average market value of the Common Stock for the 10-trading day period immediately preceding the date of tender. Upon the exercise of this put right by a Limited Partner the Company will have the option to purchase the tendered L.P. Units with available cash, borrowed funds, or the proceeds of an offering of newly issued shares of Common Stock. The Limited Partners' Put Rights generally commence one year after the completion of the Berg Acquisition, and are available once a year for a maximum of one-third of the Limited Partner's L.P. Units. If the total purchase price of the L.P. Units tendered by all Limited Partners in one year exceeds $1 million, the Operating Partnerships or the Company shall be entitled to reduce proportionally the number of L.P. Units to be acquired from each tendering Limited Partner so that the total purchase price is not more than $1 million. The exercise by Limited Partners of their Put Rights may reduce the amount of Cash Available for Distribution to shareholders of the Company. See "OPERATING PARTNERSHIP AGREEMENT--Exchange Rights, Put Rights and Registration Rights."

RISK OF POTENTIAL SECURITIES LAW VIOLATIONS


     The offer and sale of L.P. Units by the Operating Partnerships has not been registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act for "transactions by an issuer not involving any public offering." Although the Acquisition Agreement contemplating the issuance of the L.P. Units and Common Stock of the Company issuable on conversion of the L.P. Units after one year pursuant to the
Acquisition   Agreement   was  entered  into  by  the  Company,   the  Operating
Partnerships and the Limited Partners prior to the filing of the Registration Statement with the Commission, the closing of the transactions comprising the Berg Acquisition had not occurred prior to such filing. Accordingly, an issue may arise under the federal securities laws as to whether the offer and sale of L.P. Units to the Limited Partners should be integrated with the offering contemplated in connection with the Reincorporation Merger with the effect that the exemption afforded by Section 4(2) of the Securities Act would be unavailable, and the offer and sale of L.P. Units to the Limited Partners should have been registered under the Securities Act. If it were ultimately determined that the offer and sale of L.P. Units to the Limited Partners should have been registered under the Securities Act, the holders of L.P. Units might have the right under the federal securities laws to rescind the sales of these securities and contributions of certain R&D Properties by such Limited Partners; or, theoretically, even to seek rescission of the Company's acquisition of its general partner interests in the Operating Partnerships. As Carl E. Berg has agreed with the Company that neither he nor any other Berg Group member will take any such action against the Operating Partnerships or the Company, the Company believes that any claim of non-compliance with the registration provisions of the Securities Act with respect to the offer and sale of the L.P. Units is unlikely and does not believe that any such potential securities laws violations will materially adversely affect the Company's financial position, results of operations or ability to make distributions to stockholders. In addition, the Company has received the opinion of counsel to the Company that such offers and sales were exempt from the registration provisions of the Securities Act.

SHARES ELIGIBLE FOR FUTURE SALE


     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock. Sales of substantial amounts of Common Stock (including shares issued in connection with the Exchange Rights) or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Additional shares of Common Stock may be issued to the Limited Partners (subject to the Ownership Limit) if they exchange their L.P. Units for shares of Common Stock pursuant to the Exchange Rights or may be sold by the Company to raise funds to acquire such L.P. Units if the Limited Partners elect to tender L.P. Units to the Company pursuant to the Put Rights. Such Exchange Rights and Put Rights, however, generally are not available during the first 12 months following the Berg Acquisition. During that period, the Limited Partners will be allowed to seek one registration of not more than 500,000 shares of Common Stock for resale (on SEC Form S-3 or the equivalent) and will have "piggyback registration" rights for not more than 25% of the total number of shares proposed for a public offering of Common Stock by the Company. Following the first anniversary of the Berg Acquisition, the exercise of the Exchange Rights generally is limited to the exchange or sale once during any 12-month period by each Limited Partner of up to one-third of the aggregate number of L.P. Units owned by such Limited Partner. The Company has granted certain "demand," "resale" and "piggyback" registration rights with respect to shares of Common Stock acquired by the Limited Partners and their Affiliates pursuant to the Exchange Rights. All registrations of Berg Group shares are subject to underwriters' requirements for offering size reduction, and the right of the board of directors to restrict or delay registrations for limited periods. Purchasers of 6,495,058 shares of Common Stock in the Private Placement will be permitted to sell from time to time the shares of New Common Stock issued in exchange for those shares in the Reincorporation Merger pursuant to the Registration Statement and any post-effective amendment to the Registration Statement, which the Company will try to keep effective for one year, until those shares become eligible for sale pursuant to Rule 144. Their ability to sell those shares pursuant to the Registration Statement will be subject to certain restrictions, including the Company's right to require the holders of the shares to halt further offers and sales during periods when the Company has determined that the continued offer and sale of those shares pursuant to the Registration Statement would be detrimental to the Company or its stockholders. The Company may decide not to maintain the effectiveness of the Registration Statement during the first year following the final closing date for the Berg Acquisition. See "BACKGROUND OF THE UPREIT TRANSACTIONS -- Background" and "THE SELLING STOCKHOLDERS." Sales of shares acquired by members of the Berg Group and other Limited Partners through the exercise of their Exchange Rights and registration rights and fluctuations in resales pursuant to the Registration Statement may adversely impact the price and trading volume of the Common Stock from time to time to the detriment of other stockholders.

                               THE SPECIAL MEETING

     At the Special Meeting, the board of directors seeks shareholder approval or ratification of the following six proposals pertaining to the UPREIT Transactions. Each of the transactions is subject to distinct terms and conditions. The parties to the Berg Acquisition have completed the Partnership Closing portion of the transaction, and the Company seeks shareholder ratification of the Berg Acquisition is conditioned upon the completion of the Private Placement. None of such transactions is subject to the occurrence of the Reincorporation Merger. The board of directors intends for the shareholders to consider all six proposals at once, and this Proxy Statement/Prospectus describes the UPREIT Transactions and their material consequences based on the assumption that all of the UPREIT Transactions will be approved by the shareholders and consummated by the parties to each transaction.

                                   PROPOSAL 1

     APPROVAL OF SALE OF 6,495,058 SHARES OF COMMON STOCK AT $4.50 PER SHARE

                                  PROPOSAL 2

     RATIFICATION OF THE COMPANY'S ACQUISITION OF THE SOLE GENERAL PARTNER
                INTEREST IN EACH OF THE OPERATING PARTNERSHIPS

                                  PROPOSAL 3

   APPROVAL OF THE COMPANY'S ACQUISITION OF THE PENDING DEVELOPMENT PROJECTS
         FROM CARL E. BERG AND CERTAIN OTHER MEMBERS OF THE BERG GROUP

                                  PROPOSAL 4

   APPROVAL OF THE COMPANY'S ACQUISITION OF AN OPTION TO ACQUIRE FUTURE R&D PROPERTIES BUILT ON LAND OWNED BY CARL E. BERG AND CERTAIN OTHER MEMBERS OF
                                THE BERG GROUP

                                   PROPOSAL 5


             APPROVAL OF THE ISSUANCE OF UP TO 93,398,705 SHARES OF
 COMMON STOCK IN EXCHANGE FOR LIMITED PARTNERSHIP INTERESTS HELD BY OR ISSUABLE
  TO CARL E.BERG AND CERTAIN OTHER MEMBERS OF THE BERG GROUP AND OTHER LIMITED
                                    PARTNERS



                                   PROPOSAL 6

                REINCORPORATION OF THE COMPANY AS A MARYLAND REIT

PROPOSALS 1, 2, 3, 4 AND 5 PERTAIN TO THE BERG ACQUISITION AND THE COMPANY'S FORMATION OF AN UPREIT. PROPOSAL 6 CONCERNS THE MERGER OF THE COMPANY INTO MISSION WEST-MARYLAND, WHICH THE COMPANY ANTICIPATES WILL ELECT REIT STATUS IN 1998.

PARTIES TO THE BERG ACQUISITION


     The Berg Group consists of Carl E. Berg and his wife, Clyde J. Berg, certain trusts for their respective children, BBE, and certain other entities which they control. See "PRINCIPAL SHAREHOLDERS." The members of the Berg Group currently own 55,845,938 L.P. Units, or approximately 82.52% of the Operating Partnerships. The remaining 3,633,695 L.P. Units are owned directly, or indirectly, by Mr. Kontrabecki and other non-Affiliates of the Berg Group. All the individuals and entities actually holding or acquiring record ownership of the L.P. Units pursuant to the Acquisition Agreement have represented to the Company that they are accredited investors within the meaning of Rule 501(a) of Regulation D promulgated by the Commission under the Securities Act. The Berg Acquisition will provide material benefits to the members of the Berg Group. See "BACKGROUND OF THE UPREIT TRANSACTIONS--Benefits to the Berg Group," and "Description of the Properties -- Overview of the Acquired Properties."


PARTIES TO THE REINCORPORATION MERGER

     The Reincorporation Merger will be effected through the merger of the Company with and into Mission West-Maryland pursuant to Section 1110 of the California General Corporation Law (the "CGCL") and Sections 3-101 et seq. of the Maryland General Corporation Law (the "MGCL"). Mission West-Maryland was incorporated in Maryland on March 20, 1998. See "THE REINCORPORATION MERGER."

GENERAL INFORMATION CONCERNING SOLICITATION AND VOTING

     The enclosed proxy is solicited on behalf of the board of directors of the Company for use at the Special Meeting to be held on, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Shareholders. The Special Meeting will be held at 10050 Bandley Drive, Cupertino, California 95014. The mailing of this Prospectus/Proxy Statement and the accompanying form of proxy to shareholders of the Company entitled to vote at the Special Meeting is expected to commence on or about ______________, 1998.

RECORD DATE, VOTING RIGHTS AND OUTSTANDING SHARES


     The outstanding securities of the Company at October 15, 1998 consisted of 1,698,536 shares of Common Stock. Each shareholder of record at the close of business on ___________, 1998 is entitled to one vote for each share of Common Stock then held. The shares represented by any proxy in the enclosed form will be voted in accordance with the instructions given on the proxy if the proxy is properly executed and is received by the Company prior to the close of voting at the meeting or any adjournment or postponement thereof.


REVOCABILITY OF PROXIES

     A shareholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive office at 10050 Bandley Drive, Cupertino, California 95014, a written notice or revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person.

SOLICITATION

     The cost of soliciting proxies in the enclosed form will be borne by the Company. Solicitation will be made primarily by mail but shareholders may be solicited by telephone, telegraph, or personal contact. The board of directors may retain the services of a proxy-soliciting firm for soliciting proxies from those entities holding shares in street name.

VOTES REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock, either voting in person or by proxy, is necessary to approve Proposal 6, the Reincorporation Merger. The remaining proposals require only approval of the shareholders, which is defined under California law to mean the affirmative vote of a majority of the shares represented and voting at the Special Meeting.


     Section 310(a) of the CGCL provides that a contract or transaction between a director or directors of the corporation and the corporation, or between the corporation and another organization in which the director has a material financial interest, is not void or voidable if (1) the facts relating to the interests of a director or directors are fully disclosed or known to shareholders and the contract or agreement is approved or identified by a majority of the shareholders with the shares owned by the interested director not being entitled to vote on the matter, or (2) the facts are fully disclosed or known to the board of directors, and the board of directors authorizes, approves or ratifies the contract or transaction in good faith without counting the vote of the interested director or directors and the contract or transaction is just and reasonable as to the corporation at the time it is authorized, approved or ratified. The Berg Acquisition, which is subject to approval or ratification pursuant to Proposals 2, 3 4 and 5 involves contracts between the Company and Carl E. Berg, members of his Immediate Family and his Affiliates. Shareholder approval of the Reincorporation Merger will include adoption of the Charter and the Mission West-Maryland by laws which include provisions that benefit Mr. Berg, members of his Immediate Family and his Affiliates. The Company believes that the approval by the Company's board of directors of the Berg Acquisition and the Reincorporation Merger in May 1998 satisfied the requirements of Section 310(a). The Company also seeks ratification of the Berg Acquisition and the Reincorporation, however, by the holders of a majority of the outstanding shares of Common Stock exclusive of the 48,133 shares held in the aggregate by members of the Berg Group.



CONSEQUENCES IF THE PROPOSALS ARE NOT APPROVED


     The board of directors adopted resolutions approving the contracts and transactions comprising the Berg Acquisition and the Reincorporation Merger on May 14, 1998, subject to shareholder approval or ratification, as the case may be. AMEX rules or the CGCL require shareholder approval only of Proposals 1, 5 and 6, but the board of directors has determined to seek shareholder approval of all the UPREIT Transactions due to the materiality of such transactions and the potential conflicts of interests between the Company and the Berg Group. Management and the board of directors of the Company believe that such contracts and transactions are and have been carried out in the best interests of the Company. As the Company and other parties to the Acquisition Agreement did complete the Partnership Closing in July 1998, the failure of the shareholders to approve the transaction would not render it ineffective between the parties. Similarly, the Company already has entered into binding agreements to sell 6,495,058 shares of Common Stock in the Private Placement. Within two years from the date of the Partnership Closing the holders of a majority of the L.P. Units in each Operating Partnership may call the Demand Notes issued at the Partnership Closing and upon acquisition of the Fremont Properties, which currently total approximately $33.9 million and which the Company will need to finance by July 2000. If the shareholders do not approve the Private Placement at the Special Meeting, the Company will seek to obtain the amount of funds to be provided by the Private Placement in the same or another manner, including through borrowings under the Wells Fargo Line.

     The failure of the shareholders to approve Proposals 3 and 4 would deprive the Company of the right to acquire the Pending Development Projects and developments constructed on the Berg Land Holdings. The Company believes this would materially diminish its ability to increase revenues and expand its real estate holdings within the next two years.

     If the shareholders do not approve Proposal 5, the limited partners will not be able to exchange L.P. Units for Common Stock, and the Company's Total Market Capitalization would be much lower. Additionally, the Company would be unable to meet its obligations to the sellers under the Pending Projects Acquisition Agreement, and thus, unable to enter into that agreement.

     The Company and all other parties are obligated under the terms of the Acquisition Agreement as amended to use their ultimate best efforts to obtain shareholder approval of the UPREIT Transactions. Therefore, if the shareholders fail to ratify the Partnership Closing transactions and/or the other transactions comprising the Berg Acquisition by failing to approve Proposals 2, 3 and 4, the Company intends to call another special meeting of shareholders at which the Company again would seek such ratification and approval.


     In any event, the Company's management does not intend to recommend the dissolution and liquidation of the Company even though the shareholders fail to approve any or all of the Proposals. Under the CGCL, however, the holders of at least one-half of the Company's voting shares could vote in favor of dissolution, or the holders of at least one-third of the voting shares could initiate an action in Superior Court for involuntary dissolution of the Company.

     The Berg Acquisition and the Private Placement may be consummated upon shareholder approval irrespective of whether the shareholders approve the Reincorporation Merger. If the shareholders fail to adopt Proposal 6, the Company nevertheless intends to elect to become a REIT in 1998, but it will remain subject to the CGCL, and will not have adopted the Charter or the proposed bylaws of Mission West-Maryland. The Company's articles of incorporation and bylaws do not contain share ownership limits and other restrictions contained in the Charter or proposed bylaws that are intended to help maintain REIT qualification, however. Therefore the Company would face a greater risk of ceasing to qualify as a REIT if the shareholders do not approve the Reincorporation Merger.See "COMPARISON OF SHAREHOLDERS RIGHTS" and "FEDERAL INCOME TAX CONSIDERATIONS -- Taxation of the Company -- Requirements for Qualification."


DISSENTERS' RIGHTS

     Under California law, none of the shareholders of the Company will be entitled to exercise dissenters' rights with respect to any of the Proposals. See "THE REINCORPORATION MERGER--Approval and Effectiveness of Merger."

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The board of directors of the Company unanimously recommends votes "FOR" Proposals 1 through 6.

                      BACKGROUND OF THE UPREIT TRANSACTIONS

INTRODUCTION


     Following the sale of all of its properties in the first half of 1997, the Company considered several strategic alternatives and decided in May 1997 to enter into a Stock Purchase Agreement for the sale of 200,000 shares of newly issued Common Stock for $900,000, or $4.50 per share, to BBE and other investors designated by BBE. At that time, BBE and the Company contemplated that the Company would become a vehicle to acquire office/R&D real estate, or interests in entities owning such real estate, from Carl E. Berg and his affiliates. Since then, the Company has been engaged in raising capital through private placements of Common Stock, and Mr. Berg and his affiliates have been reorganizing the Operating Partnerships' predecessors, making arrangements to acquire additional R&D Properties and refinancing indebtedness secured by some of the Properties to obtain more favorable loan terms.

     Pursuant to the Acquisition Agreement signed in May 1998 and amended in July 1998, the Company acquired an approximate 12.11% interest as the sole general partner in each of the Operating Partnerships. The Operating Partnerships now own all of the Berg Properties and the Acquired Properties, representing a total of approximately 4.34 million rentable square feet of R&D Properties. In addition, the Company has agreed to acquire the approximately
1.02 million rentable square feet of Pending Development Projects, after they have been constructed and leased, including an approximate 0.5 million square foot project expected to be occupied by Microsoft. The Berg Group owns L.P. Units representing approximately 82.52% and non-Berg Group parties own approximately 5.37% of the interests in the Operating Partnerships prior to the acquisition of any Pending Development Projects by the Operating Partnerships.


     In November 1997, the Company effected a 1-for-30 reverse stock split of the Common Stock (the "Reverse Split"). All share and per share figures stated in this Proxy Statement/Prospectus give effect to the Reverse Split.

BACKGROUND


     THE COMPANY. Until recently, the Company was engaged in developing, owning, operating, and selling income-producing commercial real estate. Since completing its most recent development projects in 1991, the Company has been involved principally in owning and operating real estate projects. In January and May 1997, the Company completed the sale of its entire real estate portfolio held prior to the Company's purchase of a 12.11% general partnership interest in the Operating Partnerships.


     The Company was formed in 1969 as Palomar Mortgage Investors, a California business trust. It operated as a REIT, investing primarily in short and intermediate-term construction and development loans secured by first trust deeds on real property. In 1974, the Company terminated new loan activity except to facilitate the sale of property acquired from borrowers through foreclosure or by deed in lieu of foreclosure and, in 1975, changed its name to Mission Investment Trust. In 1979, the Company terminated its status as a REIT and began to develop and market the properties it owned. In 1982, the Company incorporated under its present name. The Company has two wholly owned subsidiaries, MIT Realty, Inc. and Mission West Executive Aircraft Center, Inc. ("MWEAC"). MIT Realty, Inc. and MWEAC are both inactive.

     In July 1996, the Company entered into an agreement to sell all of its real estate assets. That agreement was subsequently terminated and replaced, as was a subsequent agreement. On December 6, 1996, the Company entered into an agreement to sell all of its real estate assets to Spieker Properties, L.P. for $50.5 million in cash. Upon completion of the sale of eight properties and one parcel of land, the Company received $47.5 million in cash, from which it repaid all debt encumbering the properties and paid a majority of the related transaction and closing costs, including $3 million in "break-up" fees from the terminated sales transactions.

     On February 4, 1997, the Company declared a special dividend of $9.00 per share payable on February 27, 1997 to all shareholders of record as of February 19, 1997. After the sale of assets and the payment of the dividend to shareholders, only nominal assets remained in the Company. The board of directors and management considered available strategic alternatives for the remaining corporate entity. Those alternatives included possible business or asset acquisitions or combinations, a sale of the corporate entity, and outright liquidation.


     On May 27, 1997, the Company entered into the Stock Purchase Agreement with BBE, which transferred most of its share purchase rights to unaffiliated accredited investors as of August 4, 1997. All such investors signed a Voting Rights Agreement requiring them to vote their shares as recommended by Carl E. Berg on behalf of BBE. A special meeting of shareholders was on held August 5, 1997, at which the shareholders of the Company approved the transaction. The transaction was completed on September 2, 1997, at which time all officers and directors of the Company resigned, and BBE and the other investors acquired a 79.6% controlling ownership position in the Company as a group.

     On October 20, 1997, the Company paid a further distribution of $3.30 per share to shareholders of record as of August 28, 1997, from available cash including $900,000 received in the September 1997 transaction. No portion of the distribution was paid on shares acquired by BBE and its co-investors. In connection with that distribution, the AMEX halted trading of the Common Stock at the opening of trading on October 20, 1997.

     To increase the price per share of the Common Stock, raise funds and increase assets and shareholders' equity, at a special meeting of shareholders held on November 10, 1997, the shareholders of the Company approved the Reverse Split, and the sale of 1,250,000 newly issued shares of Common Stock at $4.50 per share in a private placement offering. The Company completed that transaction as of November 12, 1997. Certain purchasers of Common Stock in the November transaction also signed a Voting Rights Agreement requiring them to vote their shares as recommended by Carl E. Berg on behalf of BBE. Including such purchasers, holders of more than 60% of the outstanding shares of Common Stock were subject to one of the Voting Rights Agreements. Also in November 1997, the Company changed its fiscal year to December 31.

     The August and November 1997 private placements and the Reverse Stock Split were intended to increase the likelihood of the resumption of AMEX trading. However, neither the Company nor the AMEX set a deadline for the resumption of trading, nor did AMEX provided guidance beyond declaring its desire that there be a firm commitment for the Company to acquire a controlling general partner interest in the partnerships holding the Berg Properties and to raise additional capital. In addition, the Company did not want trading to resume until (i) audited financial statements were available, (ii) the Company had adequately disclosed the contemplated UPREIT Transactions, (iii) the terms of all the transactions had been settled, and (iv) the Registration Statement had been declared effective by the Commission, or it became apparent that such declaration was imminent.

     In September 1998, BBE elected to relinquish the potential voting control of the Company represented by the Voting Rights Agreements and unilaterally terminated them with notice to affected parties. As a result, neither Carl E. Berg nor any other member of the Berg Group has any right to cause a majority of the shares of Common Stock to be voted in favor of proposals desired by him or others in the Berg Group, including Proposals 1 through 6.

     THE OPERATING PARTNERSHIPS. The Company has acquired control of the four Operating Partnerships by becoming the sole general partner in each one effective as of July 1, 1998 for financial statement, income tax and reporting purposes by purchasing an approximate 12.11% interest in each of the Operating Partnerships through the issuance of Demand Notes of approximately $8.9 million, $6.9 million, $18.3 million, and $1.1 million to MWP, MWP I, MWP II and MWP III, respectively. Interest on the Demand Notes is computed at the rate of 7.25% per annum. Payment demands under each Demand Note may be made by action of the holders of a majority of the outstanding L.P. Units in the Operating Partnership only upon the earlier of the closing of the Private Placement, or two years from the of issuance date of the Demand Note. Mr. Berg and other members of the Berg Group control such a majority in each Operating Partnership other than MWP III and would be able to place the Company in default upon a timely demand that the Company cannot honor. The Company believes that all of the Demand Notes will be repaid within two years after their original issuance date. If the proceeds of the Private Placement and other funds of the Company are insufficient to retire the Demand Notes in full at the closing of the Private Placement, the Company intends to borrow funds under the Wells Fargo Line to repay the balance of the demand Notes.

     The Operating Partnerships hold R&D Properties with an aggregate book value as of September 30, 1998, of $506 million (including accumulated depreciation of $2.6 million), subject to total debt of $220 million. The total amount of collateralized indebtedness of the Operating Partnerships is $220 million.

     In connection with the Partnership Closing, each of the Operating Partnerships and their limited partners entered into an Agreement for Assumption and Allocation of Liabilities, under which the Limited Partners agreed to assume personal liability for a certain percentage of recourse indebtedness under the Wells Fargo Line, in the event of payment default by the Operating Partnerships, as well as other indebtedness of such partnerships in order to preserve basis for federal income tax purposes. Effective September 30, 1998, the Company and the Operating Partnerships become parties to the Wells Fargo Line and some Limited Partners have guaranteed similar amounts of indebtedness under that line of credit. In addition, certain Limited Partners have guaranteed a portion of the Prudential Secured Loan to preserve tax basis. The Acquisition Agreement provides that Limited Partners are entitled to assume or guaranty indebtedness of the Operating Partnerships in such proportions as they request.

     The Operating Partnerships have been maintained as separate entities to avoid unnecessary transfers of real estate interests and maintain favorable tax depreciation methods and periods for the benefit of the current Limited Partners. At present, the Company has no intention of merging or combining any of the Operating Partnerships. The Acquisition Agreement does provide, however, that the Company may operate the four limited partnerships for some purposes as if they were a single enterprise. The Company may commingle the funds and cash flow of the partnerships, and, generally, will make them joint obligors for all recourse indebtedness of the Partnership and secure mortgage debt in proportion to the Properties held by the respective partnerships. Operating cash flow shall be distributed based upon the total partnership interests in the Operating Partnerships, and the Company's total share of distributions from the Operating Partnerships will be equal to its overall percentage interest in the Operating Partnerships from time to time. The Acquisition Agreement contemplates that all financing, investing, property acquisitions and dispositions, and all business expansion activities of the Company and the Operating Partnerships will be undertaken through the Operating Partnerships in a manner intended to maintain a ratio of net equity value for each of the four limited partnerships to the total net equity value of the Operating Partnerships as a whole that is similar to such ratio as of the July 1, 1998 effective date of the Partnership Closing. See "THE ACQUISITION AGREEMENT."

     The Acquisition Agreement provides for reallocations of interests and adjustments in the amounts payable by the Company to each Operating Partnership in exchange for its general partnership interest based upon differences between the amount of debt encumbering the Properties of an Operating Partnership as of the effective date of the Partnership Closing and the amount of such debt on May, 14, 1998. In conjunction with the Partnership Closing and the Prudential Secured Loan refinancing, final closing accounting entries and adjustments as of June 30, 1998 were made on the books of the predecessors of the four Operating Partnerships. Due to higher than estimated closing debt balances, the total number of L.P. Units was reduced by 7,426,773 from 66,906,406 L.P. Units to 59,479,633 L.P. Units to reflect the number of L.P. Units properly outstanding as of July 1, 1998, computed with reference to the agreed upon valuation of $4.50 per Outstanding Share and the net equity value of $267,658,348 determined for the predecessors of the Operating Partnerships as of June 30, 1998. Due to the reduction in total L.P. Units, the Company's recomputed interest in the Operating Partnerships increased automatically to 12.11%.

     The Operating Partnerships now have an aggregate of 59,479,633 L.P. Units outstanding, of which 55,845,938 L.P. Units are held by Carl E. Berg and other members of the Berg Group. All of the Operating Partnerships are governed by the terms of the Operating Partnership Agreement. Upon the final closing date for the Berg Acquisition and shareholder approval at the Special Meeting, the Operating Partnerships also will be subject to the terms of the Exchange Rights Agreement, the Pending Projects Acquisition Agreement and the Option Agreement.


     All holders of L.P. Units (other than Carl Berg and Clyde Berg) may put their L.P. Units for redemption by the Operating Partnerships not more than once each year, subject to the Company's right to purchase such units with funds raised through an offering of new shares of Common Stock, and subject to an aggregate annual limitation of $1 million for the total purchase price, unless the Company otherwise elects. Upon the exercise of such put rights, the holder of the L.P. Units will receive cash. In addition, the holders of the L.P. Units may exchange their L.P. Units for shares of Common Stock under certain circumstances. See "OPERATING PARTNERSHIP AGREEMENT--Exchange Rights, Put Rights and Registration Rights."


     THE PRIVATE PLACEMENT. To partially finance its acquisition of the general partner interests in the Operating Partnerships, the Company has agreed to sell 6,495,058 shares of Common Stock at a price of $4.50 per share to a number of accredited investors in two separate private placements. In one of the transactions, Ingalls & Snyder has acted as the placement agent for the sale of 5,800,000 shares of Common Stock for a total cash purchase price of $26,100,000. Ingalls & Snyder is entitled to receive a commission of $0.05 per share from each of the purchasers payable at the closing for the purchase of the shares. The Company is not obligated to pay these commissions. The Ingalls & Snyder private placement was offered through a Private Placement Memorandum dated as of April 27, 1998 and was fully subscribed on May 4, 1998. At the same time, the Company effected an additional private placement for the offer and sale of 695,058 shares of Common Stock at a price of $4.50 per share to a separate group of investors, including Mr. Berg and consisting primarily of friends and relatives of the Company's senior management. In the transaction, John Moran, a principal of Ingalls & Snyder, will receive 200,000 shares of Common Stock at the closing in payment for services rendered related to the Company's recent capital formation efforts in assisting the Company to obtain its financing. The other 495,058 shares will be sold for cash. The Private Placement is expected to close on the final closing date for the Berg Acquisition but only upon shareholder approval at the Special Meeting. All of the purchasers in both transactions have signed a stock purchase agreement which constitutes their irrevocable commitment to purchase the shares of Common Stock, subject only to customary closing conditions such as the accuracy of the Company's representations and warranties, in addition to the approval of the Private Placement by the shareholders at the Special Meeting. All of the purchasers have represented to the Company that they are accredited investors. The Company believes that some of the investors who have agreed to purchase shares in the Private Placement may fail to close because they will not have available funds that they possessed in May 1998, may no longer view the purchase of shares of Common Stock as a desirable investment, or for some other reason, may refuse to perform their obligations under the stock purchase agreement. If this occurs, the Company will seek to enforce those agreements, or, if management decides not to sue defaulting investors, the Company intends to replace lost purchase proceeds by selling the authorized shares of Common Stock to other investors at $4.50 per share or other available price, or by borrowing the funds under the Wells Fargo Line.

     The Commission has advised the Company that it does not believe that the shares of New Common Stock to be issued in the Reincorporation Merger in exchange for the shares of Common Stock purchased in the Private Placement will be subject to resale under Rule 145(d). Accordingly, although the Company has no contractual obligation to do so, the Company has registered such shares under the Registration Statement for reoffer and resale by the holders during periods that the Registration Statement remains effective under the Securities Act. The Company presently intends to maintain the effectiveness of the Registration Statement, or a successor registration statement, for this purpose for a period of one year after the closing date for the Private Placement, but is not obligated to do so. Furthermore, the Company has reserved the right to require the selling stockholders to refrain from making offers and sales pursuant to such Registration Statement for any period in which the Company has determined that it would be detrimental to the Company or its stockholders to continue offering or selling shares under the Registration Statement. Principally, this would occur at times when the Company had declined to disclose material nonpublic information. See "THE SELLING STOCKHOLDERS."

REASONS FOR THE PRIVATE PLACEMENT AND THE BERG ACQUISITION

     The board of directors believes that the Private Placement and the Berg Acquisition represent effective means for rapidly acquiring (i) a substantial portfolio of Silicon Valley R&D Properties, (ii) a strong and effective real estate management operation, and (iii) a substantial presence in the REIT industry for future acquisitions and raising capital to finance the Company's operations. Except for the Excluded Properties, the Properties in the Company's initial portfolio include all of the Silicon Valley R&D Properties owned by any of the Berg Group members prior to the Partnership Closing. Moreover, the acquisition of a controlling interest in the Operating Partnerships rather than the direct acquisition of any of the Properties enhances the Company's acquisition and development strategy by providing several alternatives (e.g., cash, Common Stock or L.P. Units) for acquiring the Pending Development Projects and one or more of the Berg Land Holdings from the Berg Group or acquiring additional properties from third parties. The Company believes that these alternative currencies will enable it to acquire desirable buildings or sites from sellers (including the Berg Group) who seek the liquidity provided by shares of Common Stock, or to offer L.P. Units to sellers (including the Berg Group) interested in deferring potential taxable gain. Furthermore, it will allow the Company the flexibility to acquire significant properties without using cash or issuing Common Stock to sellers whose ownership thereof would cause them to exceed the Ownership Limit. By completing the Partnership Closing effective as of July 1, 1998 and in advance of the Special Meeting, the Company is able to consolidate the balance sheets and operating results of the Operating Partnerships with its own financial statements for the entire second half of the current fiscal year. The Company believes that this has simplified the accounting procedures associated with recording the associated transactions, has permitted clearer financial statement presentation, reduced the risk that the Company might fail to meet the 75% gross income test for REIT qualification in 1998, and will help the Company to avoid regulation under the Investment Company Act of 1940.


SUMMARY OF THE TRANSACTIONS


     The Berg Acquisition and Private Placement transactions include the following events:


- The Company will sell 6,495,058 shares of Common Stock for net proceeds of $28.3 million, including 200,000 shares of Common Stock valued at $4.50 per share to John Moran as consideration for consulting services related to the Company's recent capital formation efforts.


- The former general partners in each of the four limited partnerships comprising the Operating Partnerships have resigned. BBE and Kontrabecki have become limited partners in MWP and MWP III, respectively. Berg & Berg Developers LLC and Berg Family Partners LLC were owned by the limited partners in MWP I and MWP II in identical proportions to their respective interests in such partnerships and were dissolved simultaneously with the Partnership Closing.

-    The  Company  has  become  the  sole  general   partner  of  the  Operating
     Partnerships by acquiring an approximate 12.11% interest in the capital and profits of the Operating Partnerships for $35.2 million.

- Existing Limited Partnership interests have been converted into 46,832,260 L.P. Units and a total of 12,647,373 L.P. Units have been issued in exchange for R&D Properties contributed to MWP by Carl E. Berg, certain other Berg Group members, and two of the Kontrabecki Partnerships.

- The Limited Partners will obtain the right to exchange each of their L.P. Units for one share of Common Stock upon certain circumstances.

- Certain Limited Partners have the right to put their L.P. Units to the Operating Partnerships once each year for cash at a price equal to the 10-day average trading price for the Common Stock, and by agreement with the Company, it will have the option to purchase the tendered units for cash or shares of Common Stock at the same price. The total annual purchase price of the tendered L.P. Units may not exceed $1 million without the Company's consent.


- Certain Berg Group members have agreed with the Company that the Operating Partnerships will have the right to acquire each of the Pending Development Projects in exchange for a specified number of L.P. Units (estimated to be a total of 33,919,072 L.P. Units) when each such Project has been completed and leased. The number of L.P. Units to be issued will be adjusted if the Property's first-year monthly rental rate per square foot differs from the amount projected under the Pending Project Acquisition Agreement.


- The Berg Group will grant to the Company and the Operating Partnerships the right to purchase the Berg Land Holdings at a fixed formula pursuant to the Option Agreement as long as the Berg Group holds, or has the right to acquire, shares representing 65% of the Common Stock on a Fully-Diluted basis. In addition, the Berg Group will provide certain rights of first offer to the Company and the Operating Partnerships in the event the Berg Group exercises any reserved rights to develop the Berg Land Holdings.

- Berg & Berg has transferred its property management business to the Company and has leased a portion of its Bandley Drive headquarters to the Company pursuant to the Office Lease.

     - For income tax reasons certain Limited Partners have assumed secondary personal liability of some existing debt, and some of those Limited Partners have guarantied a portion of the Prudential Secured Loan and the Wells Fargo Line. The liability assumption and allocation agreements and guaranties obligate those Limited Partners to repay the debt to the extent the lender is unable to receive payment through recourse to the Operating Partnerships and their assets.


CONSEQUENCES OF THE BERG ACQUISITION AND THE PRIVATE PLACEMENT


     The Berg Acquisition and the Private Placement have or will have the following consequences:


- The existing shareholders of the Company will own approximately 20.73% of the outstanding Common Stock of the Company, and after this transaction, the purchasers of Common Stock in the Private Placement will own approximately 79.27% of the outstanding voting securities of the Company.


- The Company is the sole general partner of, and owns an approximate 12.11% interest in, the Operating Partnerships.

- The members of the Berg Group beneficially own 55,845,938 L.P. Units representing in the aggregate an approximate 82.52% limited partnership interest in the Operating Partnerships.

- Individuals and entities, other than members of the Berg Group, directly and indirectly own 3,633,695 L.P. Units representing in the aggregate an approximate 5.37% limited partnership interest in the Operating Partnerships.


- The Operating Partnerships will own the fee interest in all of the Properties.

- The proceeds of the Prudential Secured Loan along with the proceeds of the Company's purchase of its interest in the Operating Partnerships and cash on hand prior to the Partnership Closing of the Berg Acquisition have been used to repay existing debt secured by the Properties, including debt effectively incurred prior to the effective date of the Partnership Closing to fund substantially all of a distribution of $138.7 million to Carl E. Berg and Clyde J. Berg.


BENEFITS TO THE BERG GROUP

     The members of the Berg Group, and to a lesser extent the non-affiliated Limited Partners in the Operating Partnerships, will realize benefits from the Berg Acquisition. These benefits include:


- All of the L.P. Units in the Operating Partnerships will be exchangeable for shares of Common Stock pursuant to the Exchange Rights Agreement (subject to the Ownership Limit). L.P. Units held by other than Carl E. Berg and Clyde J. Berg may be tendered to the Operating Partnerships pursuant to the Put Rights. Under certain circumstances, the holders of the L.P. Units also may require the Company to register the shares of Common Stock received upon conversion of the L.P. Units. Accordingly, after the expiration of certain restrictions upon the exercise of these liquidity rights, the Berg Group's ownership interest in the Operating Partnerships will be more liquid than its ownership interest in the Berg Properties, and the partnership interests beneficially owned by the partners in the Operating Partnerships will be more liquid than their current ownership interests in each of the four limited partnerships that will comprise the Operating Partnerships.

- Carl E. Berg and Clyde J. Berg received distributions totaling $138.7 million from MWP I and MWP II prior to the effective date of the Partnership Closing.

- Certain debt relating to the Properties was refinanced, including debt owed under the Wells Fargo Line for which members of the Berg Group are personally liable. However, members of the Berg Group and other Limited Partners in the Operating Partnerships have provided personal guaranties with respect to all or some portion of the debt for income tax reasons.


- Carl E. Berg will receive an annual salary of approximately $100,000 plus additional benefits as the Chief Executive Officer of the Company. See "MANAGEMENT--Executive Compensation."

VALUATION OF INTERESTS


     BERG ACQUISITION. Pursuant to the Berg Acquisition, the Company has succeeded to the Silicon Valley R&D Property ownership and management business of the Berg Group through the Company's general partnership interest in the Operating Partnerships. In October 1997, the board of directors of the Company determined that, until such time as the Company had acquired operating properties or other assets which would generate reportable income and funds from operations, all issuances of Common Stock and transactions involving the actual or contingent issuance of equity securities of the Company would be effected at a price of $4.50 per share, or the equivalent thereof. The Company sold shares of Common Stock at that price in a private placement in September 1997 and in another private placement in November 1997. The closing price of the Common Stock, as quoted on the AMEX, was $3.38 on October 17, 1997, the last trading date prior to the halt in trading declared by the AMEX effective as of October 20, 1997. On October 21, 1997, a special distribution of $3.30 per share of Common Stock was paid to shareholders of record as of August 28, 1997. Upon approval of the shareholders and filing an amendment to the articles of incorporation of the Company on November 10, 1997, the Company effected Reverse Split, which the board of directors expected to result in each outstanding share of Common Stock having a value approximately equal to the $4.50 price which investors had paid in the private placement transaction on November 12, 1997. In May 1998, the Company agreed to sell shares of Common Stock to the purchasers in the Private Placement at $4.50 per share. Pursuant to the Acquisition Agreement, the Company agreed to acquire its approximately 12.11% general partner interest in the Operating Partnerships for $35.2 million, which (assuming 67,673,227 Outstanding Shares) equates to a price of approximately $4.30 per share of Common Stock. The Company and the Berg Group have used a price of $4.50 to determine the value of each L.P. Unit as well as the number of L.P. Units issuable in connection with the Operating Partnerships' acquisition of the Pending Development Projects. See "DESCRIPTION OF THE PROPERTIES--The Pending Development Projects." The price of $4.50 per share selected by the board of directors may not be representative of the trading price of a share of Common Stock, and it is likely that the Common Stock will trade at a different price.

     Independent appraisals were not obtained to determine the fair market value of the Berg Properties for purposes of the Berg Acquisition. The total historical cost of the Berg Properties was approximately $178 million at June 30, 1998 immediately prior to the effective date of the Partnership Closing. The Company believes, however, that the most appropriate valuation is one that reflects the value of the Silicon Valley R&D Property ownership and management business of the Operating Partnerships, taken as a whole.


PRO FORMA CAPITALIZATION


     The following table sets forth the capitalization of the Company as of September 30, 1998 and as adjusted to reflect the consummation of the UPREIT Transactions. The information set forth in the following table should be read in conjunction with the combined historical financial statements and notes thereto and the (unaudited) pro forma financial information and notes thereto included elsewhere in this Proxy Statement/Prospectus and the discussion set forth in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources."



                                                                   September 30, 1998
                                                          -----------------------------------
                                                             Company           Company Pro
                                                            Historical           Forma(2)
                                                          ---------------     ---------------
                                                                    (in thousands)
Debt:
   Wells Fargo Line                                           $39,044             $46,610
   Mortgage notes payable (related parties)                    18,780              18,780
   Mortgage notes payable                                     162,222             157,597
                                                          ---------------     ---------------
     Total debt(1)                                            220,046             222,987

Minority Interest                                             273,740             273,740

Shareholders' equity:
   Preferred Stock, $0.001 par value, 20,000,000
     authorized, none issued and outstanding on
     a pro forma basis                                           -                   -
   Common Stock, $0.001 par value, 200,000,000
     authorized, 8,193,594 issued and outstanding
     on a pro forma basis                                        -                      8
   Receivable from issuance of Common Stock                      (941)               (941)
   Additional paid in capital                                  27,596              55,961
   Accumulated deficit in excess of dividends paid            (19,711)            (19,711)
                                                          ---------------     ---------------
     Total shareholders' equity                                 6,944              35,272
                                                          ---------------     ---------------
Total Capitalization                                         $500,730            $531,999
                                                          ---------------     ---------------
                                                          ---------------     ---------------

-----------
(1) For a description of the Company's debt, see Note 5 of Notes to Combined Financial Statements for the Berg Properties and "DESCRIPTION OF THE PROPERTIES--Mortgage Debt."

(2) Excludes any effect of exercise or conversion of potentially dilutive securities.

                 INFORMATION WITH RESPECT TO THE COMPANY

INCLUDED INFORMATION


     This Proxy Statement/Prospectus is accompanied by (i) a copy of the Company's Form 10-K for the one-month transition period and fiscal year ended December 31, 1997; (ii) Part I of the Company's Form 10-Q for the quarter ended September 30, 1998; and (iii) combined historical financial statements of the Operating Partnerships' predecessor as of and for the periods or years ended June 30, 1998 and 1997, and December 31, 1997, 1996 and 1995.


PRICE RANGE OF THE COMMON STOCK AND DISTRIBUTION HISTORY

     The following are the high and low sales prices, by quarter, of the Company's common stock for the two most recent fiscal years as adjusted to give retroactive effect to the 1 for 30 reverse stock split which was effective as of November 10, 1997:

                               1997                               1996
                   ------------------------------     ------------------------------
                       High             Low               High             Low
                   -------------    -------------     -------------    -------------
First Quarter(1)     397 1/2          56 1/4(2)           161 1/4         138 3/4
Second Quarter       112 1/2          52 1/2              210             138 3/4
Third Quarter        153 3/4          93 3/4              247 1/2         187 1/2
Fourth Quarter       136 7/8          93 3/4(3)           292 1/2         213 3/4

----------
(1) In 1997, the Company changed its fiscal year end from November 30 to December 31. Thus, the first quarter of 1997 includes the month of December 1996.

(2) During the first fiscal quarter in 1997 (on February 27, 1997), the Company paid a $9.00 special dividend ($270 adjusted to give retroactive effect to the 1 for 30 reverse stock split).

(3) During the fourth fiscal quarter in 1997 (on October 21, 1997), the Company paid a $3.30 special dividend ($99 adjusted to give retroactive effect to the 1 for 30 reverse stock split).


     As of September 30, 1998, the approximate number of holders of record of the Company's common stock was approximately 360. The Company paid no dividends during fiscal 1996. The Company declared and paid a special dividend of $9.00 per share ($270 per share, post-split) on February 27, 1997. A special dividend of $3.30 per share was paid on October 21, 1997 ($99 per share, post-split).


     The Company intends to qualify as a REIT for tax purposes in the fiscal year ending December 31, 1998. In order to so qualify, the Company intends to declare and pay regular quarterly dividends in the future. See "DISTRIBUTION POLICY."

                         THE COMPANY'S PRO FORMA DATA

                  SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA


     Set forth below are summary unaudited pro forma combined financial information and other data for the Company as of and for the periods indicated, prepared on the assumption that the Private Placement and the Berg Acquisition had occurred at September 30, 1998 for balance sheet data and property and other data. The pro forma operating data further assumes that such transactions had occurred as of January 1, 1997. This data should be read in conjunction with the Selected Financial Data and the historical and pro forma financial statements included elsewhere in this Proxy Statement/Prospectus.




                                                                     Pro Forma           Pro Forma
                                                                  Nine Months Ended      Year Ended
                                                                 September 30, 1998   December 31, 1997
                                                                 ------------------  -------------------
                                                                             (in thousands)

OPERATING DATA:
Revenue:
   Rent                                                                 $39,558         $48,992
   Tenant reimbursements                                                  6,357           6,769
   Other income                                                             178             359
                                                                 ==================  ===================
      Total revenue                                                      46,093          56,120
                                                                 ------------------  -------------------
Expenses:
   Operating expenses                                                     3,403           4,036
   Real estate taxes                                                      3,696           4,475
   General and administrative                                             2,100           2,750
   Interest (related parties)                                             1,022           1,362
   Interest                                                              10,660          14,639
   Depreciation and amortization                                          7,936          10,842
                                                                 ------------------  -------------------
      Total Expenses                                                     28,817          38,104
                                                                 ------------------  -------------------
Income before minority interest                                          17,276          18,016
Minority Interest                                                        15,325          16,021
                                                                 ------------------  -------------------
Income before gain on sale of real estate                                 1,951           1,995
Gain on sale of real estate                                                   -           4,736
                                                                 ------------------  -------------------
   Net income                                                             1,951           6,731
                                                                 ==================  ===================

   Basic and Diluted Earnings Per Share (1)                               $0.24           $0.82
                                                                 ==================  ===================
   Weighted average number of common shares outstanding               8,193,594       8,193,594

                                                                 ==================  ===================

PROPERTY AND OTHER DATA:
Total properties, end of period                                              69              69
Total square feet, end of period                                      4,340,569       4,340,569
Average monthly rental revenue per square foot(2)                         $1.01           $0.87
Average occupancy - stabilized                                              100%             97%

FUNDS FROM OPERATIONS: (3)                                              $25,212         $28,858

BALANCE SHEET DATA:
   Real estate assets, net of accumulated depreciation                 $506,120
   Total assets                                                         543,477
   Debt                                                                 204,207
   Debt (related parties)                                                18,780
   Total liabilities                                                    234,465
   Minority Interest                                                    273,740
   Shareholders' equity                                                  35,272

-------------------

(1) Per share calculations do not consider the dilutive effect of (i) 59,479,633 L.P. Units that may become exchangeable for shares of Common Stock; and (ii) 605,000 shares of Common Stock issuable in connection with options outstanding under the 1997 Stock Option Plan. For purposes of the pro forma per share calculation, these securities if converted or exercised, would have no effect on per share calculations.


(2) Average monthly rental revenue per square foot has been determined by taking the base rent for the period, divided by the number of months in the period, and then divided by the total square feet of occupied space.


(3) As defined by the National Association of Real Estate Investment Trusts ("NAREIT"), FFO represents net income (loss) before minority interest of unitholders (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustments for unconsolidated partnerships and joint ventures. Management considers FFO an appropriate measure of performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the Company's ability to incur and service debt and make capital expenditures. FFO should not be considered as an alternative for net income as a measure of profitability nor is it comparable to cash flows provided by operating activities determined in accordance with GAAP. FFO is not comparable to similarly entitled items reported by other REITs that do not define them exactly as the Company defines FFO. See "Distribution Policy."

                          THE BUSINESS OF BERG & BERG

HISTORY OF BERG & BERG

     Carl E. Berg, the Company's President and Chief Executive Officer and the controlling member of the Berg Group, has been engaged in the development and long-term ownership of Silicon Valley real estate for more than 25 years. In 1969, Mr. Berg foresaw the rising demand for efficient, multi-purpose facilities for the rapidly growing electronics industry in the area of Santa Clara County that has come to be known as "Silicon Valley" (a term that now encompasses much of the southern portion of the San Francisco Bay Area). See "--The Silicon Valley R&D Property Market". He formed a general partnership, Sobrato-Berg Properties, with John Sobrato to focus on the development of R&D Properties, that is, mixed-use facilities providing space for offices, development and research, light manufacturing and assembly. Between 1969 and 1980, Sobrato-Berg Properties acquired and developed approximately 45 R&D Properties, totaling approximately 3.5 million rentable square feet. In 1980, Messrs. Berg and Sobrato terminated their partnership and, as a result of the subsequent division of its assets, 20 properties totaling approximately 1.2 million rentable square feet were transferred to Berg Family Partnership, owned by Mr. Berg and other members of the Berg Group.

     In 1980, Mr. Berg and his brother, Clyde J. Berg, organized Berg & Berg to continue the business of acquiring and developing R&D Properties. Between 1980 and 1983, Berg & Berg acquired and developed 18 additional R&D Properties, totaling approximately 1.4 million rentable square feet.

     In 1983, Berg & Berg's assessment of the Silicon Valley commercial real estate market suggested a significant decline in demand for rental property, particularly in the R&D Property segment of the market. Based on this assessment, in 1983 Berg & Berg focused its attention on enhancing investment returns from its existing portfolio of properties and constructing facilities for identified tenants on a build-to-suit basis. From 1983 until 1995, Berg & Berg was engaged primarily in build-to-suit development activities on a limited basis in selected locations where experience with its portfolio properties indicated  that new  buildings  could be rented  at rates  adequate  to  justify
anticipated   development   costs  and  provide  an  acceptable  return  on  its
investment.

     In late 1994, Berg & Berg perceived a change in the market for R&D Properties in Silicon Valley and in 1995 acquired over 60 acres of land in Milpitas, Fremont and Mountain View, California and over 450,000 square feet of R&D Properties with short-term leases at below-market rents. During the past two years, Berg & Berg has purchased land or options on land totaling more than 55 acres in south San Jose. In 1995 and 1996, Berg & Berg began construction of eight buildings comprising over 700,000 square feet and was one of the two most active developers leasing and building R&D Properties in Silicon Valley.

     Since 1972, Mr. Berg also has been actively involved in venture capital investments in technology companies in the Silicon Valley. Directly and through various venture capital partnerships, he has made early-round equity investments in more than 100 technology companies, including such companies as Amdahl
Corporation, Sun Microsystems, Inc., Integrated Device Technologies, Inc., Valence Technology, Inc., Iwerks Entertainment, Inc., On-Command Video, Inc. and Videonics, Inc. Mr. Berg has served on the boards of directors of numerous technology companies and currently serves on six such boards. These activities have helped Berg & Berg to develop a detailed understanding of the real estate requirements of technology companies, to acquire valuable market information, to increase its name recognition within the venture capital and entrepreneurial communities, and to manifest its commitment to the growth and success of Silicon Valley companies. The Company believes that Mr. Berg's substantial knowledge of and contacts in the information technology industry have provided a significant benefit to Berg & Berg in the operation of its commercial real estate business, and will continue to benefit the Company after the Berg Acquisition.

REGIONAL ECONOMIC PROFILE

     The San Francisco Bay Area comprises nine counties, including Santa Clara, Alameda, Contra Costa, Marin, Napa, San Francisco, San Mateo, Solano and Sonoma Counties, covering approximately 7,200 square miles. The San Francisco Bay Area is the second largest metropolitan area in California with over 6.5 million people, and the fourth largest metropolitan area in the United States after New York, Los Angeles, and Chicago.

     The economy of the San Francisco Bay Area is one of the strongest and most diverse in the nation. The growth of the computer, biotechnology, and engineering industries propels the region's economy forward as new technologies draw strength from a broad base of industries, services, venture capital financing, banking, universities, and research institutions. The San Francisco Bay Area's long term relationship with Pacific Rim countries has made it one of the major gateways for Asia and Far East trade. Moreover, the San Francisco Bay Area has a reputation as one of the most desirable areas in the United States to visit, which has made tourism a major growth industry. The San Francisco Bay Area is a center of all resources necessary to create, develop and expand new businesses.

     Factors   contributing  to  the  region's  economic  strength  include  the following:

     - TECHNOLOGY CENTER. The Silicon Valley economy has an expansive employment base of technology, semiconductor, electronics, telecommunications, software, and computer related companies unsurpassed in the nation and the world. The Silicon Valley is host to over 4,000 technology companies employing in excess of 250,000 people. Santa Clara County ranks fourth in the State of California in terms of employment and population and is headquarters to many Fortune 500 companies, including Applied Materials, Inc., Apple Computer, Inc., Intel Corporation, Sun Microsystems, U.S. Robotics, Inc., National Semiconductor Corporation, Cisco Systems, Inc., and Hewlett-Packard.

     - FINANCIAL SERVICES CENTER. The San Francisco Bay Area is the home of the nation's highest density of venture capital firms, the headquarters for Bank of America, Wells Fargo Bank, and numerous investment banking firms specializing in technology industries. According to the Price Waterhouse LLP National Venture Capital Survey, during 1997, venture capital firms invested approximately $3.66 billion in Silicon Valley companies.

     - TRANSPORTATION AND FREEWAYS. Silicon Valley has an elaborate regional freeway system, the San Jose International Airport, close access to the San Francisco International Airport, and a modern light rail system that is expected to cover major portions of the Silicon
          Valley's R&D areas by the year 2000. The major freeways are Interstates 280, 680, and 880, U.S. 101, and Highway 85. U.S. 101 and Interstate 280 converge in San Jose and connect to San Francisco, while Interstate 880 connects the Oakland area. Interstate 680 provides access to the East Bay and Pleasanton areas. Highway 85 forms a semi-circle around San Jose and connects the main residential areas to the heart of Silicon Valley.

     - HIGHLY EDUCATED WORK FORCE. The San Francisco Bay Area has the highest percentage of college-educated adults in the nation and its pre-eminent educational institutions, such as Stanford University and the University of California at Berkeley, have played a major role in making it one of the world's leading technology centers. The presence of these major research institutions and the highly educated work force has fueled the region's economic engine and will enable the region to build on its strong technology base in the future.

     - CENTER FOR INTERNATIONAL TRADE. The San Francisco Bay Area is currently the fourth largest trade district behind Los Angeles, New York and Detroit serving primarily the Pacific Rim countries.

THE SILICON VALLEY R&D PROPERTY MARKET

     Santa Clara County, which incorporates much of Silicon Valley, including the San Jose metropolitan area, has grown in population from 659,000 in 1960 to 1,653,100 on January 1, 1997, according to census data. San Jose, with a population of more than 850,000, is the third largest city in California and the eleventh largest in the United States. Santa Clara County is the largest county in the San Francisco Bay Area encompassing an area of 1,312 square miles, and includes many communities of diverse size and nature.

     Much of Santa Clara County's economic growth has been driven by the development and expansion of high technology industries. In recent years, space requirements and higher rents for R&D Properties in Santa Clara County have led technology companies to seek facilities elsewhere at office parks located in southwestern Alameda County and southwestern San Mateo County. As a result, the Company believes that the term "Silicon Valley" now refers to the more or less contiguous areas of industrial development in all three counties where a substantial number of technology companies can be found.

                              THE SILICON VALLEY


                                     [MAP]

     Supported by major educational and research institutions and by a strong venture capital community, Silicon Valley has been instrumental in the development and commercialization of technology in virtually every major field. Over the past 40 years the Silicon Valley economy has grown and diversified through an evolutionary process as successive generations of technology emerge, mature and are eventually replaced. In recent years, the continuous emergence of new generations of technology companies has kept unemployment rates in Santa Clara County consistently lower than California rates overall, and generally lower than national rates, as shown by the following table:

UNEMPLOYMENT RATE


           United States (1)     California (2)     Santa Clara County (2)
           -----------------     --------------     ----------------------
1993             6.8%                 9.4%                   6.8%
1994             6.1%                 8.6%                   6.2%
1995             5.6%                 7.8%                   4.9%
1996             5.4%                 7.2%                   3.6%
1997             4.9%                 6.1%                   3.1%



----------------

(1)  Source:  U.S. Bureau of Labor Statistics.

(2) Source: State of California Employment Development Department. The overall 1997 unemployment rates for the area referred to as Silicon Valley in this Proxy Statement/Prospectus are lower than the rates for Santa Clara County.


     While Silicon Valley companies often establish manufacturing plants in other locations where they can benefit from lower facilities and labor costs, the headquarters, marketing and research and development functions associated with running the company and developing new products often remain in Silicon Valley. This occurs because of the availability of a well-trained and experienced workforce, an established infrastructure of vendors and service-providers and the proximity to major universities engaged in advanced science and technology research. Consequently, the principal space requirement for entrepreneurial technology companies in Silicon Valley is for R&D Properties. According to regular quarterly reports on R&D Properties prepared by BT Commercial Real Estate ("BT Commercial"), Silicon Valley R&D Properties currently represent over 120 million rentable square feet, more than 50% of all commercial industrial space in Silicon Valley. At the end of the fourth quarter of 1997, the vacancy rate for Silicon Valley R&D Properties stood at 4.5%, an approximate 10% decrease from the fourth quarter of 1996. Currently, the occupancy rate is approximately 95% for properties in good condition at desirable locations.


SILICON VALLEY R&D PROPERTY MARKET

     The following table sets forth data regarding the Silicon Valley R&D Property market:


           Increase in Aggregate     Increase in Aggregate                        Average Asking
             Space Available(1)         Leased Space(1)        Vacancy Rate     Rental Rates($)(2)
           ---------------------     ---------------------     ------------     ------------------
1993               12.1                       1.5                  14.1%          0.76
1994               15.2                       3.0                  12.2%          0.76
1995               22.5                       8.5                   7.0%          0.75  -  0.80
1996               17.2                       5.2                   5.1%          0.80  -  1.08
1997               16.7                       5.5                   4.5%          1.19  -  1.39


-------------
(1)  Millions of square feet.

(2) Per square foot per month.

     As indicated by the table, since 1995, the Silicon Valley R&D Property market has seen a significant reduction in the excess of gross absorption over net absorption, while witnessing declining vacancy rates and significantly increasing rental rates. The Company does not anticipate a significant increase in gross absorption in this market because there are few large blocks of contiguous space and suitable development sites. For example, in the fourth quarter of 1997, only five blocks of contiguous R&D Property space of at least 100,000 square feet were available in the entire market, according to BT Commercial.


     The Company believes that average asking rental rates during 1998 will exceed 1997 average asking rental rates and will remain level in 1999. According to BT Commercial, between the fourth quarter of 1996 and the fourth quarter of 1997, average asking rental rates in the Silicon Valley R&D Property market rose from $1.11 to $1.39 per square foot per month. On the other hand, tenant improvement allowances offered by landlords have declined substantially, and in desirable locations, like Cupertino, Mountain View, Sunnyvale, San Jose, Fremont and Milpitas, now can be as much as 50% lower than they were in the past few years. Since January 1995, over 1.4 million rentable square feet of the Berg Properties have been leased to approximately 45 tenants with rents at least equal to the average asking rental rate in the Silicon Valley R&D Properties market.

BERG & BERG BUSINESS STRATEGY

     Berg & Berg's development business and its portfolio of Silicon Valley R&D Properties have been built on a business strategy incorporating the following elements:

          - STRONG GEOGRAPHIC AND INDUSTRY FOCUS. Berg & Berg has focused its activities on addressing the facility requirements of technology-oriented companies in the Silicon Valley. The Company believes that this focus has enabled Berg & Berg to gain a thorough understanding of the Silicon Valley real estate market, to anticipate trends in the market, to identify and concentrate its efforts on the most favorably located sub-regions of the market and to take advantage of its experience and its extensive contacts and relationships with local government agencies, real estate brokers and subcontractors, as well as with tenants and prospective tenants.

          - LEAN, EXPERIENCED MANAGEMENT TEAM. In part because of its primary focus on Silicon Valley and the special real estate requirements of technology tenants, Berg & Berg has been able to conduct and expand its business with a small management team comprised of highly-qualified and experienced professionals working within a relatively flat organizational structure. These managers share a common approach to property development and management. The Company believes that the leanness, experience and continuity of this management team have enabled Berg & Berg to rapidly assess and respond to market opportunities and tenant needs, minimize development and construction risks, control operating expenses and develop and maintain excellent relationships with its tenants. The Company further believes that these advantages translate into significantly lower costs for operations and construction which give the Company the ability to compete favorably with other R&D Property developers in Silicon Valley, especially for build-to-suit projects subject to competitive bidding. Furthermore, its lower cost structure should allow the Company to generate better returns from properties whose value can be increased through appropriate remodeling and efficient property management.

          - MARKET AWARENESS AND SENSITIVITY. Berg & Berg has consistently followed a demand-driven approach to the R&D Property business in which it has used its in-depth experience and extensive industry contacts to identify the facility requirements of tenants and potential tenants in the Silicon Valley and its various sub-regions.

          - EMPHASIS ON GENERAL PURPOSE FACILITIES, SINGLE TENANT PROJECTS AND LONG-TERM TENANT RELATIONSHIPS. Most of the Properties are general purpose R&D Properties, located in desirable sub-regions of the Silicon Valley. Such Properties have been developed for, or leased to, single-tenants, many of whom are large, publicly-traded electronics companies. Most of the Company's major tenants have occupied their Properties for many years pursuant to fully net leases under which the tenant pays all operating costs. The Company believes that Berg & Berg's practice of emphasizing the development of single-tenant rather than multi-tenant properties has contributed to its relatively low turnover and high occupancy rates and that the relatively small number of tenants occupying the Properties allows it to efficiently manage the Properties and serve the needs of its tenants without the need for an extensive in-house staff or the assistance of a third-party management organization. In addition, this emphasis allows the Company to pay less for tenant improvements and leasing commissions than multi-tenant, high turnover property owners, and also reduces the time and expense associated with obtaining building permits and other government approvals. The Company believes that the relatively stable, extended relationships which Berg & Berg has developed with its key tenants have been a valuable factor in the expansion of its business.

          - SOUND PROPERTY MANAGEMENT PRACTICES. Berg & Berg makes extensive use of its experienced in-house architectural, design and construction management personnel in all phases of its acquisition, development and property management businesses, and focuses on similar types of development projects to more effectively utilize these skills and experience. For each property, the Berg & Berg staff develops a specific development, marketing and property management program. It selects vendors and subcontractors on a competitive bidding basis from a select group of highly qualified firms with whom it maintains ongoing relationships and carefully supervises their work. The Company believes that, as a result of these sound operating practices, Berg & Berg has acquired a reputation for completing its projects on time and within budget.

                 BERG PROPERTIES SUMMARY SELECTED FINANCIAL DATA

     Set forth below are Summary Combined Financial Data for the Berg Properties as of and for the periods indicated on an historical basis. This data should be read in conjunction with the Selected Financial Data and the historical financial statements included elsewhere in this Proxy Statement/Prospectus.



                                         Six Months Ended
                                             June 30,                              Year Ended December 31,
                                     --------------------------  -------------------------------------------------------------
                                        1998          1997          1997        1996        1995        1994         1993
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------
                                                                         ($ in thousands)
                                     (Unaudited)   (Unaudited)
OPERATING DATA:
Revenue:
   Rent                              $21,962        $18,848         $40,163      $28,934     $23,064     $25,186      $25,620
   Tenant reimbursements               4,038          3,094           6,519        3,902       4,193       3,190        3,486
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------
     Total revenue                    26,000         21,942         46,682       32,836      27,257      28,376       29,106
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------

Expenses:
   Operating expenses                  2,088          2,150        $ 3,741      $ 1,906     $ 2,032     $ 1,355        1,129
   Real estate taxes                   2,126          2,006          4,229        3,750       3,595       2,716        3,116
   Management fee (related parties)      645            498          1,050          827         654         739          994
   Interest (related parties)             61            135            248          293         357         329           45
   Interest                            3,044          3,338          5,919        6,090       6,190       8,222        9,054
   Depreciation and amortization       3,862          3,351          7,717        6,739       6,323       6,851        7,156
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------
                                      11,826         11,478          22,904       19,605      19,151      20,212       21,494
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------
   Income before gain on sale of
     real estate and extraordinary
     item                             14,174         10,464         23,778       13,231      8,106        8,164        7,612
   Gain on sale                            -              -              -            -     20,779            -            -
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------
   Income before extraordinary item   14,174         10,464         23,778       13,231     28,885        8,164        7,612
   Extraordinary item                      -              -        -                610      3,206           -         1,766
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------
     Net income                      $14,174        $10,464        $23,778      $13,841    $32,091      $ 8,164      $ 9,378
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------

   PROPERTY AND OTHER DATA:
   Total properties, end of period        58             56             58           53         50           41           40
   Total square feet, end of period    3,779          3,593          3,779        3,392      3,195        2,856        2,796
   Average monthly rental revenue
     per square foot(1)              $  0.95         $ 0.85         $ 0.86        $0.78      $0.71       $ 0.96        $0.84
   Occupancy at end of period            100%          96.9%          97.7%        91.9%      87.4%        80.3%        89.6%

   FUNDS FROM OPERATIONS(2)(3)       $18,036        $13,815        $31,495      $19,970    $14,429      $15,015      $14,768

   Cash flow from operations         $17,356        $13,709        $29,909      $20,248    $16,392      $16,518      $18,480
   Cash flow from investing              690         (9,831)       (17,251)     (29,275)    (6,353)      (5,003)      (3,248)
   Cash flow from financing          (23,765)             5         (8,432)       9,433    (10,013)     (12,093)     (13,599)

                                             June 30,                                    December 31,
                                     --------------------------  -------------------------------------------------------------
                                        1998          1997          1997        1996        1995        1994         1993
                                     ------------  ------------  -----------  ----------  ----------  ----------   ----------
   BALANCE SHEET DATA:                                                   ($ in thousands)
                                     (Unaudited)   (Unaudited)
   Real estate assets, net of
     accumulated depreciation         $95,600       $97,190        $100,15      $90,710     $72,319       $62,450      $61,610
   Total assets                       104,280       109,525        113,950       97,651      73,730        59,957       64,516
   Debt                                37,868        78,353         76,507       73,416      69,543        79,594      100,126
   Debt - related parties             156,632         2,252          1,975        2,546       3,051         2,889        1,433
   Total liabilities                  200,238        86,874         84,299       80,826      76,199        83,720      104,117
   Partners' (deficit)/ equity        (95,958)       22,651         29,651       16,825      (2,469)      (23,763)     (39,601)


--------------
(1) Average monthly rental revenue per square foot has been determined by taking the base rent for the period, divided by the number of months in the period, and then divided by the total square feet of occupied space.


(2) As defined by the National Association of Real Estate Investment Trusts ("NAREIT"), FFO represents net income (loss) before minority interest of unitholders (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustments for unconsolidated partnerships and joint ventures. Management considers FFO an appropriate measure of performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the Company's ability to incur and service debt and make capital expenditures. FFO should not be considered as an alternative for net income as a measure of profitability nor is it comparable to cash flows provided by operating activities determined in accordance with GAAP. FFO is not comparable to similarly entitled items reported by other REITs that do not define them exactly as the Company defines FFO. See "Distribution Policy."


(3) Non-cash adjustments to FFO were as follows: in all periods, depreciation and amortization; in 1996, 1995 and 1993, gains on extinguishment of debt; and in 1995, gain on sale of property.

     SELECTED COMBINED HISTORICAL FINANCIAL DATA FOR THE ACQUIRED PROPERTIES

     Set forth below are Summary Combined Financial Data for the Acquired Properties as of and for the periods indicated on an historical basis. This data should be read in conjunction with the historical financial statements included elsewhere in this Proxy Statement / Prospectus.


                           Six Months Ended June 30,                           Year Ended December 31,
                        -------------------------------     ----------------------------------------------------------------
                            1998            1997(1)           1997(1)            1996             1995             1994
                        --------------    -------------     -------------    -------------    --------------    ------------
                                                                  (in thousands)
                         (Unaudited)       (Unaudited)
Revenue
   Base rent                $3,301            $2,420            $5,409           $3,388           $3,136            $2,956
   Other income                218                58               250               61               58                60
                        --------------    -------------     -------------    -------------    --------------    ------------
Total Revenue                3,519             2,488             5,659            3,449            3,194             3,016

Expenses
   Property operating           19                25                49              170              417               725
   Real estate taxes           197               116               246               48               11               128
                        --------------    -------------     -------------    -------------    --------------    ------------
Total Expenses                 216               141               295              218              428               853
                        --------------    -------------     -------------    -------------    --------------    ------------

Revenue in excess of
   certain expenses         $3,303            $2,347            $5,364           $3,231           $2,766             2,163
                        --------------    -------------     -------------    -------------    --------------    ------------
                        --------------    -------------     -------------    -------------    --------------    ------------

-----------
(1) The Fremont Properties commenced operations during the first quarter of 1997.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                          OPERATION FOR THE PROPERTIES


     The following discussion should be read in conjunction with the Selected Financial Data and the Combined Financial Statements for the Properties and notes thereto appearing elsewhere in this Proxy Statement/Prospectus. The Combined Financial Statements of the Berg Properties are comprised of the operations, assets and liabilities of the Berg Properties other than the Acquired Properties and the Pending Development Projects. The Kontrabecki Properties and the Fremont Properties became part of the real estate holdings of the Operating Partnerships at the Partnership Closing. The Company is the sole general partner and the beneficial owner of an approximately 12.11% interest in the Operating Partnerships with control of the operations and activities of the Operating Partnerships and all of the Properties from July 1, 1998.


OVERVIEW


     The Berg Properties are a combination of Silicon Valley R&D Properties controlled historically by the Berg Group. Since the beginning of 1995, the aggregate R&D Property square footage represented by the Berg Properties has increased significantly from approximately 2.9 million square feet at December 31, 1994 to approximately 3.8 million square feet at June 30, 1998, primarily from the development of new buildings. Such increase combined with a substantial increase in the overall occupancy rate of the Berg Properties have contributed to a dramatic increase in the revenues earned by the Berg Group from the Berg Properties.


     The table below details the size of the Berg Properties portfolio and the total occupancy rate as of each of the dates presented:

                                June 30,                          December 31,
                          --------------------    ---------------------------------------------
                           1998        1997         1997        1996         1995        1994
                          --------    --------    ---------    --------    ---------    --------
Square feet (millions)      3.8         3.6         3.8          3.4         3.2          2.9
Occupancy percentage        100%       96.9%       97.7%        91.9%       87.4%        80.3%

     Historically, entities within the Berg Group have developed and managed the Berg Properties, drawing on funds provided by operations, lines of credit from Wells Fargo (including the Wells Fargo Line), direct property loans provided by other lending institutions, and contributions of capital from time to time by members of the Berg Group, principally to repay indebtedness outstanding under the Wells Fargo lines of credit. In addition, certain affiliates of the Berg Group have used the Wells Fargo lines of credit for other ventures on a demand basis, including loans used primarily to finance the construction of improvements on certain of the Berg Properties. Those loans and all other lending arrangements with affiliates will be terminated upon the closing of the Berg Acquisition.


     The table below details the borrowings and repayments by the Berg Group during the periods indicated:

                                         Six Months Ended June 30,              Years Ended December 31,
                                       -----------------------------  --------------------------------------------
                                           1998           1997            1997            1996           1995
                                       -------------  --------------  --------------  -------------  -------------
                                                                 ($ in thousands)
Borrowing of Wells Fargo lines                -       $  2,134           $3,750          $6,999         $ 1,034
Repayment of Wells Fargo lines          $(1,277)             -           (1,335)           (952)         (5,978)
Borrowing on Notes (related parties)    119,956              -                -               -             637
Repayment on Notes (related parties)     (1,975)          (294)            (571)           (504)           (474)
Borrowing on Mortgages                        -          3,105            3,105               -               -
Repayment of Mortgages                     (686)          (302)          (2,429)         (1,563)         (1,210)
                                     ---------------  --------------  --------------  -------------  -------------
Borrowed/(Repaid) Total:              $(116,018)       $(4,643)          $2,520          $3,980         $(5,991)
                                     ---------------  --------------  --------------  -------------  -------------
                                     ---------------  --------------  --------------  -------------  -------------

     Most of the Berg Properties were developed by members of the Berg Group or their Affiliates who have held such Properties continuously since their initial construction. Occasionally, the Berg Group has acquired and sold developed properties,  as  well.  In 1995,  the Berg  Group  sold two  buildings  totaling approximately 315,000 rentable square feet: one building was sold directly to the tenant, Xilinx Corporation; the other building was distributed by Berg & Berg Developers to its partners and then sold to Xilinx Corporation (collectively, the "Xilinx Sales"). Immediately after the Xilinx Sales, Berg & Berg acquired McCandless Technology Park in Milpitas, California, which comprised approximately 345,000 rentable square feet. Later in 1995, members of the Berg Group acquired several additional R&D Properties consisting of approximately 110,000 rentable square feet.

     The table below summarizes dispositions, new development, and acquisitions of R&D Properties by the Berg Group since January 1, 1995, in rentable square footage:


                Six Months Ended June 30,          Years Ended December 31,
              ----------------------------  ---------------------------------------
                  1998           1997          1997          1996          1995
              -------------  -------------  ------------  ------------  -----------
Constructed         -           201,157        387,729       196,348       200,484
Purchased           -                 -              -             -       454,591
Sold                -                 -              -             -      (315,460)
              -------------  -------------  ------------  ------------  -----------
Total Net           -           201,157        387,729       196,348       339,615
              -------------  -------------  ------------  ------------  -----------
              -------------  -------------  ------------  ------------  -----------

     Since 1991, BBE has operated as a management company providing services to the Berg Group members and their Affiliates owning the Berg Properties, who have paid BBE a management fee of approximately 3% of gross base rental revenue determined on a cash basis. All management fee arrangements with BBE were terminated as of July 1, 1998.


     Beginning in 1995, new leases established for approximately 44 of the Berg Properties (including leases acquired in the purchase of McCandless Technology
Park) obligated the tenants to pay approximately 3% of the base rent as additional monthly common area charges. Berg & Berg views these charges as a means for tenants to fund their liability for future repairs of a non-structural nature ratably over the term of the lease. In the Combined Financial Statements of the Berg Properties these payments have been characterized as rent under GAAP accounting, and no reserve has been established for any future repairs.


     As of July 1, 1998, the Company acquired its general partnership interest in the Operating Partnerships at the Partnership Closing. The Company's results of operations, cash flows, and liquidity therefore include the Berg Properties and the Acquired Properties from July 1, 1998.


RESULTS OF OPERATIONS


SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1997

      THE BERG PROPERTIES

     RENTAL REVENUES AND TENANT REIMBURSEMENTS. Rental revenue increased by $3.1 million or 16.4%, to $22.0 million for the six months ended June 30, 1998 compared to $18.9 million for the six months ended June 30, 1997. The primary reasons for the increase in rental revenues were the increase in the overall occupancy rate for the Berg Properties, from 96.9% at June 30, 1997 to 100% at June 30, 1998, the addition of approximately 187,000 rentable square feet of leased space during the third quarter of 1997 and higher rents associated with new leases and renewals. Tenant reimbursements increased by $0.9 million or 29.0%, to $4.0 million for the six months ended June 30, 1998 as compared to $3.1 million for the six months ended June 30, 1997. The increase in tenant reimbursements was due primarily to the higher occupancy level and the increase in total rentable square feet of leased space.

     EXPENSES. Total expenses for the Berg Properties increased by $0.3 million, or 2.6%, to $11.8 million for the six months ended June 30, 1998 compared to $11.5 million for the six months ended June 30, 1997. Property operating expenses were $2.1 million for the six months ended June 30, 1998 and 1997. Real estate taxes were $2.1 million for the six months ended June 30, 1998 compared to $2.0 million for the six months ended June 30, 1997. Management fees (related party) increased by $0.1 million, or 20%, to $0.6 million for the six months ended June 30, 1998 in comparison to $0.5 million for the six months ended June 30, 1997. The increase in management fees is a direct result of the increase in rental revenues. Interest expense, including amounts owed to related parties decreased by $0.4 million, or 11.4%, to $3.1 million for the six months ended June 30, 1998 compared to $3.5 million for the six months ended June 30, 1997. The decrease in interest expense resulted from a decrease in debt balances due to normal recurring principal payments, as well as the repayment of $2.0 million of related party debt. Depreciation and amortization expense increased by $0.5 million, or 14.7%, to $3.9 million for the six months ended June 30, 1998 as compared to $3.4 million for the six months ended June 30, 1997. The increase in depreciation and amortization expense resulted primarily from new improvements and new construction since the June 30, 1997.

     NET INCOME. Net income increased by approximately $3.7 million to $14.2 million for the six months ended June 30, 1998, an increase of 35.2% over the net income of $10.5 million for the six months ended June 30, 1997. The substantial rise in net income resulted primarily from the generation of additional revenues from new leases at higher rental rates and from the addition of approximately 187,000 rental square feet of leased space, while incurring minimal increases in expenses.

      THE ACQUIRED PROPERTIES

     RENTAL REVENUES AND TENANT REIMBURSEMENTS. Rental revenue for the six months ended June 30, 1998 was $3.3 million for the Acquired Properties, with $2.3 million coming from the Kontrabecki Properties and $1.0 million coming from the Fremont Properties. Tenant reimbursements and other income were a combined $0.2 million.

     EXPENSES. Total expenses for the Acquired Properties were $0.2 million, all of which were attributable to the Fremont Properties. The Kontrabecki Properties have minimal expenses and tenant reimbursements as the tenants paid most of their expenses directly to the service providers.

     REVENUE IN EXCESS OF CERTAIN EXPENSES. The combined revenue in excess of certain expenses of the Acquired Properties was $3.3 million, of which $2.3 million was derived from the Kontrabecki Properties and $1.0 million from the Fremont Properties.


YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     THE BERG PROPERTIES

     RENTAL REVENUES AND TENANT REIMBURSEMENTS. Rental revenue increased by $11.3 million, or 39.1%, to $40.2 million for the year ended December 31, 1997 compared to $28.9 million for the year ended December 31, 1996. The principal reasons for the increase in rental revenue were the increase in the overall occupancy rate for the Berg Properties, from 91.9% at December 31, 1996 to 97.7% at December 31, 1997, the addition of approximately 388,000 rentable square feet of leased space, and scheduled rental rate increases. Tenant reimbursements increased by $2.6 million, or approximately 66.7%, to $6.5 million for the year ended December 31, 1997 from $3.9 million for the year ended December 31, 1996. The increase in tenant reimbursements was due primarily to the higher occupancy level, an increase of 388,000 rentable square feet of leased space, and an increase in the number of tenants reimbursing the Berg Properties for operating expenses rather than paying them directly to the service provider.

     EXPENSES. Total expenses for the Berg Properties increased by approximately $3.3 million, or 16.8%, to $22.9 million for the year ended December 31, 1997, compared to $19.6 million for the year ended December 31, 1996. Property operating expenses increased by $1.8 million, or 94.7%, to $3.7 million for the year ended December 31, 1997 from $1.9 million for the year ended December 31, 1996. The increase in operating expenses was offset by an increase of $2.6 million in tenant reimbursements and was due primarily to the increased occupancy of the Berg Properties and the substantial increase in leased square footage. Depreciation expense increased by $1.0 million, or 14.9%, to $7.7 million for the year ended December 31, 1997 as compared to $6.7 million for the year ended December 31, 1996. The increase in depreciation expense resulted primarily from new improvements and new construction. Real estate taxes increased slightly by $0.4 million, or approximately 10.5%, to $4.2 million for the year ended December 31, 1997 from $3.8 million for the year ended December 31, 1996. Interest expense (including amounts associated with related parties) for the year ended December 31, 1997 was virtually unchanged from the year ended December 31, 1996, as debt principal balances and interest rates remained substantially the same.

     NET INCOME. Income before extraordinary item increased by $10.6 million, or approximately 80.3%, to $23.8 million for the year ended December 31, 1997, from $ 13.2 million for the year ended December 31, 1996, as rental revenue increased substantially due to increased occupancy of the Berg Properties, scheduled rental rate increases, and the addition of leased space without a comparable increase in total expenses. For the year ended December 31, 1996, net income included an extraordinary gain of $0.6 million related to the forgiveness of debt by Great West Life & Annuity Insurance Company.

     THE ACQUIRED PROPERTIES

     RENTAL REVENUES AND TENANT REIMBURSEMENTS. Rental revenue for the year ended December 31, 1997 was $5.4 million for the Acquired Properties, with $4.1 million coming from the Kontrabecki Properties and $1.3 million coming from the Fremont Properties, which were completed during the first quarter of 1997. Tenant reimbursements and other income were a combined $0.3 million, with $0.1 million attributable to the Kontrabecki Properties and $0.2 million attributable to the Fremont Properties.

     EXPENSES. Total expenses for the Acquired Properties were $0.29 million, of which $0.02 million applied to the Kontrabecki Properties and $0.27 million applied to the Fremont Properties.

     REVENUE IN EXCESS OF CERTAIN EXPENSES. The combined revenue in excess of certain expenses of the Acquired Properties was $5.4 million, of which $4.2 million were generated by the Kontrabecki Properties and $1.2 million by the Fremont Properties.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     The Berg Properties

     RENTAL REVENUE AND TENANT REIMBURSEMENTS. Rental revenue increased by $5.8 million, or 25.1%, to $28.9 million for the year ended December 31, 1996 from $23.1 million for the year ended December 31, 1995, as the overall occupancy rate increased to 91.9% at December 31, 1996 from 87.4% at December 31, 1995. In addition, rental rates rose for new and renewal leases, and the Berg Group added approximately 196,000 square feet of new leased R&D Properties to the Berg Properties. Tenant reimbursements decreased by $0.3 million, or 7.1%, to $3.9 million for the year ended December 31, 1996 from $4.2 million for the year ended December 31, 1995, as the additional tenant reimbursements attributable to increased occupancy of the Berg Properties and the acquisition of additional leased space were more than offset by the decline in tenant reimbursements as a result of new tenants paying operating expenses directly to the service providers.

     EXPENSES. Total expenses increased by 2.1% to $19.6 million for the year ended December 31, 1996, from $19.2 million for the year ended December 31, 1995. Operating expenses decreased by $0.1 million, or 5%. Interest expense decreased by $0.2 million, or 3.0% to $6.4 million for the year ended December 31, 1996 from $6.6 million for the year ended December 31, 1995 due to construction activities and related borrowings. Depreciation and amortization expense increased by $0.4 million, or 6.3% for the year ended December 31, 1996, to $6.7 million from $6.3 million for the year ended December 31, 1995, due to the addition of new R&D Properties and leased space acquired by the Berg Group during 1995 and 1996. Real estate taxes increased by $0.2 million, or 5.6% to $3.8 million for the year ended December 31, 1996 from $3.6 million for the year ended December 31, 1995, as a result of minor reassessments as values rose on certain Berg Properties while the real estate tax increases attributable to the increase in net rentable square footage were offset by the disposition of two R&D Properties in the Xilinx Sales. For the year ended December 31, 1996, general and administrative expenses, as reflected by the management fee paid to BBE, increased with rental revenues.

     NET INCOME. Income before gain on sale of real estate and extraordinary items increased by $5.1 million to $13.2 million for the year ended December 31, 1996, from $8.1 million for the year ended December 31, 1995, as growth in revenues far exceeded the increase in expenses. Income decreased for the year ended December 31, 1996, however, due to the effect of two extraordinary items for the year ended December 31, 1995: The $20.8 million gain on the Xilinx Sales, and a $3.2 million gain which resulted from the forgiveness of debt by Great West Life & Annuity Insurance Company. For the year ended December 31, 1996, $0.6 million of extraordinary gain also resulted from debt forgiveness by the same lender.

     THE KONTRABECKI PROPERTIES

     RENTAL REVENUE AND TENANT REIMBURSEMENTS. Rental revenue increased by approximately $0.3 million, or 9.7%, to $3.4 million for the year ended December 31, 1996 from $3.1 million for the year ended December 31, 1995. The increase was primarily due to an increase in occupancy to 86.9% at December 31, 1996 from 81.8% at December 31, 1995, and rising rental rates for new and renewal leases. Tenant reimbursements and other income were level for the period.

     EXPENSES. Total expenses decreased substantially by 48.8%, to $0.22 million for the year ended December 31, 1996, compared to $0.43 million for the year ended December 31, 1995. For the year ended December 31, 1996, operating and maintenance expenses decreased by $0.25 million, or 59.5%, to $0.17 million from $0.42 million for the year ended December 31, 1995. These substantial reductions resulted primarily from the lease of vacant space to tenants who paid the expenses directly to the service provider.

     REVENUE IN EXCESS OF CERTAIN EXPENSES. The Kontrabecki Properties produced revenue in excess of certain expenses of $3.23 million for the year ended December 31, 1996, an approximately 16.8% increase over the same period for the year ended December 31, 1995.

PRO FORMA LIQUIDITY AND CAPITAL RESOURCES


     The Company expects its FFO to be the principal source of liquidity for distributions, debt service, leasing commissions and recurring capital expenditures. The Company has not operated previously as a REIT and has no FFO operating history. The Company also has not previously paid regular dividends and other distributions to its shareholders and can make no assurances that it will be able to do so in the future. Based solely upon past operating results for the Properties and the results of operations for the nine months ended September 30, 1998, on a pro forma basis, the Company expects its FFO for 1998 to be adequate to meet projected distributions to shareholders and other presently anticipated liquidity requirements in 1998. See "DISTRIBUTION POLICY."

     After closing the Private Placement at the final closing date for the Berg Acquisition, the Company expects to have total indebtedness remaining on the Properties on a pro forma basis of approximately $223 million, comprised of mortgage debt secured by certain of the Properties under the Prudential Secured Loan and existing secured loan arrangements of $93 million. The Prudential Secured Loan totals $130 million, bearing an interest rate of 6.56% per annum, maturing October 15, 2008, and is payable in monthly installments of principal (based upon a 30 year amortization) and interest of approximately $0.8 million. The Company has paid total fees of approximately $0.9 million in connection with this loan. The Company also has assumed responsibility for a $100 million Wells Fargo Line which had an outstanding balance of approximately $39 million as of September 30, 1998. Interest rates on the Wells Fargo Line are variable and ranged from approximately 7.0% to 8.20% over the past three fiscal years. The average rate for the three months ended September 30, 1998 was 7.25%. The Wells Fargo Line expires in October 1999 and will need to be replaced. There can be no assurance that the Company will be able to obtain a similar line of credit with similar terms and the Company's cost of borrowing funds could increase substantially. The Company's Debt to Total Market Capitalization ratio, assuming no additional draws on the Wells Fargo Line, will be approximately 42% based upon an estimated Total Market Capitalization of approximately $525 million.

     The Company expects to meet its short-term liquidity requirements generally through its initial working capital, the Wells Fargo Line, and net cash provided by operations. The Properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements. For the years ended December 31, 1993 through December 31, 1997, the recurring tenant improvement costs and leasing commissions incurred with respect to new leases and lease renewals of the Berg Properties averaged approximately $1.5 million annually. Of the Acquired Properties, only 83,902 square feet of space is subject to leases that expire between January 1, 1998 and December 31, 2001. The Company will therefore have approximately 416,000 square feet under expiring leases annually from January 1, 1998 through December 31, 2000. The Company expects that the average annual cost of recurring tenant improvements and leasing commissions, related to the properties, will be approximately $1.5 million from January 1, 1998 through December 31, 2000. It expects to recover substantially all of these costs from the tenants under the new or renewed leases through increases in rental rates. The Company expects to meet its long-term liquidity requirements for the funding of property development, property acquisitions and other material non-recurring capital improvements, as well as annual tenders of L.P. Units by certain Limited Partners, through long-term secured and unsecured indebtedness and the issuance of additional equity securities by the Company. See "POLICIES WITH RESPECT TO CERTAIN ACTIVITIES--Financing Policies."

HISTORICAL CASH FLOWS

     BERG PROPERTIES


     CASH PROVIDED FROM OPERATIONS. The amount of net cash provided by operations has consistently increased since 1995. The Berg Properties had net cash provided by operating activities of approximately $17.4 million and $13.7 million for the six months ended June 30, 1998 and 1997, respectively, and approximately $29.9 million, $20.2 million and $16.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. The $3.7 million increase in net cash provided by operating activities for the six months ended June 30, 1998 compared to the same period in 1997 was primarily due to an increase in net income. The approximately $9.7 million increase in net cash provided by operating activities for the year ended December 31, 1997 over the year ended December 31, 1996 was primarily due to an increase in net income, partially offset by an increase in other assets, and deferred rent receivable. The $3.8 million increase in net cash provided by operating activities for the year ended December 31, 1996 over the same period in 1995 was due primarily to an increase in income before gain on sale of real estate and extraordinary item.

     INVESTING ACTIVITIES. Net cash provided (used) in investing activities with respect to the Berg Properties was approximately $0.7 million and $(9.9) million for the six months ended June 30, 1998 and 1997, respectively, and approximately $(17.3) million, $(29.3) million and $(6.4) million for the years ended December 31, 1997, 1996, and 1995, respectively. The $10.6 million increase in net cash provided by investing activities for the six months ended June 30, 1998 compared to the same period in 1997 was primarily due to a decrease in construction activities. The approximately $12 million decrease in net cash used in investing activities for the year ended December 31, 1997 compared to the year ended December 31, 1996 was also due to a decrease in construction activities. Correspondingly, the approximately $22.9 million increase in net cash used in investing activities for the year ended December 31, 1996 compared to the year ended December 31, 1995, was primarily due to an increase in construction and development expenditures for a number of the R&D Properties, including several projects in McCandless Technology Park in Milpitas. The volume and cost of construction and development activities for new projects and tenant improvements in connection with new leases varies from year to year. The Company has estimated such expenditures in connection with its estimation of pro forma cash available for distribution during 1998, and in determining effective annual rents for the Berg Properties. There can be no assurance that such estimates will reflect actual results, however, and capital expenditures in prior periods should not be viewed as indicative of expenditures in future periods.

     FINANCING ACTIVITIES. Net cash (used) provided in financing activities with respect to the Berg Properties was $(23.8) million and $(0.005) million for the six months ended June 30, 1998 and 1997, respectively, and $(8.4) million, $9.4 million, and $(10.0) million for the years ended December 31, 1997, 1996 and 1995, respectively. Changes in financing activities generally were directly related to the level of new construction and development of R&D Properties. For the six months ending June 30, 1998, total debt increased by $118,735 as a result of the Company making distributions to certain partners in the amount of $142.5 million compared to an increase in total debt of $4.6 million for the six months ended June 30, 1997. Capital distributions were $142.5 million and $5.0 million and capital contributions were nil and $0.4 million for the six months ended June 30, 1998 and 1997, respectively. For the year ended December 31, 1997, the increase in total debt on the Berg Properties was $1.5 million less than the increase in debt during the same period in 1996, contributions by partners were reduced by $11.5 million, and distributions to partners increased by approximately $4.9 million. Comparing the year ended December 31, 1996 to the year ended December 31, 1995, total debt on the Berg Properties increased by $4.0 million, capital contributions increased by $9.3 million, and capital distributions decreased by $0.1 million.

     NON-CASH FINANCING ACTIVITIES. Non-cash investing and financing activities for the Berg Properties consisted of debt forgiveness gains of approximately $0.6 million and $3.2 million for the years ended December 31, 1996 and 1995, respectively, attributable to the debt forgiveness by Great West Life & Annuity Insurance Company. Transfers of construction in progress, reflecting the difference in the amount of construction in progress at the beginning and end of each period, were none and $3.1 million for the six months ended June 30, 1998 and 1997, respectively, and $6.8 million and $0.08 million and none for the years ended December 31, 1997, 1996 and 1995, respectively.

YEAR 2000 ISSUE

     The Company utilizes computer software for its corporate and real property accounting records and to prepare its financial statements. The vendor of the Companys current principal software accounting system has advised the Company that it will provide, at no charge, a Year 2000 compliance software upgrade to the Company in early 1999. If necessary, the Company could prepare all required accounting entries manually without incurring material additional operating expenses.

     Conceivably, tenants of the Properties could experience delays in processing their accounting records and making required lease payments, if they encounter Year 2000 compliance problems. The Company does not believe that any such delays would have a material adverse effect on the Company.


INFLATION

     Most of the leases with the tenants of the Properties require the tenants to pay all operating expenses, including real estate taxes and insurance, and increases in common area maintenance expenses, either directly or by reimbursements paid to the landlord. Such lease provisions substantially reduce the Company's exposure to increases in costs and operating expenses resulting from inflation.

                          DESCRIPTION OF THE PROPERTIES

GENERAL


     Prior to the Partnership Closing, the members of the Berg Group and certain of their Affiliates owned all of the Berg Properties, which consist of 50 sites, including 58 separate buildings aggregating approximately 3,780,000 rentable square feet, and all of which are located in Silicon Valley. As the sole general partner of all of the Operating Partnerships, the Company has acquired control of the Berg Properties. The Acquired Properties, which consist of 11 sites, including 11 separate buildings aggregating approximately 561,000 rentable square feet, also located in Silicon Valley, are owned by the Operating Partnerships and controlled by the Company. All of the Properties will be held by the Operating Partnerships after the Berg Acquisition.


OVERVIEW OF THE BERG PROPERTIES


     All of the Berg Properties are R&D Properties, designed for research and development, office and, in some cases, include space for light manufacturing operations with loading docks. The Company considers all of the Berg Properties to be "Silicon Valley R&D Properties." Generally, the Berg Properties are one to four story buildings of tilt-up concrete construction, have parking of 3.5 spaces per thousand square feet, or greater, clear ceiling heights less than 18 feet, and range in size from 18,000 to 211,000 rentable square feet. Most of the office space is open and suitable for configuration to meet the tenants' requirements with the use of movable dividers. Approximately 40 of the 58 R&D Properties are single tenant facilities, although most have been designed to be divisible and to be usable by multiple tenants.


         The current leases for the Berg Properties typically have terms ranging from three to ten years. Most of the leases provide for fixed periodic rental increases. Substantially all of the leases are "triple net" leases pursuant to which the tenant is required to pay substantially all of the operating expenses of the Property, including all maintenance and repairs (excluding only certain structural repairs to the building shell), property taxes and insurance. Most of the leases contain renewal options which allow the tenant to extend the lease based on fixed rental adjustments (which may be below market ratio) or adjustment to then prevailing market rates.

AVERAGE OCCUPANCY AND RENTAL RATES

     The following table sets forth the aggregate average percent of square footage leased and the average Annual Base Rent per leased square foot for the Berg Properties for the periods specified:


          Total Rentable       Average Occupancy       Average Monthly Base Rent       Total Annual Base Rent
          Square Footage         at Period End        Per Leased Square Foot (1)         (in thousands) (2)
         -----------------    --------------------    ----------------------------    -------------------------
1992       2.8 million              87.55%                     $0.85                           $24,893
1993       2.8 million              89.58%                      0.84                            25,316
1994       2.9 million              80.27%                      0.96                            26,389
1995       3.2 million              87.38%                      0.71                            23,745
1996       3.4 million              91.86%                      0.78                            29,119
1997       3.8 million              97.68% (3)                  0.86                            38,295

---------------------
(1) Calculated as total Annual Base Rent divided by the average total leased square footage at period end divided by 12.

(2) Excludes annual base rent under leases entered into wherein the first date of occupancy is after December 31, 1997 for Berg Properties consisting of 53,494, 26,150, and 8,206 square feet, respectively.


(3) As of September 30, 1998 the Berg Properties were 100% occupied.

LEASING ACTIVITY

         The following table sets forth certain information (on a per rentable square foot basis) about leasing activity for the Berg Properties owned as of December 31, 1997 for the years indicated:

           Number of         Square Footage         Base Rent          Tenant Improvements        Effective
           Leases(1)             Leased            Under Leases        and Commissions(2)        Annual Rent
         --------------     -----------------     ---------------    ------------------------    -------------
1992          10                 717,673                $9.97              $    -                      $9.97
1993          10                 531,313               $10.26               $0.49                      $9.77
1994          10                 454,576                $7.01               $0.83                      $6.18
1995          17                 569,740                $9.58               $0.18                      $9.40
1996          24                 705,971               $11.31               $0.77                     $10.54
1997          18                 811,903               $14.57               $0.71                     $13.86

---------------------
(1) Excludes leases with a term of less than 12 months and leases related to new buildings or substantially renovated buildings.

(2) Amounts represent the annual amortization expense associated with leasing commissions and tenant improvements related to leases executed during the period. Costs related to new buildings or substantially renovated buildings have been excluded.

LEASE EXPIRATIONS

     The following table shows expirations of leases for the Berg Properties in place as of December 31, 1997 for each of the next ten years beginning with 1998, assuming none of the tenants exercises renewal options or termination rights that have not been exercised as of the date hereof:

                                                                                            Percentage of
                                                                 Annual Base Rent         Total Annual Base
                Number of         Rentable Square Footage         Under Expiring         Rent Represented By
             Leases Expiring        Subject to Expiring             Leases (in                  Expiring
                                           Leases                 thousands)(1)               Leases(2)
             -----------------    -------------------------    ----------------------    ---------------------
   1998              4                     94,409                         $644                     1.50%
   1999              9                    426,466                       $3,471                     8.07%
   2000             18                    642,497                       $7,463                    17.35%
   2001             18                    457,758                       $4,713                    10.95%
   2002             11                    808,652                      $11,250                    26.15%
   2003              7                    338,093                       $3,500                     8.14%
   2004             10                    578,853                       $7,771                    18.06%
   2005              -                          -                            -                        -
   2006              1                     93,984                       $1,015                     2.36%
2007 and
thereafter           4                    339,272                       $3,194                     7.42%
             -----------------    -------------------------    ----------------------    ---------------------
                    82                  3,779,984                      $43,021                   100.00%

---------------------
(1) Actual Base Rent for 1998. Includes additional 26,150 square feet leased to Sasco, 53,494 leased to Avnet and 8,206 leased to Breakthrough Software.

(2) Based on actual 1998 Rents under existing leases.

SIGNIFICANT PROPERTIES AND TENANTS

     The Berg Properties are occupied by a total of 73 tenants. Most of the Berg Properties are occupied by single tenants, and most of the largest tenants are publicly-held companies in the electronics industry. The following table sets forth information concerning the 12 largest tenants for the Berg Properties, representing 56.8% of the total Annual Base Rent and 50.8% of the total leased square footage for the Berg Properties as of December 31, 1997. See "BERG PROPERTIES HISTORICAL FINANCIAL DATA."

                                 Number          Number        Annual Base Rent      Percent of Total Annual
    Tenant                     of Leases      of Buildings      (in thousands)       Base Rent from all Leases
    -----------------------    -----------    -------------    ------------------    -------------------------
 1  Apple Computer, Inc.            3              4               $6,223                16.25%
 2  Amdahl Corporation              4              7                3,320                 8.67%
 3  Cisco Systems, Inc.             2              2                2,745                 7.17%
 4  ESL (TRW)                       1              1                1,273                 3.32%
 5  Motorola, Inc.                  1              1                1,254                 3.27%
 6  On Command Video                1              2                1,155                 3.02%
 7  Arrow Electronics               2              2                1,114                 2.91%
 8  Condor Systems, Inc.            1              2                1,073                 2.80%
 9  Comerica Bank                   1              1                  996                 2.60%
10  Behring Pharmaceutical          1              1                  945                 2.47%
11  Santa Clara County              2              1                  873                 2.28%
12  NEC Electronics                 1              1                  784                 2.05%
                               -----------    -------------    ------------------    -------------------------
    Total                          20             25               $21,755               56.81%

     Set  forth  below  is  additional   information   concerning  certain  Berg
Properties:

     APPLE PROPERTIES


     The Apple Properties consist of four buildings located at three locations in Cupertino, California totaling 376,400 square feet occupied by Apple
Computer, Inc. ("Apple") for more than five years. The Apple Properties represent approximately 8.67% of the total rentable square footage in the Operating Partnerships. The largest building is a four-story 211,000 square foot building located across the street from Apple's 850,000 square foot corporate headquarters. Apple spent approximately $14 million in 1992 to renovate and upgrade this building, which is currently used for software development activities. Apple also leases a three-building "campus" complex, totaling 142,000 square feet, located one-half block from Apple's headquarters building. Apple spent approximately $10 million to renovate and upgrade this facility in 1991 and currently uses this building for engineering activities. Apple also leases a 23,400 square foot building in Cupertino, California approximately two miles from Apple's corporate headquarters. This facility is currently used for prototype manufacturing. None of the Apple Properties is sublet or unoccupied.


     The effective annual rent per square foot for the Apple Properties was $11.42, $12.98, $13.12, $13.23 and $15.79 for 1993 through 1997, respectively.
The total income tax basis in the Apple Properties was $3,787,722 as of December 31, 1997. Depreciation has been recorded for tax purposes using the straight-line method over the useful lives of the respective assets from the dates they were placed in service, which have ranged from 5 to 45 years. The annual property taxes, including assessments, for the Apple Properties aggregated approximately $418,000 for the year ended December 31, 1997, based on a tax rate of approximately 1.08% plus assessments.

     DESCRIPTION OF TENANT. Apple is a Fortune 500 company and one of the largest computer firms in the world. As of March 31, 1998, Apple employed approximately 10,000 people, and its total annual revenues for 1997 were approximately $7 billion. Apple's Cupertino headquarters building was completed in 1993 at an estimated cost of $200 million, and the two largest Apple Properties are the buildings located closest to Apple's headquarters.

     LEASE TERMS. The lease for the four-story building expires on May 31, 2002. The lease currently provides for rental payments of $4,338,840 per year ($1.71 per square foot per month). Apple has the option to extend the term of this lease for two successive five-year periods, subject to fixed rent adjustments. The lease for the three-building campus expires on December 31, 2002. This lease currently provides for rental payments of

$1,975,382 per year ($1.16 per square foot per month). Apple has the option to extend the term of this lease for five years, subject to an adjustment of the rental to market rates. The lease for the 23,400 square feet building expires on November 30, 1998. This lease currently provides for rental payments of $351,702 per year ($1.25 per square foot per month). There are no termination, relocation or buy-out rights in favor of Apple under any of these leases.

     AMDAHL PROPERTIES


     The Amdahl Properties comprise a 260,000 square foot office complex of five buildings located in the Oakmead Business Park in Sunnyvale, California and two buildings of 125,000 square feet and 75,000 square feet, respectively, located in Santa Clara, California about two miles from the Sunnyvale complex. These properties are occupied by Amdahl Corporation ("Amdahl"). The Amdahl Properties represent approximately 10.6% of the total rentable square footage in the Operating Partnerships. Amdahl utilizes the Sunnyvale facility for its corporate headquarters and the Santa Clara facility for research and development activities. These buildings were built between 1972 and 1983 under build-to-suit arrangements with Amdahl. Amdahl has sublet approximately 23,000 square feet of one of the Santa Clara buildings.


     The effective annual rent per square foot for the Amdahl Properties was $6.63, $6.86, $7.16, $7.16 and $7.20 for 1993 through 1997, respectively. The total income tax basis in the Amdahl Properties was $7,192,570 as of December 31, 1997. Depreciation has been recorded for tax purposes using the straight-line method over the useful lives of the respective assets from the dates the assets were placed in service, which range from 5 to 45 years. The annual property taxes, including assessments, for the Amdahl Properties aggregated approximately $402,000 for the year ended December 31, 1997, based on an average tax rate of approximately 1.04% plus assessments.

     DESCRIPTION OF TENANT. Amdahl is a major international computer company, and a wholly owned subsidiary of Fujitsu Limited. As of December 31, 1997, Amdahl employed approximately 9,900 people and its total revenues for the year were approximately $1.6 billion.

     LEASE TERMS. The leases for five of the buildings, totaling 260,000 square feet, expire in the first half of 1999. These leases currently provide for aggregate annual rent of $1,061,592 ($0.34 per square foot per month). The lease for the 125,000 square foot building in Santa Clara expires on November 30, 2008. Currently, annual rental for this building totals approximately $1,104,698 during 1998 and increases by 5% every seven years ($0.74 per square foot per month before adjustments). The lease for the remaining 75,000 square foot building expires on April 14, 2004. Currently, annual rental for this facility is $1,157,085 ($1.29 per square foot per month). The leases contain 14 five-year options remaining with rental rates increasing at pre-negotiated increments for each option period. The Company believes that the rental rates for all of the Amdahl Properties are significantly below present market rates, and the pre-negotiated rate adjustments will not necessarily bear any relationship to present or future market rates. There are no termination, relocation or buy-out rights in favor of Amdahl under any of the leases.

     CISCO PROPERTIES


     The Cisco Properties consist of two buildings presently occupied by Cisco Systems, Inc. ("Cisco"). One of the buildings is a 200,484 square foot build-to-suit building located in south San Jose completed in January 1996. The other building, which is located in Santa Clara, totals 65,780 square feet and was acquired in 1996 and leased to Cisco effective February 1, 1997. The larger facility is used by Cisco as a major manufacturing and research and development site. The Cisco Properties represent approximately 6.13% of the total rentable square footage in the Operating Partnerships.


     The  effective  annual  rent per square foot for the Cisco  Properties  was
$10.20 for 1997. The total income tax basis in the Cisco Properties was $14,299,768 as of December 31, 1997. Depreciation has been recorded for tax purposes using the straight-line method over the useful lives of the respective assets from the dates the assets were placed in service, which approximate 40 years for these improvements. The annual property taxes, including assessments, for the Cisco Properties aggregate approximately $259,185 based on the 1997-98 real property tax bills, with tax rates ranging from 1.09% to 1.14% plus assessments. Cisco is in the process of completing certain improvements at the smaller facility which will likely result in a real property tax reassessment of this property. Any increase in taxes associated with these improvements during the lease term is Cisco's responsibility.

     DESCRIPTION OF TENANT. Cisco is a publicly traded computer network products manufacturer. As of July 31, 1997, Cisco employed over 11,000 people. Its revenues grew by 57.2% over the prior year and its total revenues for its 1997 fiscal year were approximately $6.44 billion.

     LEASE TERMS. The lease for the 200,484 square foot building expires on December 31, 2002. The current annual rental is $2,033,580 ($0.85 per square foot per month) with fixed periodic increases. Cisco has an option to purchase this property and has the first right of option to lease or purchase additional buildings to be constructed, if any, on property adjacent to the location of this building. The purchase option must be exercised during defined periods during the lease term at fixed prices. Cisco has two five-year options to extend the term of its existing lease at fixed annual rent increases.

     The lease for the 65,780 square foot building expires on January 31, 2000. The current rent for this property is $907,764 ($1.15 per square foot per month) with no rental increases over the initial term of the lease. Cisco has one option to extend the term of this lease for a period of one year at a fixed rental increase.

OTHER MAJOR TENANTS


     The other nine of the twelve major tenants for the Berg Properties currently lease R&D Properties under 11 separate leases which comprise approximately 21.63% of the Operating Partnerships' total rentable square footage. None of the nine tenants accounts for more than 3.3% of Annual Base Rent for the Berg Properties or more than 3.47% of the total rentable square footage of all Properties. The Company believes that all nine tenants currently are in good financial condition. The Company is unaware of any material defaults under any of their leases. Each of such tenants has signed a form of the Berg & Berg standard lease agreement. If any of these tenants were to vacate the Berg Properties that they currently lease or otherwise terminated their tenancies, the Company believes that it could obtain new tenants at comparable or higher rents within three months, in light of the current market for Silicon Valley R&D Properties. See "THE BUSINESS OF BERG & BERG--The Silicon Valley R&D Property Market."

THE BERG PROPERTIES

     The following table provides certain additional information concerning all of the Berg Properties:


                                                                                                                 Annualized
                                                                                                               1997 Effective
                        Year Developed                                                      Annualized 1997    Net Rent Per
 Address of Leased         ("D") or      Rentable                          Actual Annual    Net Rent Per Sq.    Sq. Ft. Per
      Premises          Acquired ("A")  Square Feet      Tenant        Base Rent for 1997   Ft. Per Month           Month
-----------------------------------------------------------------------------------------------------------------------------------
10401 Bubb Road             1972(D)       9,708       LBE Technology        $145,814         $1.25                $1.23
Cupertino
1600/10 McCandless          1995(A)      40,970       Panasonic             $270,402         $0.55                $0.55
Milpitas                                              Industrial
1745 McCandless             1995(A)      20,331       EIP Microwave         $178,104         $0.73                $0.69
Milpitas
10300 Bubb Road             1972(D)      23,400       Apple                 $351,702         $1.25                $1.25
Cupertino
1657 McCandless             1995(A)       8,184       Wedge Tech.            $70,704         $0.72                $0.72
Milpitas
1230 E. Arques Ave.         1977(D)      60,000       Amdahl                $302,337         $0.42                $0.42
Sunnyvale
2001 Logic Drive            1992(D)      72,426       Motorola            $1,254,418         $1.44                $1.39
San Jose
1250 E. Arques Ave.         1974(D)     200,000       Amdahl                $755,923         $0.31                $0.31
Sunnyvale
2039 Samaritan Drive        1984(D)      14,205       Holonet               $251,983         $1.48                $1.41
San Jose
1575 McCandless             1995(A)      11,056       Acropolis              $92,870         $0.70                $0.67
Milpitas
2610 No. First Street       1981(D)       6,794       SC Juv. Prob.         $103,860         $1.27                $1.21
San Jose
6850 Santa Teresa           1979(D)      30,000       Magnex                $210,045         $0.58                $0.58
San Jose
2243 Samaritan Drive        1984(D)      23,801       State Farm            $362,727         $1.27                $1.23
San Jose
6385 San Ignacio            1980(D)      17,400       Alcatel               $138,330         $0.66                $0.66
San Jose
1135 Kern Avenue            1973(D)      18,300       Davicom               $192,150         $0.88                $0.82
Sunnyvale
4750 Patrick Henry          1996(A)      65,780       Siemens/Cisco (1)     $898,784         $1.14                $1.08
Santa Clara
10411 Bubb Road             1972(D)      10,622       Enatec/Celerity       $166,499         $1.31                $1.25
Cupertino                                             Systems (1)
1212 Bordeaux               1984(D)      71,800       ESL                 $1,273,344         $1.48                $1.07
Sunnyvale
2239 Samaritan Drive        1984(D)      25,633       Lynx                  $250,326         $0.81                $0.77
San Jose
1810 McCandless             1995(A)      39,800       Kent Electronics      $298,500         $0.63                $0.63
Milpitas
2610-B No. First Street     1981(D)       6,031       Mycom(Nyden)           $55,728         $0.77                $0.73
San Jose
1500/20 McCandless          1995(A)      42,700       Adaptec               $363,804         $0.71                $0.68
Milpitas
450-460 National Avenue     1973(D)      36,100       Savi Technology       $345,756         $0.80                $0.80
Mt. View
140 Great Oaks              1982(D)      30,459       GSS/Array             $201,024         $0.55                $0.52
San Jose
2033 Samaritan Drive        1984(D)      12,286       Good Samaritan        $179,868         $1.22                $1.22
San Jose
6387 San Ignacio            1980(D)      17,400       Modutek Corporation   $127,368         $0.61                $0.61
San Jose
2133-2233 Samaritan Dr.     1984(D)     110,490       Condor              $1,072,860         $0.81                $0.81
San Jose
1645 McCandless             1995(A)       6,432       APS Computer/          $65,123         $0.84                $0.72
Milpitas                                              Swinerton Inc. (1)
6540 Via Del Oro            1980(D)      20,076       Exsil                 $189,672         $0.79                $0.79
San Jose
2600 No. First Street       1981(D)      56,516       SC Cnty(Adult)        $769,344         $1.13                $1.13
San Jose

                                     -50-

                                                                                                                 Annualized
                                                                                                               1997 Effective
                        Year Developed                                                      Annualized 1997    Net Rent Per
 Address of Leased         ("D") or      Rentable                          Actual Annual    Net Rent Per Sq.    Sq. Ft. Per
      Premises          Acquired ("A")  Square Feet      Tenant        Base Rent for 1997   Ft. Per Month           Month
-----------------------------------------------------------------------------------------------------------------------------------

3236 Scott Blvd.            1981(D)      54,672       Celeritek             $698,472         $1.06                $0.88
Santa Clara
6320 San Ignacio            1982(D)      45,000       Symantec              $368,468         $0.68                $0.65
San Jose
6781 Via Del Oro            1982(D)      21,800       Datum                 $195,192         $0.75                $0.75
San Jose
6330 San Ignacio            1982(D)      19,600       Tech. Elite           $218,344         $0.93                $0.69
San Jose
6351 San Ignacio            1982(D)      15,920       Alteon                $176,425         $0.92                $0.88
San Jose
6540 Via Del Oro            1980(D)       5,862       X-Cyte, Inc.           $15,300         $0.87                $0.87
San Jose
6540 Via Del Oro            1980(D)       5,862       SVCC/Thinking          $39,119         $0.56                $0.53
San Jose                                              Tools, Inc. (1)
6350 San Ignacio            1982(D)      63,638       Bell Sports           $595,656         $0.78                $0.54
San Jose
1635 McCandless             1995(A)       7,922       Preston-Holmes         $66,705         $0.70                $0.70
Milpitas
6360 San Ignacio            1982(D)      19,104       Silicon Vly Resch     $190,330         $0.83                $0.63
San Jose
1625 McCandless             1995(A)      11,087       Rorze Autom.          $128,292         $0.96                $0.92
Milpitas
2043 Samaritan Drive        1984(D)      48,677       Amati                 $709,706         $1.21                $1.09
San Jose
150-160 Great Oaks          1982(D)      52,000       Atcor                 $396,000         $0.63                $0.63
San Jose
6325 San Ignacio            1981(D)      50,400       Photon Dynamics       $547,934         $0.91                $0.69
San Jose
1555 McCandless             1995(A)      14,436       A&D Engineering       $144,503         $0.83                $0.83
Milpitas
1450 McCandless             1997(D)      45,312       Chartered             $450,998         $0.83                $0.79
Milpitas                                              Semiconductor
1435 McCandless             1995(A)       8,713       SVT Technologies       $88,872         $0.85                $0.85
Milpitas
1525-35 McCandless          1995(A)      14,219       TTI West/ADE  Tech.   $164,232         $0.96                $0.92
Milpitas                                              (1)
1455 McCandless Dr          1995(A)      13,129       CNET                  $137,203         $0.87                $0.84
Milpitas
3301 Olcott Street          1977(D)      64,500       NEC Electronics       $783,675         $1.22                $0.91
Santa Clara
1690 McCandless             1997(D)      14,919       Taxan                 $167,997         $1.41                $1.33
Milpitas
10500 N. De Anza Blvd       1981(D)     211,000       Apple               $4,145,140         $1.64                $1.56
Cupertino
6311 San Ignacio            1981(D)      30,000       Teledex               $210,000         $0.58                $0.58
San Jose
6340 San Ignacio            1982(D)       9,750       Aureflam               $52,065         $0.89                $0.67
San Jose                                              Corporation
405 Tasman/1190 Morse       1976(D)      28,350       Pacific Pay           $286,618         $0.84                $0.83
Sunnyvale                                             Video/Coptec (1)
6341 San Ignacio            1980(D)      79,120       Nelms-Donham          $645,198         $0.68                $0.65
San Jose
1725 McCandless  Dr         1995(A)      15,400       Spec. Mat. Supply     $147,243         $0.80                $0.77
Milpitas
4949 Hellyer Avenue         1995(D)     200,484       Cisco               $1,913,292         $0.80                $0.77
San Jose
20605-705 Valley Green      1975(D)     142,000       Apple               $1,726,622         $1.01                $0.94
Cupertino
1425 McCandless             1995(A)      16,737       Optical Assoc.        $164,469         $0.82                $0.82
Milpitas
20400 Mariani               1978(D)     105,000       Syva                  $945,000         $0.75                $0.75
Cupertino
2800 Bayview                1994(A)      59,736       Concept               $599,568         $0.84                $0.81
Fremont
10440 Bubb Road             1979(D)      19,500       Linotext Digital      $245,700         $1.05                $1.00
Cupertino                                             Color

                                     -51-


                                                                                                                 Annualized
                                                                                                               1997 Effective
                        Year Developed                                                      Annualized 1997    Net Rent Per
 Address of Leased         ("D") or      Rentable                          Actual Annual    Net Rent Per Sq.    Sq. Ft. Per
      Premises          Acquired ("A")  Square Feet      Tenant        Base Rent for 1997   Ft. Per Month           Month
-----------------------------------------------------------------------------------------------------------------------------------
1170 Morse Ave.             1980(D)      34,750       CA Parkinson          $365,864         $0.88                $0.66
Sunnyvale
1740 McCandless             1995(A)      51,602       Mektec                $498,475         $0.81                $0.81
Milpitas
1325 McCandless             1996(D)      50,768       Sherpa                $574,084         $0.94                $0.91
Milpitas
1375 McCandless             1996(D)      26,800       Digital DJ            $373,109         $1.27                $1.24
Milpitas
6321 San Ignacio            1981(D)      53,494       Avnet(2)                    --         $0.00                $0.00
San Jose
10460 Bubb Road             1976(D)      30,460       Silicon Video/GSI     $433,760         $1.58                $1.55
Cupertino                                             (1)
3120 Scott Blvd.            1983(D)      75,000       Amdahl              $1,157,085         $1.29                $1.29
Santa Clara
6331 San Ignacio          1980/1997(D)  131,320(3)    On Command Video    $1,155,267         $0.73                $0.73
San Jose
1587 & 1595 McCandless      1995(A)      22,207       Spin Tech./Medical    $239,313         $0.90                $0.89
Milpitas                                              Innovations
1765 McCandless             1997(D)     118,708       Larscom               $614,313         $1.15                $1.12
Milpitas
3501 W. Warren Blvd         1997(D)      51,864       Comptech              $267,620         $1.29                $1.24
Fremont
46600 Fremont Blvd.         1997(D)      16,000       A-Trend Technology     $95,040         $1.32                $1.29
Fremont
48800 Milmont Drive         1996(D)      53,000       Premisys              $563,178         $0.89                $0.85
Fremont
75/85 E. Trimble            1981(D)      93,984       Comerica              $996,232         $0.88                $0.86
San Jose
1350 McCandless             1997(D)      46,272       Arrow  Electronics,   $569,129         $1.12                $1.09
Milpitas                                              Inc.
1600 Memorex Drive          1995(A)      83,516       Sasco                 $438,460         $0.53                $0.44
Santa Clara
1680 McCandless             1997(D)      58,334       Arrow  Electronics,   $545,247         $1.04                $1.01
Milpitas                                              Inc.
2251 Lawson Lane            1979(D)     125,000       Amdahl              $1,104,698         $0.74                $0.74
Santa Clara
2610-C North First St       1981(D)       8,206       Breakthrough (4)            $0         $0.00                $0.00
San Jose
1600 Memorex                1995(A)      26,150       Sasco(2)                    $0         $0.00                $0.00
Santa Clara
                                       ------------                      --------------
Totals                                  3,779,984                         $38,294,581


-----------------
(1) Space that has been vacated during 1997 by first tenant named and re-let to second tenant named.

(2) Lease signed prior to December 31, 1997, and Property occupied as of January 1998. Not considered occupied for occupancy calculations.

(3) 36,320 rentable square feet completed during 1997.

(4) Additional space leased to Breakthrough Software with rent commencing in February 1998.

STANDARD BERG & BERG LEASE TERMS

     The standard lease agreement used by Berg & Berg is a triple net lease. The term of the standard lease ranges from three to ten years with one to three five-year options for the tenant to extend the lease at market rental rates, but not less than the rent in the last month of the original term. Most of the leases contain provisions similar to the following:

     - Except to the extent caused by the sole negligence or willful misconduct of the lessor, the tenant is required to fully indemnify Berg & Berg for property related actions, suits, proceedings or the like, including any actions, suits or proceedings relating to hazardous materials. The indemnification provisions survive the termination of the lease.

     - The tenant may not assign the lease or sublet the premises without the prior written consent of Berg & Berg, except to a bona fide affiliate or subsidiary of the tenant. In recent leases, Berg & Berg has reserved the right to withhold consent to any proposed assignment or sublease if the proposed assignee or sublessee is a generator of hazardous materials. Regardless of an assignment or sublet permitted, the tenant remains primarily liable for the performance of all conditions, covenants and obligations under the lease.

     - Berg & Berg generally does not require the tenant to obtain earthquake insurance.

OVERVIEW OF THE ACQUIRED PROPERTIES

     All of the Acquired Properties are R&D Properties. They are occupied by a total of 10 tenants under leases with terms ranging from 4 to 13 years. Most of the leases provide for fixed periodic rental increases. All of the leases are triple net leases. Most of the leases contain renewal options which allow the tenant to extend the lease based on fixed rental adjustments (which may be below market ratio) or adjustment to then prevailing market rates.

AVERAGE OCCUPANCY AND RENTAL RATES

     The following table sets forth the aggregate average percent of square footage leased and the average Annual Base Rent per leased square foot for the Acquired Properties for the periods specified:

                                                                                              Total Annual
       Total Rentable   Average Occupancy   Average Annual Base Rent     Effective Rent Per     Base Rent
       Square Footage     at Period End     Per Leased Square Foot (1)     Square Foot(3)     (in thousands)
       --------------   -----------------   --------------------------   ------------------   --------------
1992      416,527            84.30%                   $0.87                    $0.87            $3,672,036
1993      416,527            74.23%                    0.88                     0.70             3,259,777
1994      416,527            66.05%                    0.89                     0.64             2,879,135
1995      416,527            81.76%                    0.72                     0.72             2,953,399
1996      416,527            86.84%                    0.76                     0.76             3,313,067
1997      560,585            90.63%                    0.86                     0.81             5,000,488


-----------

(1) Calculated as total Annual Base Rent divided by the average total leased square footage at period end divided by 12.

(2) Includes the Fremont Properties, which were completed and occupied during 1997.

LEASE EXPIRATIONS

     The following table shows expirations of leases for the Acquired Properties in place as of December 31, 1997 for each of the next ten years beginning with 1998, assuming none of the tenants exercises renewal options or termination rights that have not been exercised as of the date hereof:


                                                             Annual Base Rent       Percentage of Total Annual
              Number of       Rentable Square Footage      Under Expiring Leases     Base Rent Represented by
           Leases Expiring   Subject to Expiring Leases      (in thousands)(1)          Expiring Leases(2)
           ---------------   --------------------------    ---------------------    --------------------------
1998              1                   18,304                     $   64                        1.02%
1999              3                   65,598                        751                       11.95%
2000              -                        -                          -                         -
2001              -                        -                          -                         -
2002              7                  332,625                      3,527                       56.16%
2003              -                        -                         -
2004              2                   99,802                      1,422                       22.64%
2005              -                        -                          -                         -
2006              -                        -                          -                         -
2007 and
thereafter        1                   44,256                        517                        8.23%
           ---------------   --------------------------    ---------------------    --------------------------
Total            14                   560,585                      $6,281                    100.00%


-----------

(1) Based on actual base rent under existing leases for 1998.

(2) Calculated by dividing the Annual Base Rent for 1998 by total 1998 Annual Base Rents for all Acquired Properties.

ACQUIRED PROPERTIES

         The following table provides certain additional information concerning the Acquired Properties:

                             Year                                                     Annualized      Annualized
                           Developed                                      Actual       1997 Net    1997 Effective
                           ("D") or      Rentable                       Annual Base    Rent Per      Net Rent Per
Address of                 Acquired      Square                          Rent for       Sq. Ft.      Sq. Ft. Per
Leased Premises              ("A")         Feet          Tenant            1997        Per Month        Month
----------------------    -----------   ---------   -----------------   -----------   ----------   --------------
FREMONT PROPERTIES
4050 Starboard Drive        1997(D)       52,232     Flash                       -           -              -
Fremont, California(1)                               Electronics,
                                                     Inc.
45700 Northport             1997(D)       47,570     Phillips             $669,960       $1.17          $1.14
Fremont, California                                  Electronics
45738 Northport Loop        1997(D)       44,256     EIC                  $432,902       $0.82          $0.80
Fremont, California
                                        ---------                       -----------
         Totals                          144,058                        $1,102,862

KONTRABECKI PROPERTIES
3510 Bassett Street         1983(D)       18,304     Sigma Circuits       $153,756       $0.70          $0.55
Santa Clara, California

3540 Bassett Street         1984(D)       19,600     IXYS                 $180,198       $0.77          $0.70
Santa Clara, California                              Technologies, Inc.

3542 Bassett Street         1984(D)       20,648     Sigma Circuits       $182,872       $0.74          $0.59
Santa Clara, California

3506 Bassett Street         1983(D)       25,350     Crystallume /        $261,013       $0.86          $0.74
Santa Clara, California                              A.R.T.

3530 Bassett Street         1983(D)       50,070     SDL, Inc.            $476,974       $0.79          $0.79
Santa Clara, California

3520 Bassett Street         1988(D)       52,080     KLA Instruments      $624,674       $1.00          $1.00
Santa Clara, California                              / SDL, Inc.

3550 Bassett Street         1986(D)       49,080     Intevac              $421,950       $0.72          $0.72
Santa Clara, California

3560 Bassett Street         1986(D)       73,093     Intevac              $647,018       $0.74          $0.74
Santa Clara, California

3570 Bassett Street         1986(D)       23,372     Intevac              $252,418       $0.90          $0.90
Santa Clara, California

3580 Bassett Street         1986(D)       21,118     Intevac              $181,557       $0.72          $0.72
Santa Clara, California

3544 Bassett Street         1984(D)       63,812     Maxell Corp.         $515,196       $0.67          $0.67
Santa Clara, California
                                        ---------                       -----------
         Totals                          416,527                        $3,897,626

------------
(1) Lease signed prior to December 31, 1997, rent and occupancy commenced on January 1, 1998.

(2) Lease for 3560 Bassett commenced on April 1, 1997. Rent for the first two months was payable at a 50% discount.

THE PENDING DEVELOPMENT PROJECTS

     GREAT OAKS/SANTA TERESA This proposed project located on Berg & Berg land in south San Jose will be a contemporary two-story concrete tilt-up R&D Property of approximately 54,240 square feet situated on a three-acre site. BBE expects this project to be completed and leased in late 1998 to mid-1999.

     MEMOREX AND RICHARD. This proposed complex located in Santa Clara will consist of two single story R&D Properties, with limited parking, intended for single tenant occupancy. The building located on Memorex Drive will have 52,800 rentable square feet, and the building on Richard Ave. will have 58,740 square feet. BBE expects to complete and lease both buildings by mid-1998.

     AUTOMATION PARK. This project is being built on two adjoining parcels totaling 22 acres in north San Jose. BBE will construct four single story Spanish-style R&D Properties with approximate rentable areas of 114,028, 80,640, 80,640 and 61,056 square feet, respectively, with 4 per 1,000 square feet parking areas. BBE expects to complete and lease the four buildings between late 1998 and mid-1999.

     L'AVENIDA. This Mountain View, California project will be a five-building complex totaling approximately 513,000 square feet on nearly 30 acres. The buildings will be high-quality contemporary tilt-up R&D Properties with reflective glass and concrete exteriors designed primarily as headquarters or research and development facilities for software or biotechnology firms. The site is a prime location near U.S. Highway 101, and neighboring tenants include Alza Corporation, Sun Microsystems, Inc. and Silicon Graphics, Inc. BBE expects to complete and lease all of the buildings in mid-1999. On August 6, 1998, Berg & Berg and Microsoft signed a lease with respect to an approximate 515,000 square foot property to be constructed by Microsoft on L'Avenida in Mountain View, California, one of the sites comprising the Pending Development Projects. This is a triple net lease with base rent in the first year of $2.95 per square foot. Microsoft controls the construction of this facility, which is scheduled to be completed in phases between March and May 1999.

     THE PENDING PROJECTS ACQUISITION AGREEMENT. The Acquisition Agreement, as amended, provides for the Company, the Operating Partnerships and the members of the Berg Group holding interests in the Pending Development Projects to enter into the Pending Projects Acquisition Agreement for the acquisition of the Pending Development Projects by the Operating Partnerships at the final closing date for the Berg Acquisition. Currently, there are no tenants for any of the Projects. Following are the principal terms of that agreement:


          - The selling Berg Group members and BBE will build and deliver each R&D Property in the Pending Development Projects to the Operating Partnerships at the acquisition value set forth in the following table, subject to adjustment if the actual average monthly rental rate per square foot differs from the projected rental rate set forth in the table. The actual acquisition value will be equal to the actual Annual Base Rent divided by the capitalization rate, minus the amount of debt encumbering the property.

                                       Projected Triple        Projected Average
                       Approximate      Net Annual Base       Monthly Rental Rate      Acquisition       Capitalization
Pending Project       Building Size            Rent               Per Square Foot           Value               Rate(1)
------------------    -------------    ------------------     --------------------    --------------     --------------
Great Oaks               54,240           $  715,968               $1.10                $  5,226,043           0.137
Memorex Drive            52,800           $  535,560               $0.85                $  3,347,250           0.160
Richard (Ave.)           58,740           $  599,148               $0.85                $  3,744,675           0.160
Automation Park         114,028           $1,778,836               $1.30                 $12,705,971           0.140
                         80,640           $1,257,984               $1.30                 $ 8,985,600           0.140
                         80,640           $1,257,984               $1.30                 $ 8,985,600           0.140
                         61,056           $  952,474               $1.30                 $ 6,803,386           0.140
L'Avenida(2)             94,134           $3,219,382               $2.85                 $18,937,541           0.170
                        101,622           $3,475,724               $2.85                 $20,445,435           0.170
                         93,314           $3,191,339               $2.85                 $18,772,582           0.170
                        126,236           $4,317,271               $2.85                 $25,395,717           0.170
                         98,166           $3,357,277               $2.85                 $19,748,688           0.170


-----------------
(1) Calculated as 100 divided by the quotient of the Purchase Price and the Projected Triple Net Annual Base Rent. Management believes the current capitalization rate for good quality Silicon Valley R&D Properties is approximately 0.085 to 0.095.

(2) This project provides an unusually high rate of return and is not representative of returns or projects that the Company may be able to obtain or acquire in the future.

          - The acquisition value will be payable by the Company or the Operating Partnerships in L.P. Units at $4.50 per L.P. Unit or cash, at the option of the Sellers.

          - The closing for the acquisition of an individual R&D Property within the Project will occur only when the building has been completed and fully leased. The Company and the Operating Partnerships are not otherwise required to acquire any of the Pending Development Projects.

          - The sellers will make customary representations and warranties to the Operating Partnerships as of the closing date.

          - Leases will be on commercially reasonable terms and conditions. See "Standard Berg & Berg Lease Terms."


     The Company will acquire the R&D Properties to be built by Microsoft on the L'Avenida site when and if construction has been completed and the buildings have been fully leased, and provided that the shareholders of the Company have approved the Pending Projects Acquisition Agreement at the Special Meeting. There can be no assurance that Microsoft will complete this facility, and unless all of the foregoing events occur, the Company will have no right to acquire the L'Avenida Pending Development Project, or any interest therein.

LAND HOLDING AND DEVELOPMENT ARRANGEMENTS


     BERG LAND HOLDINGS. Certain members of the Berg Group, including Carl E. Berg, own the Berg Land Holdings, which consist of several parcels of undeveloped real estate in the Silicon Valley which have been made available to the Company for future development, subject to stockholder approval at the special meeting, under the terms of the Option Agreement. Mr. Berg and such other Berg Group members have not undertaken any obligation to the Company or the Operating Partnerships to exercise any of their options or rights to acquire or develop the Berg Land Holdings and may not exercise them prior to their current expiration dates. The following table describes the Berg Land Holdings:

                                                                Estimated Remaining
                                                               Development Potential
                                              Acres(1)        in Rentable Square Feet(2)
                                            -------------     -------------------------
King Ranch Business Park, South San Jose        123               1,900,000
Hellyer and Piercy, South San Jose                7                 105,000
Fremont & Cushing, Fremont                       32                 450,000

------------
(1)  Net acres



(2) Assumed coverage ratio of 32-35% of the buildable portion of the parcel.

     All three parcels have industrial or industrial business park zoning, permitting the development of R&D Properties. All discretionary approvals for the King Ranch, and Hellyer and Piercy properties have been obtained, with the exception of discretionary architectural reviews. Development of each of the parcels also requires various administrative and ministerial permits and approvals prior to the commencement of construction.

     The King Ranch site is adjacent to U.S. Highway 101. To date, designs have been prepared for two buildings of approximately 110,000 square feet and 70,000 square feet, respectively.

     Certain members of the Berg Group hold an option to purchase the site at Fremont Avenue and Cushing Boulevard in Fremont, California, exercisable, including all extensions, prior to January 2000. Acquisition of the land is subject to receipt of building permits and the resolution of issues concerning the set aside of wetlands. The Berg Group intends to propose offsite mitigation to the Army Corps of Engineers. If this mitigation cannot be obtained, the buildable site would be reduced to approximately 22 acres and 335,000 rentable square feet. The optionholders may decide not to exercise their option to acquire this land, in which case it will no longer be subject to the Berg Land Holdings Option Agreement.

     Certain members of the Berg Group hold an option to purchase the parcel located at Hellyer Avenue and Piercy Road in south San Jose during 1998. The acquisition of the land is subject to receipt of building permits and the resolution of street improvement costs with the City of San Jose. The optionholders may decide not to exercise their right to acquire this property, in which case it will no longer be subject to the Berg Land Holdings Option Agreement.

     THE OPTION AGREEMENT. The Acquisition Agreement, as amended, provides for the Company, the Operating Partnerships and the members of the Berg Group holding interests in the Berg Land Holdings to enter into the Option Agreement containing the following principal terms at the final closing date for the Berg
Acquisition:


     - After the effective date of the Option Agreement and for as long as the Berg Group members and their Affiliates own or have the right to acquire shares representing 65% of the Common Stock on a Fully-Diluted basis, the Company will have the option (the "Option") to acquire any building developed by any member of the Berg Group on the Berg Land Holdings at such time as the building has been leased. Upon the Company's exercise of the Option the option price will equal the sum of (i) the full construction cost of the building, plus (ii) 10% of
          (i), plus (iii) the acquisition value of the parcel on which the improvements were constructed as set forth in the schedule below, and interest on that amount at LIBOR from January 1, 1998 until the close of escrow, plus (iv) taxes and assessments prorated from January 1, 1998, plus (v) interest at LIBOR on the amounts described in clauses
          (i) and (iv) from the date paid by the developer and ending at the close of escrow, minus the aggregate principal amount of all debt encumbering the acquired property. The acquisition value of each parcel under the Option Agreement follows:


                                             Parcel Acquisition Value
                                         ----------------------------------
                                           Per Acre       Per Square Foot
                                         -------------    -----------------
                    King Ranch             $435,600         $10.00
                    Hillyer & Piercy       $370,260          $8.50
                    Fremont & Cushing      $871,200         $20.00


     - The purchase price will be payable in cash, unless otherwise agreed by the Berg Group representatives, and the Company may contribute such building to the Operating Partnerships, subject to any debt incurred in connection with the acquisition, in exchange for additional general partner interests in the Operating Partnerships based up the market value of the Common Stock over the 30-trading day period preceding the Company's exercise of the Option.

     -    The Company also must assume all assessments.


     - If the Company elects not to exercise the Option with respect to any building, the Berg Group may hold and lease the building for its own account, or may sell it to a third party.

     - All action by the Company under the Option Agreement must be approved by a majority of the members of the Independent Directors Committee.

     NON-COMPETITION ARRANGEMENTS. Mr. Berg has advised the Company of his intention to conduct all of his material R&D Property investment and development activities through the Company, except with respect to the Berg Land Holdings, which are subject to the Option Agreement, and the Pending Development Projects, which are subject to the Pending Projects Acquisition Agreement. Accordingly, under the Acquisition Agreement, he has agreed not to directly or indirectly acquire or develop, or acquire an equity ownership interest in any entity that has or intends to acquire an ownership interest in any real estate (with the exception of minor investments not to exceed 10% of the outstanding voting securities in publicly-traded companies) intended for R&D Property development or similar industrial use in California, Oregon or Washington without first disclosing such investment opportunity to the Company and making such opportunity available to the Company at the option of the Independent Directors Committee. Generally, Mr. Berg and the other Berg Group Members are free to pursue other types of real estate activities and other business opportunities, however. See "THE ACQUISITION AGREEMENT--Conflicts of Interest Provisions."

MORTGAGE DEBT AND CREDIT LINES


     MORTGAGE DEBT. The following table sets forth certain information regarding the mortgages encumbering the Berg Properties upon the consummation of the Berg Acquisition, assuming the application of the proceeds therefrom as set forth in "Use of Proceeds" and that such proceeds were applied effective as of September 30, 1998. All mortgage debt is nonrecourse to the Company, although certain of the mortgages are cross-defaulted and cross-collateralized with other mortgaged Properties.

     On September 23, 1998, the Company, in its capacity as the general partner of the Operating Partnerships, obtained a 130 million loan from Prudential Insurance Company of America. This loan is cross-collateralized and secured by a single deed of trust encumbering 18 properties improved with 24 buildings and consisting of approximately 1.7 million square feet of space, all of which are owned by the Operating Partnerships. The interest rate on the loan is fixed at 6.56% per annum, the amortization period is 30 years, and the term of the loan is 10 years. There is a significant prepayment penalty if the loan is paid prior to the maturity date. The loan is nonrecourse to the Operating Partnerships and the Company, except with respect to certain matters such as environmental liability relating to the encumbered properties, the payment of taxes and assessments with respect to the encumbered properties, the responsibility to return security deposits to the tenants of the encumbered properties, insurance or condemnation proceeds that are not properly applied under the terms of the loan, damages that result from early termination or amendment to specified major leases, waste of the subject properties, bankruptcy or insolvency of any of the Operating Partnerships or the Company, and any fraud or misrepresentations by the Company or the Operating Partnerships in connection with the loan. In addition, portions of the loan are guaranteed by certain Limited Partners.


                                                     Actual                                                             Pro Forma
                                                    September                   Pro Forma   Annual Pro                September 30,
                                                    30, 1998   Debt Paid off  September 30, Forma Debt    Maturity        1998
Debt Description      Collateral Properties         Balance     at Offering   1998 Balance   Service      Date (1)    Interest Rate
-----------------  -----------------------------  ------------ -------------  ------------ ------------  -----------  -------------
                                                                   ($ IN THOUSANDS)
LINES OF CREDIT:
Wells       1810  McCandless Drive,Milpitas, CA     $39,044        $7,566       $46,610       $3,379        10/99         (2)
Fargo
            1740  McCandless Drive, Milpitas, CA
            1680  McCandless Drive, Milpitas, CA
            1600  McCandless Drive, Milpitas, CA
            1500  McCandless Drive, Milpitas, CA
            1450  McCandless Drive, Milpitas, CA
            1350  McCandless Drive, Milpitas, CA
            1325  McCandless Drive, Milpitas, CA
            1425  McCandless Drive, Milpitas, CA
            1526  McCandless Drive, Milpitas, CA
            1575  McCandless Drive, Milpitas, CA
            1625  McCandless Drive, Milpitas, CA
            1745  McCandless Drive, Milpitas, CA
            1765  McCandless Drive, Milpitas, CA

MORTGAGE LOANS (RELATED PARTIES):
            2033-2042 Samritan, San Jose CA          18,780             -        18,780        1,362          3/99         7.25%
            2133 Samritan, San Jose CA
            2233-2242 Samritan, San Jose CA

MORTGAGE LOANS:
Great
West Life
& Annuity
Insurance
Company     6320 San Ignacio Ave, San Jose, CA        7,769             -         7,768          544         2/04          7.0%

Great
West Life
& Annuity
Insurance
Company     6320 San Ignacio Ave, San Jose, CA        3,707             -         3,707          259         5/04          7.0%

National
Electrical
Contractors
Association
Pension
Benefit
Trust Fund  2251 Lawson Lane, Santa Clara, CA         4,625        (4,625)            -            -         1/09           -

Prudential
Capital
Group       20400   Mariani, Cupertino, CA            2,065             -         2,065          181         3/09          8.75%

New York
Life
Insurance
Company     10440 Bubb Road, Cupertino, CA              436             -           436           42         8/09          9.625%

Home
Savings &
Loan
Association 10460 Bubb Road, Cupertino, CA              536             -           536           51         1/07          9.5%

Amdahl
Corporation 3120 Scott,Santa Clara, CA                6,993             -         6,993          664         3/14          9.5%

Citicorp
U.S.A.
Inc.        280 Bayview Drive Fremont, CA             3,105             -         3,105          233         4/00         (3)

Mellon
Mortgage
Company     3530 Bassett, Santa Clara, CA             2,986             -         2,986          243         6/01          8.125%

Prudential
Secured
Loan        10300 Bubb, Cupertino, CA               130,000(4)          -       130,000        8,528        10/08          6.56%
            10500 N. DeAnza, Cupertino, CA
            4050 Starboard, Fremont, CA
            45700 Northpoint Loop, Fremont, CA
            45738 Northpoint Loop, Fremont, CA
            450-460 National, Mountain View, CA
            4949 Hellyer, San Jose, CA
            6311 San Ignacio, San Jose, CA
            6321 San Ignacio, San Jose, CA
            6325 San Ignacio, San Jose, CA
            6331 San Ignacio, San Jose, CA
            6341 San Ignacio, San Jose, CA
            6351 San Ignacio, San Jose, CA
            3236 Scott, Santa Clara, CA
            3560 Bassett, Santa Clara, CA
            3570 Bassett, Santa Clara, CA
            3580 Bassett, Santa Clara, CA
            1135 Kern, Sunnyvale, CA
            1212 Bordeaux, Sunnyvale, CA
            1230 E. Arques, Sunnyvale, CA
            1250 E.  Arques, Sunnyvale, CA
            1170 Morse, Sunnyvale, CA
            3540 Bassett, Santa Clara, CA
            3542 Bassett, Santa Clara, CA
            3544 Bassett, Santa Clara, CA
            3550 Bassett, Santa Clara, CA
                                                 -------------                ------------   ----------
Mortgage Loans Sub-total                            162,222                     157,597       10,745
                                                 -------------                ------------   ----------
Total                                              $220,046                     $222,987      $15,486

-------------
(1)  All principal due at maturity date.

(2) The lesser of Wells Fargo prime rate in effect on the first day of each calendar month, or the LIBOR or the Wells Fargo Purchased Funds Rate quoted on the first day of each calendar month plus 1.65%. Average rates for the six months ended June 30, 1998 and the years ended December 31, 1997, 1996 and 1995 were 7.26%, 7.25%, 7.04% and 8.20%, respectively.


(3)  One month LIBOR plus 1.625% adjusted monthly.


(4) In September 1998, the Company entered into a new secured loan with Prudential of $130,000,000. The loan bears interest at a fixed rate of 6.56% and due in monthly payments of principal (based on a 30 year amortization) and interest of approximately $827,000.

     CREDIT LINES. Historically, some of the Berg Properties have been pledged as collateral under a line of credit provided by Wells Fargo, which has been guaranteed by the Berg Group members. As of September 30, 1998, approximately $39 million was outstanding under the Wells Fargo Line, which is secured by 14 Properties. The Berg Group members remain parties to the Wells Fargo Line, but have assigned to the Company and Operating Partnerships all of their borrowing rights under the Wells Fargo Line. See "FUTURE OPERATIONS OF THE COMPANY -- Line of Credit."


PROPERTY TAX INFORMATION


     The aggregate real estate property tax obligations paid by the Company (with or without tenant reimbursement) for the Berg Properties during calendar 1997 were approximately $4.2 million. This amount does not include real estate property taxes paid directly by tenants. Of the four Operating Partnerships, only MWP had any Properties transferred to it as part of the Berg Acquisition; the other three limited partnerships have retained their historical Properties. The Property transfers to MWP resulted in a statutory change in ownership giving rise to a reassessment for California real property tax purposes, which is not expected to have a material adverse impact on the operations or financial condition of the Company.


     Except as noted with respect to transfers of Properties to MWP, the Company does not believe that any other aspects of the UPREIT Transactions effect a statutory change in ownership. Nevertheless, there can be no assurance that a local assessor will not assert that the UPREIT Transactions also have resulted in a statutory change in ownership with respect to the Berg Properties held by MWP I, MWP II and MWP III, as county assessors in California occasionally challenge complex transactions in which new investors acquire interests in existing real property holding entities. Substantially all of the leases for the Properties contain provisions requiring the tenants to pay as additional rent their proportionate shares of any property tax increases over specified base amounts. The Company may not be able to pass through to its tenants the full amount of any increased taxes resulting from a reassessment, however. The Company believes that any amount that cannot be passed through to tenants will not have a material adverse effect on the Company.

ENVIRONMENTAL MATTERS

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in the property. Such laws often impose liability and expose the owner to governmental proceedings, without regard to whether the owner knew of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of such substances may be substantial. In addition, the owner's liability as to any specific property is generally not limited and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remove or remediate such substances, may also adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the treatment or disposal of hazardous or toxic substances, such as asbestos, at a disposal facility may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the facility, regardless of whether the facility is owned or operated by such owner or entity. In connection with the ownership of the Properties or the treatment or disposal of hazardous or toxic substances, the Company may be liable for such costs.

     Other federal, state and local laws impose liability for the release of ACMs into the air and require the removal of damaged ACMs in the event of remodeling or renovation. The Company is aware that there are ACMs present at several of the Properties, primarily in floor coverings. The Company believes that the ACMs present at these Properties are generally in good condition and that no ACMs are present in the remaining Properties. The Company believes it is in compliance in all material respects with all federal, state and local laws relating to ACMs and that if it were required to remove all ACMs present at the Properties over a short period of time, the cost of such removal would not have a material adverse effect on its financial condition, operating results, or ability to make distributions.

     The Company is not aware of any environmental liability relating to the Properties that it believes would have a material adverse effect on its financial condition, its operating results or its ability to make distributions and has not been notified by any governmental authority or any other person of any material noncompliance, liability or other claim in connection with any of the Properties. No assurance can be given that future laws, ordinances or regulations will not impose material environmental liabilities, or that the current environmental condition of the Properties will not be affected by tenants and occupants of the Properties, by the uses or condition of properties in the vicinity of the Properties, such as leaking underground storage tanks, or by third parties unrelated to the

Company. If the Company is required to remove or remediate any toxic wastes or hazardous substances present on any of the Properties, the cost to the Company could be material.

LEGAL PROCEEDINGS

     From time to time the Company is involved in legal proceedings arising in the ordinary course of its business, none of which is believed to be material. The Company is not aware of any material litigation affecting any of the Properties, the Pending Development Projects, the Berg Land Holdings, or the Operating Partnerships, except for anticipated litigation concerning the Fremont Properties. See "SUMMARY OF THE UPREIT TRANSACTIONS AND PURPOSE OF THE SPECIAL MEETING -- Parties to and Terms of the Berg Acquisition." Berg & Berg is a plaintiff in BERG & BERG v. CHERYL AND GILBERT CHAVEZ in the Santa Clara County Superior Court. The court has entered a default judgment against the defendants in that action to recover funds embezzled by a former employee of Berg & Berg and BBE. Neither the Company nor the Operating Partnerships are entitled to any funds that may be recovered pursuant to the judgment.

EMPLOYEES

     The Company initially expects to employ five persons. The Operating Partnerships will not have any employees. Prior to the consummation of the UPREIT Transactions, three of the Company's employees were employed by BBE.

                        FUTURE OPERATIONS OF THE COMPANY

OVERVIEW


     Upon consummation of the UPREIT Transactions, the Company will be a fully-integrated, self-administered and self-managed REIT organized to continue and expand the business of acquiring, developing, owning and managing Silicon Valley R&D Properties currently conducted by the Berg Group. Through its general partnership interests in the Operating Partnerships, the Company owns and operates 69 Silicon Valley R&D Properties. As of September 30, 1998, the occupancy rate of the Properties was approximately 100%. The Company also may acquire the 12 Silicon Valley R&D Properties comprising the Pending Development Projects if they are built and fully leased, and has the Option to acquire additional Berg Group Silicon Valley R&D Properties pursuant to the Option Agreement.

     Consequently, the Company's principal focus upon consummation of the UPREIT Transactions will be the management of its Silicon Valley R&D Properties. With Silicon Valley's highly educated and skilled work force, recent history of numerous successful start-up companies, and large contingent of venture capital firms, the Company believes that this region will continue to spawn successful new high-growth industries and entrepreneurial businesses to an extent matched nowhere else in the United States.

     In 1996, according to the National Venture Capital Survey, venture capital investment in the Silicon Valley reached $2.3 billion, representing 24.1% of the total of $9.5 billion invested nationally. Most of the investments were in technology-based companies, particularly in communications and software. In 1997, total venture capital investment in Silicon Valley exceeded $3.3 billion. Successful, venture capital-backed technology companies typically seek further capital from the public capital markets. Initial public offerings ("IPOs") by companies in the San Francisco Bay Area raised over $2.2 billion, $2.1 billion, and $1.7 billion in 1995, 1996, and 1997, respectively. The IPO proceeds frequently are used to fund growth and expansion, with a resulting need on the part of the issuer for additional space. Although equity valuations and the availability of private and public capital fluctuate considerably, the Company believes that this investment cycle will continue to create favorable R&D Property development and rental opportunities in the Silicon Valley.


OPERATING AND GROWTH STRATEGY

     The Company intends to employ Berg & Berg's historical business strategy and the Company's substantial resources to achieve growth in FFO. The Company's operating and growth strategy contains the following principal elements:

         - Continued emphasis on general purpose, single-tenant Silicon Valley R&D Properties for technology-based companies to capitalize on the Company's extensive contacts in these companies and its extensive knowledge of their real estate needs.

         - Acquiring R&D Properties built by the Berg Group on the Berg Land Holdings, which now represent one of the largest aggregations of land available for future construction of R&D Properties in Silicon Valley.

         -        Demand-driven     development     activities,      emphasizing
                  build-to-suit projects for existing and emerging technology companies experiencing growth in the Silicon Valley.

         - Opportunistic acquisitions of high quality, well-located Silicon Valley R&D Properties in situations where illiquidity or inadequate management permit their acquisition at favorable prices, and where the Company's management skills will facilitate increases in cash flow and asset value.

         - Maintenance of a lean, experienced and responsive management team comprised of highly qualified and experienced professionals working within a relatively flat organizational structure.

         - Prudent financial management emphasizing current cash flow, as well as long-term value in the Company's acquisition and financing policies, the pre-leasing of buildings prior to acquisition or development to reduce the risks of owning them and the maintenance of sufficient liquidity to acquire and finance properties on desirable terms.

         - Geographic expansion into other technology-based areas of the West Coast if good R&D Properties become available there.

OPERATIONS AND MANAGEMENT

     The Company will operate as a self-administered, self-managed REIT with its own employees. It will sublease office space from Berg & Berg at 10050 Bandley Drive and will share clerical staff and other overhead on what the Company considers to be very favorable terms. The total monthly rent payable by the Company to Berg & Berg will be $5,625, and the Company's contribution to BBE overhead when added to the rent payable to Berg & Berg will not exceed $15,000 per month. Carl E. Berg will work for the Company, as well as BBE, and will provide services to other enterprises. The other employees of the Company, except Bradley A. Perkins, will work for the Company full-time. The Company may add two additional employees, as required, but does not anticipate growth in employment except as acquisitions of new properties, particularly in other geographic regions, require additional personnel.


     Construction and repair work at the Company's Properties for building maintenance and tenant improvements may be provided by BBE. The Company will bid all major work competitively to subcontractors, however.


     The Company generally will market the Properties and negotiate leases with tenants by itself. Occasionally, the Company expects to retain real estate brokers, and its policy is to pay fixed commissions to tenants' brokers.

ACQUISITIONS


     The Company's principal acquisition opportunities are the Pending Development Projects and the acquisition of R&D Properties that may be constructed by the Berg Group on the Berg Land Holdings. The Berg Group has acquired approximately 580,000 square feet of buildings in the last four years. The Company believes its acquisitions experience and the network of real estate professionals it has done business with will continue to provide opportunities for external growth. Furthermore, the Company's use of the Operating Partnerships structure gives prospective sellers the opportunity to contribute properties to the Company (through the Operating Partnerships) on a tax-deferred basis in exchange for L.P. Units. This capacity to complete tax-deferred transactions with sellers of real property will further enhance the Company's ability to acquire additional properties. Management also intends to monitor available, well-located, industrial properties on the West Coast of the United States.

MORTGAGE INDEBTEDNESS OUTSTANDING AFTER BERG ACQUISITION

     In addition to the $130 million Prudential Secured Loan which matures on October 15, 2008, the Company had other secured loans totaling approximately $90 million outstanding at September 30, 1998, including $39 million under the Wells Fargo Line. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE PROPERTIES -- Pro Forma Liquidity and Capital Resources" and "DESCRIPTION OF THE PROPERTIES--Mortgage Debt and Credit Lines."

                               DISTRIBUTION POLICY

OVERVIEW

     The Company intends to make regular quarterly distributions to holders of its Common Stock based on its Cash Available for Distribution. The Company's ability to make such distributions will be affected by numerous factors including, most importantly, the receipt of distributions from the Operating Partnerships. The first distribution for the period commencing at the final closing date for the Berg Acquisition and ending on September 30, 1998 is expected to be in an amount equivalent to a quarterly distribution of $0.085 per share (which, if annualized, would equal $0.34 per share, or an annual yield of 8%, based on the last trading price set forth on the cover page of this Prospectus/Proxy Statement).


     In general, the Company expects that Cash Available for Distribution will exceed its initial planned distributions. Expected distributions for the 12 months following the final closing date for the Berg Acquisition will be approximately 83% of the estimated Cash Available for Distribution of the Company and are expected to exceed 95% of the Company's taxable income, as determined under federal tax laws applicable to REITs. The amount of estimated Cash Available for Distribution is based on the net amount of pro forma cash provided/(used) by operating, investing and financing activities of the Company for all of the Properties for the twelve months ending September 30, 1999, which includes adjustments for certain known events occurring after September 30, 1998 that are not reflected in the Company's historical or pro forma financial statements.


DISTRIBUTION TABLE

     The following table illustrates the Company's pro forma cash provided/(used) by operating, investing and financing activities for the twelve months ended September 30, 1998, as adjusted, in estimating its initial dividend:


                                                                 (in
                                                              thousands,
                                                                except
                                                               expected
                                                               initial
                                                               dividend
                                                              per share)
                                                             -------------
OPERATING ACTIVITIES:
Pro forma income before minority interest and gain on sale     $18,016
of real estate for the year ended December 31, 1997
  Less: Pro forma income before minority interest for the      (11,081)
     nine months ended September 30, 1997
  Plus: Pro forma income before minority interest for the       17,276
     nine months ended September 30, 1998
                                                             -------------
Pro forma income before minority interest for the twelve        24,211
months ended September 30, 1998
Adjustments:
  Pro forma real estate depreciation and amortization for       10,842
     the twelve months ended September 30, 1998
  Net increase in contractual rental income (1)                    601
  Net effect of straight-line rents (2)                         (1,095)
  Estimated annual provision for leasing commissions (3)        (1,100)
                                                             -------------
Pro forma cash provided by operating activities                 33,459
                                                             =============
INVESTING ACTIVITIES:
Estimated annual provision for capital expenditures (4)           (525)
                                                             -------------
Pro forma cash provided by investing activities                   (525)
                                                             -------------
FINANCING ACTIVITIES:
Scheduled mortgage loan principal payments (5)                  (3,630)
                                                             -------------
Pro forma cash provided by financing activities                 (3,630)
                                                             -------------
Estimated pro forma Cash Available for Distribution for the    $29,304
twelve months ended September 30, 1998
                                                             =============
Minority interests' share of estimated pro forma Cash          $25,942
Available for Distribution (6)
                                                             =============
The Company's share of estimated pro forma Cash Available       $3,362
for Distribution available for holders Common Stock
                                                             =============
Estimated initial annual distribution per share (7)              $0.34
                                                             =============
Payout ratio based on estimated pro forma Cash Available         82.9%
for Distribution (8)
                                                             =============

(1) Represents the net increases in contractual rental income, net of expenses, from new leases and renewals that were not in effect for the entire twelve month period ended September 30, 1998 and new leases and renewals that went into effect between September 30, 1998 and October 20, 1998. Rental Income has not been included for any properties for the periods prior to their construction completion and availability for occupancy.

(2) Effect of adjusting straight-line rental income included in pro forma income before minority interest for the twelve months ended September 30, 1998 to a cash basis.

(3) Anticipated leasing commissions to be incurred based on the historical weighted average of such commissions paid in connection with lease renewals and re-leasing at the Properties multiplied by the average annual square feet of space for which leases expire during the period from July 1, 1998 through December 31, 2000.

(4) The estimated cost of recurring building improvements and equipment replacements (excluding tenant improvements) at the Properties for the twelve months ending September 30, 1999. Generally, the Properties and their associated tenant leases are such that non-revenue producing tenant improvements are immaterial.

(5) Represents scheduled payments of debt principal due during the 12 months ending September 30, 1999.

(6)  Minority   interest  share  of  estimated  pro  forma  Cash  Available  for
     Distribution is calculated as follows:

     Estimated pro forma Cash Available for Distribution
     for the twelve months ended September 30, 1998           $29,304
     Add back pro forma interest expense for which the
     Company is 100% responsible                                  213
                                                           -------------
                                                               29,517
                                                           x   0.8789
                                                           -------------
                                                              $25,942


     In order to effect the closing of the Company's acquisition of the sole general partnership interests in the Operating Partnerships, the Company issued to each of the partnerships a demand note bearing interest at a rate of 7.25% per annum aggregating $35,200 in principal. At September 30, 1998, the outstanding balance on these notes was $33,869. Upon the closing of the new Private Placement, the Company will utilize those proceeds along with available cash and a draw of $2,941 on the line of credit to repay these notes in their entirety.

     The portion of the outstanding balance on the line of credit in the amount of $2,941 will be the sole responsibility of the Company until such time as the balance is paid in full. Additionally, the full amount of interest on any outstanding balance associated with this amount will be absorbed 100% by the Company. On a pro forma basis, interest expense on this amount is $213 for the twelve months ended September 30, 1999.

     Until such time that the Company completes the Private Placement, the Company's share of Cash Available for Distribution will be less than the amount calculated in this table. Any outstanding balances owed to the Operating Partnerships in excess of $2,941 will increase the minority interests' share cash available for distribution by an amount 87.89% of the interest income associated with such balances, thereby decreasing the Company's share of such amounts.

(7) The estimated annual distribution per share is based on a total of 8,193,594 shares outstanding after the UPREIT Transactions assuming no dilution from the exchange of L.P. Units, or exercise of options pursuant to the terms of the 1997 Stock Option Plan.

(8) The payout ratio on estimated Cash Available for Distribution is calculated as the estimated initial annual distribution per share divided by the Company's share of Cash Available for Distribution per share for the 12 months ending September 30, 1999.


     The Company believes that its estimate of Cash Available for Distribution constitutes a reasonable basis for setting the amount of the Company's initial distribution and expects to maintain its initial distribution rate for the 12 months following the closing of the Berg Acquisition, unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in the estimate. Cash Available for Distribution does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs. The actual return that the Company will realize and the amount available for distributions to shareholders will be affected by a number of factors, including the revenues received from the Properties, the operating expenses of the Company, the interest expense incurred on borrowings and unanticipated capital expenditures. The estimate of Cash Available for Distribution is provided in this Proxy Statement/Prospectus solely for the purpose of setting the initial distribution amount and is not intended to be a forecast by the Company of its future results of operations, FFO or Cash Available for Distribution. No assurance can be given that the Company's estimate will prove accurate.

     The Company anticipates that Cash Available for Distribution will exceed earnings and profits for federal income tax purposes as the latter figure takes into account non-cash expenses, such as depreciation and amortization, to be incurred by the Company. Distributions by the Company to the extent of its current and accumulated earnings and profits for federal income tax purposes will be taxable to shareholders as ordinary dividend income unless a shareholder is a tax-exempt entity. See "FEDERAL INCOME TAX CONSIDERATIONS--Taxation of United States Shareholders". Distributions in excess of earnings and profits generally will be treated as a non-taxable reduction of the shareholder's basis in the Common Stock to the extent thereof, and thereafter as taxable gain. The percentage of such distributions constituting a non-taxable return of capital, if any, may vary from period to period. The Company anticipates that a substantial percentage of the distributions to shareholders for the 12 months following the consummation of the Offering will constitute ordinary income.

     In order to maintain its qualification as a REIT, the Company must make annual distributions to shareholders of at least 95% of its taxable income (which does not include net capital gains). See "FEDERAL INCOME TAX CONSIDERATIONS--Taxation of the Company--Annual Distribution Requirements." Under certain circumstances, the Company may be required to make distributions in excess of Cash Available for Distribution in order to meet such distribution requirements.

     Any inability on the part of the Operating Partnerships to secure financing as required to fund capital expenditures and net changes in working capital, including development activities and expansions, would require the utilization of distributable cash flow to satisfy such obligations, thereby possibly reducing distributions to partners, including the Company, and funds available for the Company to pay dividends. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources."

     Cash Available for Distribution is based on FFO. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper, which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs, and accordingly, may not be comparable to such other REITs. NAREIT currently defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustments for unconsolidated partnerships and joint ventures. Extraordinary or unusual items, along with significant non-recurring events that materially distort the comparative measure of FFO are disregarded in this calculation. Management believes that its computation of FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the Company's ability to incur and service debt and make capital expenditures. The Company's definition of FFO also assumes conversion at the beginning of the period of all convertible securities, including minority interests that might be exchanged for Common Stock. The Company's FFO does not represent the amount available for management's discretionary use as such funds may be needed for capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is FFO necessarily indicative of funds available to fund the Company's cash needs, including its ability to make distributions. The Company believes that to facilitate a clear understanding of the combined historical operating results of the Berg Properties and the Company, FFO should be examined in conjunction with net income as presented in the combined financial statements.

     Distributions by the Company will be determined by the board of directors and will depend on actual Cash Available for Distribution of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. For a discussion of the tax treatment of distributions to holders of shares of Common Stock, see "FEDERAL INCOME TAX CONSIDERATIONS--Taxation of United States Shareholders" and "Taxation of Foreign Shareholders."

     THE ESTIMATES OF PRO FORMA CASH FLOWS FROM OPERATING ACTIVITIES AND CASH AVAILABLE FOR DISTRIBUTION ARE MADE SOLELY FOR THE PURPOSE OF SETTING THE INITIAL DISTRIBUTION RATE AND ARE NOT INTENDED TO BE A PROJECTION OR FORECAST OF THE COMPANY'S RESULTS OF OPERATIONS OR OF ITS LIQUIDITY. FUNDS FROM OPERATIONS DOES NOT REPRESENT CASH FLOW FROM OPERATIONS AS DEFINED BY GAAP, IS NOT NECESSARILY INDICATIVE OF CASH AVAILABLE TO FUND ALL OF THE COMPANY'S CASH NEEDS, AND SHOULD NOT BE CONSIDERED AS AN ALTERNATIVE TO NET INCOME FOR PURPOSES OF EVALUATING THE COMPANY'S OPERATING PERFORMANCE. SEE "FORWARD LOOKING INFORMATION" and "RISK FACTORS--Uncertainties Regarding Distributions to Shareholders."

                   POLICIES WITH RESPECT TO CERTAIN ACTIVITIES


     The following is a discussion of the Company's policies with respect to investment, financing, conflicts of interest and other activities of the Company. These policies have been formulated by the board of directors of the Company and generally may be amended or revised from time to time at the discretion of the board of directors without a vote of the shareholders of the Company. Upon the effective date of the Reincorporation Merger, however, the Charter will provide that (i) until the Protective Provisions Expiration Date, the approval of the Required Directors as provided in the Charter and the consent of the L.P. Unit Majority are required for the Company to take title to assets (other than temporarily in connection with an acquisition prior to contributing such assets to the Operating Partnerships) or to conduct business other than through the Operating Partnerships, or for the Company or the Operating Partnerships to engage in any business other than the ownership, construction, development and operation of real estate properties, (ii) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements, (iii) certain policies with respect to competition by Carl E. Berg and the Berg Group are imposed pursuant to provisions of the Acquisition Agreement that cannot be amended or waived without the approval of the Independent Directors Committee, and (iv) the Company cannot take any action intended to terminate its qualification as a REIT without the approval of more than 75% of the entire board of directors. In addition, until the Protective Provisions Expiration Date, the approval of the Required Directors will be required for certain fundamental corporate actions, including amendments to the Charter or bylaws, amendments to the Operating Partnership Agreement, and any merger, consolidation or sale of all or substantially all of the assets of the Company or the Operating Partnerships. Certain specific transactions, including the issuance of securities and borrowings in excess of specified limits, and amendments of the Charter and bylaws are subject to approval by more than 75% of the directors. See "DESCRIPTION OF CAPITAL STOCK--Board Quorum and Special Voting Requirements."


INVESTMENT POLICIES

     The Company's business will be focused solely on the ownership, construction, development and operation of real estate properties, principally R&D Properties, and the Company intends to conduct all of its activities through the Operating Partnerships. The Company's investment objective is to provide stable cash flow available for quarterly cash distributions and achieve long-term appreciation through increases in cash flows and the value of its properties. The Company intends to pursue these objectives by (i) investing capital to enhance investment returns on its existing Properties, and (ii) acquiring or developing additional properties where the Company believes that opportunities exist for attractive investment returns. Such additional properties may include some or all of the Berg Land Holdings, which are subject to options held by the Company. See "DESCRIPTION OF THE PROPERTIES--Land Holding and Development Arrangements." The Company may expand or improve its properties or, subject to the approval of the Required Directors, sell such properties in whole or in part as determined by the Board. See "FUTURE OPERATIONS--Strategy."

     The Company expects to pursue its investment objectives principally through the direct ownership by the Operating Partnerships of the Properties and future developed properties. Future development or investment activities will not be limited to any specified percentage of the Company's assets. The Company may also participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over the equity interest of the Company.

     While the Company will emphasize equity real estate investments, it may, in its discretion and subject to the percentage ownership limitations and gross income tests necessary for REIT qualification, invest in mortgage and other real estate interests including securities of other real estate investment trusts. The Company has not previously invested in mortgages or securities of other real estate investment trusts and does not have any present intention to make such investments.

FINANCING POLICIES


     The Company intends to maintain a ratio of debt to Total Market Capitalization of no more than 50%. The Company's ratio of debt to Total Market Capitalization would have been approximately 42% at September 30, 1998, on a pro forma basis after giving effect to the UPREIT Transactions. See "PRO FORMA CAPITALIZATION." The Company, however, may from time to time reevaluate its debt policy in light of then current economic conditions, relative costs of debt and equity capital, the market values of its properties, growth and acquisition opportunities and other factors. Subject to the need for more than 75% of the directors to approve debt increases above 50% of Total Market Capitalization, the Company may modify its debt policy and may increase or decrease its ratio of debt to Total Market Capitalization.

     The Company has established its debt policy relative to Total Market Capitalization, because the Company believes that the book value of its assets (which to a large extent consists of the depreciated value of real property, the Company's primary tangible asset) does not accurately reflect its ability to borrow and to meet debt service requirements. However, Total Market Capitalization is more variable than book value and does not necessarily reflect the fair market value of the Company's underlying assets. Although the Company will consider factors other than market capitalization in making decisions regarding the incurrence of debt (such as the estimated market value of such properties upon refinancing, and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt services), there can be no assurance that the Company will maintain the ratio of debt to Total Market Capitalization (or to any other measure of asset value) described above.

     To the extent that the board of directors of the Company determines to seek additional capital, the Company may raise such capital through additional equity offerings, debt financing or retention of cash flow (after consideration of provisions of the Code requiring the distribution by a REIT of a certain percentage of its taxable income and taking into account taxes that would be imposed on undistributed taxable income), or through a combination of these sources. It is the Company's present intention that any additional borrowings will be made through the Operating Partnerships, although the Company may incur borrowings that would be reloaned to the Operating Partnerships. See "OPERATING PARTNERSHIP AGREEMENT." Borrowings may be unsecured or may be secured by any or all assets of the Company, the Operating Partnerships, or any existing or new property and may have full or limited recourse to all or any portion of the assets of the Company, the Operating Partnerships, or any existing or new property.


     The Company has not established any limit on the number or amount of mortgages that may be placed on any single property or on its portfolio as a whole. Of the Company's 69 R&D Properties, currently 18 Properties secure the Prudential Secured Loan and 14 Properties secure the Wells Fargo Line. Until October 1999, the Wells Fargo Line with a remaining balance of approximately $61 million would be available to fund property acquisitions, development activities, and for general corporate purposes. The Company may determine to issue securities senior to the Common Stock, including shares of new series of Preferred Stock and debt securities (either of which may be convertible into Common Stock or accompanied by warrants to purchase capital stock). The Company may also determine to finance acquisitions through the exchange of properties or the issuance of additional L.P. Units in the Operating Partnerships, shares of Common Stock or other securities.


     In the event that the board of directors determines to raise additional equity capital, it has the authority, without shareholder approval, to issue additional shares of Common Stock, Preferred Stock other capital stock
(including securities senior to the Common Stock) of the Company in any manner (and on such terms and for such consideration) it deems appropriate, including in exchange for property. In the event that the Company issues (whether for cash or property) any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, shares of Common Stock, subject to certain limited exceptions, including the issuance of Common Stock pursuant to any stock incentive plan adopted by the Company or pursuant to Limited Partners' exercise of the Exchange Rights or the Put Rights, the Limited Partners will have the right to purchase Common Stock or such securities in order to maintain their respective percentage interests in the Company and the Operating Partnerships on a consolidated basis. If the board of directors determines that the Company will raise additional equity capital to fund investments by the Operating
Partnerships, the Company will contribute such funds to the Operating Partnerships as a contribution to capital and purchase of additional general partnership interest; however, holders of L.P. Units will have the right to participate in such funding on a pro rata basis. In the event that holders of L.P. Units sell their L.P. Units to the Company pursuant to their Put Rights, the Company is authorized to raise the funds for such purchase by issuing additional shares of Common Stock. In addition, the Company may issue additional shares of Common Stock in connection with the exchange of L.P. Units for shares of Common Stock pursuant to the exercise of the Exchange Rights.

     The Company's Board of Directors also has the authority to cause the Operating Partnerships to issue additional L.P. Units in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. In the event that the Operating Partnerships issue new L.P. Units for cash (but not property), the Limited Partners will have the right to purchase L.P. Units in order, and to the extent necessary, to maintain their respective percentage interests in the Operating Partnerships. Any such new L.P. Units will be exchangeable for Common Stock pursuant to the Exchange Rights or may be tendered to the Company pursuant to the Put Rights. See "OPERATING PARTNERSHIP AGREEMENT--Exchange Rights, Put Rights and Registration Rights."

DISPOSITION POLICY

     The Company has no current intention to dispose of any of the Properties, although it reserves the right to do so. The tax basis of the Limited Partners in the Properties in the Operating Partnerships is substantially less than current fair market value. Accordingly, prior to the disposition of their L.P. Units in the Operating Partnerships, upon a disposition of any of the Properties, a disproportionately large share of the gain for federal income tax purposes would be allocated to the Limited Partners. See "FEDERAL INCOME TAX CONSIDERATIONS--Income Taxation of the Partnership." Consequently, it may be in the interests of the Limited Partners that the Company continue to hold the Properties in order to defer such taxable gain. In light of this, the Operating Partnership Agreement provides that for a period of ten years after the closing or until the Protective Provisions Expiration Date, if earlier, Carl Berg and Clyde Berg may prohibit the Operating Partnerships from disposing of Properties which they designate in a taxable transaction. Kontrabecki has a similar right with respect to the Kontrabecki Properties which will lapse before the end of the ten-year period, if his beneficial ownership interest in the Operating Partnerships falls below 750,000 L.P. Units. The Limited Partners may seek to cause the Company to retain the Properties even when such action may not be in the interests of some, or a majority, of the shareholders of the Company. The approval of the Required Directors will be required if the Company sells in any transaction, or series of related transactions or aggregate sales, all or substantially all of the assets of the Company. The consent of the holders of a majority of the L.P. Units will be required to effect a sale or sales of all, or substantially all, of the assets of the Operating Partnerships. For a description of certain tax consequences arising from the disposition of a property controlled by the Company, see "FEDERAL INCOME TAX CONSIDERATIONS--The Aspects of The Operating Partnerships."

CONFLICT OF INTEREST POLICIES

     The Company has adopted certain policies and entered into certain agreements with the Berg Group designed to eliminate or minimize potential conflicts of interest. There can be no assurance that these policies will be successful in eliminating the influence of such conflicts. If they are not successful, decisions affecting the Company could be made that might fail to reflect fully the interests of all shareholders.

     In recognition of these potential conflicts of interest, the Company and the Berg Group have agreed that any transaction between the Company and Mr. Berg or other members of the Berg Group must be approved by the Independent Directors Committee. The members of the Berg Group also have agreed that all future transactions between the Company and their Affiliates or any other entities in which they hold 5% or greater ownership interests shall be subject to review and approval by the Independent Directors Committee. See "THE ACQUISITION AGREEMENT--Conflict of Interest Provisions."

     In addition, the Berg Group and the Company have entered into agreements concerning the lease of office space to the Company, the acquisition of Berg Land Holdings and of Pending Development Projects, and the use of BBE for construction and repair work. The exercise of the Company's rights or the waiver of any benefits to the Company under these agreements will be subject to the approval of the Independent Directors Committee. See "DESCRIPTION OF THE PROPERTIES--Land Holding and Development Arrangements" and "FUTURE OPERATIONS OF THE COMPANY--Operation and Management."

POLICIES WITH RESPECT TO OTHER ACTIVITIES

     The Company has authority to offer shares of its capital stock or other securities and to repurchase or otherwise reacquire its shares or any other securities and may engage in such activities in the future. The Company has no outstanding loans to other entities or persons, including its officers and directors. The Company may in the future make loans to joint ventures in which it participates in order to meet working capital needs.

     The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, nor has the Company invested in the securities of other issuers other than the Operating Partnerships for the purpose of exercising control, and does not intend to do so. The Company intends to make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940.

     At all times, the Company intends to make investments in such a manner as to be consistent with the requirements of the Code for the Company to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), directors representing more than 75% of the entire board of directors determine that it is no longer in the best interests of the Company to qualify as a REIT.

                           THE ACQUISITION AGREEMENT

     THE FOLLOWING SUMMARY OF THE ACQUISITION AGREEMENT, INCLUDING THE DESCRIPTIONS OF CERTAIN PROVISIONS SET FORTH ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ACQUISITION AGREEMENT, WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT/PROSPECTUS IS A PART. A COPY OF THE
AGREEMENT  IS  AVAILABLE   FROM  THE  COMPANY  UPON  REQUEST.   SEE   "AVAILABLE
INFORMATION."

GENERAL

     The parties to the Acquisition Agreement are MWP, MWP I, MWP II, all members of the Berg Group, and all of the Kontrabecki Partnerships, including MWP III. Under the terms of the Acquisition Agreement, as amended as of July 1, 1998, the parties have agreed to operate MWP, MWP I, MWP II and MWP III as the Operating Partnerships subject to the terms of the Operating Partnership Agreement, the Operating Partnerships acquired the Berg Properties and the Acquired Properties in the Partnership Closing, and agreed to consummate the remaining transactions comprising the Berg Acquisition after the shareholders have approved Proposals 1, 3, 4 and 5 at the Special Meeting. Pursuant to the Acquisition Agreement, the Company is entitled to conduct the operations of all four limited partnerships in a consolidated manner under the name "Mission West Properties, L.P." The Acquisition Agreement was signed by all parties effective as of May 14, 1998, and amended as of July 1, 1998.

THE CLOSING


     At the Partnership Closing, the existing general partners in MWP, MWP I, MWP II and MWP III resigned, the Company acquired its interest as sole general partner in each of the Operating Partnerships, MWP acquired certain Berg Properties and the Kontrabecki Properties in exchange for L.P. Units, and the Company and all limited partners in each of the Operating Partnerships signed and delivered an Operating Partnership Agreement. In addition, MWP III converted to a Delaware limited partnership as of the date of the Partnership Closing. The final closing of the transactions contemplated by the Acquisition Agreement will occur on the last business day of the month in which the shareholders approve the UPREIT Transactions at the Special Meeting. At such closing, the parties will sign and deliver the Operating Partnership Agreement, the Exchange Rights Agreement, the Berg Land Holdings Option Agreement, the Pending Projects Acquisition Agreement, and subject to shareholder approval of the Reincorporation Merger, the Merger Agreement. The Company expects Mr. Berg to acquire the Fremont Properties and contribute them to MWP at or before the final closing date.


REPRESENTATIONS AND WARRANTIES

     The Acquisition Agreement provides for each of the parties to make representations and warranties customary for transactions of this nature, which generally relate to the parties lawful organization, good standing, authorization to enter into the agreement and effect the transactions required under the Acquisition Agreement, title to the Properties, condition of the Properties, effectiveness of the leases for the Properties, the accuracy of financial information exchanged by the parties, the accredited investor status of all limited partners, and similar matters. Representations and warranties concerning the Properties were made in connection with the Partnership Closing, and will be made at the time of the final closing date for the Berg Acquisition, as well.

CONDITIONS TO CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS

     To permit the Partnership Closing to occur in advance of the Special Meeting, the parties waived general conditions to closing contained in the Acquisition Agreement and satisfied closing conditions regarding the effectiveness of the offering of L.P. Units to the Limited Partners in an exempt private placement, the resignation of the existing general partners of MWP, MWP I, MWP II and MWP III, and the accuracy of representations and warranties concerning the parties to the Acquisition Agreement and the Properties.


     The closing of the remaining transactions constituting the Berg Acquisition and the Private Placement is subject to the satisfaction of certain conditions. The conditions applicable to the obligations of all parties include shareholder approval of such transactions as set forth in Proposals 1, 3, 4 and 5 at the Special Meeting, the absence of any injunction or restraining order against completing any of the UPREIT Transactions, the receipt of all required third party consents, the consummation of the Private Placement, and the execution and delivery of all related agreements. The obligations of the Company to close the transactions will be subject to, in addition to the preceding conditions, the accuracy of the representations and warranties of the other parties to the agreement. Any of the closing conditions may be waived by the party or parties entitled to require performance of the condition.

COVENANTS

     The Acquisition Agreement includes covenants pertaining to the provision of timely and accurate financial statements as necessary in connection with the Company's preparation of the Registration Statement and this Proxy Statement/Prospectus, the continued conduct of each party's business with respect to the Properties in the ordinary course, and each party's agreement to take actions required and reasonably requested to comply with the terms of the Acquisition Agreement and consummate the transactions subject to that agreement. Under the July 1, 1998 amendment to the Acquisition Agreement the Company and all other parties have agreed to use their respective ultimate best efforts to obtain shareholder approval of all UPREIT Transactions.


     The Acquisition Agreement requires the Company to provide Exchange Rights to the Limited Partners with respect to their L.P. Units and to give them certain rights to register the shares of Common Stock acquired under the terms of the Exchange Rights Agreement. Also, the Company must take steps necessary to preserve and list on the AMEX the shares of Common Stock issuable in exchange for L.P. Units under the Exchange Rights Agreement. Furthermore, the Company has agreed that each of the Limited Partners may purchase his, her or its pro rata share of new equity securities offered by the Company subsequent to the closing date. Each Limited Partner's pro rata share will be determined based on the proportion which the Limited Partner's number of L.P. Units bears to the total number of Outstanding Shares at the time of the Company's proposed offering of new equity securities. The Limited Partners will have 10 days in which to respond to the Company's offer of such securities. Thereafter, the Company will have a period of 60 days to conclude the sale and issuance of the new securities upon the same terms offered to the Limited Partners. A Limited Partner may assign the right of first refusal to any assignee of at least 500,000 L.P.
Units. The right of first refusal will terminate upon the earlier of May 14, 2003, or the written agreement of the Company and holders of a majority of the L.P. Units.



     Under  the  Acquisition  Agreement,  the  Company  has  agreed  to  provide indemnity to its officers, directors, employees, agents and certain other parties with respect to claims brought against indemnified parties as a result of his, her or its service to or relationship with the Company, whether before or after the closing of the UPREIT Transactions. This indemnification is consistent with the provisions of the articles of incorporation of the Company and the Charter. See "THE REINCORPORATION MERGER--Comparison of Rights of Shareholders." The Company also has agreed to take the action necessary to effect the Reincorporation Merger, subject to shareholder approval at the Special Meeting, and to cause Mission West-Maryland to adopt the Charter and bylaws described below. The members of the Berg Group will have the right to nominate for election to the Board of Directors the Berg Group Board Representatives so long as the Berg Group and its Affiliates beneficially own an aggregate of at least 15% of the Fully-Diluted number of shares of Common Stock. In the event that their ownership falls below 15% but is at least 10%, the members of the Berg Group will have the right to nominate one person for election to the board of directors. See "CERTAIN PROVISIONS OF MARYLAND LAW AND MISSION WEST-MARYLAND'S CHARTER AND BYLAWS."


CONFLICTS OF INTEREST PROVISIONS

     The Acquisition Agreement includes the undertaking of Carl E. Berg not to directly or indirectly acquire or develop, or acquire any equity ownership interest in any entity that has an ownership interest in any real estate zoned or intended for use as R&D Properties or similar industrial facilities or intends to engage in similar real estate activities (with the exception of investments in securities of publicly traded companies, which securities do not represent more than 10% of the outstanding voting securities of such companies) in California, Oregon or Washington without first disclosing such investment opportunity to the Company and making such opportunity available to the Company subject to the approval of the Independent Directors Committee. This restriction does not apply to any acquisition, development or investment with respect to the Berg Land Holdings and the Pending Development Projects. This restriction remains in effect until the date on which both of the following conditions are satisfied: (i) no nominee of the Berg Group is a member of the Company's board of directors and (ii) the Berg Group and its Affiliates (other than the Company and the Operating Partnerships) beneficially own less than 25% of the outstanding Common Stock of the Company (including for these purposes shares issuable upon exercise of the Exchange Rights subject to the Ownership Limit). In addition, transactions between the Company and any Berg Group member, or entity in which a Berg Group member holds at least 5% of the equity interests are subject to review and approval by the Independent Directors Committee. Aside from those restrictions, Mr. Berg and other members of the Berg Group will generally have freedom of action with respect to the conduct of their business activities and will not be required to seek the approval of such activities or refer business opportunities to the Company, nor will they be subject to liability for failure to do so.

TERMINATION

     The Acquisition Agreement is terminable prior to the final closing date for the Berg Acquisition only by the Company or Mr. Berg in the event there exists a non-appealable final order, decree or judgment preventing the occurrence of any aspect of the UPREIT Transactions.

SURVIVAL AND INDEMNIFICATION MATTERS

     All representations and warranties of the parties to the Acquisition Agreement will survive the closing for a period of one year. Each party to the Acquisition Agreement is obligated to indemnify the other parties and their Affiliates with respect to losses and liability resulting from inaccuracies in the representations and warranties of such party, failure by a party to perform its obligations under the Acquisition Agreement, failure to satisfy liabilities not assumed by the Operating Partnerships or the Company, and any claim for brokers' commissions or finder's fees.

                         OPERATING PARTNERSHIP AGREEMENT

     THE FOLLOWING SUMMARY OF THE OPERATING PARTNERSHIP AGREEMENT, INCLUDING THE DESCRIPTIONS OF CERTAIN PROVISIONS SET FORTH ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPERATING PARTNERSHIP AGREEMENT, WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT/PROSPECTUS IS A PART.

MANAGEMENT

     As of the Partnership Closing effective date, the Operating Partnerships consists of four separate Delaware limited partnerships engaged in the combined operation and ownership of the Properties pursuant to the terms of the Acquisition Agreement, as amended, and the Operating Partnership Agreement, which is identical in all material respects for all four of the limited partnerships. Generally, pursuant to the Operating Partnership Agreement, the Company as the sole general partner of the Operating Partnerships has exclusive control of the business and assets of the Operating Partnerships and has full and complete authority, discretion and responsibility with respect to the
Operating Partnerships' operations and transactions, including, without limitation, acquisitions of additional properties, borrowing funds, raising new capital, leasing buildings, as well as selecting and supervising all employees and agents of the Operating Partnerships. Through its authority to manage the business and affairs of the Company, the board of directors of the Company will direct the business of the Operating Partnerships. The Berg Group has the right to nominate two individuals for election to the board of directors so long as the members of the Berg Group and their Affiliates (other than the Company and the Operating Partnerships) beneficially own in the aggregate at least 15% of the outstanding shares of Common Stock on a Fully-Diluted basis. If the members of the Berg Group and such Affiliates beneficially own, in the aggregate, less than 15% but at least 10% of the Common Stock, on a Fully-Diluted basis, the Berg Group will have the right to nominate one individual for election to the board of directors.

     Notwithstanding the Company's effective control of the Operating Partnerships, the consent of the Limited Partners holding an L.P. Unit Majority is required with respect to certain extraordinary actions involving the Operating Partnerships including (i) the amendment, modification or termination of the Operating Partnership Agreement, (ii) a general assignment for the benefit of creditors or the appointment of a custodian, receiver or trustee for any of the assets of the Operating Partnerships, (iii) the institution of any proceeding for bankruptcy of the Operating Partnerships, (iv) the transfer of any general partnership interests in the Operating Partnerships, including (with certain exceptions) transfers attendant to any merger, consolidation or liquidation of the Company, (v) the admission of any additional or substitute general partner in the Operating Partnerships; and (vi) a Change of Control of the Operating Partnerships. In addition, until the Protective Provisions Expiration Date, the consent of the Limited Partners holding the L.P. Unit Majority is also required with respect to (i) the liquidation of the Operating Partnerships, (ii) the sale or other transfer of all or substantially all of the assets of the Operating Partnerships and certain mergers and business combinations resulting in the complete disposition of all L.P. Units; and (iii) the issuance of limited partnership interests having seniority as to distributions, assets and voting over the L.P. Units.

     Carl Berg and Clyde Berg have the right for a period of ten years, or if sooner, until the Protective Provisions Expiration Date, to prohibit taxable transfers of designated Properties by the Operating Partnerships without their prior written consent. John Kontrabecki has similar rights with respect to the former Kontrabecki Properties, which expire after he owns fewer than 750,000 L.P. Units. The Operating Partnerships will be able to effect "tax-free" like kind exchanges under Section 1031 of the Code, or in connection with other non-taxable transactions, such as a contribution of property to a new partnership, without obtaining the prior written consent of these individuals. See "POLICIES WITH RESPECT TO CERTAIN ACTIVITIES Disposition Policy."

TRANSFERABILITY OF L.P. UNITS

     The Operating Partnership Agreement provides that the Limited Partners may transfer their L.P. Units subject to certain limitations. Except for certain transfers by the Limited Partners to or from certain of their affiliates, however, all transfers may be made only with the prior written consent of the Company as the sole general partner of the Operating Partnerships.

     In addition, no transfer of L.P. Units by the Limited Partners may be made in violation of certain regulatory and other restrictions set forth in the Operating Partnership Agreement. Except in the case of certain permitted transfers to or from certain Affiliates of the Limited Partners, the Exchange Rights, the Put Rights, the New Equity Financing Rights and the Protective Provisions will no longer be applicable to L.P. Units so transferred, and the transferee will not have any rights to nominate persons to the board of directors of the Company.

ADDITIONAL CAPITAL CONTRIBUTIONS AND LOANS

     The Operating Partnership Agreement provides that if the Operating Partnerships requires additional funds to pursue its investment objectives, the Company may fund such investments by raising additional equity capital and making a capital contribution to the Operating Partnerships or by borrowing such funds and lending the net proceeds thereof to the Operating Partnerships. If the Company intends to provide additional funds through a contribution to capital and purchase of units of general partnership interest, the Limited Partners will have the right to participate in such funding on a pro rata, pari passu basis and to acquire additional L.P. Units (the "New Equity Financing Rights"). If the Limited Partners do not participate in such financing, the Company will acquire additional units of general partnership interest. In either case, the number of additional units of partnership interest will be increased based upon the amount of the additional capital contributions and the value of the Operating Partnerships as of the date such contributions are made.


     In addition, as general partner of the Operating Partnerships, the Company has the ability to cause the Operating Partnerships to issue additional L.P. Units. In the event that the Operating Partnerships issue new L.P. Units (for cash but not property), the Limited Partners will have the right to purchase new L.P. Units at the price offered by the Company in the transaction giving rise to such participation right in order, and to the extent necessary, to maintain their respective percentage interests in the Operating Partnerships. See "POLICIES WITH RESPECT TO CERTAIN ACTIVITIES-- Financing."


EXCHANGE RIGHTS, PUT RIGHTS AND REGISTRATION RIGHTS


     Subject to shareholder approval of Proposal 5, the Limited Partners will have the Exchange Rights, which generally become exercisable on the first anniversary of the final closing date for the Berg Acquisition. However, the Limited Partners may, in the aggregate, tender L.P. Units for exchange prior to the first anniversary solely in connection with (i) the registration of 500,000 shares of Common Stock acquired upon exercise of the Exchange Rights for resale on a Form S-3 (or any equivalent form) and (ii) a registered public offering of Common Stock initiated by the Company to the extent of 25% of the total shares in the offering subject to the underwriters' unlimited right to reduce the participation of all selling shareholders. In addition, once in each 12-month period beginning on the first anniversary of the date the Exchange Rights
Agreement is signed and delivered by the parties, the Limited Partners (other than Carl Berg and Clyde Berg) will have the right to exchange a portion of their L.P. Units for shares of Common Stock (subject to the Ownership Limit) and to exercise the Put Rights to sell a portion of their L.P. Units to the Operating Partnerships at a price equal to the average Market Price of the Common Stock for the 10-trading day period immediately preceding the date of tender (the "Tender Price"). Upon any exercise of the Put Rights, the Company will have the opportunity for a period of 15 days to elect to fund the purchase of the L.P. Units and purchase additional general partner interests in the Operating Partnerships for cash, unless the purchase price exceeds $1 million in the aggregate for all tendering Limited Partners, in which case, the Operating Partnerships or the Company shall be entitled to reduce proportionally the number of L.P. Units to be acquired from each tendering Limited Partner so that the total purchase price is not more than $1 million.

     The Exchange Rights Agreement will permit every Limited Partner to tender L.P. Units to the Company, and at the Company's election, to receive cash, Common Stock, or a combination of cash and Common Stock in exchange for the L.P. Units tendered, subject to the Ownership Limit, or the Berg Group Ownership Limit, as the case may be. Pursuant to the Exchange Rights Agreement, the holders of L.P. Units will have the right to participate in any registered public offering of the Common Stock initiated by the Company to the extent of 25% of the total shares sold in the offering upon converting L.P. Units to shares of Common Stock, but subject to the underwriters' unlimited right to reduce the participation of all selling shareholders. The holders of L.P. Units will be able to request resale registrations of shares of Common Stock acquired on exchange of L.P. Units on a Form S-3, or any equivalent form of registration statement, and after the first year following the closing of the Berg Acquisition, the Company will be obligated to effect no more than two such registrations in any 12-month period. The Company is obligated to assist the L.P. Unit holders in obtaining a firm commitment underwriting agreement for such resale from a qualified investment banking firm. If registration on Form S-3, or an equivalent form, is not available for any reason, the Company will be obligated to effect a registration of the shares to be acquired on exercise of the Exchange Rights on Form S-11, or an equivalent form, in an underwritten public offering, upon demand by the holders of no fewer than 500,000 L.P. Units. All holders of L.P. Units will be entitled to participate in such registration. The Company will bear all costs of such registrations other than selling expenses, including commissions and separate counsels' fees of the L.P. Unit holders. The Company will not be required to effect any registration for resale on Form S-3, or equivalent form of Common Stock shares issuable to the holder of L.P. Units if the request is for less than 250,000 shares.

OTHER MATTERS

     The Operating Partnership Agreement requires that the Operating Partnerships be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT and to avoid any federal income or excise tax liability.

     The Operating Partnership Agreement provides that the net operating cash flow of the Operating Partnerships, as well as net sales and refinancing proceeds, will be distributed from time to time as determined by the board of directors of the Company (but not less frequently than quarterly) pro rata in accordance with the partners' percentage interests in the Operating Partnerships. See "Distribution Policy."

     Pursuant to the Operating Partnership Agreement, the Operating Partnerships will also assume and pay when due, or reimburse the Company for payment of, certain costs and expenses relating to the continuity of existence and operations of the Company. In addition, the Operating Partnership Agreement obligates the Operating Partnerships to reimburse all organization costs and expenses of the UPREIT Transactions paid or incurred by the Berg Group.

     The Operating Partnership Agreement provides that upon the exercise of an outstanding option under the Company's 1997 Option Plan, the Company may purchase additional general partner interests in the Operating Partnerships by contributing the exercise proceeds to the Operating Partnerships. The increased interest of the Company shall be equal to the percentage of Outstanding Shares represented by the shares acquired upon exercise of the option.

TERM

     The Operating Partnerships will continue in full force and effect until December 31, 2048 or until sooner dissolved pursuant to the terms of the Operating Partnership Agreement.

                            MANAGEMENT OF THE COMPANY

                         DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company as of May 15, 1998 are as follows:

                            Age       Position
                           ------     ---------------------------------------------------------------
Carl E. Berg(1)(3)          60        Chairman of the Board, Chief Executive Officer, President and
                                      Director
Michael J. Anderson(1)      38        Vice President, Chief Operating Officer and Director
Bradley A. Perkins          41        Vice President, General Counsel and Secretary
Marianne K. Aguiar          31        Vice President of Finance and Controller
John Bolger(2)(3)           51        Director
Roger Kirk(2)               45        Director

----------
(1)  Berg Group Board Representative

(2)  Member  of  the  Independent   Director's   Committee  and  Member  of  the
     Compensation Committee

(3)  Member of the Audit Committee

     The following is a biographical summary of the experience of the executive officers and directors of the Company:

     Mr. Berg has served as Chief Executive officer, President and Director of the Company since September of 1997. From 1979 to the present, Mr. Berg has been a general partner of Berg & Berg Developers and a director and officer of BBE, Inc. since its inception. Mr. Berg is also a director of Integrated Device Technologies, Inc., Videonics, Valence Technology and System Integrated Research.

     Mr. Anderson joined the Company on January 1, 1998. On March 30, 1998, Mr. Anderson was appointed Chief Operating Officer, Vice President and a Director. After seven years as a real estate attorney and partner at Ware & Freidenrich, Palo Alto, California, Mr. Anderson has spent the past six years in private real estate development with Sandhill Homes, LP and Sandhill Property Company.

     Mr. Perkins joined the Company on February 2, 1998. On March 30, 1998, Mr. Perkins was appointed Vice President, General Counsel, and Secretary. Mr.
Perkins will devote a portion of his time to the Company, a portion to various Berg companies, and a portion of his time to Teledex Corporation (a telephone supplier). From November 1991 to January 1998, Mr. Perkins was with Valence Technology, Inc., where he was Vice President, General Counsel and Secretary for the past five years. From August 1988 to November 1991, Mr. Perkins was Assistant General Counsel and Intellectual Property Counsel with VLSI Technology, Inc., a semiconductor manufacturer.

     Ms. Aguiar joined the Company on March 29, 1998. On March 30, 1998, Ms. Aguiar was appointed Vice President of Finance and Controller. From June 1996 to March 1998, Ms. Aguiar was with Oasis Residential, Inc. where she served as Vice President, Controller and Treasurer from July 1996 to March 1998. From November 1995 to May 1996, Ms. Aguiar was employed by SBT Accounting Systems where from April 1996 to May 1996, she served as Acting Vice President of Finance and Controller and from November 1995 to April 1996 she served as Assistant Controller. From November 1992 to November 1995, Ms. Aguiar was employed by Coopers & Lybrand LLP where she served as Audit Manager.

     Mr. Bolger became a director of the Company on March 30, 1998. Mr. Bolger is a private investor. He was Vice President of Finance and Administration of Cisco Systems, Inc., a networking company, from May 1989 through December 1992. Mr. Bolger is a director of Integrated Device Technology, Inc., Integrated Systems Inc., McAfee Associates, Inc., Sanmina Corporation, and TCSI Corporation.

     Mr. Kirk initially became a director of the Company in September 1997. In May 1998, Mr. Kirk rejoined the board. Mr. Kirk has been President of Hydrodynamics, Inc., since he formed the company in 1982. Since 1988, Mr. Kirk has been the project manager and a general partner in Isabella Partners for Isabella Hydroelectric Project. Certain members of the Berg Group are also general partners in Isabella Partners.

NUMBER, TERMS AND ELECTION OF DIRECTORS

     Following the Reincorporation Merger, the number of directors will initially be set at five. However, the bylaws of Mission West-Maryland provide that the number of directors may be changed from time to time by the board of directors, provided that the number will never be less than the minimum required by Maryland law or more than 15. The board of directors may determine the exact number. Generally, each director will serve for a term of one year or until the next annual meeting at which directors are elected.

CONTRACTUAL ARRANGEMENTS

     In January 1998, the Company entered into an employment agreement with Mr. Anderson, Vice President, Chief Operating Officer and Director, providing that in the case of voluntary termination for good cause (as defined in the agreement) or involuntary termination other than for cause, Mr. Anderson will be entitled to a severance payment of $100,000 and a continuation of medical and other group insurance benefits for six months. In the event such a termination occurs more than 12 months from his hire date, the vesting of Mr. Anderson's stock options will accelerate and options which would have vested in the six month period following the termination date will be vested as of the termination date. Additionally, Mr. Anderson acquired 200,000 shares of Common Stock on March 30, 1998 pursuant to the exercise of an option. Mr. Anderson's shares are subject to repurchase by the Company. The Company loaned Mr. Anderson $900,000 to purchase the shares.

COMMITTEES OF THE BOARD OF DIRECTORS

     AUDIT COMMITTEE. The Company has established an Audit Committee that will consist of at least two Independent Directors following the consummation of the UPREIT Transactions contemplated in this Prospectus/Proxy Statement. The Audit Committee was established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

     COMPENSATION COMMITTEE. The Company has established a Compensation Committee to determine compensation for the Company's executive officers and to implement the Company's 1997 Stock Option Plan. The Compensation Committee currently consists of two Independent Directors and will not include any officer of the Company.

     INDEPENDENT DIRECTORS COMMITTEE. Following the consummation of the transactions contemplated herein, the Board of Directors will establish the Independent Directors Committee consisting of at least two Independent Directors to approve transactions between the Company and members of the Berg Group and their affiliates and any entity in which any of them directly or indirectly owns at least 5% of the equity interests. In addition, the Independent Directors Committee will determine whether to exercise the Company's rights under the Berg Land Holdings Option Agreement.

COMPENSATION OF DIRECTORS

     The Company intends to pay its directors who are not officers of the Company fees for their services as directors. Directors will receive annual compensation of $15,000, plus a fee of $1,000 for attendance (in person or by telephone) at each meeting of the board of directors, but not for committee meetings. Officers of the Company who are also directors will not be paid any director fees.

     Each member of the Board of Directors who is not an employee of the Company or any of its subsidiaries or affiliates (a "Non-Employee Director") and who becomes a member of the Board of Directors after November 10, 1997, the date on which the 1997 Stock Option Plan was approved by the shareholders of the Company, will automatically receive a grant of an option to purchase 50,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock at the date of grant of such option upon joining the Board of Directors. Such options will become exercisable cumulatively with respect to 1/48th of the underlying shares on the first day of each month following the date of grant. Generally, the options must be exercised while the optionee is a director of the Company.

EXECUTIVE COMPENSATION

     Upon the acquisition of control of the Company by the Berg Voting Group on September 2, 1997 all former officers and directors resigned as of the same date. The officers and directors appointed to replace them, including Mr. Berg and Mr. Kirk, received no compensation during the 1997 fiscal year. Therefore, no officer or director who received compensation during the fiscal year ended December 31, 1997 will receive compensation during the fiscal year ending December 31, 1998. The following table sets forth the annual base salary of the former chief executive officer and the annual base salary which the Company expects to pay in 1998 to the Company's president and four other most highly compensated executive officers whose annualized base salary is expected to exceed $100,000 (collectively, the "Named Executives"). The Company also may pay, subject to approval of the board of directors, a cash bonus to each Named Executive in an amount not to exceed such executive's base salary.

                                                SUMMARY COMPENSATION TABLE

                                                Annual Summary Compensation(1)        Long-Term Compensation
                                         -----------------------------------------   ----------------------------
                                                                     Other Annual       Securities Underlying
                                           Salary       Bonus        Compensation          Options (shares)
                                         ----------   ----------     --------------  -------------------------
Michael M. Earley(2)                     $ 49,640            -          $25,750                    -
President and CEO
Carl E. Berg                              100,000            -                -                    -
Chairman, CEO and President
Michael J. Anderson                       150,000      $50,000                -            600,000(3)
Vice President and COO
Bradley A. Perkins                        160,000            -                -             80,000(4)
Vice President and General Counsel
Marianne K. Aguiar                        105,000            -                -             75,000(4)
Vice President of Finance and
Controller

----------------
(1) Compensation for Mr. Berg, Mr. Anderson, Mr. Perkins and Ms. Aguiar is prospective. No current Executive Officer received any compensation from the Company in 1997.

(2) Michael M. Earley served as Chief Executive Officer, President and Director of the Company from March 7, 1997 through August 1997. Mr. Earley received compensation for such services through the payment by the Company to Triton Group Ltd. (of which Mr. Earley was concurrently the Chief Executive Officer and President) in the total amount of $75,390 ($49,640 paid to the Triton Group Management for general management services, including Mr. Earley's services, and $25,750 paid directly to Mr. Earley as Director's fees).

(3) Mr. Anderson received a stock option to purchase 400,000 shares of stock, which vests over four years as follows: 6.25% on the first six-month anniversary of Mr. Anderson's date of hire, an additional 12.5% on his one-year anniversary, and the remainder in equal amounts on a monthly basis over the remaining three years. Mr. Anderson received a second stock option to purchase an additional 200,000 shares which was immediately exercisable, subject to the Company's right to repurchase (which right decreases over time) such shares in the event Mr. Anderson leaves the employ of the Company. Mr. Anderson exercised his option for such shares. The Company loaned Mr. Anderson the purchase price for this stock.

(4) Stock options vest over four years as follows: 6.25% on the first six-month anniversary of date of hire, an additional 12.5% on the one-year anniversary, and the remainder in equal amounts on a monthly basis over the remaining three years.

BENEFIT PLANS

     1997 STOCK OPTION PLAN. The Company's 1997 Stock Option Plan (the "Option Plan") was approved by the Company's shareholders on November 10, 1997. The
Option Plan was adopted so that the Company may attract and retain the high quality employees, consultants and directors necessary to build the Company's infrastructure and to provide ongoing incentives to the Company's employees in the form of options to purchase the Company's Common Stock by enabling them to participate in the Company's success. The following summary is qualified in it entirety by reference to the full text of the Option Plan, a copy of which was filed as an exhibit to the Company's Proxy Statement, dated October 20, 1997, filed with the Commission on October 20, 1997.

     The Option Plan provides for the granting to employees (including officers and directors who are employees) of "incentive stock options" within the meaning of Section 422 of the Code, and for the granting of nonstatutory options to employees, consultants and directors, including directors who are neither employees of, nor consultants to, the Company ("Non-Employee Directors"). Options to purchase a maximum of 5,500,000 shares of Common Stock may be granted under the Option Plan, subject to equitable adjustments to reflect certain corporate events. The Option Plan will be administered by the Compensation Committee. The interpretation and construction of any provision of the Option Plan is within the sole discretion of the Compensation Committee, whose determination is final and conclusive. Members of the Board or committee receive no additional compensation for their services in connection with the administration of the Option Plan.

     The Compensation Committee selects the optionees and determines the number of shares to be subject to each option and the time or times at which shares become exercisable under the option, except for options granted to Non-Employee Directors pursuant to automatic grants.

     Each option granted under the Option Plan is evidenced by a written stock option agreement between the Company and the optionee. The Option Plan provides that options must vest and, unless otherwise decided by the Committee become exercisable cumulatively as to 20% of the underlying shares on each anniversary of the date of grant for so long as the optionee is employed by or providing service to the Company.

     The price per share exercise price of options granted under the Option Plan may not be less than 100% of the fair market value on the date of grant, except in certain specific circumstances, in which case the exercise price may not be less than 110%. Each option may be exercised only to the extent that it is vested. Options must generally be exercised during the optionee's employment or within 30 days following the optionee's termination of status as an employee, consultant or director, unless termination is due to the death or disability of an optionee. If termination of status is due to death or disability of the optionee, an option may be exercised within six months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the last completed fiscal year, no current members of the Compensation Committee were officers of the Company. The current officers and directors of the Company were elected or appointed during the current fiscal year, except for Carl E. Berg. Mr. Berg became an officer and director in September 1997, but did not serve on the Compensation Committee during the last completed fiscal year. No officer who received compensation in the last completed fiscal year is now an officer. The current members of the Company's Compensation Committee were elected by the board of directors effective during the current fiscal year and are not officers or employees of the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The MGCL  permits  a  Maryland  corporation  to  include  in its  charter a
provision   limiting  the  liability  of  its  directors  and  officers  to  the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services; or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

     The Charter also authorizes Mission West-Maryland to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer, or any individual who, while a director of Mission

West-Maryland and at the request of Mission West-Maryland, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of Mission West-Maryland. The Maryland Bylaws obligate Mission West-Maryland, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or
(ii) any individual who, while a director of Mission West-Maryland and at the request of Mission West-Maryland, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and bylaws also permit Mission West-Maryland to indemnify and advance expenses to any person who served a predecessor of Mission West-Maryland in any of the capacities described above and any employee or agent of Mission West-Maryland or a predecessor of Mission West-Marylad.

     The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

                              CERTAIN TRANSACTIONS

PRIVATE PLACEMENT TRANSACTIONS--1997

     In September and November of 1997, the Company sold Common Stock in two private placement transactions. On September 2, 1997, the Company sold 200,000 shares of Common Stock at $4.50 per share prior to the Reverse Split. In connection with that transaction the Company received an opinion from Slusser Associates, Inc. that the transaction was fair to the Company's shareholders from a financial point of view. Slusser Associates, Inc. received a fee of $150,000. On November 12, 1997, the Company sold 1,250,000 shares of Common Stock at $4.50 per share after giving effect to the Reverse Split. The price paid for the Common Stock in the November transaction was the same as the price paid in the September private placement, and the Company did not retain a financial advisor to render a fairness opinion. There can be no assurance that the terms of the November private placement were as favorable to the Company as would have been obtained with unrelated third parties. The purchasers of record of the Common Stock in the two transactions included, among others, the following 5% shareholders, executive officers, directors, and affiliates of 5% shareholders, executive officers and directors:


                                    September Private       November Private
                                       Placement(1)            Placement
                                    -------------------    -------------------
Berg & Berg Enterprises,                  27,333                      -
 Inc.(2)
Thelmer Aalgaard(3)                       12,333                  70,640
Carl E. Warden(4)                         12,333                 105,000
John C. Bolger                            12,333                   9,889
Robert L. and Sharon K. Yoerg                  -                 111,111

---------------
(1)  Reflects Reverse Split.

(2) Carl E. Berg, President, Chief Executive Officer and Director of the Company, is also an officer and director of BBE. Clyde Berg is a director of BBE. Carl E. Berg, Clyde J. Berg and members of their immediate families are, directly and indirectly, the beneficial owners of all shares of the capital stock of BBE.

(3)  Mr. Aalgard is a director of BBE.

(4) As a result of the UPREIT Transactions, Mr. Warden and the Yoergs will no longer be Affiliates of the Company.

     In addition, members of Mr. Aalgaard's immediate family purchased or received as a gift from Mr. Aalgaard an aggregate of 17,772 shares of Common Stock in connection with the November Private Placement.

     In connection with the September and November private placements, certain purchasers of Common Stock, including Mr. Aalgaard, Mr. Warden, Mr. Bolger and the Yoergs entered into the Voting Rights Agreement. The Voting Rights Agreements terminate at the earliest of the following dates: (i) upon any sale of the purchaser's shares of Common Stock pursuant to a registration statement declared effective under the Securities Act, but only as to the purchaser's shares of Common Stock so sold; (ii) upon the sale of the purchaser's shares of Common Stock pursuant to Rule 144 promulgated under the Securities Act, but only as to the purchaser's shares of Common Stock so sold; or (iii) two years after the effective date of the Voting Rights Agreements. See "THE SPECIAL MEETING -- Votes Required."

PRIVATE PLACEMENT TRANSACTIONS--1998

     On May 4, 1998, the Company entered into agreements with prospective purchasers to sell and issue 6,495,058 shares of Common Stock in the Private Placement, the terms of which are described elsewhere in this Proxy
Statement/Prospectus.       See       "BACKGROUND       OF      THE       UPREIT
TRANSACTIONS--Background--The Private Placement." The Company has not obtained a "fairness opinion" or other independent financial advice with respect to the terms, including price, of the Private Placement, although Ingalls & Snyder LLC has acted as placement agent and advisor for the purchasers of 5,800,000 shares of Common Stock. The purchasers of record of the Common Stock will include, among others, the following officers, directors, 5% shareholders and purchasers, who by reason of the purchase of Common Stock in the Private Placement, will become 5% shareholders:

                        Non-Placement Agent       Ingalls & Snyder
                         Private Placement        Private Placement
                        ---------------------     ------------------
Carl E. Berg                   50,000                       -
Thelmer Aalgaard               70,000                       -
Carl E. Warden                 39,609                       -
Leo Helzel                          -                  457,000
Meyer Family Trust                  -                1,000,000
I&S Value Partners                  -                1,125,067
Prism Partners I, L.P.              -                  450,000

UPREIT TRANSACTIONS

     The UPREIT Transactions include transactions between the Company, certain officers and directors of the Company and their affiliates. See "SUMMARY OF THE UPREIT TRANSACTIONS AND PURPOSE OF THE SPECIAL MEETING--Private Placement/Recapitalization," "RISK FACTORS--Control of the Company and the Operating Partnerships by the Berg Group," and "--Potential Conflicts of Interest with the Berg Group," "BACKGROUND OF THE UPREIT TRANSACTIONS--Benefits to the Berg Group." The Company has consummated the Partnership Closing portion of the Berg Acquisition. The Company has not obtained a "fairness" opinion or other independent financial advice with respect to the UPREIT Transactions. There can be no assurance that the terms of any of the UPREIT Transactions are as favorable as could have been obtained with unrelated third parties.

PURCHASE BY MICHAEL ANDERSON

     Michael J. Anderson, Vice President and Chief Operating Officer of the Company, acquired 200,000 shares of Common Stock on March 30, 1998 pursuant to the exercise of an option. Mr. Anderson's shares are subject to repurchase by the Company. The Company loaned Mr. Anderson $900,000 to purchase the shares.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock as of October 15, 1998 by (i) each person who is a shareholder of the Company holding more than a 5% interest in the Company, (ii) directors and Named Executives of the Company, and (iii) the directors and officers of the Company as a group. Unless otherwise indicated in the footnotes to the table, all of such interests are owned directly, and the person or entity has sole or shared voting and investment power. The following table also indicates information with respect to beneficial ownership of Outstanding Shares after completion of the UPREIT Transactions. For a description of the terms of the Exchange Rights and the Put Rights of the Limited Partners, see "OPERATING PARTNERSHIP AGREEMENT -- Exchange Rights, Put Rights, and Registration Rights." For a description of the right of members of the Berg Group to nominate persons to the board of directors of the Company, see "MANAGEMENT--Directors and Executive Officers."




                                                                             Common Stock
                                   -------------------------------------------------------------------------------------------------
                                     Number of                           Number of
                                      Shares                              Shares
                                   Beneficially                        Beneficially
                                      Owned(1)                           Owned(1)                             Number of
                                     Prior to                             After                              Outstanding
                                      UPREIT          Percent             UPREIT               Percent         Shares      Percent
                                   Transactions      Ownership         Transactions           Ownership       Owned(1)    Ownership
                                  --------------   -------------      --------------        -------------   ------------- ----------

Michael J. Anderson                 225,000(2)         13.1%             225,000                  2.7%          225,000       *
  Vice President, Chief
Operating Officer and
   Director

Carl E. Warden                      117,333(3)          6.9%             156,942(3)               1.9%          156,942       *
  1516 Country Club Drive
  Los Altos, CA 94024

Robert L. & Sharon K. Yoerg(4)      111,111             6.5%             111,111                  1.4%          111,111       *
  98 Melanie Lane
  Atherton, CA 94027

Thelmer Aalgaard                     82,973(5)          4.9%             152,973                  1.9%        2,002,598(6)    2.96%
  c/o Berg & Berg Enterprises, Inc.
  10050 Bandley Drive
  Cupertino, CA  95014

Roger S. Kirk, Director              34,556             2.1%              34,556                    *            34,556       *
  521 E. Peach #28
  Bozeman, Montana 59771

John C. Bolger, Director             25,348(7)          1.5%              25,348                    *            25,348       *
  96 Sutherland Drive
  Atherton, CA 94027

Carl E. Berg(8)                      27,333               *               77,333(9)               1.0%       34,239,333(10)  50.40%
  President, Chief Executive
  Officer and Director

Clyde J. Berg(8)                     27,333               *               27,333                    *        25,667,707(11)  37.93%
  c/o Berg & Berg Enterprises, Inc.
  10050 Bandley Drive
  Cupertino, CA  95014

Berg & Berg Enterprises, Inc.        27,333(8)            *               27,333                    *         5,065,590(12)   7.49%
  10050 Bandley Drive
  Cupertino, CA  95014

Bradley A. Perkins                    5,000(13)           *                    0                    *             5,000       *
  Vice President, General
Counsel and Secretary

Marianne K. Aguiar                    4,688(14)           *                    0                    *             4,688       *
  Vice President of
Finance and Controller

Ingalls & Snyder Value                    0               *            1,125,067                 13.7%        1,125,067       1.66%
Partners, L.P.(15)
  61 Broadway
  New York, NY 10006

Meyer Family Trust                        0               *            1,000,000                 12.2%        1,000,000       1.48%
  c/o Bay Apartment Communities, Inc.
  4340 Stevens Creek Blvd., Suite 275
  San Jose, CA 95129

Prism Partners I, L.P.(16)                0               *              450,000                  5.5%          450,000       *
  909 Montgomery Street, Suite 400
  San Francisco, CA 94133

Leo Helzel(17)                            0               *              437,000                  5.3%          437,000       *
  5550 Redwood Road, Suite 4
  Oakland, CA 94619

Paul McCarthy(18)                         0               *              430,000                  5.2%          430,000       *
  c/o Marquette National Corporation
  6316 South Western Avenue
  Chicago, IL 60636

All Directors and executive         314,321            18.2%             362,237(20)              4.4%       34,533,925      51.02%
 officers as a group (6 persons)(19)


-------------------
*    Less than 1%.


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes securities which such person has the right to acquire beneficial ownership within 60 days of October 15, 1998. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations are based on 1,698,536 shares outstanding as of October 15, 1998. "Number of Outstanding Shares Owned" reflects the number of shares of Common Stock and the number of L.P. Units which may be exchanged for Common Stock following the completion of the UPREIT
     Transactions, whether or not the beneficial owner of such Outstanding Shares has the right to acquire common stock upon the exchange of L.P. Units within 60 days. Percentage Ownership calculations are based on 67,673,227 Outstanding Shares.


(2) Mr. Anderson received a stock option to purchase 400,000 shares of stock, which vests over 4 years as follows: 6.25% on the first six-month anniversary of Mr. Anderson's date of hire, an additional 12.5% on his one-year anniversary, and the remainder in equal amounts on a monthly basis over the remaining 3 years. Mr. Anderson received a second stock option to purchase an additional 200,000 which was immediately exercisable subject to repurchase, which Mr. Anderson exercised. The Company loaned Mr. Anderson the purchase price for this stock.

(3) Includes (i) 9,333 shares held of record by Carl E. Warden and (ii) 39,609 held of record by Marlin Concepts, Inc. to be purchased in the Private Placement.

(4) Includes (i) 55,556 shares held of record by Robert L. Yoerg M.D. Trustee, Robert L. Yoerg Professional Corporation Pension Plan and (ii) 11,111 shares held of record by Sharon K. Yoerg, Custodian, Elizabeth A. Yoerg, Under the Uniform Gifts to Minors Act.

(5) Mr. Aalgaard is a director of BBE. Includes (i) 33,400 shares held of record by Carl E. Berg, Trustee, Berg & Berg Profit Sharing Plan FBO Thelmer G. Aalgaard Dated 1/1/84, (ii) 4,160 shares held of record by Carl
     E. Berg, Trustee, Berg & Berg Profit Sharing Plan FBO Thelmer G. Aalgaard Dated 1/1/84, 1997 Contribution, and (iii) 2,220 shares held of record by Thelmer G. Aalgaard, Custodian, Rachel Michaels, Under the California Uniform Gifts to Minor Act.


(6) Includes 1,325,522 shares of Common Stock issuable on exchange of L.P. Units in which Mr. Aalgaard has a pecuniary interest as a result of his status as a partner or member of the following entities: Baccarat Cambrian, a California general partnership and a limited partner in MWP; MWP; Baccarat Fremont Developers, LLC, a California limited liability company and a limited partner of MWP; Berg Venture I, a California general partnership and general partner of Triangle Development Company which is a limited partner of MWP; and Berg Venture II, a California limited partnership and limited partner of MWP. Also includes 1,109,156 shares of Common Stock issuable on exchange of L.P. Units held by Mr. Aalgaard as trustee of the Sonya L. Berg Trust and the Sherri L. Berg Trust for which Mr. Aalgaard possesses no pecuniary interest.

(7)  Includes 3,126 shares of Common Stock issuable on exercise of options.

(8) Carl E. Berg is an executive officer, director and Clyde J. Berg is a director of BBE. With members of their immediate families, the Messrs. Berg beneficially own, directly and indirectly, all of the shares of capital stock of BBE.

(9) Carl E. Berg disclaims beneficial ownership of 53,071 shares of Common Stock held by him as a trustee under various pension and profit sharing plans, some of which are subject to the Voting Rights Agreements. Mr. Berg has no investment control over such shares.

(10) Includes 29,096,410 shares of Common Stock issuable on exchange of L.P. Units in which Mr. Berg has a pecuniary interest as a result of his status as a partner or member of the following entities: MWP; MWP I; MWP II; MWP III; DeAnza Office Partners, a California general partnership and limited partner of MWP; Berg Venture I, a California general partnership and general partner of Triangle Development Company which is a limited partner of MWP; and Berg Venture II, a California limited partnership and limited partner of MWP. Also includes an additional 5,065,590 shares of Common Stock held by or issuable on exchange of L.P. Units beneficially owned by BBE. This does not include any share deemed beneficially owned by Kara Ann Berg, his daughter, as to which he disclaims beneficial ownership.

(11) Includes 17,494,386 shares of Common Stock issuable on exchange of L.P. Units in which Mr. Berg has a pecuniary interest as a result of his status as partner or member of the following entities: MWP I; MWP II; MWP III; DeAnza Office Partners, a California general partnership and limited partner of MWP; Berg Venture I, a California general partnership and general partner of Triangle Development Company which is a limited partner of MWP; and Berg Venture II, a California limited partnership and limited partner of MWP. Also includes 833,372 shares of Common Stock issuable on exchange of L.P. Units held by Mr. Berg as trustee of the Carl Berg Child's Trust UTA dated June 2, 1978; 2,197,026 shares of Common Stock issuable on exchange of L.P. Units held by Mr. Berg as trustee of the 1981 Kara Ann Berg Trust, and an additional 5,065,590 shares of Common Stock held by or issuable on exchange of L.P. Units beneficially owned by BBE. This does not include any share deemed beneficially owned by Sonya L Berg and Sherri L. Berg, his daughters, as to which he disclaims beneficial ownership.

(12) Includes 2,711,974 shares of Common Stock issuable on exchange of L.P. Units held by BBE, and 2,330,698 L.P. Units held by or issuable to Baccarat Cambrian, which are beneficially owned by BBE.


(13) Mr. Perkins received a stock option to purchase 80,000 shares of stock, which vests over 4 years as follows: 6.25% on the first six-month anniversary of Mr. Perkins' date of hire, an additional 12.5% on his one-year anniversary, and the remainder in equal amounts on a monthly basis over the remaining 3 years.

(14) Ms. Aguiar received a stock option to purchase 75,000 shares of stock, which vests over 4 years as follows: 6.25% on the first six-month anniversary of Ms. Aguiar's date of hire, an additional 12.5% on her one-year anniversary, and the remainder in equal amounts on a monthly basis over the remaining 3 years.

(15) Thomas Boucher and Robert L. Cipson, general partners of Ingalls & Snyder Value Partners, L.P. ("Value Partners"), have the power to vote and the power to direct the investment of Value Partners with respect to the Common Stock.

(16) Jerald Weintraub, managing general partner of Prism Partners I, L.P. ("Prism"), has the power to vote and the power to direct the investment of Prism with respect to the Common Stock. Includes 31,500 shares held of record by Legion Fund Limited, for which Mr. Weintraub also has the power to vote and the power to direct the investment.

(17) Mr. Helzel may be deemed to be the beneficial owner of (i) 22,000 shares held of record by Helzel Family Foundation and (ii) 415,000 shares held of record by the Leo B. and Florence Helzel Living Trust because Mr. Helzel is a director of the foundation, and trustee and beneficiary of the trust. Mr. Helzel disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(18) Mr. McCarthy may be deemed to be the beneficial owner of (i) 215,000 shares held of record by John F. McCarthy Charitable Lead Annuity Trust and (ii) 215,000 shares held of record by Marquette National Corporation, because Mr. McCarthy is the trustee of the Trust and the Chairman, Chief Executive Officer and beneficial owner of the Marquette National Corporation. Mr. McCarthy disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(19) Current officers and directors include Carl E. Berg, Michael J. Anderson, Bradley A. Perkins, Marianne K. Aguiar, John C. Bolger and Roger S. Kirk.

(20) Assuming all Common Stock issuable on exchange of L.P. is outstanding, directors and executive officers of the Company would hold 34,533,925 shares of Common Stock, or 47.42%.

                           THE REINCORPORATION MERGER

INTRODUCTION

     The Company's board of directors believes that the best interests of the Company and its shareholders will be served by changing the state of incorporation of the Company from California to Maryland by means of the Reincorporation Merger. The principal reason for the Reincorporation Merger is that the MGCL contains provisions conducive to the operation of a REIT. Many REITs have incorporated in the State of Maryland, and the board of directors believes that this has provided state regulatory authorities and courts with a defined body of administrative and case law concerning the governance of REITs.

     The Reincorporation Merger will be effected by merging the Company into Mission West-Maryland, a newly formed wholly-owned subsidiary of the Company, which was incorporated for the purpose of redomiciling the Company as a Maryland corporation and acquiring, recapitalizing and continuing the business and operations of the Company. Upon completion of the Reincorporation Merger, the Company will cease to exist and Mission West-Maryland will continue to operate the business of the Company under the name Mission West Properties, Inc.

EXCHANGE OF SECURITIES

     Pursuant  to  the  Agreement   and  Plan  of  Merger,   which  will  be  in
substantially the form attached hereto as Exhibit A (the "Merger Agreement"), each outstanding share of Common Stock will automatically be converted into one share of New Common Stock at the effective time of the merger and outstanding options and warrants for the purchase of Common Stock will be exchanged for options and warrants for the purchase of the equivalent number of shares of New Common Stock. Each stock certificate representing issued and outstanding shares of Common Stock will continue to represent the same number of shares of New Common Stock. Options and warrants issued and outstanding will continue to represent the right to purchase the same number of shares of New Common Stock. IT WILL NOT BE NECESSARY FOR SECURITYHOLDERS TO EXCHANGE THEIR EXISTING SECURITIES FOR SECURITIES OF MISSION WEST-MARYLAND. Securityholders of the Company may exchange their securities if they so choose, however. The Common Stock is listed for trading on the AMEX and the PCX, and after the Reincorporation Merger, the New Common Stock will continue to be listed on the AMEX and the PCX without interruption under the same symbol ("MSW").

APPROVAL AND EFFECTIVENESS OF MERGER

     Under California law, the affirmative vote of a majority of the outstanding shares of Common Stock of the Company is required for approval of the Merger Agreement and the other terms of the Reincorporation Merger. See "THE SPECIAL MEETING - Votes Required." The Reincorporation Merger has been approved by the Company's board of directors, which unanimously recommends a vote in favor of the proposal. If approved by the shareholders, it is anticipated that the merger will become effective as soon as practicable following the Meeting (the "Effective Date"). However, pursuant to the Merger Agreement, the merger may be abandoned or the Merger Agreement may be amended by the board of directors (except that the principal terms may not be amended without shareholder approval) either before or after shareholder approval has been obtained and prior to the Effective Date of the Reincorporation Merger if, in the opinion of the board of directors of either company, circumstances arise which make either action advisable.

     Shareholders of the Company will not have dissenters' rights of appraisal with respect to the Reincorporation Merger.

     The discussion set forth below is qualified in its entirety by reference to the Merger Agreement, the Charter and the bylaws of Mission West-Maryland (the "Maryland Bylaws" for purposes of this discussion), which will be substantially in the forms attached to this Proxy Statement/Prospectus as Exhibits A, B and C, respectively.

     APPROVAL BY SHAREHOLDERS OF THE REINCORPORATION MERGER WILL CONSTITUTE APPROVAL OF THE MERGER AGREEMENT, THE CHARTER AND THE MARYLAND BYLAWS OF MISSION WEST-MARYLAND, WHICH WILL BE SUBSTANTIALLY IN THE FORMS SET FORTH AS EXHIBITS A, B AND C TO THIS PROXY STATEMENT/PROSPECTUS.

POSSIBLE DISADVANTAGES

     Despite  the  unanimous   belief  of  the  board  of  directors   that  the
Reincorporation Merger is in the best interests of the Company and its shareholders, it should be noted that California and Maryland law differ in certain respects. Maryland law may not afford stockholders the same substantive rights as California law. For a comparison of shareholders' rights and the powers of management under Maryland and California law, see "--Comparison of Rights of Shareholders of the Company and Stockholders Mission West-Maryland."

NO CHANGE IN THE NAME, BUSINESS, MANAGEMENT, LOCATION OF PRINCIPAL OFFICE OR EMPLOYEE PLANS OF THE COMPANY

     The Reincorporation Merger will effect a change in the legal domicile of the Company and other changes of a legal nature, certain of which are described in this Proxy Statement/Prospectus. The Reincorporation Merger will not result in a change in the name of the Company, except to include "Inc." at the end. The business, management, fiscal year, location of the principal office, assets and liabilities of the Company will not change as a result of the Reincorporation Merger, although the business, management assets and liabilities may change as a result of certain other proposals contained in the Proxy Statement/Prospectus. See "BACKGROUND OF THE BERG ACQUISITION," "THE BUSINESS OF BERG & BERG," "FUTURE OPERATIONS OF COMPANY," AND "MANAGEMENT OF THE COMPANY UPON CONSUMMATION OF THE BERG ACQUISITION." The individuals listed "MANAGEMENT OF THE COMPANY UPON CONSUMMATION OF THE BERG ACQUISITION will become the directors of Mission West-Maryland. In addition, the Company expects to add one or two individuals to the board of directors before the end of 1998. All employee benefit, stock option and stock purchase plans of the Company will be continued by Mission West-Maryland, and each option or right issued pursuant to any such plan will automatically be converted into an option or right to purchase the same number of shares of New Common Stock, at the same price per share, upon the same terms, and subject to the same conditions, as set forth in such plan. Shareholders should note that approval of the Reincorporation Merger will also constitute approval of the assumption of these plans by Mission West-Maryland.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF THE COMPANY AND STOCKHOLDERS OF MISSION WEST-MARYLAND

     The Company is organized as a corporation under the laws of the State of California and Mission West-Maryland is organized as a corporation under the laws of the State of Maryland. As a California corporation, the Company is subject to the California General Corporation Law (the "CGCL"), a general corporation statute dealing with a wide variety of matters, including election, tenure, duties and liabilities of directors and officers; dividends and other distributions; rights of shareholders; and extraordinary actions, such as amendments to the articles of incorporation, mergers, sales of all or substantially all of the Company's assets and dissolution. The Company also is governed by its Articles of Incorporation (the "California Articles") and its Bylaws (the "California Bylaws"), which have been adopted pursuant to the CGCL. As a Maryland corporation, Mission West-Maryland is governed by the Maryland General Corporation Law (the "MGCL"), a general corporation statute covering substantially the same matters as are covered by the CGCL, and by the Charter and Maryland Bylaws

     The material differences between the CGCL and the MGCL and among these various documents are summarized below. The CGCL refers to "shareholders" and the MGCL refers to "stockholders." The use of either term refers to the holders of stock of the Company or Mission West-Maryland, as the case may be.

     The comparison of certain rights of the shareholders of the Company and the stockholders of Mission West-Maryland set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the CGCL and the MGCL and also to the California Articles, the California Bylaws, the Charter and the Maryland Bylaws, copies of which are available from the Company as described under "AVAILABLE INFORMATION".

                               CALIFORNIA

                        SHAREHOLDER VOTING RIGHTS

     California law provides for cumulative voting in the election of directors (which permits holders of less than a majority of the voting securities of a corporation to cumulate their votes and elect a director or directors in certain situations) but permits the elimination thereof in the case of a listed corporation (which is defined as a corporation that has shares listed on the AMEX or other national securities exchanges). The California Bylaws specifically provide for cumulative voting.

With certain exceptions, the CGCL requires that mergers, reorganizations, dissolution, certain sales of assets and similar transactions be approved by the holders of a majority of each class of shares outstanding.

Under the CGCL, the articles of incorporation and bylaws may include supermajority voting provisions. These provisions, however, must be renewed every two years and may not require a vote in excess of two-thirds of the outstanding shares.

                                MARYLAND

                         SHAREHOLDER VOTING RIGHTS

Under the MGCL, cumulative voting is not available unless so provided in the corporation's charter. The Charter does not provide for cumulative voting. As a result, holders of a majority of the shares of Maryland Common Stock generally would be entitled to elect all of the directors of Mission West-Maryland. Pursuant to agreement, however, the Company and the Berg Group have agreed to take action necessary to elect the two Berg Group Board Representatives to the board of directors.

The MGCL requires, with certain exceptions, that the holders of two-thirds of all shares entitled to vote on the matter must approve mergers, consolidations, share exchanges, transfers of all or substantially all of the assets of the corporation and dissolution unless the charter provides for a different number not less than a majority. The Charter provides that such matters may be approved by the holders of a majority of shares entitled to vote on the matter.

Under the MGCL, the charter of a Maryland corporation may include supermajority voting provisions without restrictions. The Charter currently does not contain any supermajority voting provisions.

                             DENIAL OF VOTING RIGHTS

Under the MGCL, holders of the outstanding shares of any class of stock may be denied all voting rights.

                                  CALIFORNIA

                       DIVIDENDS AND OTHER DISTRIBUTIONS

Under the CGCL, the Company may only make a distribution to shareholders if (a) its retained earnings immediately prior to payment of the distribution are at least equal to the amount of the distribution, or (b) generally, its total assets (determined on the basis of their depreciated historical cost in accordance with GAAP and exclusive of certain intangible assets and certain other charges and expenses) are equal to at least 1 1/4 times its total liabilities (excluding certain deferred items) immediately after giving effect to the distribution. The CGCL also prohibits a California corporation from making any distribution to shareholders if the corporation is or, as a result thereof, would be likely to be unable to meet its liabilities as they mature. The CGCL also imposes certain further limitations on distributions on common stock if capital stock with a preference on distributions of assets upon liquidation is outstanding.

                   DISSENTING SHAREHOLDER'S APPRAISAL RIGHTS

Under California law, shareholders of a California corporation whose shares are listed on a national securities exchange (as are the shares of the Company) generally do not have dissenters' rights unless the holders of 5% or more of the class of outstanding shares claim the right or unless the corporation or any law restricts the transfer of such shares.

                       STANDARD OF CONDUCT FOR DIRECTORS

Section 309 of the CGCL requires that a director perform the duties of a director in good faith in the manner such director believes to be in the best interests of the corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.

                                  MARYLAND

                      DIVIDENDS AND OTHER DISTRIBUTIONS

The MGCL allows the payment of dividends and other distributions unless, after giving effect to the distribution, (a) the corporation would not be able to pay its debts as they become due in the usual course of business or (b) the corporation's total assets would be less than the sum of the corporation's liabilities plus, unless the charter provides otherwise (which the Charter does), the amount that would be needed upon dissolution to satisfy the preferential rights of those stockholders whose preferential rights upon dissolution are superior to those receiving the distribution.

                    DISSENTING SHAREHOLDER'S APPRAISAL RIGHTS

The MGCL does not provide appraisal rights to stockholders of a corporation if the corporation's shares are listed on a national securities exchange, such as the AMEX, on the record date for determining those stockholders of the corporation entitled to vote on the merger.

                        STANDARD OF CONDUCT FOR DIRECTORS

Section 2-405.1 of the MGCL requires that a director of a Maryland corporation perform his duties in good faith with a reasonable belief that his actions are in the best interests of the corporation and with the care of an ordinarily prudent person in a like position ... under similar circumstances.

                                  CALIFORNIA

                            REMOVAL OF DIRECTORS

Under the CGCL and the California Bylaws, the entire board of directors or any individual director may be removed from office by a vote of shareholders holding a majority of the outstanding shares entitled to vote at an election of directors; provided, however, that unless the entire board is removed, an individual director shall not be removed, unless (a) the number of shares voted against removal, or not consenting to such removal, in the case of a written consent, would be insufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of such director's most recent election were then being elected or (b) holders of the shares of any class or series entitled to elect one or more directors shall vote to remove a director so elected by said class or series.

The CGCL also provides that the superior court of the proper county may, at the request of shareholders holding at least 10% of the number of outstanding shares of any class, remove any director in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the corporation and may bar from reelection any director so removed for a period prescribed by the court.

                                  MARYLAND

                            REMOVAL OF DIRECTORS

Under the MGCL, the stockholders of a corporation may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors, unless the charter of the corporation provides otherwise. The MGCL further states that if the stockholders of any class or series are entitled separately to elect one or more directors, a director elected by a class or series may not be removed without cause except by the affirmative vote of a majority of all votes of that class or series, unless the charter of the corporation provides otherwise (which the Charter does not). The Charter provides that directors may be removed only for cause (defined in the Charter to be with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to Mission West-Maryland through bad faith or active and deliberate dishonesty) and only by the affirmative vote of at least a majority of the votes entitled to be cast in the election of directors. The MGCL does not provide for the removal of directors by a court upon petition of shareholders.

                                  CALIFORNIA

                      VACANCIES ON THE BOARD OF DIRECTORS

The California Bylaws provide that vacancies on the board of directors, except for a vacancy created by the removal of a director, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director. Each director so elected shall hold office until his successor is elected at an annual or a special meeting of the shareholders. A vacancy occurring on the board of directors of the Company created by the removal of a director may only be filled by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the unanimous written consent of the shareholders.

The California Bylaws also provide that the shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors. Any such election by written consent (other than to fill a vacancy created by the removal of a director) shall require the consent of holders a majority of the outstanding shares entitled to vote.

                                 MARYLAND

                    VACANCIES ON THE BOARD OF DIRECTORS

As permitted by the MGCL, the Maryland Bylaws provide that (a) a vacancy on the Mission West-Maryland board of directors may be filled, if caused by any reason other than an increase in the number of directors, by a majority of the remaining directors, even if such number is less than a quorum and (b) any vacancy in the Mission West-Maryland board of directors caused by an increase in the number of directors may be filled by a majority vote of the entire Mission West-Maryland board of directors; provided that a vacancy created by the departure of a Berg Group Representative must be filled by another Berg Group Board Representative until the time that the right of the Berg Group to name directors has been terminated. A director elected by the Mission West-Maryland board of directors will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

                                CALIFORNIA

                    COMMITTEES OF BOARD OF DIRECTORS

The California Bylaws provide that the board of directors may designate committees consisting of two or more directors. Such committees may have all the authority of the board of directors except with respect to: (a) the approval of any action for which the CGCL also requires shareholders' approval or approval of the issuance of outstanding shares, (b) the filling of vacancies on the board of directors or on any committee, (c) the fixing of compensation of the directors for serving on the board of directors or on any committee, (d) the amendment or repeal of bylaws or the adoption of new bylaws, (e) the amendment or repeal of any resolution of the board of directors which by its express terms is not so amendable or repealable, (f) a distribution to the shareholders of the corporation (as defined in Section 166 of the CGCL), except at a rate or in the periodic amount or within a price range determined by the board of directors and
(g) the appointment of other committees of the board of directors or the members thereof.

                     SPECIAL MEETINGS OF SHAREHOLDERS

The CGCL and the California Bylaws provide that a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, or by the holders of shares entitled to cast not less than 10% of the votes at the meeting.

                                 MARYLAND

                    COMMITTEES OF BOARD OF DIRECTORS

The Maryland Bylaws provide that the board of directors may appoint committees composed of one or more directors and may delegate to such committees any of the powers of the board of directors, except as prohibited by law. The MGCL provides that the board of directors may delegate to committees any of the powers of the board of directors, except the power to: (a) authorize dividends on stock, (b) issue stock (subject to certain exceptions), (c) recommend to the stockholders any action which requires stockholder approval, (d) amend the bylaws or (e) approve any merger or share exchange which does not require stockholder approval.

                     SPECIAL MEETINGS OF SHAREHOLDERS


As permitted by the MGCL, the Maryland Bylaws provide that, a special meeting of stockholders may be called by the chief executive officer, the president or a majority of the board of directors and must be called by the secretary of Mission West-Maryland at the request in writing of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

                                 CALIFORNIA

                  ACTIONS BY WRITTEN CONSENT OF SHAREHOLDERS

The California Bylaws provide that, subject to certain notice requirements, any action which, under any provision of the CGCL, may be taken at a meeting of shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

                AMENDMENTS TO ARTICLES, CHARTER AND BYLAWS

Under the CGCL, the articles of incorporation may be amended only if such amendment is approved by the board of directors and by the holders of a majority of the outstanding shares of stock entitled to vote on the matter. Under the CGCL, a corporation's bylaws may be adopted, amended or repealed by approval of the shareholders or by the board of directors; however, the shareholders may never be divested of the power to adopt, amend or repeal the bylaws. In addition, the CGCL provides that a bylaw changing a fixed number of directors or the maximum or minimum number of directors may only be adopted by the holders of a majority of the shares entitled to vote. The California Bylaws provide that, subject to any exception, new bylaws may be adopted or the California Bylaws may be amended or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote, or by the written consent of shareholders entitled to vote such shares, and the California Bylaws also provide that, subject to the rights of shareholders set forth above and any other exceptions, bylaws other than a bylaw or amendment thereof changing the authorized number of directors may be adopted, amended or repealed by the California Board.

                                  MARYLAND

                  ACTIONS BY WRITTEN CONSENT OF SHAREHOLDERS

The MGCL provides that any action that may be taken at a stockholder meeting may be taken without a meeting only if (a) a unanimous written consent setting forth the matter is signed by each stockholder entitled to vote on the matter and (b) a written waiver of any right to dissent is signed by each stockholder entitled to notice of the meeting but not entitled to vote at it.

                   AMENDMENTS TO ARTICLES, CHARTER AND BYLAWS

Under the MGCL, an amendment to the charter of a corporation must be approved by the board of directors and the holders of two-thirds of the shares entitled to vote on such matter unless such charter provides for a different vote not less than a majority of such shares so entitled to vote. The Charter provides for amendments by the affirmative vote of the holders of a majority of the shares entitled to vote on the matter.

As permitted by the MGCL, the Maryland Bylaws provide that the Maryland board of directors has the exclusive power to adopt, amend or repeal any provision of the Maryland Bylaws and to make new bylaws. The Maryland Bylaws further provide that any amendment must be approved by the Required Directors.

                                CALIFORNIA

                          LIMIT ON SHARE OWNERSHIP

The California Articles contain no limitations or restrictions on ownership of shares of the Company.


                       CERTAIN BUSINESS COMBINATIONS

The CGCL contains no business combination statute. However, the CGCL requires delivery of a fairness opinion in connection with (i) a tender offer, including a share exchange tender offer, (ii) a merger (other than a short-form merger such as the Reincorporation Merger), (iii) the acquisition of control of the outstanding shares or of all or substantially all of the assets of the corporation in exchange for stock or other securities, or (iv) a sale of all or substantially all of the corporation's assets proposed by an interested party (an "Interested Party") to the corporation or some or all of its shareholders. The CGCL defines "Interested Party" to include a person who (a) directly or indirectly controls the corporation that is the subject of the proposed combination, (b) is directly or indirectly controlled by an officer or director of the subject corporation or (c) is an entity in which a material financial interest is held by any director or executive officer of the subject corporation.

                                  MARYLAND

                          LIMIT ON SHARE OWNERSHIP

As permitted by the MGCL, the Charter contains provisions limiting the ownership and transfer of shares of stock of Mission West-Maryland which are intended to ensure that Mission West-Maryland meets the requirements of the Code for qualification as a REIT. See "DESCRIPTION OF MISSION WEST-MARYLAND STOCK--Restrictions on Transfer", and "CERTAIN PROVISIONS OF MARYLAND LAW AND MISSION WEST-MARYLAND'S CHARTER AND BYLAWS."

                       CERTAIN BUSINESS COMBINATIONS

The MGCL restricts certain business combinations (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an "Interested Stockholder" or an affiliate thereof. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the "Interested Stockholder" becomes an "Interested Stockholder." See "CERTAIN PROVISIONS OF MARYLAND LAW AND MISSION WEST-MARYLAND'S CHARTER AND BYLAWS."

Pursuant to the authority granted under the MGCL, the board of directors will adopt a resolution providing that the "business combination" provisions of the MGCL shall not apply to Mission West-Maryland.

                                CALIFORNIA

                       CONTROL SHARE ACQUISITIONS

The CGCL contains no provisions governing acquisitions of control shares.

                                  MARYLAND

                       CONTROL SHARE ACQUISITIONS

The MGCL eliminates the voting rights of control shares in certain circumstances. "Control Shares" are defined in the MGCL as voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (a) one-fifth or more but less than one-third, (b) one-third or more but less than a majority, or
(c) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. See "CERTAIN PROVISIONS OF MARYLAND LAW AND MISSION WEST-MARYLAND'S CHARTER AND BYLAWS."

The MGCL permits a Maryland corporation to opt out of the control share acquisition statute by provision in its charter or bylaws. Mission West-Maryland has included such a provision in the Maryland Bylaws. However, the Mission West-Maryland board of directors may, at any time, without stockholder approval, vote to amend the Maryland Bylaws to eliminate this provision, which would result in Mission West-Maryland being governed by the control share acquisition statute.

                                CALIFORNIA

               LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY

Pursuant to the CGCL and the California Articles, the liability of directors of the Company to the Company or to any shareholder of the Company for money damages for breach of fiduciary duty has been eliminated, except for (a) acts or omissions that involve intentional misconduct or a knowing and culpable violation of the law, (b) acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (c) any transaction from which a director derived an improper personal benefit, (d) acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders, (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (f) violations of the CGCL requirements governing Company contracts in which the director has a material interest, or (g) corporate actions for which the director and the Company are jointly and severally liable. In general, the liability of officers may not be eliminated or limited under California law.

                                   MARYLAND

               LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY

Pursuant to the MGCL and the Charter, the liability of directors and officers to Mission West-Maryland or to any stockholder of Mission West-Maryland for money damages has been eliminated, except for (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Thus, the directors and officers of Mission West-Maryland may not be liable for certain actions for which they might have otherwise been liable under California law.

                                  CALIFORNIA

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

The CGCL contains provisions authorizing corporations to indemnify an officer or director if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. The CGCL also permits the corporation to advance expenses to a director or officer, if the corporation receives an undertaking, usually in the form of a bond, by or on behalf of the director or officer to repay any amounts advanced if it is determined ultimately that the director or officer is not entitled to be indemnified under the CGCL. Under the CGCL, the termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person failed to meet the standard of conduct necessary to allow indemnification.

In addition, the CGCL permits indemnification for judgments of liability and settlements in derivative actions except that (a) indemnification may only be made with court approval when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders and (b) indemnification of amounts paid to settle and/or expenses incurred to defend a threatened or pending action shall not be made when such threatened or pending action is settled or otherwise disposed of without court approval. No indemnification is permitted under the CGCL for the actions for which liability for money damages may not be limited.

The California Bylaws provide that the agents of the Company are indemnified and held harmless from all liability arising from or related to a breach of duty to the Company or its stockholders. The California Bylaws further provide that such indemnification is not exclusive of any other rights the agents of the corporation may have, including other rights pursuant to the laws of California.

                                   MARYLAND

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The MGCL permits indemnification of officers and directors against judgments, penalties, fines and amounts paid in settlement of a proceeding, unless it is established that the act of the director or officer was material and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer received an improper personal benefit in money, property or services, or in a criminal proceeding had reasonable cause to believe the act or omission was unlawful. Indemnification is prohibited if the person seeking indemnification has been found liable to the corporation in a proceeding brought by or in the right of the corporation, unless otherwise ordered by a court and then only for expenses. In contrast to California law, under Maryland law a termination of a proceeding by conviction or upon a plea of nolo contendere or its equivalent creates a rebuttable presumption that such person did not meet the requisite standard of conduct to allow indemnification.

     The Maryland Bylaws require Mission West-Maryland to indemnify, and advance expenses to, present and former directors and officers to the maximum extent permitted by Maryland law. For a complete description of the indemnification of directors and officers of Mission West-Maryland required by or permitted under the MGCL, the Charter and the Maryland Bylaws, see "MANAGEMENT OF THE COMPANY -- Limitation of Liability and Indemnification."

                                  CALIFORNIA

As used in the indemnification provisions of the California Bylaws, "agents" of the Company include any person who is or was a director, officer, employee or other agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation.

                       INSPECTION OF BOOKS AND RECORDS

Under the CGCL, upon written demand for any purpose reasonably related to the shareholder's interest as a shareholder, any shareholder of the Company may inspect and copy the record of shareholders and inspect any other corporate books and records. A shareholder or shareholders (a) who hold at least 5% of the outstanding voting shares of the corporation or (b) who hold at least 1% of those voting shares and have filed a Schedule 14A with the Securities and Exchange Commission shall have an absolute right to inspect and copy the record of shareholders. These rights apply both to any California corporation and any foreign corporation that keeps such records in California or has its principal executive office in California. Thus, the inspection rights provided by the CGCL will be applicable to Mission West-Maryland after the Reincorporation.

                                   MARYLAND

                       INSPECTION OF BOOKS AND RECORDS

The MGCL provides a right to inspect and copy the corporation's books of account and stock ledger to persons who have been stockholders for more than six months and own at least 5% of any class of a Maryland corporation's outstanding shares. In addition, any stockholder of a Maryland corporation has the right to inspect the bylaws, minutes of stockholders meetings, annual statements of affairs and voting trust agreements and to request that the corporation provide a sworn statement showing all stock and securities issued and all consideration per share received therefor by the corporation within the preceding 12 months.

                                CALIFORNIA

                      INTERESTED DIRECTOR TRANSACTIONS

Under California law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable solely because of such interest if certain conditions are met. Under California law (a) either the shareholders or the board of directors must approve any contract or transaction after full disclosure of the material facts (and in the case of board approval, the contract or transaction must also be "just and reasonable") or (b) the contract or transaction must have been just and reasonable at the time it was authorized or approved. California law has a more stringent requirement than Maryland law in circumstances where board approval is sought with respect to an interested director transaction. The contract or transaction must be just and reasonable and must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum).

The CGCL also provides that any loan or guarantee to or for the benefit of a director or officer of the corporation or its parent requires the approval of the shareholders unless such loan or guaranty is pursuant to a plan that has been approved by the holders of a majority of the outstanding shares. However, under the CGCL, the bylaws of a corporation with more than 100 shareholders may authorize the board of directors alone to approve loans or guaranties to directors and officers. The California Bylaws do not currently contain such a provision allowing the directors to approve such loans or guaranties.

                                   MARYLAND

                      INTERESTED DIRECTOR TRANSACTIONS

Under the MGCL, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable solely because of such interest if the contract or transaction (a) is approved by a majority of the disinterested directors or by a majority of votes cast by the disinterested stockholders, in either case after full disclosure of the material facts, or (b) is fair and reasonable to the corporation.

                  DESCRIPTION OF MISSION WEST-MARYLAND STOCK


     THE FOLLOWING SUMMARY OF THE TERMS OF THE CAPITAL STOCK OF MISSION WEST-MARYLAND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MGCL AND TO THE CHARTER AND BYLAWS OF MISSION WEST-MARYLAND. COPIES OF THE CHARTER AND THE BYLAWS ARE ATTACHED AS EXHIBITS TO THIS PROXY STATEMENT/PROSPECTUS.


GENERAL

     The Charter provides that Mission West-Maryland may issue up to 200,000,000 shares of New Common Stock and 20,000,000 shares of New Preferred Stock. Upon completion of the Reincorporation Merger 8,193,594 shares of New Common Stock will be issued and outstanding and no shares of New Preferred Stock will be designated into series or be issued and outstanding.

NEW COMMON STOCK

     All shares of New Common Stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the Charter regarding the restrictions on transfer of stock, holders of shares of New Common Stock are entitled to receive dividends on such stock if, as and when authorized and declared by the board of directors out of assets legally available therefor and to share ratably in the assets of Mission West-Maryland legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of Mission West-Maryland.

     Subject to the provisions of the Charter regarding the restrictions on transfer of stock, each outstanding share of New Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of New Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

     Holders of shares of New Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of Mission West-Maryland. Subject to the provisions of the Charter regarding the restrictions on transfer of stock, shares of New Common Stock will have equal dividend, liquidation and other rights.

     Under the MGCL, a Maryland corporation generally cannot dissolve, amend its Charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's Charter. The Charter provides that the affirmative vote of a majority of all votes entitled to be cast may approve such matters.

     The Charter provides that, to the extent permitted by Maryland law from time to time, the board of directors of Mission West-Maryland, without any action by the stockholders of Mission West-Maryland, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Mission West-Maryland has authority to issue. Such action is not presently permitted under Maryland law, but may be permitted in the future.

NEW CLASSES OR SERIES OF STOCK

     The Charter authorizes the board of directors to classify or reclassify any unissued shares of New Preferred Stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series without any action by the stockholders of Mission West-Maryland.

POWER TO ISSUE ADDITIONAL SHARES OF NEW COMMON STOCK AND NEW PREFERRED STOCK

     Mission West-Maryland believes that the power of the Board of Directors to issue additional authorized but unissued shares of New Common Stock and New Preferred and to classify or reclassify unissued shares of New New Preferred Stock and thereafter to cause Mission West-Maryland to issue such classified or reclassified shares of stock will provide Mission West-Maryland with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the New Common Stock and New Preferred Stock, will be available for issuance without further action by Mission West-Maryland's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Mission West-Maryland's securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could authorize Mission West-Maryland to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of Mission West-Maryland that might involve a premium price for holders of New Common Stock or otherwise be in their best interest.

RESTRICTIONS ON TRANSFER

     REIT RESTRICTIONS. For Mission West-Maryland to qualify as a REIT under the Code, its shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and the REIT may not violate the Five or Fewer Test during the last half of a taxable year.

     Because the board of directors believes it is at present essential for Mission West-Maryland to qualify as a REIT, the Charter, subject to certain exceptions, contains certain restrictions on the number of shares of stock of Mission West-Maryland that a person may own. The Charter prohibits any person from acquiring or holding, directly or indirectly, shares of New Common Stock in excess of 9% in value of the aggregate of the outstanding shares of stock of Mission West-Maryland except for members of the Berg Group and their Affiliates (other than the Company and the Operating Partnerships) who, by agreement, are subject to the Berg Group Ownership Limit, which is 20%. The Charter prohibits ownership of New Common Stock by any members of the Berg Group or any other shareholders or their pledgees or assignees, which would cause Mission West-Maryland to violate any of the REIT Requirements.


     Mission West-Maryland's board of directors, in its sole discretion, may exempt a person other than the Berg Group from the Ownership Limit (an "Excepted Holder"), provided that no person may own shares of stock, directly or indirectly, which represent 9% or more of the value of the outstanding shares of stock of Mission West-Maryland if that would result in Mission West-Maryland being "closely held" within the meaning of Section 856(h) of the Code or otherwise would result in Mission West-Maryland failing to qualify as a REIT. In order to be considered by the board of directors as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of Mission West-Maryland (or a tenant of any entity owned or controlled by Mission West-Maryland) that would cause Mission West-Maryland to own, directly or indirectly, more than a 10% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of the board of directors that it will not violate the two aforementioned restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares of stock causing such violation to the Trust. The board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the board of directors in its sole discretion, in order to determine or ensure Mission West-Maryland's status as a REIT. The management of the Company intends to request the board of directors of Mission West-Maryland to designate as an Excepted Holder any purchasers of shares in the Private Placement whose share ownership as of the effective date of the Reincorporation Merger exceeds the Ownership Limit. The designation shall not apply, however, to subsequent purchases of shares of stock of Mission West-Maryland by such an Excepted Holder except for shares acquired pursuant to a grant or award under the Stock Option Plan or another written compensation plan approved by the board of directors.


     The Charter further prohibits (a) any person from beneficially or constructively owning shares of stock of Mission West-Maryland that would result in Mission West-Maryland being "closely held" under Section 856(h) of the Code or otherwise cause Mission West-Maryland to fail to qualify as a REIT and (b) any person from transferring shares of stock of Mission West-Maryland if such transfer would result in shares of stock of Mission West-Maryland being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of stock of Mission West-Maryland that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of the stock of Mission West-Maryland that resulted in a transfer of shares to the Trust, is required to give notice immediately to Mission West-Maryland and provide Mission West-Maryland with such other information as Mission West-Maryland may request in order to determine the effect of such transfer on Mission West-Maryland's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the board of directors, by affirmative vote of 75% of all directors, determines that it is no longer in the best interests of Mission West-Maryland to attempt to qualify, or to continue to qualify, as a REIT.

     If any transfer of shares of stock of Mission West-Maryland occurs which, if effective, would result in any person beneficially or constructively owning shares of stock of Mission West-Maryland in excess or in violation of the above transfer or ownership limitations, then that number of shares of stock of Mission West-Maryland the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day prior to the date of such violative transfer. Shares of stock held in the Trust shall be issued and outstanding shares of stock of Mission West-Maryland. The Prohibited Owner shall not benefit economically from ownership of any shares of stock held in the Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by Mission West-Maryland that shares of stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of stock held in the Trust and, subject to Maryland law, effective as of the date that such shares of stock hve been transferred to the Trust, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by Mission West-Maryland that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if Mission West-Maryland has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

     Within 20 days of receiving notice from Mission West-Maryland that shares of stock of Mission West-Maryland have been transferred to the Trust, the Trustee shall sell the shares of stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to the discovery by Mission West-Maryland that shares of stock have been transferred to the Trust, such shares are sold by a Prohibited Owner, (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

     In addition, shares of stock of Mission West-Maryland held in the Trust shall be deemed to have been offered for sale to Mission West-Maryland, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date Mission West-Maryland, or its designee, accepts such offer. Mission West-Maryland shall have the right to accept such offer until the Trustee has sold the shares of stock held in the Trust. Upon such a sale to Mission West-Maryland, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

     The foregoing restrictions do not apply to shares acquired in original issuance by members of the Berg Group. All certificates representing shares of New Common Stock other than such shares will bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of Mission West-Maryland's stock, including shares of New Common Stock, within 30 days after the end of each taxable year, is required to give written notice to Mission West-Maryland stating the name and address of such owner, the number of shares of each class and series of stock of Mission West-Maryland which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to Mission West-Maryland such additional information as Mission West-Maryland may request in order to determine the effect, if any, of such beneficial ownership on Mission West-Maryland's status as a REIT and to ensure compliance with the Stock Ownership Limit. In addition, each shareholder shall upon demand be required to provide to Mission West-Maryland such information as Mission West-Maryland may request, in good faith, in order to determine Mission West-Maryland's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

     These ownership limits could delay, defer or prevent a transaction or a change in control of Mission West-Maryland that might involve a premium price for the New Common Stock or otherwise be in the best interest of the stockholders.

     SECURITIES RESTRICTIONS. Subject to the restrictions set forth above in "--Restrictions on Transfer" and following the consummation of the transactions contemplated herein, Mission West-Maryland will have outstanding 8,193,594 shares of New Common Stock; 1,698,536 of which will be freely transferable in the public market without restriction or further registration under the Securities Act, unless held by Affiliates of Mission West-Maryland, whose shares will be subject to the resale limitations of Rule 144 and Rule 145(d). The 6,495,058 shares of New Common Stock issued to the purchasers of Common Stock of the Company in the Private Placement in exchange for such shares, will be eligible for resale pursuant to the Registration Statement for as long as the Company maintains its effectiveness.

     In general, under Rule 144, an Affiliate of Mission West-Maryland is subject to restrictions on the manner of resale of such Affiliate's shares. Further, the number of shares sold by an Affiliate in any three-month period may not exceed the greater of 1% of the shares of New Common Stock then outstanding or the reported average weekly trading volume of the New Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is sent to the Commission. Any sale by an Affiliate of Mission West-Maryland will also be subject to certain notice requirements and availability of current public information concerning Mission West-Maryland.

REINVESTMENT AND SHARE PURCHASE PLAN

     Mission West-Maryland may adopt a Distribution Reinvestment and Share Purchase Plan that would allow stockholders to automatically reinvest cash distributions on their outstanding shares of Common Stock and/or L.P. Units to purchase additional shares of Common Stock at a discounted price and without the payment of any brokerage commission or service charge. Stockholders and Limited Partners would also have the option of investing limited additional amounts by making cash payments. No decision has been made yet by the Company whether or not to adopt such a plan, and there can be no assurance that such a plan will ever be adopted by Mission West-Maryland.

                     CERTAIN PROVISIONS OF MARYLAND LAW AND
                  OF MISSION WEST-MARYLAND'S CHARTER AND BYLAWS


     THE FOLLOWING SUMMARY OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND MARYLAND BYLAWS DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MARYLAND LAW AND TO THE CHARTER AND BYLAWS, COPIES OF WHICH ARE EXHIBITS TO THIS PROXY STATEMENT/PROSPECTUS. SEE "ADDITIONAL INFORMATION."

THE BOARD OF DIRECTORS


     The Charter provides that the number of directors of the Company shall be five and that number may be increased or decreased pursuant to the bylaws. As long as the Berg Group members and their Affiliates (other than the Company and the Operating Partnerships) own at least 15% of the voting shares on a Fully-Diluted basis, at least two directors must satisfy the qualification of being nominated by the Berg Group members. At least one director must satisfy such qualification if Berg Group's aggregate percentage ownership of voting shares on a Fully-Diluted basis is at least 10%, although less than 15%. The Maryland Bylaws provide that the board of directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than the minimum number required by Maryland law, nor more than
15. In general, any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. A vacancy created by the departure of a Berg Group Board Representative, however, must be filled by another Berg Group Board Representative until the date that the right of the Berg Group to name the Berg Group Board Representatives has expired.


REMOVAL OF DIRECTORS

     The Charter provides that a director may be removed only for cause (as defined in the Charter) and only by the affirmative vote of at least a majority of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in the Maryland Bylaws authorizing the board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors without cause and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an Affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an Affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least
(a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. After the Reincorporation Merger the Berg Group will beneficially own more than 10% of the Company's voting shares, as will one of the purchasers in the Private Placement. They would, therefore, be subject to the business combination provision of the MGCL. However, pursuant to the statute, the Company has exempted any usiness combinations involving the Berg Group and any purchaser in the Private Placement. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between any of them and the Company. As a result, the Berg Group and such purchaser may be able to enter into business combinations with the Company that may not be in the best interest of its stockholders without compliance by the Company with the super-majority vote requirements and the other provisions of the statute.

CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

     The Maryland Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

BOARD QUORUM AND SPECIAL VOTING REQUIREMENTS

     Generally, a majority of the total number of directors constitutes a quorum for the transaction of business under the MGCL. However, the Maryland Bylaws provide that a quorum for any meeting of the board of directors must include the Required Directors.

     The Maryland Bylaws include special voting requirements for the board of directors, such that until the Protective Provisions Expiration Date, the Company will not take or permit to be taken any of the following actions without the approval of the Required Directors: (i) establishing a quorum for a meeting which is not attended by Mr. Berg or his designee; (ii) amending the Charter or the bylaws; (iii) merging with or into another entity; and (iv) any sale of all or substantially all of the Company's assets. The Maryland Bylaws also provide that the approval of more than 75% of the entire board of directors will be required for (i) the Company's taking title to assets or conducting business other than through the Operating Partnerships, (ii) the termination of the Company's status as a REIT, and (iii) incurring indebtedness in excess of 50% of the Company's Total Market Capitalization.

AMENDMENT TO THE CHARTER

     The Charter, including its provisions regarding removal of directors, may be amended only by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter. In addition, the bylaws require the approval by the Berg Group of all amendments to the Charter.

DISSOLUTION OF THE COMPANY

     The dissolution of the Company must be advised by a majority of the entire board of directors and approved by the stockholders by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The bylaws provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to Mission West-Maryland's notice of the meeting, (ii) by or at the direction of the board of directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws and (b) with respect to special meetings of stockholders, only the business specified in Mission West-Maryland's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the board of directors may be made only (i) pursuant to Mission West-Maryland's notice of the meeting, (ii) by or at the direction of the board of directors or (iii) provided that the board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the bylaws.

CONFLICT OF INTEREST

     The Charter provides that no director will be prohibited from voting or taking any action as a director because of any actual or apparent conflict of interest between the director and the Company and that no action taken by the board of directors will be void or voidable because a majority of directors are affiliated with the Berg Group or that an action is beneficial to the Berg Group, to the extent permitted by law.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS

     The control share acquisition provisions of the MGCL, and the provisions of the Charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change in control of Mission West-Maryland that might involve a premium price for holders of New Common Stock or otherwise be in their best interest.

   ACCOUNTING TREATMENT OF THE BERG ACQUISITION AND THE REINCORPORATION MERGER


     The UPREIT Transactions and the Acquired Properties will be accounted for as a purchase. Accordingly, the costs of the acquisition were allocated to the assets and liabilities assumed based upon their respective fair values at the effective date of the acquisition.


                        FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of material federal income tax considerations concerning Mission West-Maryland (referred to also as the "Company" in this discussion) after the Reincorporation Merger and the election to become a REIT is based on current law, is for general information only and is not tax advice. This discussion is for general purposes only and does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the United States, and persons who hold stock as part of a conversion transaction, as part of a hedging transaction or as a position in a straddle for tax purposes) subject to special treatment under the federal income tax laws.

     This summary does not provide a detailed discussion of any state, local, or foreign tax considerations. This summary is qualified in its entirety by the applicable provisions of the Code, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change (which change may apply retroactively). The Taxpayer Relief Act of 1997 (the "1997 Act") was enacted on August 5, 1997. The 1997 Act contains many provisions which generally make it easier to operate and to continue to qualify as a REIT for taxable years beginning after the date of enactment (which, for the Company, would be applicable commencing with its taxable year beginning January 1, 1998). The IRS Restructuring and Reform Bill of 1998, which has been passed by Congress and is awaiting signature by the President, changes certain aspects of the federal income tax law applicable to REITs (the "1998 Act"), and their shareholders.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     GENERAL. The Company plans to elect to be taxed as a REIT under Sections 856 through 860 of the Code and the applicable Treasury Regulations (the "REIT Provisions") commencing with its taxable year ending December 31, 1998. The Company believes that it is organized and will be operated in such a manner as to qualify for taxation as a REIT under the REIT Provisions and the Company intends to continue to operate in such a manner. No assurance can be given, however, that the Company will operate in a manner so as to qualify or remain qualified as a REIT.

     The REIT Provisions are highly technical and complex. The material aspects of the REIT Provisions are summarized below.

     In the opinion of Graham & James LLP, commencing with the Company's taxable year ending on December 31, 1998, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT, and its method of operation will enable it to meet the requirements for continued qualification and taxation as a REIT. This opinion is based on various assumptions relating to the organization and operation of the Company and the Operating Partnerships, however, and is conditioned upon certain representations made by the Company about factual matters relating to the organization and expected operation of the Company and the Operating Partnerships. In addition, this opinion is based upon the factual representations of the Company concerning its business and properties as set forth in this Proxy Statement/Prospectus and assumes that the actions described in this Proxy Statement/Prospectus are completed as described. Moreover, qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, the various income, asset, distribution, stock ownership, and other qualification tests imposed by the REIT Provisions discussed below, the results of which will not be reviewed by nor be under the control of Graham & James LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. See "Loss of REIT Qualification".

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate incom e taxes on the portion of its net income that is currently distributed to its shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. The Company may be subject to federal income and excise tax, however, as follows:

     (i)  The  Company  will  be  taxed  at  regular   corporate  rates  on  any
     undistributed REIT taxable income, including undistributed net capital gains.

     (ii) Under certain circumstances, the Company may be subject to the "corporate alternative minimum tax" on its items of tax preference.

     (iii) If the Company has (A) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (B) other nonqualifying net income from foreclosure property, it will be subject to tax on such income at the highest corporate rate.

     (iv) If the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax.

     (v) If the Company fails to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but preserves its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability.

     (vi) If the Company should fail to distribute during each calendar year at least the sum of (A) 85% of its REIT ordinary income for such year, (B) 95% of its REIT capital gain net income for such year, and (C) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The 1998 Act provides that all distributions by the REIT shall be deemed to come first from earnings from non-REIT years.

     (vii) If during the ten-year period (the "Recognition Period") beginning on the first day of the first taxable year for which the Company qualifies as a REIT, the Company recognizes gain in the disposition of any asset held by the Company as of the beginning of such Recognition Period, then, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate rate. The Company will not acquire any assets until the closing of the Berg Acquisition, and they will hold no such assets at the beginning of the Recognition Period.

     (viii) If the Company subsequently acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the Recognition Period beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain, such gain will be subject to tax at the highest regular corporate rate. The result described above with respect to the recognition of Built-in Gain during the Recognition Period assumes the Company will make an election in accordance with Notice 88-19 issued by the Internal Revenue Service (the "IRS"). See "--Tax Aspects of the Operating Partnerships--Partnership Allocations" and " Tax Allocations with Respect to Contributed Properties" below.

     REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association: (1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Code sections 856 though 859; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons (determined without reference to any rules of attribution); (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by "five or fewer" individuals (as defined in the Code to include certain entities) (the "Five or Fewer Test"); (7) that makes an election to be a REIT (or has made such election for a previous taxable year which has not been revoked or terminated) and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status; (8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (9) which meets certain income and asset tests, described below. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year, that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months and that condition
(6) must be met for the last six months of each taxable year. As of the date of this Proxy Statement/Prospectus the Company believes that it will satisfy conditions (5) and (6). The Charter contains restrictions regarding transfers of shares, which are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6). In particular,although the Berg Group may own as much as 20% of the outstanding stock under the Berg Group Ownership Limit, which likely represents ownership by two individuals, Carl E. Berg and Clyde J. Berg, for Five or Fewer Test purposes, the members of the Berg Group may not acquire any additional shares if it would result in the Company's failure to satisfy the Test. Such transfer restrictions are described in "DESCRIPTION OF MISSION WEST-MARYLAND STOCK--Restrictions on Transfer."

     In its proposed budget for the 1999 fiscal year, the Clinton Administration has proposed to impose an ownership requirement for REIT qualification in addition to the Five or Fewer Test. The proposal would create a limit of 50% of the combined voting power of all classes of voting stock or the total value of all classes of stock any one person or entity could own. Unlike the current Five or Fewer Test, which permits a "look through" for certain entities to determine the number of owners, the Clinton proposal would apply to any person (including a partnership, corporation or trust). In addition, the proposal calls for attribution of ownership between a partnership and its partners and a corporation and its shareholders (with a 10% threshold for attribution). This proposal has not been included in the 1998 Act.

     Pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to certain of its shareholders requesting information regarding the actual ownership of its stock, but does not know, or exercising reasonable diligence would not have known, whether it failed to meet the requirement that it not be closely held, the Company will be treated as having met the Five or Fewer Test. If the Company were to fail to comply with these regulatory rules for any year, it would be subject to a $25,000 penalty. If the Company's failure to comply was due to intentional disregard of the requirements, the penalty would be increased to $50,000. However, if the Company's failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed.

     Section 856(i) of the Code provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. Pursuant to the 1997 Act, for the Company's taxable years beginning on or after January 1, 1998, a "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT. Pursuant to this amendment, the Company will have the ability, if it so chooses, to acquire an existing corporation that will qualify as a "qualified REIT subsidiary", as opposed to having to form such a subsidiary. The Company may form or acquire "qualified REIT subsidiaries" in the future. In applying the income and asset tests described below, a "qualified REIT subsidiary" will be ignored and all assets, liabilities and items of income, deduction and credit of such "qualified REIT subsidiary" will be treated as assets, liabilities and items of income, deduction and credit of the Company. A "qualified REIT subsidiary" of the Company will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in certain states.

     In the case of a REIT such as the Company which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnerships will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described below.

     GROSS INCOME TESTS. In order to maintain qualification as a REIT, the Company annually must satisfy two gross income requirements, as follows:

     (i) At least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments.

     (ii) At least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met, including the following:

     (i) The amount of rent must not be based in whole or in part on the income or profits of any person from the property. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     (ii) Rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Constructive ownership is determined under the attribution rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code.

     (iii) If rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

     (iv) Rents received will not qualify as "rents from real property", unless the Company generally does not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. The Company may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. In addition, for its 1998 taxable year and thereafter, the Company is permitted to receive up to 1% of its gross income from the provision of non-customary services and still treat all other amounts received from such property as "rents from real property."

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     The Company intends for all of its income to be derived from its interest in the Operating Partnerships, and expects that the Operating Partnerships' ownership of the Properties will give rise to income which will enable the Company to satisfy all of the income tests described above. All of the "rents from real property" that the Company expects to receive or expects the Partnership to receive will satisfy the foregoing conditions. Certain Properties or portions thereof have been leased to corporations in which members of the Berg Group own in excess of 10% of the total number of outstanding shares. Initially, the Berg Group will own less than 2% of the Common Stock, and the Company is not aware of any other shareholders owning interests in such tenants which would result in such entities being deemed Related Party Tenants. However, the future acquisition of 10% or more of the Company's Common Stock by the Berg Group, upon exercise of their Exchange Rights or otherwise, could cause such entities to be treated as Related Party Tenants. The members of the Berg Group have agreed not to acquire shares of the Company's Common Stock if, in the sole judgment of the Independent Directors Committee, their ownership of Common Stock would result in the loss of the Company's status as a REIT.

     RELIEF PROVISIONS. Should the Company fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year by obtaining relief under certain provisions of Section 856 of the Code. Such provisions would allow the Company to preserve its REIT qualifications if (i) the failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the sources of its income to its tax return, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. There can be no assurance, however, that the Company would be entitled to the benefit of these relief provisions in all circumstances. As discussed above in "Taxation of the Company--General", even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     ASSET TESTS. To maintain its status as a REIT the Company, at the close of each quarter of its taxable year, also must satisfy the following three asset-related tests:

     (i) At least 75% of the value of the Company's total assets must be represented by interests in real estate assets, shares in cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital issued by the Company).

     (ii) No more than 25% of the Company's total assets may be represented by securities other than those in the class described in (i), above.

     (iii) With respect to the investments described in (ii) above, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities. The Clinton Administration's 1999 budget proposal would prohibit a REIT from holding more than 10% of the outstanding stock of any one issuer, determined by either vote or value. This proposal is not part of the 1998 Act.

     In applying these asset-related tests the Company will be deemed to own its proportionate share of all of the assets of the Operating Partnerships. Upon the consummation of the Berg Acquisition, more than 75% of the value of the Operating Partnerships' assets will qualify as "real estate assets."

     Having met the asset tests at the close of any quarter, the Company will not forfeit its REIT status by failing to satisfy these tests at the end of a later quarter solely due to fluctuations in asset values. Furthermore, should the Company fail to satisfy the asset tests because of its acquisition of securities or other property during a quarter, the Company can be cured of such failure by disposing of a sufficient amount of nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset-related tests, and to take such other action within 30-days after the close of any quarter as may be required to cure any noncompliance.

     ANNUAL DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, the Company must distribute dividends (other than capital gains dividends) to its shareholders in an amount at least equal to: (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to deduction for the dividends paid and by excluding any net capital gain), and (ii) 95% of the excess of the net income, if any, from foreclosure property (in excess of the special tax imposed on income from foreclosure property); minus (B) the sum of certain items of "noncash income". Such dividends must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year, and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount of its REIT taxable income at regular ordinary and capital gains corporate tax rates. For the Company's taxable year beginning on January 1, 1998 and for all taxable years thereafter, undistributed capital gains may be so designated by the Company and in such event will be includible in the income of the holders of shares of Common Stock. If the Company makes that election, shareholders will be treated as having paid the capital gains tax imposed on the Company on the designated amounts including in their income as long-term capital gains. Such shareholders would get an increase in the basis for income recognized and a decrease in their basis for taxes paid by the Company. Additionally, if the Company fails to distribute at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, during each calendar year the Company would be subject to a 4% excise tax on the excess of such requied distribution over the amounts actually distributed.

     The Company's REIT taxable income will consist almost entirely of the Company's distributive share of the income of the Operating Partnerships. The Company expects generally to have adequate cash and cash equivalents to allow liquid assets to satisfy such distribution requirements. The Company intends to make timely distributions sufficient to satisfy the REIT annual distribution requirements.

     Nevertheless, on occasion the Company may lack sufficient cash or cash equivalents to make timely dividend distributions in the required amounts either because its share of the Operating Partnerships' cash flow for a particular year is inadequate or because of timing differences between the Company's receipt of income and payment of deductible expenses, and the inclusion of such income and the deduction of such expenses in determining the Company's REIT taxable income. Upon the occurrence of these events, in order to meet the 95% distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Certain provisions of the Code may permit the Company to remedy its failure to meet the distribution requirements for a taxable year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. The Company then could avoid being subjected to tax on the amounts so distributed, although the Company would be required to pay interest on the amount of the deduction taken for the deficiency dividends.

     LOSS OF REIT QUALIFICATION. If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company and need not be made. Upon such failure to qualify, all distributions to shareholders will, to the extent of the Company's current and accumulated earnings and profits, be taxable as ordinary income. In addition, subject to certain limitations of the Code, such distributions to corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF UNITED STATES SHAREHOLDERS

     GENERALLY. As used herein, the term "United States Shareholder" means a holder of shares who is an individual who is a citizen or resident of the United States; a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any state; an estate the income of which from sources without the United States is includible in gross income for United States federal income tax purposes regardless of whether such income is effectively connected with the conduct of a trade or business in the United States; a trust the primary supervision over the administration of which is exercisable by a court within the United States and having one or more United States fiduciaries with authority to control all substantial decisions of such trust; and any other person whose income or gain in respect of the stock is effectively connected with the conduct of a United States trade or business.

     As long as the Company qualifies as a REIT, distributions made to the Company's United States Shareholders out of current or accumulated earnings and profits (and not designated as capital gains dividends) will be treated by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions designated as capital gains dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the United States Shareholder has held its stock. Pursuant to Section 291(d) of the Code corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     On November 10, 1997, the IRS issued Notice 97-64, which provides generally that a REIT may classify portions of its designated capital gain dividend as (i) a 20% rate gain distribution (which would be taxed as long-term capital gain in the 20% group), (ii) an unrecaptured Section 1250 gain distribution (which would be taxed as long-term capital gain in the 25% group), or (iii) a 28% rate gain distribution (which would be taxed as long-term capital gain in the 28% group). (If no designation is made, the entire designated capital gain divided will be treated as a 28% rate gain distribution. For a discussion of the 20%, 25% and 28% tax rates applicable to individuals, see "1997 Act Changes to Capital Gain Taxation" below). IRS Notice 97-64 also provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The Notice further provides that designations made by the REIT will be effective only to the extent that they comply with Revenue Ruling 89-91, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

     Distributions that exceed current and accumulated earnings and profits will not be taxable to a United States Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the shareholder's adjusted basis in the shares. To the extent that such distributions exceed a shareholder's adjusted basis in its shares they will be included in income as gain realized from the sale of the shares, assuming the shares are a capital asset in the hands of the shareholder. In addition, any dividend declared by the Company in October, November or December of any year payable to a United States Shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. United States Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under "Taxation of the Company--General" and "Annual Distribution Requirements" above. As a result, shareholders may be required to treat as taxable dividends certain distributions which would otherwise result in a tax-free return of capital. Furthermore, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Company's earnings and profits.

     United States Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against future income (subject to certain limitations). Distributions made by the Company and gain arising from the sale or exchange by a United States Shareholder of shares will not be treated as passive activity income, and, as a result, United States Shareholders generally will not be able to apply any "passive losses" against such income or gain. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gain dividends and capital gains from the disposition of shares (including distributions treated as such), however, will be treated as investment income only if the United States Shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify United States Shareholders after the close of the Company's taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

     In general, any loss realized upon a sale or exchange of shares by a United States Shareholder who has held such shares for six months or less will be treated as a long-term or mid-term capital loss to the extent of capital gains dividends received by such shareholder from the Company with respect to such shares which were classified as long-term or mid-term capital gains.

     RECENT CHANGES TO CAPITAL GAIN TAXATION. The 1997 Act altered the taxation of capital gain income. Under the 1997 Act, individuals, trusts and estates that hold certain investments for more than eighteen months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than eighteen months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. The 1997 Act also established a maximum rate of 25% for "unrecaptured Section 1250 gain" for individuals, trusts and estates, special rules for "qualified five-year gain", and other changes to prior law. The 1997 Act allowed the IRS to prescribe regulations on how the 1997 Act's new capital gain rates will apply to sales of capital assets by "pass-through entities", which include REITs, and to sales of interests in "pass-through entities". Under the 1998 Act, the long-term capital gain rates apply to capital assets held more than one year, and the mid-term holding period has been eliminated for sales or exchanges after December 31, 1997. Shareholders are urged to consult with their own tax advisors with respect to the new rules contained in the 1997 Act and the 1998 Act.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Distributions from the Company to certain tax-exempt employees' pension trusts or other domestic tax-exempt Shareholders will not constitute "unrelated business taxable income" unless such a shareholder has borrowed to acquire or carry its stock of the Company or the shares are used by such shareholder in an unrelated trade or business. For taxable years beginning after December 31, 1993, qualified trusts that hold more than 10% of the shares of the Common Stock may under certain circumstances be required to treat a certain percentage of dividends as unrelated business taxable income if the Company is "predominantly held" by qualified trusts. For these purposes, a qualified trust is any trust defined under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. The Company would be "predominantly held" if one or more qualified trusts, each owning more than 10% of the shares of Common Stock were to hold more than 50% of the shares of Common Stock in the aggregate. In such a circumstance, any qualified trust that owned more than 10% of the shares of Common Stock might be required to treat a certain portion of the dividends paid as unrelated business taxable income.

TAXATION OF FOREIGN SHAREHOLDERS

     The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Foreign Shareholders") are complex, and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE FOREIGN SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMPANY, INCLUDING ANY REPORTING REQUIREMENTS.

     Distributions by the Company that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces or eliminates that tax. If income from the investment in the shares is treated as effectively connected with the conduct by the Foreign Shareholder of a United States trade or business, however, the Foreign Shareholder generally will be subject to a tax at graduated rates in the same manner as United States Shareholders are taxed with respect to such dividends (and the income may also be subject to the 30% branch profits tax in the case of a Foreign Shareholder that is a foreign corporation). The Company will withhold United States income tax at the rate of 30% on the gross amount of any such dividends made to a Foreign Shareholder unless (i) a lower treaty rate applies, or (ii) the Foreign Shareholder files an IRS Form 4224 with the Company certifying that the investment to which the distribution relates is effectively connected with a United States trade or business of such Foreign Shareholder. Lower treaty rates applicable to dividend income may not necessarily apply to dividends from a REIT such as the Company, however.

     Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Foreign Shareholder to the extent that they do not exceed the adjusted basis of the Foreign Shareholder's shares, but rather will reduce the adjusted basis of a Foreign Shareholder's shares. To the extent that such distributions exceed the adjusted basis of a Foreign Shareholder's shares, they will give rise to gain from the sale or exchange of its stock, the tax treatment of which is described below. As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that the Company will be required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Foreign Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Foreign Shareholder's United States tax liability, if any, with respect to the distribution.

     Distributions   that  are   designated  by  the  Company  at  the  time  of
distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to taxation, unless (i) investment in the shares is effectively connected with the Foreign Shareholder's United States trade or business, in which case the Foreign Shareholder will be subject to the same treatment as United States Shareholders with respect to such gain (except that a Foreign Shareholder that is a foreign corporation may also be subject to the 30% branch profits tax), or (ii) the Foreign Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the capital gains.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from the sale or exchange by the Company of a United States real property interest will be taxed to a Foreign Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Foreign Shareholder as if such gain were effectively connected with a United States trade or business conducted by the Foreign Shareholder. Foreign Shareholders would thus be taxed at the same capital gain rates applicable to United States Shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company is required by applicable IRS regulations to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. This amount is creditable against the Foreign Shareholder's FIRPTA tax liability.

     If the Company is a "domestically-controlled REIT," a sale of Common Stock by a Foreign Shareholder generally will not be subject to United States taxation. A "domestically-controlled REIT" is a REIT in which, at all times during a particular testing period (generally five years preceding the sale in issue), less than 50% of the value of the REIT's shares are held directly or indirectly (taking into consideration attribution rules) by Foreign Shareholders. Because the Common Stock will be publicly traded, no assurance can be given that the Company will constitute a domestically-controlled REIT. Notwithstanding the foregoing, capital gain from the sale of stock of a domestically-controlled REIT not subject to FIRPTA will be taxable to a Foreign Shareholder (under rules generally applicable to United States Shareholders) if such person is in the United States for 183 days or more during the taxable year of disposition and certain other conditions apply.

     If the Company is not a domestically-controlled REIT, whether a sale of Common Stock would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the Common Stock is "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the AMEX and the PCX, on which the Common Stock is listed) and whether the selling shareholder held, directly or indirectly, more than 5% of the Common Stock during the five-year period ending on the date of disposition. Arguably, the applicable Treasury Regulations defining "regularly traded" for this purpose provide that the shares of Common Stock will not be "regularly traded" for any calendar quarter during which 100 or fewer persons (treating related persons as one person) in the aggregate own 50% or more of the shares of Common Stock. If this interpretation is correct, and the Company did not at the time constitute a domestically-controlled REIT, a Foreign Shareholder (without regard to its ownership percentage of Common Stock) will be subject to federal income tax with respect to gain realized on any sale or other disposition of Common Stock that occurs within a calendar quarter during which 50% or more of the Common Stock is so owned. If the gain on the sale of the Common Stock is subject to taxation under FIRPTA, the Foreign Shareholder will be subject to the same treatment as a United States Shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In any event, a purchaser of Common Stock from a Foreign Shareholder will not be required under FIRPTA to withhold on the purchase price if the purchased Common Stock is "regularly traded" on an established securities market or if the Company is a domestically-controlled REIT. Otherwise, under FIRPTA the purchaser of Common Stock may be required to withhold 10% of the purchase price and remit such amount to the IRS.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     The Company will report to its shareholders and the IRS the amount of dividends paid or deemed paid during each calendar year, and the amount of tax withheld, if any.

     UNITED STATES SHAREHOLDERS. Under certain circumstances, United States Shareholders owning Common Stock may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Common Stock. Backup withholding will apply only if the shareholder (i) fails to furnish the Company with its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security Number, (ii) furnishes the Company with an incorrect TIN, (iii) is notified by the IRS that it has failed properly to report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as tax-exempt organizations. United States Shareholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a United States Shareholder will be allowed as a credit against such United States Shareholder's United
States federal income tax liability and may entitle such United States Shareholder to a refund, provided that the required information is furnished to the IRS.

     FOREIGN SHAREHOLDERS. Additional issues may arise pertaining to information reporting and backup withholding with respect to Foreign Shareholders, and Foreign Shareholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements. Backup withholding with respect to Foreign Shareholders is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a Foreign Shareholder will be allowed as a credit against any United States federal income tax liability of such Foreign Shareholder. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the IRS.

     The United States Treasury has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements, but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 1999, subject to certain transition rules. Valid withholding certificates that are held on December 31, 1999, will remain valid until the earlier of December 31, 2000, or the date of expiration of the certificate under rules currently in effect (unless otherwise invalidated due to changes in the circumstances of the person whose name is on such certificate). A Foreign Shareholder should consult its own advisor regarding the effect of the new Treasury Regulations.

TAX ASPECTS OF THE OPERATING PARTNERSHIPS

     GENERAL. Substantially all of the Company's investments will be held indirectly through the Operating Partnerships, which in turn will own the Properties. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Instead, partners receive an allocation of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on their distributive shares thereof, without regard to whether the partners actually receive a cash distribution from the partnership. The Company will include in its income its share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. See: "Partnership Allocations" below. Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held directly or indirectly by the Operating Partnerships. See "Taxation of the Company".

     ENTITY CLASSIFICATION. If the Operating Partnerships were treated as an association taxable as a corporation instead of as a partnership, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In this event, the character of the Company's assets and items of gross income would change and would preclude the Company from satisfying the asset-related tests and the income tests (see "FEDERAL INCOME TAX CONSIDERATIONS" --"Taxation of the Company--Asset Tests" and " Income Tests"), which in turn would prevent the Company from qualifying as a REIT. See "Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year.

     The Operating Partnerships has not requested, nor does it intend to request, a ruling from the IRS that it will be treated as a partnership for federal income tax purposes. Instead, at the closing of the Reincorporation Merger, Graham & James LLP will deliver an opinion to the effect that, based on the provisions of the Operating Partnership Agreement, and certain factual assumptions and representations described in the opinion, the Operating Partnerships will be treated as a partnership for federal income tax purposes. Unlike a private letter ruling, an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of the Operating Partnerships as a partnership for federal income tax purposes. If such challenges were sustained by a court, the Partnership would be treated as a corporation for federal income tax purposes.

     PARTNERSHIP ALLOCATIONS. Although the provisions of a partnership agreement generally determine the partners' respective allocations of income and loss, such allocations will be disregarded for tax purposes if they do not have "substantial economic effect" under the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss by the

Operating Partnerships are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES. Section 704(c) of the Code requires all income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership to be allocated for federal income tax purposes in a manner such that the contributor is charged with or benefits from the unrealized gain or unrealized loss inherent in the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are made solely for federal income tax purposes and do not affect the book capital accounts or other economic arrangements among the partners. The Partnership Agreement generally requires such allocations to be made in a manner consistent with the provisions of Section 704(c) of the Code.

     Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for a Book-Tax Difference, including retention of the "traditional method" or the election of certain alternative methods which would permit any distortions caused by a Book-Tax Difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. Based on the foregoing, in general, if any asset contributed to or revalued by the Operating Partnerships is determined to have a fair market value which is greater than its adjusted tax basis, certain partners of the Operating Partnerships will be allocated lower amounts of depreciation deductions for tax purposes by the Operating
Partnerships and increased taxable income and gain on sale. Such allocations will tend to eliminate the Book-Tax Difference over the life of the Operating
Partnerships. However, the special allocation rules of Section 704(c) of the Code do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific transaction such as a sale. Thus, the Company may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets, and such amounts may be in excess of the economic or book income allocated to it as a result of such sale. Such an allocation might cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Requirements for Qualification--Annual Distribution Requirements".

     Any property purchased or constructed by the Operating Partnerships subsequent to the Berg Acquisition will initially have a tax basis equal to its cost, and Section 704(c) of the Code will not apply. Depreciation with respect to such property will be allocated for book and tax purposes pro rata to each partner.

     Upon the disposition of any Properties with a Book-Tax Difference for an amount greater than the adjusted tax basis, book gain will be allocated to the Limited Partners and the Company to the extent of any prior special allocations of depreciation with respect to such Properties, then pro rata to each Partner. In addition, tax gain with respect to such Properties will be allocated to the Limited Partners to the extent of the remaining Book-Tax Difference, then pro-rata to each partner. On any subsequently purchased property, gain for tax and book purposes will be allocated pro rata to each Partner.

     BASIS IN PARTNERSHIP INTEREST. The Company's adjusted tax basis in its interest in the Operating Partnerships generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnerships by the Company, (ii) will be increased by its allocable share of
(a) the Operating Partnerships' income, and (b) the indebtedness of the Operating Partnerships, and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) the Operating Partnerships' losses and (b) the amount of cash distributed to the Company by the Operating Partnerships, and by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnerships.

     If the allocation of the Company's distributive share of the Operating Partnerships' loss will reduce the adjusted tax basis of the Company's partnership interest in the Operating Partnerships below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Operating Partnerships' distributions, or any decrease in the Company's share of the nonrecourse indebtedness of the Operating Partnerships (such decreases being considered a constructive cash distribution to the partners) exceeds the Company's adjusted tax basis, such distributions will constitute taxable income to the Company. Such taxable income will normally be characterized as a capital gain, and if the Company's partnership interest in the Operating Partnerships has been held for longer than the long-term capital gain holding period, the distribution will constitute a long-term capital gain.

     SALE OF THE OPERATING PARTNERSHIPS' PROPERTY. Any gain realized by the Operating Partnerships on the sale of property held for more than one year will generally be mid-term capital gain, long-term capital gain or unrecaptured
Section 1250 gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture, in accordance with the rules described above. See "--Taxation of United States Shareholders--1997 Act Changes to Capital Gain Taxation." The Operating Partnerships intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties and additional properties, and to sell a Property when such sale is consistent with the Operating Partnerships' investment objectives. See "POLICIES WITH RESPECT TO CERTAIN ACTIVITIES".

FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION MERGER.

     The Company has been advised by Graham & James LLP that, for federal income tax purposes, no gain or loss will be recognized by the holders of Common Stock or options to purchase Common Stock as a result of the consummation of the Reincorporation Merger. Each holder of Common Stock will have the same basis in the New Common Stock received pursuant to the Reincorporation Merger as he had in the Common Stock held immediately prior to the Reincorporation Merger, and his holding period with respect to the New Common Stock will include the period during which he held the corresponding Common Stock, so long as the Common Stock was held as a capital asset at the time of consummation of the Reincorporation Merger.

     The Company has also been advised by Graham & James LLP that the Company will not recognize gain or loss for federal income tax purposes as a result of the Reincorporation Merger, and that Mission West-Maryland will succeed without adjustment to the tax attributes of the Company. The Company is currently subject to state income taxation in California. If the Reincorporation Merger is approved, Mission West-Maryland may be subject to California state income tax.

OTHER TAX CONSEQUENCES

     The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              ERISA CONSIDERATIONS

GENERAL

     In evaluating the effect of the UPREIT Transactions, a fiduciary of a qualified profit-sharing, pension or stock bonus plan, including a plan for self-employed individuals and their employees or any other employee benefit plan (a "Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider (a) whether the ownership of Common Stock is in accordance with the documents and instruments governing such Plan; (b) whether the ownership of Common Stock is consistent with the fiduciary's responsibilities and satisfies the requirements of Part 4 of Title I of ERISA (where applicable) and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA; (c) the effect in the unlikely event that the Company's assets are treated as assets of the Plan; and (d) the need to value the assets of the Plan annually.

     The fiduciary investment considerations summarized below provide a general discussion that does not include all the fiduciary investment considerations relevant to a Plan. This summary is based on the current provisions of ERISA and the Code and regulations and rulings thereunder and both of which may be changed (perhaps adversely and with retroactive effect) by future legislative, administrative or judicial actions. This discussion should not be construed as legal advice and prospective purchasers of Common Stock should consult with and rely upon their own advisors in evaluating these matters in light of their own personal circumstances.

PLAN ASSETS REGULATIONS

     Under Department of Labor ("DOL") regulations determining the assets of a Plan for purposes of ERISA and the related prohibited transaction excise tax provisions of the Code (the "Plan Asset Regulation"), when a Plan makes an equity investment in another entity, the underlying assets of that entity will not be considered assets of the Plan if the equity interest is a "publicly-offered security."

     For purposes of the Plan Asset Regulation, a "publicly-offered security" is a security that is (a) "freely transferable," (b) part of a class of securities that is "widely held," and (C) part of a class of securities that is registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). The Common Stock has been registered under the Securities Act and the Exchange Act of 1934.

     The Plan Asset Regulation provides that a security is "widely held" only if it is a part of the class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the offering as a result of events beyond the control of the issuer. The Company expects the Common Stock to remain "widely held" upon the completion of the UPREIT Transactions.

     The Plan Asset Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The Plan Asset Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with the offering of the Common Stock, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." The Company believes that the restrictions imposed under the Charter on the transfer of the New Common Stock are limited to the restrictions on transfer generally permitted under the Plan Asset Regulation and are not likely to result in the failure of the New Common Stock to be "freely transferable." However, no assurance can be given that the DOL will not reach a contrary conclusion.

     Therefore, the Company believes that the Common Stock and the New Common Stock should be treated as "publicly-offered securities", under the Plan Asset Regulation and, accordingly, that the underlying assets of the Company should not be considered to be assets of any Plan investing in the Common Stock.

GENERAL ERISA REQUIREMENTS

     ERISA generally requires that the assets of a Plan be held in trust and that the trustee, or an investment manager (within the meaning of Section 3(38) of ERISA), have exclusive authority and discretion to manage and control the assets of the Plan. As discussed above, under current law the assets of the Company do not appear likely to be assets of Plans receiving shares of Common Stock or New Common Stock as a result of the UPREIT Transactions. However, if the assets of the Company were deemed to be assets of Plans under ERISA, the directors of the Company would likely be fiduciaries with respect to the Plans that invest in the Company and the prudence and other fiduciary standards set forth in ERISA would apply to the directors and to all investments made by the Company. Plan fiduciaries who make the decision to invest in the Common Stock could, under certain circumstances, be liable as co-fiduciaries for actions taken by the Company or the directors that do not conform to the ERISA standards for investments under Part 4 of Title I of ERISA.

PROHIBITED TRANSACTIONS

     Section 406 of ERISA provides that Plan fiduciaries are prohibited from causing a Plan to engage in certain types of transactions. Section 406(a) prohibits a fiduciary from knowingly causing a Plan to engage directly or indirectly in, among other things: (a) a sale or exchange, or leasing, of property with a party in interest; (b) a loan or other extension of credit with a party in interest; (c) a transaction involving the furnishing of goods, services or facilities with a party in interest; or (d) a transaction involving the transfer of Plan assets to, or use of Plan assets by or for the benefit of, a party in interest. Additionally, Section 406 prohibits a Plan fiduciary from dealing with Plan assets in his own interest or for his own account, from acting in any capacity in any transaction involving the Plan on behalf of a party (or representing a party) whose interests are adverse to the interest of the Plan, and from receiving any consideration for his own account from any party dealing with the Plan in connection with a transaction involving Plan assets. Similar provisions in Section 4975 of the Code apply to qualified Plans, and to certain other plans and individual retirement arrangements not subject to ERISA.

     If the assets of the Company were deemed to be assets of a Plan, a director could be characterized as a fiduciary of the Plan under ERISA or the Code. A director's characterization as a fiduciary would cause him to be deemed as a "party in interest" under ERISA and a "disqualified person" under the Code with respect to a Plan (or other plan or individual retirement arrangement) receiving Common Stock, which could cause various transactions between the director and the Company to constitute prohibited transactions under ERISA and the Code. Moreover, if the assets of the Company were deemed to be assets of the Plans, transactions between the Company and parties in interest or disqualified persons with respect to any Plan (or other plan or individual retirement arrangement) that has invested in the Company could be prohibited transactions with respect to the Plan, unless a statutory or administrative exemption is available.

     If a prohibited transaction has occurred, certain of the parties involved in the transaction could be required to (a) undo the transaction, (b) restore to the Plan any profit realized on the transaction, (c) make good to the Plan any loss suffered by it as a result of the transaction and (d) pay an excise tax equal to fifteen percent of the "amount involved" in the transaction for each year in which the transaction remains uncorrected. If such transaction is not corrected within the "taxable period," as defined in Section 4975(f)(2) of the Code, the parties involved in the transaction could be required to pay an excise tax equal to 100% of the "amount involved."

     If the investment constituted a prohibited transaction under Section 408(e)(2) of the Code by reason of the Company engaging in a prohibited transaction with the individual who established an individual retirement arrangement ("IRA") or his beneficiary, the IRA would lose its tax-exempt status. The other penalties for prohibited transactions would not apply.

REPORTING AND DISCLOSURE

     As part of the reporting and disclosure requirements applicable to Plans under ERISA and the Code, fiduciaries of a Plan are required to determine annually the fair market value of the assets of such Plan as of the close of such Plan's fiscal year and to file annual reports valuing such assets. Since the Common Stock and New Common Stock are or will be listed on the AMEX (and that the assets of the Company will not be deemed to be assets of the Plans) and are expected to be trading on the AMEX following consummation of the UPREIT Transactions, the requirements for valuation should be complied with by such listing and trading.

                           THE SELLING STOCKHOLDERS

     The following table sets forth the name and the number of shares of New Common Stock beneficially owned by the Stockholders listed below (the "Selling Stockholders") as of October 15, 1998, the number of shares of New Common Stock that may be offered by Selling Stockholders and the number and percentage of shares to be owned beneficially by the Selling Stockholders if the Selling Stockholders acquire all of the shares of Common Stock of the Company they have agreed to purchase in the Private Placement, all of those shares are exchanged in the Reincorporation Merger, and all of the shares of New Common Stock of the Selling Stockholders identified below are offered and sold as described herein. As a condition to receiving the Company's permission to offer and sell shares of New Common Stock hereby, each Selling Stockholder must agree not to offer or sell any of such shares upon three days' notice from the Company that it would be detrimental to the Company or its stockholders for any Selling Stockholder to offer or sell any such shares during the period set forth in the notice. As used herein "Selling Stockholders" includes donees and pledgees selling shares received from a named stockholder after the date of this prospectus.

     Except as otherwise described below, none of the Selling Stockholders has held any office with, been employed by, or otherwise had a material relationship with, the Company or its affiliates since October __, 1995.

                                                        Percentage
                           Shares of       Number of        of
                          Common Stock     Shares of    Outstanding
Name of Selling           Beneficially      Common       Shares of
Shareholder               Owned Before       Stock        Common
                          Offering (1)      Offered        Stock
                                            Hereby         After
                                                         Offering (2)
-----------------------  ---------------  ------------  ------------
Thelmer Aalgaard (3)         152,973         70,000          4.9%
Thomas and Karen Akin        111,111        111,111          *
James H. and Edna J.          40,000         40,000          *
Anderson
Joseph Antizzo                15,000         15,000          *
Ron Bender                    16,668          5,556          *
Carl and Mary Ann             77,333         50,000          *
Berg (4)
Howard Clowes                 20,000         20,000          *
Morty Cohen                   55,556         55,556          *
Miriana Cotton                55,000         55,000          *
John J. Dougherty             25,000         25,000          *
Draeger Trust A               55,000         55,000          *
Draeger Trust C               65,000         65,000          *
Bancorp Equities              20,000         20,000          *
John B. Estill,                8,892          8,892          *
Co-Trustee of
The John and Teresa
Estill 1977 Trust
Harry L. Fox                  10,000         10,000          *
Richard S. Frary             110,000        110,000          *
Hugh Fraser                   12,000         12,000          *
Ian Fraser                     5,000          5,000          *
William S. Friedman           80,000         80,000          *
Tom Furlong                    5,000          5,000          *
Thomas Gipson                200,000        200,000          *
James Greenleaf               11,000         11,000          *
Jennifer Greenleaf            11,000         11,000          *
Lewis Greenleaf              142,500        142,500          *
Victoria Greenleaf            11,000         11,000          *
Richard and Catherine         10,000         10,000          *
Guerin
Jeff Harris                   45,000         45,000          *
Leo Helzel (5)               437,000        437,000          *
Lawrence B. Helzel           180,000         80,000          *
Michael H. Weed and           25,000         25,000          *
Patricia A. Hurley
Ingalls & Snyder           1,125,067      1,125,067          *
Value Partners, L.P.
(6)
Investors Forum               25,000         25,000          *
Klaus Jander                  20,000         20,000          *
Scott Katzmann                11,100         11,100          *
Helzel Kirshman              100,000        100,000          *
Joseph A. Klein               15,000         15,000          *
Michael Knapp (7)             94,733         60,000          *
Joe Kos                       11,000         11,000          *
Aaron Kozak Rev. Trust        50,000         50,000          *
Lawton Lamb                   11,000         11,000          *
Legion Fund #2                31,500         31,500          *
Donald M. Liddell, Jr.       100,000        100,000          *
Marlin Concepts, Inc.        156,942         39,609          *
(8)
Paul McCarthy (9)            430,000        430,000          *
Dan McCarthy                 100,000        100,000          *
Meyer Family Trust         1,000,000      1,000,000          *
(10)
John B. and Beverly            9,000          9,000          *
J. Miles
John S. Moran                200,000        200,000          *
William M. Moran               5,000          5,000          *
MSR Capital Partners         200,000        200,000          *
Michael O'Rosky (11)          43,300         22,000          *
Ivan Poutiatine              111,000        111,000          *
Lochiel Poutiatine            11,000         11,000          *
Michael Pouiatine             55,000         55,000          *
Prism Partners I, LP         418,500        418,500          *
(12)
Katherine Ray                100,000        100,000          *
Antonio Rigoni                18,445         18,445          *
Katharine P. Simmons          39,000         16,000          *
Reed Simmons                  39,000         39,000          *
Evelyn Slavin                 11,000         11,000          *
Talkot Crossover Fund         22,222        222,222          *
LP
Arnie Toren                   10,000         10,000          *
Dean Witter, Cust.            15,000         15,000          *
FBO Lindell Van Dyke
IRA 112-122618-054
Lindell and Lynn Van          25,000         25,000          *
Dyke
Jeffrey Warmoth               25,000         25,000          *
David Wollersheim              4,000          4,000          *
Rev. Tr.
Marlene Zielinski             25,000         25,000          *
Ray Zielinski                 33,000         33,000          *

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities which such person has the right to acquire beneficial ownership within 60 days of October 15, 1998. Unless otherwise indicated, the persons or entities identified in the table have sole voting and investment power with respect to all shares shown beneficially owned by them. The numbers do not include shares of Common Stock which may be acquired by exchange of L.P. Units, which generally cannot occur within 60 days.

(2) Less than one percent of outstanding shares of Common Stock indicated by "*". The number of shares indicated for certain selling Stockholders includes the number of shares which they have agreed to purchase in a private placement of 6,495,058 shares of the Common Stock at $4.50 per share (the "Private Placement") which is subject to shareholder approval. Such Stockholders percentage ownership reflects such shares as outstanding.

(3) Mr. Aalgaard is a director and employee of Berg & Berg Enterprises, Inc., an affiliate of Carl E. Berg. Includes (i) 33,400 shares held of record by Carl E. Berg, Trustee, Berg & Berg Profit Sharing Plan FBO Thelmer G. Aalgaard Dated 1/1/84, (ii) 4,160 shares held of record by Carl E. Berg, Trustee, Berg & Berg Profit Sharing Plan FBO Thelmer G. Aalgaard Dated 1/1/84, 1997 Contribution, (iii) 2,220 shares held of record by Thelmer G. Aalgaard, Custodian, Rachel Michaels, Under the California Uniform Gifts to Minor Act, and (iv) 70,000 shares which Mr. Aalgaard has agreed to purchase in the Private Placement.

(4) Mr. Berg is an officer and director of the Company and of Berg & Berg Enterprises, Inc. Includes 27,333 shares of Common Stock held of record by Berg & Berg Enterprises, Inc., of which Mr. Berg disclaims beneficial ownership except as to his pecuniary interest therein. Mr. Berg is a principal shareholder of the Company. See "Principal Stockholders," footnotes 8, 9 and 10.

(5) Mr. Helzel is a principal shareholder of the Company. See "Principal Stockholders," footnote 17.

(6) Ingalls & Snyder Value Partners, L.P. is a principal shareholder of the Company. See "Principal Stockholders," footnote 15.

(7) Mr. Knapp was formerly an officer and director of the Company. Mr. Knapp is currently an officer of Berg & Berg Enterprises, Inc., an affiliate of Carl
     E. Berg. Includes (i) 3,333 shares held of record by Carl E. Berg, Trustee, Berg & Berg Enterprises, Inc. 401K FBO Michael L. Knapp Dated 1/1/84, (ii) 2,000 shares held of record by Michael L. Knapp, Custodian, Ryan Michael Knapp Under the California Uniform Gifts to Minor Act, (iii) 2,000 shares held of record by Michael L. Knapp, Custodian, Kayla Marie Knapp Under the California Uniform Gifts to Minor Act and (iv) 60,000 shares which Mr. Knapp has agreed to purchase in the Private Placement of the Company.

(8) Includes (i) 9,333 shares held of record by Carl E. Warden SEP/IRA and (ii) 39,609 shares held of record by Marlin Concepts, Inc. which Mr. Warden has agreed to purchase in the Private Placement. Mr. Warden is a principal shareholder of the Company. See "Prinicpal Stockholders."

(9) Mr. McCarthy is a principal shareholder of the Company. See "Principal Stockholders," footnote 18

(10) The Meyer Family Trust is a principal shareholder of the Company. See "Principal Stockholders."

(11) Mr. O'Rosky is an employee of Berg & Berg Enterprises, Inc., an affiliate of Carl E. Berg. Mr. O'Rosky is also the son-in-law of Clyde J. Berg, who is a director of Berg & Berg Enterprises, Inc. and brother of Carl E. Berg. Includes (i) 4,000 shares held of record by Michael J. O'Rosky, Custodian, Mason Michael O'Rosky, Under the California Uniform Gifts to Minor Act;
     (ii) 4,000 shares held of record by Michael J. O'Rosky, Custodian, Hannah Rae O'Rosky, Under the California Uniform Gifts to Minor Act; and (iii) 22,000 shares which Mr. O'Rosky has agreed to purchase in the Private Placement.

(12) Prism Partners I, L.P. is a principal shareholder of the Company. See "Principal Stockholders," footnote 16.

                             PLAN OF DISTRIBUTION

     The Selling Stockholders may offer their shares of Common Stock at various times on any of the United States securities exchanges where the Common Stock is listed and traded, including the AMEX and the PCX; in transactions other than on such exchanges; in connection with short sales of the shares of Common Stock; by pledge to secure debts and other obligations; or in a combination of any of the foregoing transactions.

     The Selling Stockholders may sell their shares of Common Stock at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may use broker-dealers to sell the shares of Common Stock. If this happens, broker-dealers will either receive discounts or commissions from the Selling Stockholders, or they will receive commissions from purchasers for whom they acted as agents.

                                  LEGAL MATTERS

     The validity of the shares of New Common Stock offered hereby, as well as certain tax matters described under "Federal Income Tax Considerations", will be passed upon for the Company by Graham & James LLP. A partner of Graham & James LLP, who is rendering services with respect to the UPREIT Transactions, owns 12,333 shares of Common Stock. Graham & James LLP will rely on the opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, as to certain matters of Maryland law.

                                     EXPERTS

     The consolidated financial statements of the Company incorporated in the Proxy Statement / Prospectus by reference to the Annual Report on Form 10-K for the period ended December 31, 1997 and the Combined Financial Statements for the Berg Properties as of December 31, 1997 and 1996, and for the three years in the period ended December 31, 1997, the Combined Statement of Revenue and Certain Expenses of Fremont Properties for the year ended December 31, 1997 and the Statements of Revenue and Certain Expenses for the Kontrabecki Properties for the years ended December 31, 1997, 1996 and 1995 included in this Proxy Statement / Prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants. Such financial statements have been included in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements as of November 30, 1996 and for each of the two years then ended incorporated in this Prospectus by reference to Mission West Properties' Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     In addition, certain statistical and other information under the captions "THE BUSINESS OF BERG & BERG--Regional Economic Profile and The Silicon Valley R&D Property Market" has been prepared by BT Commercial Real Estate, and is included herein in reliance upon the authority of such firm as an expert in, among other things, real estate consulting and economics.

                                  OTHER MATTERS

     No other matters will be presented for action at the Special Meeting.

                              SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Exchange Act, the Company shareholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of its shareholders by submitting such proposals to the Company in a timely manner. In order to be so included for the 1998 annual meeting, shareholder proposals must be received by the Company at a reasonable time (which the Company considers to be at least 30 days) before the Company mails the proxy statement to shareholders.

                                    GLOSSARY

"ACMs" means asbestos-containing materials.

"Acquired Properties" means the approximately .56 million rentable square feet of R&D Properties, consisting of the Kontrabecki Properties and the Fremont Properties, to be acquired by the Operating Partnerships at the closing of the Berg Acquisition.

     "Acquisition Agreement" means the agreement dated as of May 14, 1998, among the Partnership, the other partnerships comprising the Operating Partnerships, all of the partners therein, and the Company concerning the acquisition of the Berg Properties, the Acquired Properties and the Pending Development Projects by the Operating Partnerships, the Company's investment in and admission to the Operating Partnerships as sole general partner, the rights and options of the limited partners in the Operating Partnerships to tender L.P. Units or acquire shares of Common Stock under certain circumstances, and the rights of the Berg Group to appoint the Berg Group Board Representatives and receive other board of directors approval rights.

"Adjusted Pro Forma Funds from Operations" means FFO as of the date of the Pro Forma financial statements adjusted for net increases in rental income and tenant reimbursements from new leases and renewals that went into effect between October 1, 1997 and March 15, 1998.

"Affiliate" means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person or entity.

"Amdahl Properties" means an office complex of five buildings located in the Oakmead Business Park in Sunnyvale, California and two additional buildings located in Santa Clara, California leased by the Operating Partnerships to Amdahl Corporation.

"AMEX" means the American Stock Exchange.

"Annual Base Rent" means gross rent for the calendar year excluding payments by tenants on account of real estate taxes, operating expenses and utility expenses.

"Apple Properties" means four buildings at three locations in Cupertino, California leased by the Operating Partnerships to Apple Computer, Inc.

"Audit Committee" means the audit committee of the Board of Directors.

"BBE" means Berg & Berg Enterprises, Inc., an affiliate of Carl E. Berg and Clyde J. Berg.

"Berg & Berg" means Berg & Berg Developers, a general partnership consisting of Carl E. Berg and Clyde J. Berg.

"Berg Acquisition" means the series of transactions in which MWP L.P., MWP L.P. I, MWP L.P. II, and MWP L.P. III will become the Operating Partnerships, the Operating Partnerships will acquire the Acquired Properties, and the Company will become the sole general partner of the Operating Partnerships.

"Berg Group" means Carl E. Berg, Clyde J. Berg, the members of their respective Immediate Families, and certain entities controlled by Carl E. Berg and/or Clyde
J. Berg which are BBE, Baccarat Cambrian Partnership, Baccarat Fremont Developers LLC, and DeAnza Office Partners.

"Berg Group Board Representative(s)" means one or both of the two members of the Company's board of directors appointed by the Berg Group pursuant to rights acquired in connection with the Berg Acquisition.

"Berg Land Holdings" means the parcels of undeveloped land known as "King Ranch," "Hillyer & Piercy," and "Fremont & Cushing," which certain members of the Berg Group own or have rights to acquire.

"Berg Land Holdings Option Agreement" means the agreement pursuant to which the Berg Group members that own or hold options to acquire the Berg Land Holdings have granted the Company and the Operating Partnerships an option to acquire completed and leased buildings constructed on the Berg Land Holdings.

"Berg Properties" means complexes, including 59 separate buildings aggregating approximately 3.78 million rentable square feet located in the Silicon Valley and owned by the Berg Group prior to the Berg Acquisition.


"Book-Tax Difference" means the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution.


"BT Commercial" means BT Commercial Real Estate.

"Built-in Gain" means the excess of the fair market value of assets as of the beginning of the Recognition Period over the Company's adjusted basis in assets as of the beginning of the Recognition Period.

"Cash Available for Distribution" means Funds from Operations (FFO) less scheduled mortgage loan principal payments, leasing commissions paid and capital expenditures.

"CGCL" means the California General Corporation Law.

"Change of Control Transaction" shall mean (A) any transaction or series of transactions, in which all Limited Partners in the Operating Partnerships are legally entitled to participate and pursuant to which L.P. Units representing more than 50% of the total outstanding L.P. Units of the Operating Partnerships are purchased by a person not controlled by, in control of or under common control with the Company, any Affiliate of the Company or any Affiliate of a Limited Partner, (B) the merger or consolidation of the Partnership with another entity (other than a merger or consolidation in which the holders of L.P. Units of the Partnership immediately before the merger or consolidation own immediately after the merger or consolidation, voting securities of the surviving or acquiring entity or a parent party of such surviving or acquiring entity, possessing more than 50% of the voting power of the surviving or acquiring entity or parent party) resulting in the exchange of the outstanding L.P. Units of the Partnership for cash, securities or other property, or (C) any merger, sale, lease, license, exchange or other disposition (whether in one transaction or a series of related transactions) of more than 50% of the assets of the Partnership.

"Charitable Beneficiary" means the beneficiary of the Trust.

"Charter" means the articles of incorporation of Mission West-Maryland.

"Cisco Properties" means two buildings, one in San Jose and one in Santa Clara, California, leased to Cisco Systems, Inc.

"Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

"Commission" means the Securities and Exchange Commission.

"Common Stock" means common stock, no par value per share, of the Company, and also may refer to the New Common Stock issued by Mission West-Maryland pursuant to the Reincorporation.

"Company" means Mission West Properties, a California corporation, and any successor to such corporation.

"Compensation Committee" means the compensation committee of the Board of Directors.


"Demand Note" means a 7.25% note issued by the Company to each of the Operating Partnerships in exchange for the Company's 12.11% general partnership interest in each of the Operating Partnerships in connection with the Partnership Closing.


"DRULPA" means the Delaware Revised Uniform Limited Partnership Act.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Excepted Holder" means any person exempted from the Ownership Limit by the board of directors, in its sole discretion, as provided in the Charter.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exchange Ratio" means the one-for-one basis for which shares of Common Stock will be exchanged for shares of New Common Stock.

"Exchange Right" has the meaning set forth in the Exchange Rights Agreement.

"Exchange Rights Agreement" means the Exchange Rights Agreement among the Company, the partnerships comprising the Operating Partnerships and each of the limited partners therein, as provided in the Acquisition Agreement.

"Excluded Properties" means certain R&D Properties that are not managed by any member of the Berg Group or are not material to the Company which are not being contributed to the Operating Partnerships, including the Company's headquarters located at 10050 Bandley Drive, Cupertino, California.

"FFO" means Funds from Operations defined in accordance with the resolution adopted by the Board of Governors of NAREIT in its March 1995 White Paper, net income (loss) computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures.

"Five-or-Fewer Test" means the test set out in the Code which requires that not more than 50% in value of a REIT's outstanding stock may be owned, directly or indirectly, by five or fewer individuals in order to qualify as a REIT.

"Foreign Stockholders" means foreign corporations, foreign partnerships and other foreign stockholders of Mission West-Maryland.

"Fully-Diluted" means the fully diluted shares of voting stock of the Company (including without limitation upon the exercise of all outstanding warrants, options, convertible securities and other rights to acquire voting stock of the Company, and all L.P. Units exchangeable or redeemable for Common Stock or other voting stock of the Company (without regard to any Ownership Limit).

"GAAP" means United States generally accepted accounting principles, as in effect from time to time.

"Immediate Family" means, with respect to any individual, such individual's spouse, parents, parents-in-law, children, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, stepchildren, sons-in-law and daughters-in-law or any trust solely for the benefit of any of the foregoing family members whose sole beneficiaries include the foregoing family members.

"Independent Director" means a director of the Company who is not an employee, officer or affiliate of the Company or a subsidiary or division thereof, or a relative of a principal executive officer, and who is not an individual member of an organization acting as advisor, consultant or legal counsel, receiving compensation on a continuing basis from the Company in addition to directors' fees.

"Independent Directors Committee" means the committee of the Company's board of directors comprised of the Independent Directors.

"Ingalls & Snyder" means Ingalls & Snyder, LLC, a registered broker-dealer.


"Interested Stockholder" means under the MGCL, any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation.

"IRS" means the Internal Revenue Service.

"Kontrabecki" means John Kontrabecki, the general partner of the Kontrabecki Partnerships.

"Kontrabecki Partnerships" means the three limited partnerships that own the Kontrabecki Properties.

"Kontrabecki Properties" means the Acquired Properties to be contributed by the Kontrabecki Partnerships.

"Limited Partner(s)" means the limited partners of the three limited partnerships, Mission West Properties, L.P., MWP L.P. I and MWP L.P. II.

"L.P. Unit Majority" means the Limited Partners holding the right to vote, in the aggregate, a majority of the total number of L.P. Units outstanding.

"L.P. Units" means a fractional, undivided share of the partnership interests of all Limited Partners in the Partnership.

"Look-Through Rule" means the ERISA rule providing that in certain circumstances where a Plan holds an interest in an entity, the assets of the entity are deemed to be the Plan's assets.

"Market Price" means the closing price of a share of Common Stock (or other equity security of the Company) on the AMEX or any other principal exchange on which the Common Stock or other equity security is listed and traded.

"Maryland Bylaws" means the proposed bylaws of Mission West-Maryland to be adopted by the stockholders pursuant to the Reincorporation Merger.

"MGCL" means the Maryland General Corporation Law.

"Merger Agreement" means the merger agreement between the Company and Mission West-Maryland to effect the Reincorporation Merger.

"Mission West-Maryland" means the corporation formed under the laws of the State of Maryland to facilitate the Reincorporation Merger.

"MWEAC" means Mission West Executive Aircraft Center, Inc., a wholly-owned subsidiary of the Company which is inactive.

"MWP" means Mission West  Properties,  L.P.,  formerly known as Berg Properties,
L.P.

"MWP I" means Mission West Properties, L.P. I, formerly known as Berg & Berg Developers, L.P.

"MWP II" means Mission West Properties, L.P. II, formerly known as Berg Family Partners, L.P.

"Named Executives" means the Company's president and four other most highly compensated executive officers whose annual salary is expected to exceed $100,000.

"NAREIT" means the National Association of Real Estate Investment Trusts.

"Net Absorption" means, with respect to a specified market area, the net increase in occupied rentable space.

"New Common Stock" means the common stock, par value $0.001 per share, of Mission West-Maryland.

"New Equity Financing Rights" has the meaning set forth in Section 8.8 of the Operating Partnership Agreement.

"Office Lease" means the lease from the Berg Group to the Operating Partnerships relating to the Berg Group's headquarters located at 10050 Bandley Drive, Cupertino, California.

"Operating Partnerships" means, collectively, Mission West Properties, L.P., Mission West Properties, L.P. I and Mission West Properties, L.P. II, and
Mission West Properties, L.P. III with offices at 10050 Bandley Drive, Cupertino, CA 95014, through which all of the Company's interests in the Properties will be held and real estate activities will be conducted.

"Operating Partnership Agreement" means the limited partnership agreement of each of the limited partnerships comprising the Operating Partnerships, as amended from time to time, which is identical in all material respects for each limited partnership.

"Option" means the option that the Company has to purchase any building developed by the Berg Group on the Berg Land Holdings for so long as the Berg Group owns or has the right to acquire shares representing 65% of the Common Stock on a Fully-Diluted basis.

"Option Agreement" means the agreement pursuant to which the Company and the Operating Partnerships have an option to purchase the Berg Land Holdings, as well as rights of first refusal and rights of first offer relating thereto.

"Option Plan" means the Company's 1997 Stock Option Plan approved by the Company's shareholders at a special meeting held on November 10, 1997.

"Outstanding Shares" means only the total number of issued and outstanding shares of capital stock of the Company and plus the total number of L.P. Units of the Operating Partnerships outstanding from time to time.

"Ownership Limit" means the restriction contained in the Charter of Mission West-Maryland providing that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 9% of the outstanding shares of new Common Stock.

"PCX" means the Pacific Exchange, Inc.

"Pending Development Projects" means four Berg Group-owned R&D Property development projects which the Operating Partnerships has agreed to acquire upon their completion pursuant to the terms of the Acquisition Agreement and the related Pending Projects Option Agreement.

"Pending Projects Acquisition Agreement" means an agreement pursuant to which the Company and the Operating Partnerships have an option to purchase each of the buildings in the Pending Development Projects once completed and fully leased.

"Plan" means employee benefit plans and IRAs.

"Plan  Asset   Regulations"  means  regulations  issued  by  the  United  States
Department  of  Labor  defining   "plan  assets"  and  the  related   prohibited
transaction excise tax provisions of the code.

"Private Placement" means the offer and sale of 6,295,058 shares of Common Stock to accredited investors to be approved by shareholders at the Special Meeting.

"Prohibited Owner" means a person, who by reason of a transfer of shares of stock of the Company, will beneficially or constructively own shares of stock of the Company in excess or in violation of the transfer and ownership restrictions contained in Charter provisions of Mission West-Maryland.

"Properties"   means  the  Berg   Properties   and  the   Acquired   Properties,
collectively.

"Protective Provisions Expiration Date" means the date on which the Berg Group and their Affiliates own less than 15% of the shares of Common Stock on a Fully-Diluted Basis.


"Prudential" means The Prudential Insurance Company of America.

"Prudential Secured Loan" means a $130 million mortgage loan obtained from The Prudential Insurance Company of America by the Operating Partnerships after the final closing of the Berg Group acquisition, which is secured by certain of the Properties and used to refinance existing obligations.


"Proxy Statement/Prospectus" means this prospectus and proxy statement relating to the approval by the shareholders of the Company of the Berg Acquisition, the Private Placement, and the Reincorporation Merger.

"Put Rights" means the right of certain Limited Partners to cause the Operating Partnerships to purchase a portion of a Limited Partner's L.P. Units at a purchase price based on the market value of the Common Stock.

"R&D Property" or "R&D Properties" means property used primarily for office, research and development, light manufacturing, and assembly.

"Reform Act" means the Private Securities Litigation Reform Act of 1995.

"Registration Statement" means the Form S-4 Registration Statement to be filed with the Commission of which the Proxy Statement/Prospectus forms a part.

"Regulations" means the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Reincorporation Merger" means the merger by the Company with and into Mission West-Maryland to effectuate a change in the Company's state of incorporation.

"REIT" means a real estate investment trust as defined in Section 856 of the Code which meets the requirements for qualification as a REIT described in Sections 856 through 860 of the Code.

"REIT Provisions" means Sections 856 through 860 of the code and the applicable Treasury Regulations.

"REIT Requirements" means all of the requirements imposed under the Code on any entity seeking to qualify and remain qualified as a REIT.

"REIT taxable income" means taxable income of a REIT.

"Related Party Tenant" means a tenant of a REIT in which the REIT, or an owner of 10% or more of the REIT, actually or constructively owns a 10% or greater ownership interest.

"Rentable square feet" means a building's usable area plus common areas and penetrations, expressed collectively in square feet which are allocated pro rata to tenants.

"Required Directors" means a majority of the directors of the Company including Carl E. Berg or a director designated by Mr. Berg to replace him as a director.

"Reverse Split" means the 1-for-30 reverse split on the Common Stock effective as of November 10, 1997.

"Rule 144" means Rule 144 promulgated under the Securities Act, and "Rule 145(d)" refers to certain resale restrictions applicable to affiliates under Rule 145.

"San Francisco Bay Area" means nine counties, including Santa Clara, Alameda, Contra Costa, Marin, Napa, San Francisco, San Mateo, Solano and Sonoma Counties, covering approximately 7,200 square miles.

"Securities Act" means the Securities Act of 1933, as amended.

"Silicon Valley" means the southern portion of the San Francisco Bay Area, including portions of southeastern San Mateo County, southwestern Alameda County and Santa Clara County.

"Silicon Valley R&D Properties" means R&D properties located in the Silicon Valley.

"Special Meeting" means the Company's special meeting of shareholders to be held ______, 1998, at Cupertino, California, including any adjournments.

"Stock Option Plan" means the Company's 1997 Stock Option Plan and any other plan adopted from time to time by the Company pursuant to which shares of Common Stock are issued, or options to acquire shares of Common Stock are granted, to consultant, employees or directors of the Company, the Operating Partnerships or their respective Affiliates in consideration for services or future services.

"Subsidiary" means, with respect to any Person, any corporation, partnership or other entity of which a majority of (i) the voting power of the Voting Securities; or (ii) the outstanding equity interests, is owned, directly or indirectly, by such Person.

"Tender Price" means the price per share of Common Stock at which L.P. Units have been tendered by a Limited Partner upon the exercise of its Put Rights.

"Total Market Capitalization" means the market value of the outstanding Common Stock determined as if all outstanding L.P. Units had been converted into Common Stock, plus the market value of all other publicly traded securities of the Company outstanding from time to time, plus the total debt of the Company and the Operating Partnerships.

"Treasury Regulations" means regulations of the U.S. Department of Treasury under the Code.

"Triple net basis lease" means a lease pursuant to which a tenant is responsible for the base rent in addition to the costs and expenses in connection with and related to property taxes, insurance and repairs and maintenance applicable to the leased space.

"Trust" means a charitable trust which Mission West-Maryland may create to obtain excess shares not transferable to the Prohibited Owner.

"Trustee" means the trustee of the Trust.

"United States Shareholder" means a holder of shares who is an individual who is a citizen or resident of the United States; a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any State; an estate the income of which from sources without the United States is includable in gross income for United States federal income tax purposes; a trust the primary supervision of which is exercisable by a court within the United States and having one or more United States fiduciaries with authority to control all substantial decisions of such trust; and any person whose income or gain in respect of the stock is effectively connected with the conduct of a United States trade or business.

"UPREIT Transactions" means the Berg Acquisition and the Reincorporation Merger.

"Voting Rights Agreements" means the agreements covering all shares of Common Stock acquired in the September Private Placement and certain shares of Common Stock acquired in the November Private Placement pursuant to which the holders agreed to vote their shares of Common Stock as directed by Carl E. Berg on behalf of BBE, on all matters submitted to a vote of the shareholders of the Company for up to two years.


"Wells Fargo Line" means a line of credit provided to the Berg Group members by Wells Fargo Bank N.A., which has been assumed by the Company and the Operating Partnerships.


"Xilinx Sales" means sales of two R&D Properties by Berg & Berg to Xilinx Corporation in 1995.

                             MISSION WEST PROPERTIES
                          INDEX TO FINANCIAL STATEMENTS
                                  ----------

                                                                           Page
                                                                          ------
I.    UNAUDITED PRO FORMA FINANCIAL STATEMENTS
      Pro Forma Balance Sheet as of September 30, 1998                     FS-2
      Pro Forma Statement of Operations for the nine months                FS-3
        ended September 30, 1998
      Pro Forma Statement of Operations for the year ended                 FS-4
        December 31, 1997
      Notes and Management's Assumptions to Unaudited Pro Forma            FS-5
        Financial Statements

II.   COMBINED FINANCIAL STATEMENTS FOR THE BERG PROPERTIES
      Report of Independent Accountants                                    FS-9
      Combined Balance Sheets as of June 30, 1998 and 1997 and as of       FS-10
        December 31, 1997 and 1996
      Combined Statements of Operations for the six month periods ended    FS-11
        June 30, 1998 and 1997 and for the years ended December
        1996, and 1995
      Combined Statements of Net Equity for the six month period ended     FS-12
        June 30, 1998 and for the years ended December 31, 1997,
        1996 and 1995
      Combined Statements of Cash Flows for the six month periods          FS-13
        ended June 30, 1998 and 1997 and for the years ended
        December 31, 1997, 1996 and 1995
      Notes to Combined Financial Statements                               FS-14

III.  FREMONT PROPERTIES
      Report of Independent Accountants                                    FS-23
      Combined Statement of Revenue and Certain Expenses for               FS-24
        the six month periods ended June 30, 1998 and 1997,
        and for the year ended December 31, 1997
      Notes to Combined Statement of Revenue and Certain Expenses          FS-25

IV.   KONTRABECKI PROPERTIES
      Report of Independent Accountants                                    FS-26
      Combined Statements of Revenue and Certain Expenses for              FS-27
        the six month periods ended June 30, 1998 and 1997, and
        for the years ended December 31, 1997, 1996 and 1995
      Notes to Combined Statement of Revenue and Certain Expenses          FS-28


                             MISSION WEST PROPERTIES
                             PRO FORMA BALANCE SHEET
                                   (UNAUDITED)
                                 (IN THOUSANDS)
                                  ----------


                                     Mission    Pro Forma  Pro Forma
                                      West     Adjustments September
                                   Properties   (Note 4)   30, 1998
                                    September
                                    30, 1998
                                   ------------ ---------- ----------
ASSETS:
 Real Estate:
  Land                              $86,715            -   $86,715
  Building and improvements         422,043            -   422,043
                                   ------------ ---------- ----------
                                    508,758            -   508,758
 Less, accumulated depreciation      (2,638)           -    (2,638)
                                   ------------ ---------- ----------
                                    506,120            -   506,120
 Cash and cash equivalents            2,777      $31,269    34,046
 Deferred rent receivable               752            -       752
 Other assets, net                    2,559            -     2,559
                                   ============ ========== ==========
  TOTAL ASSETS                      512,208       31,269   543,477
                                   ============ ========== ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
 Lines of credit                     39,044        7,566    46,610
 Mortgage notes payable             162,222       (4,625)  157,597
 Mortgage notes payable (related
   parties)                          18,780            -    18,780
 Interest payable (related
   parties)                           3,183            -     3,183
 Security deposits                    1,793            -     1,793
 Prepaid rental income                3,127            -     3,127
 Accounts payable and accrued
   expenses                           3,375            -     3,375
                                   ------------ ---------- ----------
  TOTAL LIABILITIES                 231,524        2,941   234,465
                                   ------------ ---------- ----------

MINORITY INTEREST                   273,740            -   273,740

SHAREHOLDERS' EQUITY:
 Preferred Stock, $0.001 par
   value, 20,000,000 authorized,
   none issued and outstanding
   on a pro forma basis                   -            -         -
 Common Stock, $0.001 par value,
   200,000,000 authorized,
   8,193,594 issued and
   outstanding on a pro
   forma basis                            -            8         8
 Receivable from issuance of           (941)           -      (941)
Common Stock
 Additional paid in capital          27,596       28,320    55,916
 Accumulated deficit in excess of
   dividends paid                   (19,711)           -   (19,711)
                                   ------------ ---------- ----------
  TOTAL SHAREHOLDERS' EQUITY          6,944       28,328    35,272
                                   ------------ ---------- ----------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY             $512,208      $31,269  $543,477
                                   ============ ========== ==========

               The accompanying notes and management's assumptions
                     are an integral part of this statement.



                             MISSION WEST PROPERTIES
                        PRO FORMA STATEMENT OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   ----------


                                      Mission West       The Berg       The Acquired
                                       Properties       Properties       Properties        Pro Forma        Pro Forma
                                      September 30,    June 30, 1998    June 30,1998      Adjustments     September 30,
                                          1998           (Note 3B)        (Note 3A)         (Note 4)          1998
                                     ---------------  ---------------  ---------------  ---------------  ---------------

REVENUE:
  Rent                                    $13,317          $21,962           $3,301             $978          $39,558
  Tenant reimbursements                     2,101            4,038              218                -            6,357
  Other                                       178                -                -                -              178
                                     ---------------  ---------------  ---------------  ---------------  ---------------
   TOTAL REVENUE                           15,596           26,000            3,519              978           46,093
                                     ---------------  ---------------  ---------------  ---------------  ---------------

EXPENSES:
  Operating expenses                        1,296            2,088               19                -            3,403
  Real estate taxes                         1,373            2,126              197                -            3,696
  General and administrative                  846                -                -           $1,254            2,100
  Management fees (related parties)             -              645                -            (645)                -
  Interest (related parties)                3,183               61                -          (2,222)            1,022
  Interest                                  1,167            3,044                -            6,449           10,660
  Depreciation and amortization             2,638            3,862                -            1,436            7,936
                                     ---------------  ---------------  ---------------  ---------------  ---------------
   TOTAL EXPENSES                          10,503           11,826              216            6,272           28,817
                                     ---------------  ---------------  ---------------  ---------------  ---------------

Income before minority interest             5,093           14,174         3,303              (5,294)          17,276
interest
Minority interest                           5,389                -             -               9,936           15,325
                                     ---------------  ---------------  ---------------  ---------------  ---------------
   Net (loss) income                        $(296)         $14,174        $3,303            $(15,230)          $1,951
                                     ===============  ===============  ===============  ===============  ===============

Basic and diluted earnings
  (loss) per share                         $(0.18)                                                              $0.24
                                     ===============                                                     ===============
Weighted average number of
  common shares outstanding             1,634,220                                                           8,193,594
                                     ===============                                                     ===============

               The accompanying notes and management's assumptions
                     are an integral part of this statement.


                             MISSION WEST PROPERTIES
                        PRO FORMA STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   ----------


                                      Mission West       The Berg       The Acquired
                                       Properties       Properties       Properties        Pro Forma        Pro Forma
                                      November 30,     December 31,   December 31, 1997   Adjustments      December 31,
                                          1998             1997          (Note 3A)         (Note 4)           1997
                                     ---------------  ---------------  ---------------  ---------------  ---------------

REVENUE:
  Rent                                     $1,376          $40,163           $5,409           $2,044          $48,992
  Tenant reimbursements                         -            6,519              250                -            6,769
  Other                                       359                -                -                -              359
                                     ---------------  ---------------  ---------------  ---------------  ---------------
   TOTAL REVENUE                            1,735           46,682            5,659            2,044           56,120
                                     ---------------  ---------------  ---------------  ---------------  ---------------

EXPENSES:
  Operating expenses                          246            3,741               49                -            4,036
  Real estate taxes                             -            4,229              246                -            4,475
  General and administrative                1,467                -                -            1,283            2,750
  Management fees (related                      -            1,050                -           (1,050)               -
parties)
  Interest (related parties)                    -              248                -            1,114            1,362
  Interest                                    425            5,919                -            8,295           14,639
  Depreciation and amortization               246            7,717                -            2,879           10,842
                                     ---------------  ---------------  ---------------  ---------------  ---------------
   TOTAL EXPENSES                           2,384           22,904              295           12,521           38,104
                                     ---------------  ---------------  ---------------  ---------------  ---------------

Income (loss) before minority
  interest, gain on sale of real
  estate, income taxes                       (649)          23,778            5,364          (10,477)          18,016
Minority interest                               -                -             -              16,021           16,021
                                     ---------------  ---------------  ---------------  ---------------  ---------------
Income before gain on sale of
  real estate and income taxes               (649)          23,778            5,364          (26,498            1,995
Gain on sale for real estate                4,736                -                -                -            4,736
(Provision) for income taxes               (1,043)               -                -            1,043                -
                                     ===============  ===============  ===============  ===============  ===============
   Net income                              $3,044          $23,778           $5,364         $(25,455)          $6,731
                                     ===============  ===============  ===============  ===============  ===============

Basic and diluted earnings per share       $18.48                                                               $0.82
                                     ===============                                                     ===============
Weighted average number of
  common shares outstanding               164,692                                                           8,193,594
                                     ===============                                                     ===============

               The accompanying notes and management's assumptions
                     are an integral part of this statement.

                            MISSION WEST PROPERTIES
Notes and Management's Assumptions to the Pro Forma Financial Statements for the
 nine months ended September 30, 1998 and for the year ended December 31, 1997
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


1.   ORGANIZATION AND BASIS OF PRESENTATION:

     The pro forma consolidated financial statements of Mission West Properties (the "Company") have been prepared based on the historical financial statements of the Company, the Berg Properties and the Acquired Properties considering the effects of the Berg Acquisition, Reincorporation Merger and the Private Placement.

     The Company and all parties to the Acquisition Agreement agreed to consummate the Berg Acquisition wherein the Company acquired the general partner interests in the Operating Partnerships, effective for financial and income accounting and reporting purposes as of July 1, 1998.

     Accordingly, the historical consolidated balance sheet of the Company at September 30, 1998 reflects the consummation of the Berg Acquisition. The pro forma balance sheet of the Company at September 30, 1998 has been prepared as if the Reincorporation Merger and Private Placement has been consummated at September 30, 1998. The pro forma statements of operations for the nine months ended September 30, 1998 and for the year ended December 31, 1997 have been prepared as if the Berg Acquisition, Reincorporation Merger and Private Placement had been consummated on January 1, 1997. In management's opinion, all adjustments necessary to reflect the effects of the Berg Acquisition, Reincorporation Merger and Private Placement have been made. The pro forma financial statements should be read in conjunction with the historical financial statements.

     The unaudited pro forma financial statements are not necessarily indicative of what the actual financial position would have been at September 30, 1998 had the Reincorporation Merger and Private Placement occurred on September 30, 1998, nor the actual results of operations for the nine months ended September 30, 1998 or for the year ended December 31, 1997 had the Berg Acquisition, Reincorporation Merger and Private Placement occurred on January 1, 1997, nor do they purport to present the future financial position of the Company.

     In November 1997, the Board of Directors approved a change in the Company's fiscal year end from November 30 to December 31, effective with the calendar year beginning January 1, 1998.

     All share and per share amounts have been adjusted to reflect the 1 for 30 reverse stock split.

2.   ASSUMPTIONS:

     Certain assumptions regarding the operations of the Company have been made in connection with the preparation of the pro forma financial statements. Those assumptions are as follows:

     a. The pro forma financial statements assume that the Company has elected to be and qualified as a real estate investment trust ("REIT") for income tax reporting purposes and has distributed sufficient taxable income to meet the requirements of the Internal Revenue Code and, therefore, incurred no income tax liabilities.

     b. Rent has been recognized on a straight-line method of accounting in accordance with generally accepted accounting principles.

     c. General and administrative expenses historically incurred by the properties and the predecessor entities have been reclassifed to reflect the self-administered structure of the Company and the additional expenses of being a public company.

                            MISSION WEST PROPERTIES
Notes and Management's Assumptions to the Pro Forma Financial Statements for the
 nine months ended September 30, 1998 and for the year ended December 31, 1997
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


     d. Pro forma net income per share information is calculated using 8,193,594 shares as the average number of shares outstanding during the pro forma periods. For the pro forma periods, no other securities which, if converted or exercised, would have a dilutive effect on earnings per share calculations.

3.   THE ACQUIRED AND BERG PROPERTIES:

     The Berg Acquisition was accounted for as a purchase with the results of operations of the Operating Partnerships included from July 1, 1998.
     Accordingly, the historical consolidated statement of operations of the Company includes the results of operations for the Berg Properties and Acquired Properties for the three months ended September 30, 1998. In order to reflect the consummation of the Berg Acquisition as of January 1, 1997 for pro forma financial statement purposes, the results of operations of the Berg Properties and the Acquired Properties for the six months ended June 30, 1998 have been included.

     Straight-lined rents and depreciation and amortization have been adjusted to reflect the purchases as of the beginning of the period.

     A. The Acquired Properties include approximately 144,000 rentable square feet previously owned by a third party (the "Fremont Properties"), as well as approximately 416,000 rentable square feet consisting of properties held by limited partnerships previously controlled by John Kontrabecki as general partner (the "Kontrabecki Properties"). Certain entities related to the Berg Group owned non-controlling interests in the Kontrabecki Properties. Operating Partnership units aggregating 6,694,027 have been exchanged in connection with these acquisitions and $39,138 of debt collateralized by the underlying properties was assumed. Subsequent to the closing of the $130,000 Prudential Secured Loan, $36,152 of such assumed debt has been repaid.

     B. The acquired Berg Properties include approximately 3,780,000 rentable square feet currently owned by entities previously controlled by the Berg Group. Operating Partnership units aggregating 52,785,606 have been exchanged in connection with these acquisitions and $194,500 of debt collateralized by the underlying properties was assumed. Subsequent to the closing of the $130,000 Prudential Secured Loan, $107,440 of such assumed debt has been repaid.

4.   PRO FORMA ADJUSTMENTS:

     (1) Concurrent with the UPREIT Transactions, the Company anticipates it will sell 6,295,058 shares at $4.50 per share to certain accredited investors for net proceeds of $28,328 (the "New Private Placement"). In connection with this sale of common stock, a fee will be paid to an individual in the form of 200,000 shares of the Company's common stock.

     (2) Upon the closing of the new Private Placement, the Company will utilize those proceeds along with available cash and a draw of $2,941 on the lines of credit to repay the Demand Notes issued in connection with the closing of the Company's acquisition of the sole general partnership interests in the Operating Partnerships.

          The portion of the outstanding balance on the lines of credit in the amount of $2,941 and any interest accrued thereon, will effect the calculation of minority interest. On a pro forma basis, interest expense on this amount is $160 and $213 for the nine months ended September 30, 1998, and the twelve months ended December 31, 1997, respectively.

                            MISSION WEST PROPERTIES
Notes and Management's Assumptions to the Pro Forma Financial Statements for the
 nine months ended September 30, 1998 and for the year ended December 31, 1997
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


          Cash received by the Operating Partnerships from the Company will be maintained in order to pay future distributions.

     (3) In October 1998, the Company utilized funds of $4,625 drawn on the lines of credit to repay debt previously collateralized by one of the properties owned by the Operating Partnerships. Such debt was included in Mortgage Notes Payable as of September 30, 1998.

     (4) Adjustments have been made to the pro forma statements of operations for the nine months ended September 30, 1998 and the year ended December 31, 1997 in order to reflect the new capital structure of the Company. A reconciliation of interest expense on a pro forma basis for the nine months ended September 30, 1998 and the year ended December 31, 1997 is as follows:

                                                          Pro Forma                       Pro Forma Interest    Pro Forma Interest
                                                          Balance at                     Expense for the Nine     Expense for the
                                                          September         Interest         Months Ended           Year Ended
                                                           30, 1998           Rate        September 30, 1998     December 31, 1997
                                                       ---------------  ---------------  --------------------  --------------------
Interest expense (related parties)
  Mortgage notes payable (related party)                    $18,780           7.25%              $1,022                $1,362
   Historical expense (related  party)
     prior to pro forma adjustment                                                                3,244                   248
                                                                                         --------------------  --------------------
   Pro forma adjustment to interest
     expense (related party)                                                                    $(2,222)               $1,114
                                                                                         ====================  ====================

Interest expense
   Wells Fargo line of credit                               $46,610           7.25%              $2,534                $3,379
   Great West Life and Annuity Company                        7,769           7.00%                 408                   544
   Great West Life and Annuity Company                        3,707           7.00%                 195                   259
   Prudential Capital Group                                   2,065           8.75%                 136                   181
   New York Life Insurance Company                              436           9.625%                 31                    42
   Home Savings and Loan Association                            536           9.50%                  38                    51
   Amdahl Corporation                                         6,993           9.50%                 498                   664
   Citicorp U.S.A. Inc.                                       3,105           7.5%                  175                   233
   Mellon Mortgage Company                                    2,986           8.125%                182                   243
   Prudential Insurance Company of America                  130,000           6.56%               6,396                 8,528
                                                                                         --------------------  --------------------
                                                                                                 10,593                14,124
   Amortization of loan fees                                                                         67                    90
                                                                                         --------------------  --------------------
                                                                                                 10,660                14,214
Historical interest expense prior
  to pro forma adjustment                                                                         4,211                 6,344
                                                                                         --------------------  --------------------
Gross pro forma adjustment to interest expense                                                    6,449                 7,870
Add back historical interest expense related to
  historical debt on previously held real estate                                                      -                   425
Less amounts reflected in pro forma adjustment (2) above                                           (160)                 (213)
                                                                                         ====================  ====================
    Net pro forma adjustment to interest expense                                                 $6,289                $8,082
                                                                                         ====================  ====================


     (5) Pro forma adjustments have been made in order to reflect straight-lined rents as if the Company acquired the Berg Properties and Acquired Properties on January 1, 1997 for the nine months ended September 30, 1998 and the year ended December 31, 1997.

     (6) Upon the effective date of the Company's acquisition of the general partnership interests in the Operating Partnerships, real estate assets were recorded at their estimated fair values. Adjustments have been made to historical depreciation expense in order to reflect the higher cost basis to the Company.

     (7) In connection with the UPREIT Transactions, the Company will own an approximate 12.11% interest in the Operating Partnerships and become their sole general partner. Minority interest, on a pro forma basis, is reconciled as follows:

                            MISSION WEST PROPERTIES
Notes and Management's Assumptions to the Pro Forma Financial Statements for the
 nine months ended September 30, 1998 and for the year ended December 31, 1997
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                        Nine Months       Twelve
                                          Ended           Months
                                         September        Ended
                                         30, 1998        December
                                                         31, 1997
                                       -------------  -------------
         Pro forma
           Income before  minority
             interest                     $17,276        $18,016
           Add back  interest  on lines
             of credit absorbed 100%
             by the Company (refer
             to footnote 4(2))                160            213
                                       -------------  -------------
                                           17,436         18,229
           Operating Partnerships
             minority interest
             percentage                    87.89%         87.89%
                                       -------------  -------------
                                          $15,325        $16,021
                                       =============  =============

     (8) The Company will be self-managed and will no longer pay management fees. Therefore, the costs of managing the operations of the Company have been included in the pro forma statement of operations and historical management fees have been reclassified to reflect the Company as a self managed REIT. The Company expects to incur additional costs in excess of historical general and administrative expenses for such items as shareholder relations, director fees and other such costs of operating as an active public company.

     (9) The Company intends to qualify and elect to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended, commencing with the taxable year ending December 31, 1998. Therefore, the provision for income tax expense has been eliminated in the pro forma statement of operations.

     PRO FORMA ADJUSTMENT SUMMARY:

     Balance Sheet - September 30, 1998:

    Pro         Cash                   Mortgage     Common
   Forma         and       Lines of     Notes       Stock       Shareholders'
 Adjustment     Cash        Credit     Payable                    Equity
             Equivalents
-----------  -----------  ---------  -----------  ----------  ---------------
     1         $28,328                               $(8)        $(28,320)
     2           2,941     $(2,941)
     3                      (4,625)     $4,625
             -----------  ---------  -----------  ----------  ---------------
               $31,269     $(7,566)     $4,625       $(8)         $(28,320)
             ===========  =========  ===========  ==========  ===============

     Statement of Operations - for the nine months ended September 30, 1998:

    Pro                     General        Management Fee     Interest                 Depreciation    Minority
   Forma        Rent         and          (Related Parties)   (Related     Interest        and         Interest
 Adjustment             Administrative                         Party)                  Amortization
------------  --------  ----------------  -----------------  -----------  ----------  --------------  ----------
    2                                                                       $(160)
    4                                                          $2,222      (6,289)
    5           $978
    6                                                                                    $(1,436)
    7                                                                                                  $(9,936)
    8                       $(1,254)            $645
              --------  ----------------  -----------------  -----------  ----------  --------------  ----------
                $978        $(1,254)            $645           $2,222      $(6,449)      $(1,436)      $(9,936)
              ========  ================  =================  ===========  ==========  ==============  ==========

      Statement of Operations - for the year ended December 31, 1997:

    Pro                     General        Management Fee     Interest                 Depreciation    Minority      Provision
   Forma        Rent         and          (Related Parties)   (Related     Interest        and         Interest         For
 Adjustment             Administrative                         Party)                  Amortization                Income Taxes
------------  --------  ----------------  -----------------  -----------  ----------  --------------  ----------  --------------
    2                                                                        $(213)
    4                                                         $(1,114)      (8,082)
    5          $2,044
    6                                                                                     $(2,879)
    7                                                                                                  $(16,021)
    8                       $(1,283)           $1,050
    9                                                                                                                 $1,043
              --------  ----------------  -----------------  -----------  ----------  --------------  ----------  --------------
               $2,044       $(1,283)           $1,050         $(1,114)     $(8,295)       $(2,879)     $(16,021)      $1,043
              ========  ================  =================  ===========  ==========  ==============  ==========  ==============


                        REPORT OF INDEPENDENT ACCOUNTANTS




To the Berg Group:

We have audited the combined balance sheets and the financial statement schedule of the Berg Properties as described in Note 1 as of December 31, 1997 and 1996, and the related combined statements of operations, net equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements and the financial statement schedule are the responsibility of the management of the Berg Properties. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Berg Properties as of December 31, 1997 and 1996, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.



San Francisco, California
April 17, 1998                                       Coopers & Lybrand L.L.P.

                               THE BERG PROPERTIES
                             COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     -------


                                                         June 30,                              December 31,
                                       ---------------------------------------     ----------------------------------
                                              1998                 1997                 1997               1996
                                       -------------------    ----------------     ---------------    ---------------
                ASSETS                     (Unaudited)           (Unaudited)
Real Estate, at cost:
   Land                                     $ 30,426               $ 30,426             $ 30,426           $ 30,426
   Buildings and improvements                 61,323                 57,691               61,262             51,410
   Tenant improvements                        85,790                 79,763               86,541             73,163
                                       -------------------    ----------------     ---------------    ---------------
                                             177,539                167,880              178,229            154,999
     Less, accumulated depreciation          (81,939)               (74,415)             (78,077)           (71,064)
                                       -------------------    ----------------     ---------------    ---------------
                                              95,600                 93,465              100,152             83,935
Construction-in-progress                       -                      3,725                -                  6,775
                                       -------------------    ----------------     ---------------    ---------------
                                              95,600                 97,190              100,152             90,710
                                       -------------------    ----------------     ---------------    ---------------
Cash and cash equivalents                          -                  5,376                5,719              1,493
Deferred rent receivable                       4,586                  3,496                4,144              2,843
Other assets, net                              4,094                  3,463                3,935              2,605
                                       -------------------    ----------------     ---------------    ---------------
                                            $104,280               $109,525             $113,950           $ 97,651
                                       -------------------    ----------------     ---------------    ---------------
                                       -------------------    ----------------     ---------------    ---------------
      LIABILITIES AND NET EQUITY
Lines of credit                                    -               $ 37,672             $ 37,953           $ 35,538
Notes payable (related parties)             $156,632                  2,252                1,975              2,546
Mortgage notes payable                        37,868                 40,681               38,554             37,878
Accounts payable and accrued expenses          1,691                  2,900                2,102              2,262
Other liabilities                              4,047                  3,369                3,715              2,602
                                       -------------------    ----------------     ---------------    ---------------
                                             200,238                 86,874               84,299             80,826
Net (deficit) equity                         (95,958)                 22,651               29,651             16,825
                                       -------------------    ----------------     ---------------    ---------------
                                            $104,280               $109,525             $113,950           $ 97,651
                                       -------------------    ----------------     ---------------    ---------------
                                       -------------------    ----------------     ---------------    ---------------


              The accompanying notes are an integral part of these
                              financial statements.

                               THE BERG PROPERTIES
                        COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                   ----------


                                     Six Months Ended June 30,                   Year Ended December 31,
                                  ------------------------------     -------------------------------------------------
                                      1998              1997             1997             1996               1995
                                  --------------    -------------    --------------    -------------     -------------
                                   (Unaudited)      (Unaudited)
Revenue:
   Rent                              $21,962           $18,848           $40,163           $28,934           $23,064
   Tenant reimbursements               4,038             3,094             6,519             3,902             4,193
                                  --------------    -------------    --------------    -------------     -------------
     Total revenue                    26,000            21,942            46,682            32,836            27,257
                                  --------------    -------------    --------------    -------------     -------------
Expenses:
   Operating expenses                  2,088             2,150             3,741             1,906             2,032
   Real estate taxes                   2,126             2,006             4,229             3,750             3,595
   Management fee (related parties)      645               498             1,050               827               654
   Interest (related parties)             61               135               248               293               357
   Interest                            3,044             3,338             5,919             6,090             6,190
   Depreciation and amortization       3,862             3,351             7,717             6,739             6,323
                                  --------------    -------------    --------------    -------------     -------------
                                      11,826            11,478            22,904            19,605            19,151
                                  --------------    -------------    --------------    -------------     -------------
Income before gain on
  sale of real estate
  and extraordinary item              14,174            10,464            23,778            13,231             8,106
Gain on sale                            -                 -                -                 -                20,779
                                  --------------    -------------    --------------    -------------     -------------
Income before extraordinary item      14,174            10,464            23,778            13,231            28,885
Extraordinary item                      -                 -                -                   610             3,206
                                  --------------    -------------    --------------    -------------     -------------
Net income                           $14,174           $10,464           $23,778           $13,841           $32,091
                                  --------------    -------------    --------------    -------------     -------------
                                  --------------    -------------    --------------    -------------     -------------


              The accompanying notes are an integral part of these
                              financial statements.

                               THE BERG PROPERTIES
                        COMBINED STATEMENTS OF NET EQUITY
                                 (IN THOUSANDS)
                                   ----------



           Balance (deficit), January 1, 1995                      $(23,763)
             Contributions                                            2,953
             Distributions                                          (13,750)
             Net income                                              32,091
                                                                 -------------
           Balance (deficit), December 31, 1995                    $ (2,469)
             Contributions                                           12,299
             Distributions                                           (6,846)
             Net income                                              13,841
                                                                 -------------
           Balance, December 31, 1996                              $ 16,825
             Contributions                                              755
             Distributions                                          (11,707)
             Net income                                              23,778
                                                                 -------------
           Balance, December 31, 1997                                29,651
             Distributions                                         (139,783)
             Net income                                              14,174
                                                                 -------------
           Balance, June 30, 1998 (unaudited)                      $(95,958)
                                                                 -------------
                                                                 -------------


              The accompanying notes are an integral part of these
                              financial statements.

                              THE BERG PROPERTIES
                       COMBINED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                --------------

                                                     Six Months Ended June 30,             Year Ended December 31,
                                                   ----------------------------      ------------------------------------
                                                      1998             1997            1997          1996          1995
                                                   -----------      -----------      --------      --------      --------
                                                   (Unaudited)      (Unaudited)
Operating activities:
  Net income                                          14,174           10,464         $ 23,778      $ 13,841      $ 32,091
  Adjustments  to  reconcile  net income to net
    cash provided by operations:
  Depreciation and amortization                       3,862            3,351            7,717         6,739         6,323
  Loan fee amortization                                   6               18               12            10            10
  Gain on sale of property                                -                -                -             -       (20,779)
  Extraordinary gain on extinguishment of debt            -                -                -          (610)       (3,206)
  Changes in assets and liabilities:
  Deferred rent receivable                             (442)            (653)          (1,330)         (586)          (77)
  Other assets                                         (165)            (876)          (1,221)         (406)          354
  Accrued expenses                                     (411)             638             (160)          353         1,841
  Other liabilities                                     332              767            1,113           907          (165)
                                                   -----------      -----------      --------      --------      --------
    Net cash provided by operating activities        17,356           13,709           29,909        20,248        16,392
                                                   -----------      -----------      --------      --------      --------
Investing activities:
  Purchase and improvements to real estate             (132)          (9,831)         (17,251)      (29,275)      (35,910)
  Proceeds from sale of property                          -                -                -             -        29,557
  Tenant reimbursements for improvements                822                -                -             -             -
                                                   -----------      -----------      --------      --------      --------
    Net cash (used in) investing activities             690           (9,831)         (17,251)      (29,275)       (6,353)
                                                   -----------      -----------      --------      --------      --------
Financing activities:
  Borrowings on lines of credit                      (1,277)           2,134            3,750         6,999         1,034
  Repayments on lines of credit                     119,956                -           (1,335)         (952)       (5,978)
  Borrowings on notes payable (related parties)           -                -                -             -           637
  Repayments on notes payable (related parties)      (1,975)            (294)            (571)         (504)         (474)
  Borrowings on mortgage notes payable                    -            3,105            3,105             -             -
  Repayments on mortgage notes payable                 (686)            (302)          (2,429)       (1,563)       (1,210)
  Capital contributions                                   -              355              755        12,299         2,953
  Capital distributions                            (139,783)          (4,993)         (11,707)       (6,846)       (6,975)
                                                   -----------      -----------      --------      --------      --------
    Net cash (used in) provided by financing
      activities                                    (23,765)               5           (8,432)        9,433       (10,013)
                                                   -----------      -----------      --------      --------      --------
Increase in cash and cash equivalents                (5,719)           3,883            4,226           406            26
Cash and cash equivalents at the beginning of
  the period                                          5,719            1,493            1,493         1,087         1,061
                                                   -----------      -----------      --------      --------      --------
Cash and cash equivalents at the end of the
  period                                                  -          $ 5,376         $  5,719      $  1,493      $  1,087
                                                   -----------      -----------      --------      --------      --------
                                                   -----------      -----------      --------      --------      --------
Noncash investing and financing activities:
  Noncash transfers of construction-in-progress           -          $ 3,050         $  6,775      $     75             -
                                                   -----------      -----------      --------      --------      --------
                                                   -----------      -----------      --------      --------      --------
  Noncash property distribution                           -                -                -             -      $  6,775
                                                   -----------      -----------      --------      --------      --------
                                                   -----------      -----------      --------      --------      --------
Supplemental information:
  Cash paid for interest, net of amounts
    capitalized                                     $ 3,044          $ 3,132         $  6,272      $  6,278      $  6,243
                                                   -----------      -----------      --------      --------      --------
                                                   -----------      -----------      --------      --------      --------
  Assumption of line of credit by Berg              $36,676                -                -             -             -
                                                   -----------      -----------      --------      --------      --------
                                                   -----------      -----------      --------      --------      --------


   The accompanying notes are an integral part of these financial statements.

                              THE BERG PROPERTIES
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                --------------

1.        ORGANIZATION AND BUSINESS:

          ORGANIZATION:

          The Berg Properties do not constitute a legal entity, but rather are a combination of various research and development properties held by entities controlled by the Carl E. Berg, Clyde J. Berg, members of their immediate families and certain entities which they control (collective, the "Berg Group", as defined). The Berg Group has historically been engaged in developing, owning, operating and selling income-producing real estate primarily in the region surrounding San Jose, California. In addition to its real estate operations, the controlled Berg Group has been involved with other business pursuits including technology venture capital funding, strategic investment and business development. The accompanying financial statements reflect only the assets, liabilities and results of operations of Berg Properties, which will be controlled by the Company following the consummation of the UPREIT Transactions.

          BUSINESS:

          On September 2, 1997, the Berg Group purchased 6,000,000 (200,000 giving effect to a 1 for 30 reverse stock split in November 1997) newly issued shares of common stock of Mission West Properties (the "Company"), an American Stock Exchange listed real estate company that completed the sale of all of its real estate holdings earlier in 1997 (the "Initial Investment"). Upon consummation of the Initial Investment, the Berg Group beneficially owned 79.6% of the voting securities of the Company. Subsequent to the Initial Investment a series of transactions were approved by the Company's shareholders that included a 1 for 30 reverse stock split, a private placement of 1,250,000 shares of the Company's common stock at $4.50 per share and the adoption of the Company's stock option plan, and a change in the Company's year end from November 30 to December 31. The Company also hired a new management team and issued options under the stock plan to key employees for the purchase of 755,000 shares at $4.50 per share. In March 1997, one officer exercised an option to 200,000 shares of common stock at $4.50 per pursuant to a restricted stock purchase agreement.

          Pursuant to the UPREIT Transactions (as defined in the Registration Statement on Form S-4), the Berg Group will transfer its development and property management business to an operating partnership of which the Company will be the sole general partner and own a percentage of the operating partnership, will purchase approximately $69,300 of income producing real estate, certain outstanding indebtedness of the Berg Properties will be repaid, a third-party investment approximating $28,300 (net of offering costs) will be received by the Company, and the Company will elect to be taxed as a real estate investment trust for its fiscal year-end beginning January 1, 1998. Therefore, effective with the transactions related to the UPREIT Transactions, the management of the historic Berg Properties and the acquisition properties will be performed by the Company and its consolidated operating partnership, and the Company will operate under a new capital structure.

2.        BASIS  OF  PRESENTATION  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING
          POLICIES:

          PRINCIPLES OF COMBINATION:

          The financial statements have been presented on a combined basis, at historical cost, because the Berg Properties has been under the common control of the Berg Group. All significant intergroup transactions and balances have been eliminated in combination.

          INTERIM UNAUDITED FINANCIAL INFORMATION:

          The accompanying interim unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting

                                  (Continued)

                              THE BERG PROPERTIES
               NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                --------------


          principles may have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments and eliminations, consisting only of normal, recurring adjustments, necessary to present fairly the financial position of the Berg Properties as of June 30, 1998 and 1997, and the results of their operations and cash flows for the three months ended June 30, 1998 and 1997, have been included. The results of operations for such interim periods are not necessarily indicative of the results of the full year.


          MANAGEMENT ESTIMATES:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          REVENUE RECOGNITION:

          Rental income is recognized on a straight-line method of accounting under which contractual rent payment increases are recognized evenly over the lease term. Certain lease agreements contain terms which provide for additional rents based on reimbursement of certain costs. These additional rents are reflected on the accrual basis.

          PROPERTY:

          Property and equipment is stated at the lower of cost or fair value. Cost includes expenditures for improvements or replacements and the net amount of interest cost associated with capital additions. Capitalized interest was $257 in 1997 and $459 in 1996. Maintenance and repairs are charged to expense as incurred. Gains and losses from sales are included in income in accordance with Financial Accounting Standards No. 66, ACCOUNTING FOR SALES OF REAL ESTATE.

          Losses in carrying values of investment assets are provided by management when the losses become apparent and the investment asset is considered impaired. Management evaluates is investment assets on a periodic basis, to assess whether any impairment indications are present. If an investment asset is considered to be impaired, a loss is provided to reduce the carrying value of the investment asset to its estimated fair value. No such losses have been required or provided in the accompanying financial statements.

          DEPRECIATION:

          Depreciation is computed using the straight-line method over estimated useful lives of 40 years for buildings, over the life of lease terms which average 10 years for tenant improvements, and 10 years for furniture and equipment.

          STATEMENTS OF CASH FLOWS:

          Cash and cash equivalents include all cash and liquid investments with an original maturity date from date of purchase of three months or less.

          EXTERNAL LEASE ACQUISITION COSTS:

          External lease acquisition costs are capitalized and amortized over the lives of the related leases.

          LOAN FEES:

          Loan fees are stated at cost and are being amortized under a method of accounting which approximates the effective interest method over the terms of the related notes. Upon refinancing, property disposition or loan termination, such fees are directly written-off.

                                  (Continued)

                              THE BERG PROPERTIES
               NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                --------------

          INCOME TAXES:

          No federal or state income taxes are payable by the entities which own the Berg Properties and none have been provided for in the accompanying financial statements, as such properties are owned by partnerships whose partners are required to include their respective share of profits and losses in their individual tax returns.

          CONCENTRATION OF CREDIT RISK:

          Management of the Berg Properties performs ongoing credit evaluations of their tenants. The Berg Properties are not geographically diverse, and their tenants operate primarily in the technology industry. Additionally, because the Berg Properties are leased to 71 tenants, default by any major tenant could significantly impact the results of the combined total. The largest of such tenants, calculated as a percentage of aggregate base rent, are Apple Computers, Inc., 16.3%; Amdahl Corporation, 8.7%; Cisco Systems, Inc., 7.2%; and nine other tenants, approximating 24.6%. However, management believes the risk of such a default is reduced because of the critical nature of these properties for ongoing tenant operations.

          COMMITMENTS AND CONTINGENCIES:

          Members of the Berg Group and the entities which hold the Berg Properties are party to litigation arising out of the normal course of business. While the ultimate results of any such lawsuits or other proceedings cannot be predicted with certainty, management does not expect that these matters will have a material adverse effect on the combined financial position or results of operations of the Berg Properties.

          Insurance policies currently maintained by the Berg Properties do not cover damage caused by seismic activity, although they do cover losses from fires after an earthquake.

3.        EXTERNAL LEASE ACQUISITION COSTS:

          Included in other assets are external lease acquisition costs. Accumulated amortization related to these costs aggregated $1,353 and $661 as of December 31, 1997 and 1996, respectively.

4.        LOAN FEES:

          Included in other assets are loan fees. Accumulated amortization related to these fees aggregated $198 and $186 as of December 31, 1997 and 1996, respectively.

5.        NOTES PAYABLE:

          Historically, the Berg Properties have had access to credit facilities entered into by members of the Berg Group. Balances under such facilities have been allocated to entities within the Berg Group generally based on approximate use of the credit facilities. Borrowings under these credit facilities have been used to finance various ventures including commercial real estate development and acquisition, including assets that are included in the Berg Properties, technology venture capital investments and other assets unrelated to real estate not included in these financial statements.

          Included in the accompanying financial statements is an allocation of certain lines of credit with an aggregate borrowing limit of $130,000. These lines of credit facilities are collateralized by certain Berg Properties and other assets of the Berg Group. Among other requirements, the credit facilities have covenants requiring the owners to maintain certain levels of personal net worth and carry interest rates based on the prime rate in effect on the first day of each calendar month, less the Purchased Funds Rate quoted on the first day of each calendar month less 1.65%, which was 7.24% at December 31, 1997. Aggregate borrowings outstanding under the lines of credit facilities at December 31, 1997 totaled $99,192 with $37,953 allocated to the Berg

                                  (Continued)

                              THE BERG PROPERTIES
               NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                --------------

          Properties and included in these financial statements. Included in the aggregate borrowing under the line of credit facilities is approximately $12,000 related to an embezzlement by a former employee. Amounts allocated to the Berg Properties do not include any amounts related to the theft as such amounts have been allocated to certain Berg Group Members.

          Pursuant to the UPREIT Transactions, it is anticipated that the notes payable of the Berg Properties will be restructured and/or retired through a combination of new debt and equity.

          Principal payments on outstanding borrowings as of December 31, 1997 are due as follows:


                                 Notes Payable       Mortgage Notes
           Lines of Credit     (Related Parties)        Payable
           ---------------     -----------------     --------------
1998                 -              $  639              $ 4,464
1999           $37,953                 607                1,325
2000                 -                 262                4,552
2001                 -                 139                1,580
2002                 -                  72                1,726
Thereafter           -                 256               24,907
               -------              ------              -------
               $37,953              $1,975              $38,554
               -------              ------              -------
               -------              ------              -------


                                  (Continued)
                                     FS-17

                             THE BERG PROPERTIES
              NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                                  -----------


5.       NOTES PAYABLE:
         --------------
                                                                                Balance         Balance
                                                                                Dec. 31,        Dec. 31,
Description           Berg Group Collateral Properties         Start Date         1997            1996         Matures        Rate
------------------    --------------------------------------   ----------     -------------  -------------   ------------     ----

LINES OF CREDIT:
Wells Fargo Bank      2251 Lawson Lane, Santa Clara, CA        Various         $37,953,115     $35,537,833   October 1999     (1)
                      Clara,  CA, 3301 Olcott,                                -------------  -------------
                      Santa Clara,  CA, 1230 &                                -------------  -------------
                      1250 Arques, Sunnyvale, CA,
                      1135 Kern, Sunnyvale, CA,
                      405 Tasman, Sunnyvale,
                      CA 1190 Morse  Avenue,
                      Sunnyvale,  CA,
                      450  National  Avenue,
                      Mountain View, CA,
                      10300 Bubb Road,  Cupertino,
                      CA, 10440 Bubb Road,
                      Cupertino,  CA, 10460 Bubb
                      Road,  Cupertino,  CA,
                      20605 - 20705  Valley  Green
                      Drive,  Cupertino,  CA,
                      20400  Mariana, Cupertino, CA,
                      2033 - 2243 Samaritan Drive,
                      San Jose, CA, 10500 de Anza
                      Boulevard, Cupertino, CA

MORTGAGE NOTES:
Great West Life &     6320 San Ignacio Ave, San Jose, CA       January 1984      7,871,793       7,999,883   February 2004     7%
  Annuity Insurance
  Company
Great West Life &     6385 San Ignacio Ave, San Jose, CA       April 1984        1,986,001       2,018,561   May 2004          7%
  Annuity Insurance
  Company             6540 Via del Oro, San Jose, CA
Great West Life &     1170 Morse Avenue, Sunnyvale, CA         April 1984        3,755,444       3,817,019   May 2004          7%
  Annuity Insurance
  Company
National Electrical
  Contractors         2251 Lawson Lane, Santa Clara, CA        January 1980      4,820,216       5,058,865   January 2009   9.75%
Association
  Pension Benefit
  Trust Fund
Prudential Capital
  Group               1230 E. Arques, Sunnyvale, CA            October 1977      1,147,269       1,216,466   November 2007     9%
Prudential Capital
  Group               450 National Avenue, Mountain View, CA   July 1973                 0               0                  9.25%
Prudential Capital
  Group               3301 Olcott, Santa Clara, CA             July 1977                 0       1,113,702                  8.75%
Prudential Capital
  Group               20605 - 20705 Valley Green Drive,        September 1978    3,250,320       3,422,564   October 1998    8.5%
                              Cupertino, CA
Prudential Capital
  Group               20400 Mariani, Cupertino, CA             March 1979        2,153,993       2,264,142   March 2009     8.75%
Prudential Capital
  Group               1250 E. Arques, Sunnyvale, CA            November 1973     2,311,583       2,551,126   November 1999   9.5%
Prudential Capital
  Group               10300 Bubb Road, Cupertino, CA           May 1972                  0               0                  8.75%

New York Life         10440 Bubb Road, Cupertino, CA           January 1979        452,335         472,625   August 2009   9.5/8%
  Insurance Company

Home Savings & Loan   10460 Bubb Road, Cupertino, CA           January 1977        568,721         608,564   January 2007    9.5%
  Association
Bank of America       1135 & 1137 Kern, Sunnyvale, CA          June 1973                 0               0                   8.5%
Amdahl Corporation    3120 Scott, Santa Clara, CA              April 1984        7,131,711       7,301,659   March 31,       9.5%
                                                                                                             2014
Great Western Bank    10401 Bubb Road, Cupertino, CA           February 1973             0          33,132                   8.5%
Citicorp U.S.A. Inc.  2800 Bayview Drive, Fremont, CA          April 1997        3,105,000               0   April 2000       (2)
                                                                               -----------   --------------
Mortgage Notes total                                                            38,554,386      37,878,308
                                                                               -----------   --------------
                                                                               -----------   --------------


------------------------------

(1) The lesser of Wells Fargo prime rate in effect on the first day of each calendar month, or the LIBOR or the Wells Fargo Purchased Funds Rate quoted on the first day of each calendar month plus 1.65%. Average rates for the six months ended June 30, 1998 and the years ended December 31, 1997, 1996 and 1995 were 7.26%, 7.25%, 7.04% and 8.20%, respectively.



(2) One month LIBOR +1.625% adjusted monthly .

                               (Continued)

                             THE BERG PROPERTIES
              NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                                -------------

6.       FAIR VALUES OF FINANCIAL INSTRUMENTS:

         SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based upon estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and the estimated future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements.

         The following summarizes the financial instruments and the estimate of the fair value of each class of financial instruments for which it is practicable to estimate that value:

                  CASH AND CASH EQUIVALENTS:

                  The carrying amount of cash and cash equivalents is considered to be a reasonable estimate of fair value.

                  MORTGAGE NOTES PAYABLE:

                  In accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," management has estimated that mortgage notes payable with an aggregate carrying value of $38,554 have on estimated aggregate fair value of $38,211 at December 31, 1997.

7.       RELATED PARTY TRANSACTIONS:

         The Berg Properties are held by partnerships that have received certain management services and financing from members of the Berg Group to the benefit of the partnerships and the properties. Such services have included general operating expenses, office space, and administrative and technical assistance. The partnerships have reimbursed the Berg Group members for the cost of providing such services and property management services on a fee basis. Expenses related to the properties for general and property-specific services paid to related parties aggregated $1,050, $827, and $654 for the years ended December 31, 1997, 1996, and 1995, respectively.

         Included in the financing described in Note 5, certain affiliated entities have extended funds to the partnerships which own the properties. These amounts are included in notes payable (related parties) on the combined balance sheet. Such amounts are due upon demand and accrue interest at a rate equal to that charged on the lines of credit facilities and interest incurred on such advances is included in interest expense (related parties) in the combined statements of operations.

8.       OPERATING LEASES:

         The Berg Properties are leased to tenants under net operating leases with initial term expiration dates extending to the year 2008. Future minimum rentals under noncancelable operating leases, excluding tenant reimbursements of expenses as of December 31, 1997, are approximately as follows:

           1998           $41,320
           1999            39,300
           2000            34,379
           2001            29,645
           2002            22,870

           Thereafter      32,940
                         --------
                         $200,454
                         --------
                         --------

                               (Continued)

                             THE BERG PROPERTIES
              NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                ----------

         Minimum rental revenues, as presented for the years ended December 31, 1997, 1996 and 1995, contain straight-line adjustments for rental revenue increases in accordance with generally accepted accounting principles. The aggregate rental revenue increases resulting from the straight-line adjustments for the years ended December 31, 1997, 1996 and 1995 were $1,301, $586, and $77, respectively.

9.       EXTRAORDINARY ITEMS:

         In 1996 and 1995,  net  gains of $610 and  $3,206,  respectively,  were
         realized  as  a  result  of  early   extinguishment   of  certain  debt
         obligations.

                              THE BERG PROPERTIES

                                  SCHEDULE III

                                                                                 December 31, 1997
                                                 ---------------------------------------------------------------------------------
                                                                                                                         Cost
                                                                                  Initial Cost                       Capitalization
                                                                 ----------------------------------------------      Subsequent to
                                                                                    Shell             Tenant         Acquisition/
Building                            Sq. Ft.      Encumbrance        Land         Improvements      Improvements       Improvement
------------------------------     ---------     -----------     -----------     ------------      ------------      -------------
6850 Santa Teresa                     30,000                     $   105,060     $   317,106       $   188,211                  0
6331 San Ignacio                     131,250                         122,928       1,127,074           705,238        $ 3,964,830
6341 San Ignacio                      95,040                         122,928       1,127,074           705,238           (117,704)
75 E. Trimble                         93,984                         960,000       1,150,928           955,299          2,168,521
1170 Morse                            34,750      3,755,444           48,685         909,965           793,345            800,000
6540 Via Del Oro                      31,800        993,000           80,772         334,458           303,990                  0
6385-6387 San Ignacio                 34,800        993,001           88,923         365,741           332,669                  0
1212 Bordeaux                         71,800      4,000,000        1,102,092          46,500           180,950          5,079,735
150-160 Great Oaks                    52,000                         187,425         572,879           912,960             75,439
140 Great Oaks                        52,259                         187,425         572,879           543,286            445,113
6311 San Ignacio                      30,000                          60,461         289,440           274,346              2,559
6321 San Ignacio                     103,894                         191,461         916,560           868,761          2,233,199
6320 San Ignacio                     157,092      7,871,793          178,414       1,920,012         1,062,547          1,355,351
2610 N. First St.                     77,547                         639,999       1,435,464           985,593            879,605
2033-43 Samaritan                     75,168                         409,321         912,880         2,792,320            236,712
2133 Samaritan                        80,000                         435,634         971,583         2,971,817              2,887
2233 - 43 Samaritan                   79,924                         435,220         970,640         2,968,994              2,884
3236 Scott                            54,672      7,504,850        1,457,273         724,086         1,388,005            700,000
1810 McCandless Dr.                   39,800                         564,762         784,519           784,519              7,716
1740 McCandless Dr.                   51,602                         732,232       1,017,155         1,017,155              5,951
1680 McCandless Dr.                   73,253                         990,398               0                 0          3,562,232
1600 McCandless Dr.                   40,970                         581,364         807,582           807,582              6,126
1500 McCandless Dr.                   42,700                         605,913         841,683           841,683              6,565
1450 McCandless Dr.                   45,312                         606,086               0                 0          2,136,034
1350 McCandless Dr.                   46,272                         593,511               0                 0          2,206,705
1325 McCandless Dr.                   77,568                       1,027,019               0                 0          3,574,201
1425 McCandless Dr.                   38,579                         549,423         763,211           763,211              5,790
1525 McCandless Dr.                   28,655                         406,614         564,834           564,834              4,285
1575 McCandless Dr.                   33,263                         472,002         655,665           655,665              4,974
1625 McCandless Dr.                   33,625                         477,139         662,801           662,801              5,027
1745 McCandless Dr.                   35,731                         507,023         704,313           704,313              5,342
1765 McCandless Dr.                  118,708                       1,532,956               0                 0          5,018,826
1600 Memorex Drive                   109,666                       1,000,000         875,000           875,000                559
4949 Hellyer Avenue                  200,484                       1,986,336       4,585,362         4,735,026            (10,000
2001 Logic                            72,426                       1,007,959       1,440,000         1,277,443                  0
2251 Lawson                          125,000      4,820,216          998,430       2,163,118         2,369,128              8,000
1230 Arques                           60,000      1,147,269           49,867         721,721           624,669            156,112
450-460 National                      36,100                          29,161         219,655           234,550             85,347
1135 Kern Avenue                      18,300                          65,306         126,199           151,631             69,584
10300 Bubb                            23,400                          94,336         152,665           153,488            185,899
20400 Mariani                        105,000      2,153,993          596,259         956,846         1,139,174                  0
3301 Olcott                           64,500                         576,082         643,859           586,689            838,046
1250 Arques                          200,000      2,311,583          413,831       1,432,307         2,359,186            366,506
10500 De Anza                        211,000     16,000,000        1,498,500       5,086,027         7,200,447                  0
20605-705 Valley Green               142,000      3,250,320          532,821       1,644,011         2,178,848            636,776
1190 Morse/405 Tasman                 28,350                          49,231         263,040           249,865            136,082
10440 Bubb                            19,500        452,335           55,493         292,807           494,892            136,061
10460 Bubb                            30,460        568,721          175,162         364,464           219,312            136,861
3120 Scott                            75,000      7,131,711          350,574       3,387,720         3,074,872            900,100
3501 W Warren Bld                     67,864      4,902,185        1,436,890       1,813,361         1,789,802            (15,482
48800 Milmont Drive                   53,000      3,170,096        1,052,190       1,158,065         1,172,833              9,430
4750 Patrick Henry                    65,780      2,375,984        1,163,575       1,146,854         1,147,020                  0
10401 Bubb                            20,330                          95,966         132,403           208,010                  0
2800 Bayview                          59,736      3,105,000          737,855       1,734,146                 0                  0
                                   ---------     -----------     -----------     ------------      ------------      -------------
Subtotal                           3,779,914     $76,507,501     $30,426,287     $51,806,662       $57,977,217        $38,018,786
                                   ---------     -----------     -----------     ------------      ------------      -------------
                                   ---------     -----------     -----------     ------------      ------------      -------------












                                                               December 31, 1997
                                --------------------------------------------------------------------------------
                                  Gross Amount at Which Carried at Close of
                                                    Period
                                ----------------------------------------------
                                                  Shell &            Tenant                          Accumulated      Date of
Building                           Land         Improvements      Improvements         Total         Depreciation    Completion
------------------------------  -----------     ------------      ------------      ------------     -----------     ----------
6850 Santa Teresa               $   105,060     $   317,106       $   188,211       $    610,377     $  (509,475)       1979
6331 San Ignacio                    122,928       1,356,086         4,441,056          5,920,070      (2,587,448)       1980
6341 San Ignacio                    122,928         981,548           733,060          1,837,536      (1,155,158)       1980
75 E. Trimble                       960,000       1,150,928         3,123,820          5,234,748      (2,054,859)       1981
1170 Morse                           48,685         909,965         1,593,345          2,551,995      (1,257,784)       1980
6540 Via Del Oro                     80,772         334,458           303,990            719,220        (564,532)       1980
6385-6387 San Ignacio                88,923         365,741           332,669            787,333        (617,790)       1980
1212 Bordeaux                     1,102,092         530,517         4,776,668          6,409,277      (1,474,232)       1984
150-160 Great Oaks                  187,425         572,879           988,399          1,748,703      (1,263,387)       1982
140 Great Oaks                      187,425         572,879           988,399          1,748,703      (1,264,760)       1982
6311 San Ignacio                     60,461         289,629           276,716            626,806        (494,691)       1981
6321 San Ignacio                    191,461       1,120,216         2,898,304          4,209,981      (1,956,235)       1981
6320 San Ignacio                    178,414       1,920,011         2,417,899          4,516,324      (2,496,504)       1982
2610 N. First St.                   639,999       1,435,464         1,865,198          3,940,661      (2,344,027)       1981
2033-43 Samaritan                   409,321         912,880         3,029,032          4,351,233      (2,689,750)       1984
2133 Samaritan                      435,634         971,583         2,974,704          4,381,921      (2,863,030)       1984
2233 - 43 Samaritan                 435,220         970,640         2,971,878          4,377,738      (2,769,310)       1984
3236 Scott                        1,457,273         724,086         2,088,005          4,269,364      (2,041,780)       1981
1810 McCandless Dr.                 564,762         787,362           789,392          2,141,516        (322,450)       1995
1740 McCandless Dr.                 732,232       1,019,348         1,020,913          2,772,493        (260,940)       1995
1680 McCandless Dr.                 990,398       1,721,342         1,840,890          4,552,630        (541,969)       1996
1600 McCandless Dr.                 581,364         809,839           811,451          2,202,654        (266,610)       1995
1500 McCandless Dr.                 605,913         844,216           845,715          2,295,844        (277,866)       1995
1450 McCandless Dr.                 593,511       1,057,469         1,091,140          2,742,120        (345,049)       1995
1350 McCandless Dr.                 606,086       1,079,873         1,114,257          2,800,216        (352,358)       1996
1325 McCandless Dr.               1,027,049       1,738,889         1,835,282          4,601,220        (612,079)       1997
1425 McCandless Dr.                 549,423         765,344           766,868          2,081,635        (261,180)       1995
1525 McCandless Dr.                 406,614         566,413           567,540          1,540,567        (193,498)       1995
1575 McCandless Dr.                 472,002         657,498           658,806          1,788,306        (224,614)       1995
1625 McCandless Dr.                 477,139         664,653           665,976          1,807,768        (227,058)       1995
1745 McCandless Dr.                 507,023         706,281           707,687          1,920,991        (241,280)       1995
1765 McCandless Dr.               1,532,956       2,627,962         2,390,864          6,551,782        (812,926)       1997
1600 Memorex Drive                1,000,000         875,000           875,559          2,750,559        (704,447)       1995
4949 Hellyer Avenue               1,986,336       4,575,362         4,735,026         11,296,724      (1,399,886)       1995
2001 Logic                        1,007,959       1,440,000         1,277,443          3,725,402        (779,626)       1992
2251 Lawson                         998,430       2,163,118         2,377,128          5,538,676      (3,831,224)       1979
1230 Arques                          49,867         805,423           697,079          1,552,369      (1,373,925)       1977
450-460 National                     29,161         240,292           299,260            568,713        (568,713)       1973
1135 Kern Avenue                     65,306         126,199           221,215            412,720        (391,853)       1973
10300 Bubb                           94,336         152,665           339,387            586,388        (478,274)       1972
20400 Mariani                       596,259         956,846         1,139,174          2,692,279      (2,060,466)       1978
3301 Olcott                         576,082         633,859         1,434,735          2,644,676      (1,225,375)       1977
1250 Arques                         413,831       1,570,769         2,587,230          4,571,830      (4,359,010)       1974
10500 De Anza                     1,498,500       5,086,027         7,200,447         13,784,974     (13,293,962)       1981
20605-705 Valley Green              532,821       1,644,011         2,815,624          4,992,456      (3,853,122)       1975
1190 Morse/405 Tasman                49,231         327,704           321,283            698,218        (602,821)       1976
10440 Bubb                           55,493         366,034           557,726            979,253        (787,043)       1979
10460 Bubb                          175,162         418,778           301,859            895,799        (698,076)       1976
3120 Scott                          350,574       3,377,720         3,984,972          7,713,266      (5,032,610)       1983
3501 W Warren Bld                 1,436,890       1,847,476         1,740,205          5,024,571        (351,697)       1997
48800 Milmont Drive               1,052,190       1,158,065         1,182,263          3,392,518        (316,976)       1996
4750 Patrick Henry                1,163,575       1,146,854         1,147,020          3,457,449        (425,734)       1996
10401 Bubb                           95,966         132,403           208,010            436,379        (405,719)       1972
2800 Bayview                        737,855       1,734,146                 0          2,472,001        (437,151)       1994
                                -----------     ------------      ------------      ------------     -----------
Subtotal                        $30,426,317     $61,261,856       $86,540,779       $178,228,952     $78,077,441
                                -----------     ------------      ------------      ------------     -----------
                                -----------     ------------      ------------      ------------     -----------

                               THE BERG PROPERTIES
                                  SCHEDULE III
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                   ----------

Summary of activity for real estate and accumulated depreciation is as follows:


                                                                          December 31,
                                                   ----------------------------------------------------------
                                                         1997                  1996                1995
                                                   -----------------    ------------------   ----------------
Real estate:
   Balance at beginning of year                        $154,999             $133,014             $120,382
   Improvements and acquisition/development
     of real estate                                      23,230               22,775               35,910
   Disposal of real estate                                    -                 (790)             (23,278)
                                                   -----------------    ------------------   ----------------
     Balance at end of year                            $178,229             $154,999             $133,014
                                                   -----------------    ------------------   ----------------
                                                   -----------------    ------------------   ----------------

Accumulated depreciation:
   Balance at beginning of year                         $71,064              $64,857              $66,174
   Depreciation expense                                   7,013                6,387                6,132
   Disposal of real estate                                    -                 (180)              (7,449)
                                                   -----------------    ------------------   ----------------
     Balance at end of year                             $78,077              $71,064              $64,857
                                                   -----------------    ------------------   ----------------
                                                   -----------------    ------------------   ----------------


                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Berg Group:

We have audited the accompanying Statement of Revenue and Certain Expenses of the Fremont Properties as described in Note 2 for the year ended December 31, 1997. The Statement of Revenue and Certain Expenses is the responsibility of the management of the Fremont Properties. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, for inclusion in the registration statement on Form S-4 of Mission West Properties as described in Note 1, and is not intended to be a complete presentation of the Fremont Properties' revenue and expenses.

In our opinion, the Statement of Revenue and Certain Expenses referred to above present fairly, in all material respects, the revenue and certain expenses of the Fremont Properties described in Note 2 for the year ended December 31, 1997, in conformity with generally accepted accounting principles.



San Francisco, California
April 17, 1998                                        Coopers & Lybrand L.L.P.

                               FREMONT PROPERTIES
                    STATEMENT OF REVENUE AND CERTAIN EXPENSES
                                 (IN THOUSANDS)
                                   ----------


                         Six Months Ended June 30,
                       ------------------------------     Year Ended
                           1998            1997        December 31, 1997
                       --------------  --------------  ------------------
                                (unaudited)
Revenue:
 Base rent                $1,015            $602            $1,256

 Tenant reimbursements       218              58               173

                       --------------  --------------  ------------------

                           1,233             660             1,429

Expenses:

 Property operating
  and maintenance             19              19                40

  Real estate taxes          197             110               234
                       --------------  --------------  ------------------


   Total expenses            216             129               274
                       --------------  --------------  ------------------


Revenue in excess of
 certain expenses         $1,017            $531            $1,155
                       ==============  ==============  ==================


   The accompanying notes are an integral part of these financial statements.

                               FREMONT PROPERTIES
               NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

                                   ----------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF PRESENTATION:

     The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-4 of Mission West Properties. The accompanying statement is not representative of the actual operations of the Fremont Properties, as defined in Note 2, for the period presented nor indicative of future operations. Certain expenses, primarily depreciation, amortization and interest expense, which may not be comparable to the expenses expected to be incurred by Mission West Properties in future operations of the Fremont Properties, have been excluded.

     REVENUE AND EXPENSE RECOGNITION:

     Revenue is recognized on a straight-line basis over the terms of the related leases. Expenses are recognized in the period in which they are incurred.

     USE OF ESTIMATES:

     The  preparation  of the  Statement  of Revenue  and  Certain  Expenses  in
     conformity  with  generally   accepted   accounting   principles   requires
     management to make estimates and assumptions that affect the reported amounts of the combined revenue and expenses during the reporting periods. Actual results could differ from these estimates.

2. DESCRIPTION OF PROPERTIES:

     The accompanying Statement of Revenue and Certain Expenses relate to the combined operations of three properties at 4050 Starboard Drive, 45700 Northport Loop East and 45738 Northport Loop West. The commercial buildings have approximately 144,000 rental square feet and are located in Fremont, California. The Fremont Properties have been presented on a combined basis because the Fremont Properties were under common ownership and management of the developer.

     The Properties were developed with physical completion and lease-up concluded in the first quarter of 1997. Therefore no prior period information is available.

3. RENTALS:

     The Properties have entered into tenant leases that provide for tenants to share in the operating expenses and real estate taxes on a pro rata basis, as defined.

                        REPORT OF INDEPENDENT ACCOUNTANTS




To the Berg Group:

We have audited the accompanying combined Statements of Revenue and Certain Expenses of the Kontrabecki Properties as described in Note 2 for the years ended December 31, 1997, 1996 and 1995. The Statements of Revenue and Certain Expenses are the responsibility of the management of the Kontrabecki Properties. Our responsibility is to express an opinion on these Statements of Revenue and Certain Expenses based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying combined Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, for inclusion in the registration statement on Form S-4 of Mission West Properties as described in Note 1, and is not intended to be a complete presentation of the Kontrabecki Properties' revenue and expenses.

In our opinion, the combined Statements of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the combined revenue and certain expenses of the Kontrabecki Properties described in Note 2 for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.



San Francisco, California
April 17, 1998                                        Coopers & Lybrand L.L.P.

                             KONTRABECKI PROPERTIES
               COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                   ----------



                          Six Months Ended
                              June 30,           Year Ended December 31,
                       --------------------  -----------------------------

                         1998       1997      1997      1996       1995
                       ---------  ---------  --------  --------  ---------

                           (unaudited)

Revenue:

  Base rent            $2,286     $1,828      $4,153    $3,388    $3,136

  Other income              -          -          77        61        58
                       ---------  ---------  --------  --------  ---------

                        2,286      1,828       4,230     3,449     3,194
                       ---------  ---------  --------  --------  ---------

Expenses:

  Property operating
   and maintenance          -          6           9       170       417

  Real estate taxes         -          6          12        48        11
                       ---------  ---------  --------  --------  ---------


Total expenses              -         12          21       218       428
                       ---------  ---------  --------  --------  ---------


Revenue in excess of
 certain expenses      $2,286     $1,816      $4,209    $3,231    $2,766
                       =========  =========  ========  ========  =========



  The accompanying notes are an integral part of these financial statements.

                             KONTRABECKI PROPERTIES
          NOTES TO COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                   ----------

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

                  BASIS OF PRESENTATION:

                  The accompanying combined Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-4 of Mission West Properties. The accompanying combined statements are not representative of the actual operations of the Kontrabecki Properties, as defined in Note 2, for the periods presented nor indicative of future operations. Certain expenses, primarily depreciation, amortization and interest expense, which may not be comparable to the expenses expected to be incurred by Mission West Properties in future operations of the Properties, have been excluded.

                  REVENUE AND EXPENSE RECOGNITION:

                  Revenue is recognized on a straight-line basis over the terms of the related leases. Expenses are recognized in the period in which they are incurred.

                  USE OF ESTIMATES:

                  The preparation of the combined Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of the combined revenue and expenses during the reporting periods. Actual results could differ from these estimates.

2.       DESCRIPTION OF THE PROPERTIES:

          The accompanying combined Statements of Revenue and Certain Expenses relate to the combined operations of the Kontrabecki Properties, office buildings with approximately 416,000 rentable square feet, located in Santa Clara, California. The Kontrabecki Properties have been presented on a combined basis because the Kontrabecki Properties were under common ownership and management.

3.       RENTALS:

          The Kontrabecki Properties' management has entered into tenant leases that provide for tenants to share in the operating expenses and real estate taxes on a pro forma basis, as defined. During the fourth quarter of 1996 and throughout 1997, occupancy increase obtained at the Kontrabecki Properties allowed for a significant portion of such expenses to be charged to the tenants pursuant to the lease agreements.

                                       PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 204(a) of the California General Corporation Law, the Registrant's articles of incorporation eliminate a director's personal liability for monetary damages to the Registrant and its shareholders arising from a breach or alleged breach of the director's fiduciary duty, except for liability arising under Section 310 and 316 of the California General Corporation Law or liability for (i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders and (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders. This provision does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California Law.

     Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the
Securities Act of 1933, as amended. The Registrant's Restated Articles of Incorporation and Bylaws contain provisions covering indemnification of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers, employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended. The Company has not entered into indemnification agreements with its directors and executive officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


 Exhibit     Description
   No.
-----------  ------------------------------------------------------------
    2.1**    Form of Merger Agreement and Plan of Merger between the Company and Mission West-Maryland
    3.1.1+   Amended and Restated Articles of Incorporation of the
             Company
    3.1.2+   Bylaws, as amended, of the Company
    3.2.1**  Form of Articles of Amendment and Restatement of Mission
             West-Maryland
    3.2.2**  Form of Restated Bylaws of Mission West-Maryland
    5.1      Opinion of Graham & James LLP regarding the validity of
             the securities being registered
    5.2      Opinion of Ballard Spahr Andrews & Ingersoll regarding
             merger of the Company and Mission West-Maryland

                                     II-1


    8.1      Opinion of Graham & James LLP regarding certain tax matters
   10.1.1**  Form of Amended and Restated Agreement of Limited
             Partnership of Operating Partnerships
   10.1.2**  Form of Agreement for Assumption and Allocation of
             Liabilities
   10.2**    Form of Exchange Rights Agreement between the Company and
             the Limited Partners
   10.3.1+   1997 Stock Option Plan of the Company
   10.3.2**  Form of Incentive Stock Option Agreement
   10.3.3**  Form of Non-statutory Stock Option Agreement
   10.3.4**  Form of Directors Stock Option Agreement
   10.4.1**  Acquisition Agreement, dated as of May 14, 1998, among the
             Company, Certain Partnerships and the Berg Group (as
             defined therein)
   10.4.2**  Amendment to Acquisition Agreement, dated as of July 1,
             1998
   10.4.3**  Form of Partnership Interest Purchase Demand Note
   10.5.1**  Stock Purchase Agreement dated as of May 4, 1998, between the Company and the purchasers of Common Stock in a
             private placement of 5,800,000 shares and Subscription
             Agreement relating to same
   10.5.2**  Stock Purchase Agreement, dated as of May 4, 1998 between the Company and the purchasers of Common Stock in a
             private placement of 695,058 shares and Subscription
             Agreement relating to same
   10.6**    Pending Projects Acquisition Agreement among the Company,
             the Operating Partnership and the members of the Berg Group
   10.7**    Berg Land Holdings Option Agreement between the Company
             and certain members of the Berg Group
   10.8**    Berg & Berg Enterprises, Inc. Sublease Agreement
   10.9**    Incentive Stock Option Agreement for Michael J. Anderson
             (200,000 shares of Common Stock)
   10.10**   Restricted Stock Purchase Agreement for Michael J.
             Anderson (200,000 shares of Common Stock)
   10.11**   Promissory Note from Michael J. Anderson
   10.12**   Lease Agreement with Apple Computer, Inc.

                                     II-2


   10.13**   Lease Agreement with Cisco Systems, Inc.
   10.14**   Lease Agreement with Amdahl Corporation
   10.15     Prudential Promissory Note
   10.16     Prudential Deed of Trust
   10.17     Prudential Certificate Regarding Distribution
   10.18     Prudential Guaranty
   23.1      Consent of Graham & James LLP (included in the opinion
             filed as Exhibit 5.1 to this Registration Statement)
   23.2      Consent of Ballard Spahr Andrews & Ingersoll (included in
             the opinion filed as Exhibit 5.2 to this Registration
             Statement)
   23.3      Consent of PricewaterhouseCoopers LLP
   23.4      Consent of PricewaterhouseCoopers LLP
   23.5*     Consent of BT Commercial
   24.1**    Powers of Attorney
   99.1      Form of Proxy for the Company's Shareholders
   99.2      Form of Letter to the Company's Shareholders
   99.3      Form of Notice to the Company's Shareholders


+   Incorporated by reference
*   To be filed by amendment.
**  Previously filed

ITEM 22.  UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(e) The undersigned Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(f) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission and indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                     SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California on October 27, 1998.


                              MISSION WEST PROPERTIES



                              By: /s/ Carl E. Berg
                                  ---------------------------------------
                                  Carl E. Berg
                                  Chairman of the Board, Chief Executive
                                  Officer, President and Chief Financial Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated, effective October 27, 1998.

SIGNATURE                TITLE


/s/ Carl E. Berg                   Chairman of the Board, Chief Executive
--------------------------         Officer, President, Chief Financial Officer
Carl E. Berg                       and Director


* Michael J. Anderson              Vice President, Chief Operating Officer and
--------------------------         Director
Michael J. Anderson


* John C. Bolger                   Director
--------------------------
John C. Bolger


* Roger S. Kirk                    Director
--------------------------
Roger S. Kirk


*  /s/ Carl E. Berg
--------------------------
   Carl E. Berg
   Attorney-in-fact

                                   EXHIBIT INDEX


 Exhibit     Description
   No.
-----------  ------------------------------------------------------------
    2.1**    Form of Merger Agreement and Plan of Merger between the Company and Mission West-Maryland
    3.1.1+   Amended and Restated Articles of Incorporation of the
             Company
    3.1.2+   Bylaws, as amended, of the Company
    3.2.1**  Form of Articles of Amendment and Restatement of Mission
             West-Maryland
    3.2.2**  Form of Restated Bylaws of Mission West-Maryland
    5.1      Opinion of Graham & James LLP regarding the validity of
             the securities being registered
    5.2      Opinion of Ballard Spahr Andrews & Ingersoll regarding
             merger of the Company and Mission West-Maryland

                                     II-1


    8.1      Opinion of Graham & James LLP regarding certain tax matters
   10.1.1**  Form of Amended and Restated Agreement of Limited
             Partnership of Operating Partnerships
   10.1.2**  Form of Agreement for Assumption and Allocation of
             Liabilities
   10.2**    Form of Exchange Rights Agreement between the Company and
             the Limited Partners
   10.3.1+   1997 Stock Option Plan of the Company
   10.3.2**  Form of Incentive Stock Option Agreement
   10.3.3**  Form of Non-statutory Stock Option Agreement
   10.3.4**  Form of Directors Stock Option Agreement
   10.4.1**  Acquisition Agreement, dated as of May 14, 1998, among the
             Company, Certain Partnerships and the Berg Group (as
             defined therein)
   10.4.2**  Amendment to Acquisition Agreement, dated as of July 1,
             1998
   10.4.3**  Form of Partnership Interest Purchase Demand Note
   10.5.1**  Stock Purchase Agreement dated as of May 4, 1998, between the Company and the purchasers of Common Stock in a
             private placement of 5,800,000 shares and Subscription
             Agreement relating to same
   10.5.2**  Stock Purchase Agreement, dated as of May 4, 1998 between the Company and the purchasers of Common Stock in a
             private placement of 695,058 shares and Subscription
             Agreement relating to same
   10.6**    Pending Projects Acquisition Agreement among the Company,
             the Operating Partnership and the members of the Berg Group
   10.7**    Berg Land Holdings Option Agreement between the Company
             and certain members of the Berg Group
   10.8**    Berg & Berg Enterprises, Inc. Sublease Agreement
   10.9**    Incentive Stock Option Agreement for Michael J. Anderson
             (200,000 shares of Common Stock)
   10.10**   Restricted Stock Purchase Agreement for Michael J.
             Anderson (200,000 shares of Common Stock)
   10.11**   Promissory Note from Michael J. Anderson
   10.12**   Lease Agreement with Apple Computer, Inc.
   10.13**   Lease Agreement with Cisco Systems, Inc.
   10.14**   Lease Agreement with Amdahl Corporation
   10.15     Prudential Promissory Note
   10.16     Prudential Deed of Trust
   10.17     Prudential Certificate Regarding Distribution
   10.18     Prudential Guaranty
   23.1      Consent of Graham & James LLP (included in the opinion
             filed as Exhibit 5.1 to this Registration Statement)
   23.2      Consent of Ballard Spahr Andrews & Ingersoll (included in
             the opinion filed as Exhibit 5.2 to this Registration
             Statement)
   23.3      Consent of PricewaterhouseCoopers LLP
   23.4      Consent of PricewaterhouseCoopers LLP
   23.5*     Consent of BT Commercial
   24.1**    Powers of Attorney
   99.1      Form of Proxy for the Company's Shareholders
   99.2      Form of Letter to the Company's Shareholders
   99.3      Form of Notice to the Company's Shareholders


+   Incorporated by reference
*   To be filed by amendment.
**  Previosly filed